As filed with the U.S. Securities and Exchange Commission on March 15, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Libera Gaming Operations, Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Japan	7990	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Libera Gaming Operations, Inc.

6-25-8 Nishi-Shinjuku

Shinjuku-ku, Tokyo, 160-0023 Japan

Telephone: +81 3-6258-0707
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor
New York, NY 10168

Telephone: (800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura Anthony, Esq. Craig D. Linder, Esq. Anthony, Linder & Cacomanolis, PLLC 1700 Palm Beach Lakes Blvd., Suite 820 West Palm Beach, Florida 33401 Telephone: (561) 514-0936	Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 Telephone: (202) 869-0888

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement becomes effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus does not constitute an offer to sell or a solicitation of an offer to purchase securities in any jurisdiction where offer or sale is not authorized.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MARCH 15, 2024

LIBERA GAMING OPERATIONS, INC.

1,000,000 Common Shares

We are offering 1,000,000 common shares, no par value. This is our initial public offering. Prior to the offering, there has been no public market for our common shares. We expect the initial public offering price to be between US$5.00 and US$7.00 per share. For purposes of this prospectus, the assumed initial public offering price per share is US$6.00, the midpoint of the anticipated price range.

We are also seeking to register the issuance to the representative of the underwriters of (i) warrants to purchase 70,000 common shares (or warrants to purchase 80,500 common shares if the underwriters exercise the over-allotment option in full) (the “Representative’s Warrant”) as well as (ii) 70,000 common shares (or 80,500 common shares if the underwriters exercise the over-allotment option in full) issuable upon exercise by the representative of the Representative’s Warrant at an exercise price of US$7.50 per share (125% of initial public offering price).

We intend to apply to list our common shares on NYSE American (“NYSE American”) under the symbol “LBRJ.” We believe that upon the completion of the offering contemplated by this prospectus, we will meet the standards for listing on the NYSE American. We cannot guarantee that we will be successful in listing our common shares on the NYSE American; however, we will not complete this offering unless we are so listed.

Currently, Toyotaka Nagamori, our Chief Executive Officer and a member of our board of directors, beneficially owns 6,784,538 common shares, which represent approximately 63.6% of the voting power of our outstanding common shares. Following this offering, Mr. Nagamori will control approximately 58.2% of the voting power of our outstanding common shares if all the common shares are sold (or 57.4% of our outstanding voting power if the underwriters exercise the over-allotment option in full). As a result of his voting power, he will be able to control any action requiring the general approval of our shareholders, including the election of our board of directors, the adoption of amendments to our articles of incorporation and the approval of any merger or sale of substantially all of our assets. If we are approved to list our common shares on the NYSE American, we will be a “controlled company” as defined in Section 801(a) of NYSE American listing standards because more than 50% of our voting power will be held by Mr. Nagamori after the offering. As a “controlled company,” we are exempt by Section 801(a) of NYSE American listing standards from certain corporate governance requirements. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NYSE American. See “Prospectus Summary—Implications of Being a Controlled Company.”

We are an “emerging growth company” under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary— Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”

Investing in our common shares involves a high degree of risk. Before purchasing any shares, potential investors should carefully read the discussion of the material risks of investing in our common shares under the heading “Risk Factors” beginning on page 22 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or recognized the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

		Per share		Total
Public offering price	$	[●]	$	[●]
Underwriting discounts and commissions (1)	$	[●]	$	[●]
Proceeds, before expenses, to us	$	[●]	$	[●]

(1)	See “Underwriting” beginning on page 129 of this prospectus for additional information regarding the compensation payable to the underwriters.

We have granted a 45-day option to the underwriters to purchase up to 150,000 additional common shares solely to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting cash discounts and commissions payable by us will be US$483,000, and the total proceeds to us, before expenses, will be US$6,417,000.

Delivery of the common shares is expected to be made on or about [●], 2024.

The date of this prospectus is                , 2024

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us. Neither we nor the underwriters have authorized anyone to provide you with information that is different, and neither we nor the underwriters take any responsibility for, and provide any assurance as to the reliability of, any information, other than the information in this prospectus and any free writing prospectus prepared by us. We are offering to sell our common shares, and seeking offers to buy our common shares, only in jurisdictions where such offers and sales are permitted. This prospectus is not an offer to sell, or a solicitation of an offer to buy, our common shares in any jurisdictions where, or under any circumstances under which, the offer, sale, or solicitation is not permitted. The information in this prospectus and in any free writing prospectus prepared by us is accurate only as of the date on its respective cover, regardless of the time of delivery of this prospectus or any free writing prospectus or the time of any sale of our common shares. Our business, results of operations, financial condition, or prospects may have changed since those dates.

Before you invest in our common shares, you should read the registration statement (including the exhibits thereto and the documents incorporated by reference therein) of which this prospectus forms a part.

For investors outside of the United States: Neither we nor the underwriters have done anything that would permit this offering, or the possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and observe any restrictions relating to, this offering and the distribution of this prospectus.

Notice to prospective investors in Japan: Our common shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of our common shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations, and ministerial guidelines of Japan in effect at the relevant time.

i

Cautionary Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results, and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed, and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	the size and growth potential of the markets for our products or services, and our ability to serve those markets;

●	the rate and degree of market acceptance of our products or services;

●	our ability to expand our sales organization to address effectively existing and new markets that we intend to target;

●	the impact from future regulatory, judicial, and legislative changes or developments in the U.S. and foreign countries;

●	our ability to compete effectively in a competitive industry;

●	our ability to obtain funding for our operations;

●	our ability to attract collaborators and strategic partnerships;

●	our ability to continue to meet the NYSE American requirements;

●	our ability to meet our other financial operating objectives;

●	the availability of qualified employees for our business operations;

●	general business and economic conditions;

●	our ability to meet our financial obligations as they become due;

●	positive cash flows and financial viability of our operations and new business opportunities;

●	ability to secure intellectual property rights over our proprietary services;

●	our ability to be successful in new markets; and

●	our ability to avoid infringement of intellectual property rights.

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under the heading “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied, or forecast by our forward-looking statements. Accordingly, potential investors should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

ii

ABOUT THIS PROSPECTUS

As used in this prospectus, unless the context otherwise requires or otherwise states, references to the “Libera,” “Company,” “we,” “us,” “our,” and similar references refer to Libera Gaming Operations, Inc., a joint stock corporation with limited liability organized under the laws of Japan, and its subsidiaries.

Our functional currency and reporting currency is the Japanese yen (which we refer to as “¥”). The terms “dollar,” “USD,” “US$” or “$” refer to U.S. dollars, the legal currency of the United States. Convenience translations included in this prospectus of Japanese yen into U.S. dollars have been made at the exchange rate of ¥151.46 = US$1.00, which was the foreign exchange rate on October 31, 2023 as reported by the Board of Governors of the Federal Reserve System (which we refer to as the “U.S. Federal Reserve”) in is weekly release on November 6, 2023. Historical and current exchange rate information may be found at www.federalreserve.gov/releases/h10/.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that precede them.

MARKET AND INDUSTRY DATA

This prospectus contains references to market data and industry forecasts and projections, which were obtained or derived from publicly available information, reports of governmental agencies, market research reports, and industry publications and surveys. These sources generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe such information to be accurate, we have not independently verified the data from these sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties and risks regarding the other forward-looking statements in this prospectus due to a variety of factors, including those described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the forecasts and estimates.

TRADEMARKS AND COPYRIGHTS

The names and marks of Libera and Libera Gaming Operations, Inc. mentioned in this prospectus are not registered as trademarks. We intend to register the names and marks of Libera and Libera Gaming Operations, Inc. as trademarks in Japan. This prospectus may also contain trademarks, service marks, and trade names of other companies that are the property of their respective owners. The use or display of trademarks, service marks, trade names or services of third parties in this prospectus does not imply, and should not be construed to imply, any affiliation, endorsement or sponsorship by the Company. For the convenience of readers only, some copyrights, trade names, and trademarks mentioned in this prospectus may appear without their ©, ® and ™ symbols.

iii

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering, and selected information contained in this prospectus. This summary is not complete and does not contain all of the information that potential investors should consider before deciding whether to invest in our common shares. For a more complete understanding of us and this offering, we encourage you to read and consider the more detailed information in this prospectus, including “Risk Factors” and the financial statements and related notes.

Business Overview

We are a large and growing pachinko hall operator in Japan. Libera Gaming Operations, Inc. was founded in Japan in May 1965 and has been operating pachinko halls for over 58 years. Pachinko halls provide a venue for customers to play two types of recreational arcade games: “pachinko” and “pachislot,” which are played using pachinko balls and pachislot tokens, respectively, for the purpose of obtaining more balls and tokens and exchanging them for prizes. Customers can convert some prizes into cash by having independent buyers from pachinko halls buy them. The pachinko and pachislot industry is highly regulated under Japanese laws and regulations. Playing pachinko and pachislot machines are not considered a form of gambling in Japan because customers do not directly win cash. They win tokens that may be redeemed for prizes, which in turn may be sold for cash by independent buyers. We have over 58 years of experience in the pachinko industry, operating eleven pachinko halls in Japan as of March 15, 2024. There are only 161 pachinko hall operators that operate more than ten pachinko halls out of a total of 1,623 operators in Japan as of 2023, and we are one of the largest pachinko hall operators as we are in top 10% of all pachinko hall operators with respect to the number pachinko halls operated (Source: “Pachinko hall operator survey 2023”, Yano Research Institute). For the years ended October 31, 2023 and 2022, with respect to our pachinko operation business, we reported total revenues of ¥4,874,215 thousand (US$32,182 thousand) and ¥3,966,010 thousand, respectively.

We also operate a real estate business, in which we conduct real estate redevelopment, property rental and property brokerage. We focus our real estate business in the central Tokyo area, where we use our experience and our network of real estate brokers gained through our pachinko and pachislot business to determine investment decisions with a goal of maintaining a profitable real estate business. Our main source of real estate revenue is from real estate redevelopment. We purchase old real estate in the central Tokyo area where we expect increasing demand in the future and we believe rents and asset values are unlikely to decline, and we redevelop and renovate the properties by using third party contractors with a goal to generate higher rental revenue. We believe the central Tokyo area has many prospective buyers, and therefore we believe that we can sell the real estate and generate a high profit in a short period of time. In addition, since we have historically purchased real estate for redevelopment purposes in what we consider good locations close to train stations in the city center, we believe we can generate rental revenue during the period between our purchase of the properties until we begin redevelopment. During the year ended October 31, 2023 we generated ¥980,543 thousand (US$6,474 thousand) from the sale of one property and during the year ended October 31, 2022 we generated ¥3,705,626 thousand from the sale of two properties. We believe that the real estate market in Tokyo is relatively cheaper than other international cities, and as such we expect that more investors will be attracted to property in Tokyo and the real estate market will continue to grow in the future.

For the years ended October 31, 2023 and 2022, we reported total revenues of ¥6,106,306 thousand (US$40,317 thousand) and ¥7,906,120 thousand, respectively, net income of ¥557,802 thousand (US$3,685 thousand) and ¥200,185 thousand, respectively, and net cash provided by operating activities of ¥3,203,829 thousand (US$21,153 thousand) and ¥5,257,783 thousand, respectively, on a consolidated basis. As noted in our audited consolidated financial statements, as of October 31, 2023, we had retained earnings of ¥10,375,305 thousand (US$68,502 thousand). As noted in our audited consolidated financial statements, as of October 31, 2023, we had total liabilities of ¥17,769,154 thousand (US$117,319 thousand).

1

Organizational Structure

The following diagram reflects our organizational structure immediately prior to the offering:

Libera Gaming Operations, Inc. was founded in Japan in May 1965.

Libera Real Estate Management, Inc. (100% owned subsidiary of the Company) operates our real estate business.

Libera Investments, Inc. (100% owned subsidiary) operates our real estate business.

Libera Distribution, Inc. (100% owned subsidiary of the Company) operates procurements for pachinko hall operations and operates a café in one of the pachinko halls.

Libera Hotels & Resorts, Inc. (100% owned subsidiary of the Company) is a non-operating entity as of the date of this prospectus. We are exploring various business opportunities for this entity as of the date of this prospectus, but have not yet commenced any specific business opportunity.

Mitsuwa, Inc. (100% owned subsidiary of Libera Real Estate Management, Inc.) operates our real estate business that is only involved with real estate leasing.

2

Operating Pachinko Halls

The following table presents selected statistical and other information concerning the properties in which we operate our businesses as of March 15, 2024:

	Location	Opening Year	Pachinko Hall Square Meters	Pachinko/ Pachislot Terminals	Food & Beverage Outlets (1)	Parking Spaces
Tokyo region
Jaran Asakusa Store	B1F-1F Tokyo Rakutenchi Asakusa Building, 2-6-7 Asakusa, Taito Ward, Tokyo	2021	2,659.760	827	N/A	N/A
Jaran Gotanda Store	2-7-7 Nishi-Gotanda, Shinagawa Ward, Tokyo	2014	2,449.540	823	N/A	2
Kotobuki Hall Takashimadaira Store	8-3-1 Takashimadaira, Itabashi Ward, Tokyo	2024	908.5	486	N/A	N/A
Jaran Yazaike Store	1-23-15 Yazaike, Adachi Ward, Tokyo	2020	660.9	396	N/A	108
Kanagawa region
Jaran Hiratsuka Store	1-15 Shinmachi, Hiratsuka, Kanagawa Prefecture	2004	2,113.205	880	1	766
Saitama region
Jaran Wakaba Ekimae Store	852-1 Fujigane, Tsurugashima, Saitama Prefecture	2023	1,387.96	578	N/A	95
Jaran Kawaguchi Yahei Store*	2-8-18 Yahei, Kawaguchi, Saitama Prefecture	2020	980.04	432	N/A	149
Jaran Kawaguchi Mine Store	234-1 Mine, Kawaguchi, Saitama Prefecture	2020	487.75	346	N/A	100
Takesato Sports-can Store	1096-1 Oba, Kasukabe, Saitama Prefecture	2020	419.37	327	N/A	21
Kyoto region
Jaran Kyotanabe Store	4-2 Yamate Chuo, Kyotanabe, Kyoto Prefecture	2006	1,848.270	800	N/A	500
Ishikawa region
Jaran Komatsu Store	Yo 45-1 Hiraomote-cho, Komatsu, Ishikawa Prefecture	2001	1,744.895	760	N/A	400

* On January 18, 2024, the Company experienced a fire at the Jaran Kawaguchi Yahei pachinko hall. The fire did not result in harm to any people or surrounding properties and to date, no claims have been asserted against us. However, the fire caused damage to the interior and exterior of the building as well as damage to the pachinko machines which are malfunctioning, and which has resulted in the temporary suspension of the hall operations. As of March 15, 2024, the hall is not open to the public. We believe that the hall can be repaired and re-opened during the third quarter of the fiscal year ending October 31, 2024. We estimate that the amount of the repair costs to re-open the hall, including replacement of pachinko machines, would be approximately ¥690 million (US$4.56 million), the amount of lost operating income due to suspension would be approximately ¥40 million (US$0.26 million), and the amount of insurance compensation would be approximately ¥580 million (US$3.83 million). However, since the details of the damage are still being assessed, the estimated timing of reopening of the hall and dollar amount of damages and repair costs may vary. With respect to the losses not covered by insurance (approximately ¥150 million (US$0.99 million)), we believe we can absorb them by our cash and cash equivalents.

Business Strategies

Pachinko and Pachislot Operations

Key trends of the pachinko industry in Japan

Largest Contributor to Japan’s Gaming Market

Japan’s leisure industry entertainment sector has a market size of ¥38.3 trillion (US$252.9 billion) and the gaming sector represented 43.6% or ¥16.7 trillion (US$110.3 billion) of that market size in 2022. The pachinko industry has dominated the gaming sector in Japan, which consists of pachinko, bicycle-racing, boat-racing, auto-racing, horse-racing and lottery. The pachinko industry represented 38.0% or ¥14.6 trillion (US$96.4 billion) of the gaming market in Japan in 2022 and was the largest gaming segment.

Source: Pachinko and Pachislot Industry 21st Century Association “Pachinko Pachislot Industry Report 2023”

Declining Gross Pay-in

Gross pay-in of the pachinko industry is on a downward trend due to the introduction of regulation reducing the size of jackpots and diversified competition from other forms of entertainment such as video games, the internet and other mobile entertainment services. The stay-at-home policy in Japan during COVID-19 caused a significant decline to gross pay-in during 2020 through mid-2022. As a result, the pachinko industry decreased from 2017 to 2021 with total gross pay-in declining from approximately ¥21.4 trillion in 2017 to approximately ¥14.6 trillion in 2021. We expect the recovery of gross pay-in going forward after the continuing economic and social reopening from COVID-19, although we believe the downward trend to continue.

Source: General Incorporated Association Japan Amusement Business Association “Pachinko Industry Data Book 2023 Ver.03”

Growing Dominance of Large Operators

The declining gross pay-in of the pachinko industry has driven pachinko hall operators to enhance their efficiency and remain profitable under the same cost structure. This situation is particularly favorable for large or mid-sized hall operators like us as our fixed overhead costs can be shared over a larger number of operations. Smaller hall operators have been gradually pushed out of the market.

Increasing Burden of Capital Expenditure on Machines Installed at Pachinko Halls

The revisions to the Japanese Amusement Machine Regulation (the “Amusement Machine Regulation”) in 2018 as part of measures to combat gambling and other addictions has increased the burden on installing equipment and machines compliant with the new regulations. Furthermore, Japanese banknotes will be redesigned in 2024 and pachinko hall operators are required to install new cash vending machines and replace old cash vending machines, which will be an additional capital expenditure on installing equipment. We believe smaller pachinko hall operators will have difficulties bearing this cost.

Please see “Description of Business – Industry Overview” for more pachinko industry trends in Japan.

3

Corresponding strategies

Acquisition of Smaller Pachinko Halls and Turn Around Business

Despite the downward trend in the number of pachinko halls and the increasing burden of capital expenditures due to the revisions to the Amusement Machine Regulation in 2018, we believe the trend in the pachinko industry is favorable for our business. This is because we believe there are more opportunities to find small pachinko hall operators seeking a takeover of their businesses due to lack of working capital or profitability. Furthermore, we believe that some of these pachinko hall operators own the real estate on which the pachinko hall is situated, near train stations or downtown areas, or may employ experienced employees. We intend to acquire those small pachinko hall operators and turn around the business by improving efficiency and providing additional financial support. We intend to use our expertise gained through the long history of our business experience to identify pachinko halls to acquire and to increase their profitability under our business models, management, and policies.

Please see “Description of Business – Industry Overview” for more pachinko industry trends in Japan.

Business Expansion through Opening New Pachinko Halls

Our goal is to continue to open new pachinko halls through the acquisition of small pachinko hall operators. As Japan’s population continues to decline, we intend to open new pachinko halls in areas where the population is increasing, or slowly declining. We intend to expand our business by opening new pachinko halls through acquisitions in areas where the number of machines installed is small relative to the surrounding population, and where there are more potential customers per machine. We believe it is more efficient to acquire our competitors rather than building new pachinko halls because we will carefully select and acquire competitors that are experiencing low profitability in their businesses but are located in prime locations. Our goal is to utilize their existing business licenses provided by the government and the experience of their existing employees to reopen the acquired pachinko halls within a few days after the closing of the acquisition.

Source：e-Stat “Population by Prefectures (as of October 1 of Each Year) - Total population, Japanese population (from 2015 to 2020)”

Business Expansion Through Acquisition of Existing Pachinko Halls

In March 2020, we acquired Four Seasons Inc. (“Four Seasons”), which operated five pachinko halls, and in December 2021, we acquired one pachinko hall from Shouei Project Inc. (“Shouei Project”). In July 2023, we completed the acquisition of one pachinko hall from OHTA, Inc. In November 2023, we entered into an agreement to purchase a pachinko hall from Eiju Sangyo Inc. for the purpose of business expansion and the deal was closed in January 2024. During the current downward trend in the number of pachinko halls, we intend to continue to expand our business in a timely way by acquiring pachinko halls that are expected to improve profitability in areas where there is less competition due to a decrease in the number of pachinko halls, and by acquiring companies that are considering withdrawing from the pachinko industry.

Renovation of Existing Pachinko Halls to Improve Profitability

In April 2022, we changed the names of three of the pachinko halls we acquired from Four Seasons and Shouei Project to “Jaran,” in order to unify such acquired halls into our brand of existing halls operating under the name “Jaran,” and renovated the interior and exterior of the halls. We also improved the store environment by installing a smoking lounge and replacing the chairs in which customers sit when playing games. In April 2023, we changed the name of another pachinko hall to “Jaran” to attract new customers. We intend to continue renewing our existing pachinko halls as appropriate to provide customers with a more comfortable playing environment, improve customer attendance, and increase the Company’s overall profitability.

4

Increasing Profitability through Customer Analysis

We analyze customer preferences for pachinko and pachislot machines and proactively introduce machines that we believe to be of high interest to customers, thereby encouraging them to return to our pachinko halls and increasing our revenues. Factors that influence customer preferences for machines include the animation and other content, such as popular animated films and idol singers used on the machines, jackpot probability, payout ratio. Customer preferences for rental ball fees and exchange rates also vary by area, so we analyze and respond to these factors as well. In addition, by analyzing the areas from which most customers come, we are narrowing down the areas for advertising and promotion, thereby improving profitability by conducting effective advertising and promotion without wasting money.

Real Estate Business

Expanding Revenue through Real Estate Development in Central Tokyo

We purchase old properties and redevelop or renovate them through third-party contractors in areas where the population is increasing, or slowly declining, and where we believe rents and asset values are unlikely to decline. There are many buildings in Tokyo that are more than 40 years old and do not meet the new earthquake-proof standards enacted in 1981, and we believe many of them require repair and renovation. We purchase such buildings in what we believe to be prime locations in central Tokyo and have third-party contractors reconstruct them to increase their value, and then lease them at higher rents than they previously generated or sell them at higher prices than the prices we paid to purchase them. In addition, we also purchase small adjacent individual lots in bulk and redevelop them as large lots, which is more profitable when we lease or sell. By redeveloping the real estate in such a way, we are able to add value and lease or sell the property at a higher price than the price at which we purchased it. In particular, by redeveloping real estate mainly in the three central wards of Tokyo, we believe we can generate high rental revenue. Since we only purchase real estate in prime locations close to train stations in the city center for redevelopment, we believe we can lease the properties to major Japanese commercial businesses such as electronics retailers, drugstores, and convenience stores and, therefore, generate stable rental revenue over the long term. The three central wards of Tokyo also have many developers and other registered real estate companies who are prospective buyers, so we believe we can also sell the renovated real estate and earn a high profit in a short period of time. 22% of the registered real estate companies who are potential real estate buyers are located in Tokyo as of 2022 and the area has the highest concentration nationwide based on the statistics of real estate brokers prepared by Real Estate Transaction Improvement Organization.

Stabilize Revenue by Leasing Properties to Other Companies

By leasing properties to Japanese commercial businesses such as electronics retailers, drugstores, convenience stores, we believe we can generate stable rental revenue over the long term. We will continue to carefully examine tenants and lease to tenants that can generate stable rental revenue.

Gathering Real Estate Information through a Diverse Network

We collect real estate information not only from real estate companies and brokers, but also from various sources such as financial institutions, lawyers, design firms, and construction companies and we use that information to find properties to purchase for redevelopment, acquire rental properties, and brokerage real estate to expand our business.

Descriptions of Products and Services

Pachinko and Pachislot Operations

Pachinko halls generally provide a venue for customers to play two types of recreational arcade games: (i) pachinko; and (ii) pachislot. Pachinko halls usually have a standardized layout featuring many “islands” that have rows of machines separated by aisles. Each island typically features machines of the same kind and playing cost.

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The mechanics and method of playing are largely the same for the pachinko and pachislot machines. These games are played as follows:

1.	Purchasing Pachinko balls or Pachislot tokens

Pachinko balls are used to play pachinko games, while pachislot tokens are used to play pachislot games. The playing costs of our pachinko and pachislot games range from ¥0.25 (US$0.0017) to ¥4.39 (US$0.0290) (consumption tax included) per ball for pachinko machines and from ¥2.00 (US$0.0132) to ¥21.74 (US$0.1435) (consumption tax included) per token for pachislot machines.

To obtain pachinko balls or pachislot tokens, a customer initially inserts cash or a loaded integrated circuit card (“IC card”) into a rental ball/token dispenser adjacent to each machine. The customer can then obtain pachinko balls or pachislot tokens by making payments in denominations of a certain amount. We sell IC cards through our IC card vending machines that are installed at our pachinko halls, and the customers can load their IC cards with cash deposits before they start playing games. Typically, a ¥500 to ¥1,000 deposit must be paid to create the IC card and per play.

When the customer finishes playing on a machine, any unutilized cash, balls, or tokens will be counted and recorded on an IC card. IC cards can be inserted into another machine in the same pachinko hall to play with remaining balls or tokens or exchanged for prizes at the counter. The IC card can also be inserted into a checkout machine to pay out the remaining cash if it is still within the expiration date. For IC cards, any remaining balls or tokens can only be used on the same day when the card is issued, while any cash balance will be forfeited 21 or 31 or 181 days after the card is issued, depending on the system used in the pachinko hall. With respect to players with a membership (which can be obtained by signing-up for free), the remaining balls or tokens can be carried forward so they can play again when they revisit our halls.

Playing Pachinko or pachislot

Pachinko

A pachinko machine resembles a vertical pinball machine (but without pinball flippers or a plunger) and up to 100 pachinko balls are fired per minute by turning the handle. The objective is to collect as many pachinko balls as possible, in order to exchange them for prizes at pachinko halls. Upon inserting cash into the payment slot, or an IC card into the card slot adjacent to the machine, a number of small metal pachinko balls are dispensed into the upper ball tray located near the bottom of the machine. The customer fires the balls into the playing field in rapid succession, while controlling the velocity of the pachinko balls by turning a handle located next to the tray.

Once shot into play, the pachinko balls cascade down through the dense array of pins in the playing field. Pachinko balls will fall into: (i) the trap at the bottom of the playing field and such pachinko balls will be lost; (ii) the pockets located at the bottom of the playing field, which in turn trigger the release of 1 to 15 pachinko balls into the lower ball tray; or (iii) one pocket near the bottom of the playing field, a “trigger” pocket, which causes images arranged in multiple columns on the digital screen in the center of the playing field to spin, similar to the reels in a slot machine. If the spins produce a winning combination of images on-screen, the “jackpot” mode commences and opens a larger pocket in the playing field, the “attacker”, for a limited time. Each ball that lands in the “attacker” during this “jackpot” mode pays out a large number of pachinko balls.

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During play, the display screen shows a variety of Japanese animation, movies, singers, etc., to heighten the sense of excitement and thrill, and to keep customers entertained.

Pachislot

A pachislot machine is similar to a traditional western slot machine, with three reels of different images in the playing field. The objective of pachislot is to collect more tokens by stopping the spinning reels such that the images on each reel match up to form a winning combination. To play, as with pachinko machines, a customer inserts cash into the payment slot or an IC card into the card slot adjacent to the machine, which then dispenses into the token tray the tokens to be used in the game. The customer inserts tokens into the machine and pulls the start lever, which causes the three reels to begin to spin. While the reels are spinning, the customer presses the stop button under each reel to stop the corresponding reel. If, after the three reels have been stopped and a winning combination of images appear, the customer wins the jackpot and can win more tokens. If none of the pictures on the three reels matches up, the tokens played are lost. Pachislot machines with display screens, just like pachinko machines, featuring Japanese cultural elements with a goal to keep players entertained.

2.	Redeeming Prizes

Both games end when the customer either runs out of pachinko balls or pachislot tokens, or simply stops playing. The pachinko balls or pachislot tokens won are counted by the counting machine and the number is recorded on the IC card. The customer takes the IC card to the prize counter and exchanges it for a prize corresponding to the number of pachinko balls or pachislot tokens. Prizes include, but are not limited to, general prizes, which are generally the types of consumer goods sold in convenience stores such as food products, drinks, sundries, and toys, and G-Prizes (based on the quantity of the winnings). G-Prizes are decorative cards with a small, embedded piece of gold or silver which can be sold by customers to a G-Prize buyer for cash. Customers can also earn cash by selling some of their G-Prizes at the market price of gold to an outside buyer who is independent of the pachinko hall.

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Real Estate Business

We operate our real estate business in three segments: real estate re-development, real estate leasing, and real estate brokerage.

1.	Real Estate Redevelopment

There are many buildings in Tokyo that are more than 40 years old and do not meet the new earthquake-proof standards enacted in 1981, and we believe many of them require repair and renovation. 22% of the non-residential buildings in Tokyo were built before the 1980s which potentially need to be redeveloped based on “Land Survey 2022” prepared by Tokyo Metropolitan Government. We purchase such buildings in what we believe to be prime locations in central Tokyo and reconstruct them using third party contractors to increase their value, and then lease them at higher rents than they previously generated or sell them at higher prices than the prices we paid to purchase them.

2.	Real Estate Leasing

In order to reduce the occurrence of delays in rent payments, we seek to have commercial tenants move into our buildings to generate stable rental revenue. In some cases, we not only lease our own buildings, but also purchase land and lease it to companies opening new stores or build and lease stores to such companies.

3.	Real Estate Brokerage

We provide a variety of leasing brokerage services, including for companies moving into office buildings and stores moving into commercial buildings, as well as individuals moving into apartments. We also act as a broker for the sale and purchase of idle corporate assets, condominiums, and single-family dwellings.

Customers

Customers of pachinko halls must be adults 18 years of age or older. The types of machines, ball and token cost, and other customer preferences, as well as the time of day during which customers can visit a pachinko hall, vary from region to region in Japan. We analyze our prospective customers at the time of opening new halls. After opening new halls, we keep track of customers to provide services that meet the needs of such customers.

In our real estate development business, our customers include other companies in the same industry, including, but not limited to, developers and other registered real estate companies, and wealthy individuals who purchase the redeveloped real estate from us. In real estate leasing business, our customers are companies using office space, restaurants, retail stores, sole proprietors, and individuals, depending on the use of the property. In real estate brokerage, we serve a wide range of clients from companies to individuals.

Suppliers

When a pachinko hall opens at a new location, we purchase pachinko/pachislot machines from pachinko/pachislot makers and equipment from equipment suppliers. We periodically purchase machines and replace them with new ones as needed. From time to time, equipment is also replaced with the latest equipment with new features.

There are two types of prizes that can be exchanged for pachinko balls or pachislot tokens after the game: general prizes which are generally the types of consumer goods sold in convenience stores such as food products, drinks, sundries, and toys, and G-Prizes made of gold bullion. General prizes are purchased through our subsidiary Libera Distribution, Inc. while G-Prizes, which are decorative cards with a small, embedded piece of gold or silver which can be sold by customers to a G-Prize buyer for cash.

In real estate development, we purchase from private landowners and companies that own land and buildings. We may obtain prospective purchases from real estate brokers. If a broker is utilized, we pay a 3% commission on the purchase price.

In real estate leasing, we obtain prospective tenants from real estate brokers. We pay such real estate brokers a fee equivalent to up to three month’s rent (based on our negotiations with the broker) if we lease to those prospective tenants. If easy to rent, the fee paid to the broker is ordinarily equivalent to one-month of rent. If it is difficult to rent, the amount paid to the broker is ordinarily equivalent to two to three-months’ rent, depending on the difficulty to rent.

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Concentration of Customers and Suppliers

Customers

For the years ended October 31, 2023 and 2022, with respect to our pachinko operation business, we reported total revenues of ¥4,874,215 thousand (US$32,182 thousand) and ¥3,966,010 thousand, respectively. For the years ended October 31, 2023 and 2022, with respect to our real estate business, we reported total revenues of ¥980,543 thousand (US$6,474 thousand) and ¥3,705,626 thousand, respectively.

There is no significant concentration of customers for pachinko operation business as the Company’s revenue is generated with small amount of revenue per play from numerous customers.

It is the nature of our business that a high concentration of our revenue is in the real estate business and therefore when we sell our real estate there is a tendency to have large customers who acquire such properties. Accordingly, in each year there may be a small number of customer purchasers from whom we generate our revenue. These customers may not be repeat customers and in each year, it may be different single purchaser or small number of purchasers from which we generate a large percentage of our revenues. We rely on these purchasers and there is a risk that these purchasers may be unable to make payment under their obligations to us thereby affecting our revenues.

During the year ended October 31, 2023, we sold lands and buildings in Tokyo to one customer (Customer C) which accounted for 16.06% of our total revenues during the year ended October 31, 2023, respectively.

During the year ended October 31, 2022, we sold lands and buildings in Tokyo to two customers (Customers A and B) which accounted for 34.22% and 12.65% of our total revenues during the year ended October 31, 2022, respectively.

The contracts were separate sales contracts for each of the customers. The purchase price for each contract was paid in two installments: upfront payment and a lump sum at the time of delivery of the property. There are no long-term contracts or arrangements.

Any payment issues encountered by these large customers would likely harm our financial condition and results of operations. As of the prospectus date, the purchase price for each contract was fully paid and we recognize no payment issue.

Suppliers

Pachinko Operations

Suppliers for pachinko operation business mainly includes G-prize and general prize wholesalers and pachinko machine manufacturers. As described in the next section “Third Party System”, we need to purchase G-Prizes from wholesalers to operate pachinko halls, and we have significant concentration on these G-Prizes suppliers. Historically, we have relied to a material extent on certain wholesalers and three specific wholesalers supply approximately over 70% of the Company’s total pachinko operation business supplies per year.

With respect to our pachinko operation business, during the year ended October 31, 2023, we made 38.78%, 22.72% and 16.91% of total purchases from three G-prizes wholesalers, Suppliers A, B and C, respectively. During the year ended October 31, 2022, the above percentages were 37.69%, 26.72% and 14.13% from three G-prizes wholesalers, Suppliers A, B and C, respectively.

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It costs approximately 500,000 yen (US$3,301) to replace a new pachinko machine; but sometimes we can purchase used pachinko machines. When we acquire a pachinko hall, the final acquisition price is determined after checking the current market price of used pachinko machines. The number of pachinko machines that need to be replaced for any particular pachinko hall acquisition varies greatly depending on the specific pachinko hall to be acquired.

Real Estate Operations

As part of our real estate business, we have relied to a material extent on certain suppliers for the purchase mainly of property and equipment. Although the Company has over 50 suppliers for the purchase related to real estate business, certain suppliers supply over 10% per year. These suppliers may not be recurring suppliers and in each year, it may be a different single supplier.

With respect to our real estate business, during the year ended October 31, 2023, we purchased 34.43%, 22.16%, 18.76% and 17.97% of property and equipment from four suppliers, Suppliers E, H, I and F, respectively. During the year ended October 31, 2022, the above percentages were 28.22% and 56.26% from two suppliers, Suppliers F and G, respectively.

If we should encounter delays or difficulties in obtaining these supplies, our business related to these supplies and our financial condition, results of operations and reputation could be adversely affected.

Three Party System

The pachinko industry is highly regulated under Japan laws and regulations. In particular, we are prohibited from being involved in the exchange of prizes for cash or securities. Under Japanese laws and regulations, the direct exchange of cash or securities for prizes constitutes gambling, which is illegal in Japan. Therefore, we operate our pachinko hall business in accordance with an established industry practice known as the “Three Party System”. The parties under the Three Party System consist of the following.

(i) pachinko hall operators, which include the Company, who purchase G-Prizes from G-Prize wholesalers and provide G-Prizes to customers;

(ii) G-Prize buyers, who purchase G-Prizes from pachinko hall customers and sell the purchased G-Prizes to G-Prize wholesalers; and

(iii) G-Prize wholesalers, who purchase G-Prizes from G-Prize buyers and sell G-Prizes to pachinko halls.

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Under the Three Party System, each must be an independent company under Japanese law.

Industry Overview

Pachinko has been a popular pastime in Japan since before World War II (1939), but it came to be regulated under the “Amusement Business Law” enacted and enforced in 1948. If we consider 1948 as the start of the pachinko industry, it has been over 75 years since its birth.

As to the real estate rental industry in Japan, the history is even older and is said to have started in the Edo period (1603 – 1868). The “tenements” where many common people lived during the Edo period were rental properties, and the real estate rental business has been in operation since that time.

In 2022, the pachinko market size (based on rental ball fees) in Japan was worth ¥14.6 trillion (US$0.0964 trillion), unchanged from the previous year. The gross profit margin in 2022 (equivalent to sales in U.S. accounting terms) was ¥2.38 trillion (US$0.0157 trillion), a slight increase from the previous year.

Source: General Incorporated Association Japan Amusement Business Association “Pachinko Industry Data Book 2023 Ver.03”

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Pachinko halls in Japan alone employ approximately 230,000 people, which is close to the steel industry, department stores, and supermarkets. Including related companies such as manufacturers of machines and equipment and pachinko machine sales companies, the pachinko industry in Japan as a whole employs approximately 500,000 people.

Source: Pachinko and Pachislot Industry 21st Century Association “Pachinko Pachislot Industry Report 2023”

In the real estate industry, the market size was approximately ¥50 trillion (US$0.3301 trillion) in 2022, up 2.4% from the previous year.

Looking at the pachinko industry in more detail, the number of pachinko hall management companies in Japan stood at 2,053 at the end of 2022, down 294 from the previous year.

Source：General Incorporated Association Japan Amusement Business Association “Pachinko Industry Data Book 2023 Ver.03”

The number of pachinko halls has also been on a long-term downward trend. We believe one of the reasons for this is the trend of newly-built pachinko halls to be larger in size, which we believe has led to a decline in small and medium-sized halls.

In addition, the revisions to the Japanese Amusement Machine Regulation in 2018 as part of measures to combat gambling and other addictions has increased the burden on installing equipment and machines compliant with the new regulations. The decline in the number of customers visiting due to COVID-19 has also contributed to this trend. The market size of our pachinko business decreased by 27% from 2019 (pre-COVID-19) to 2021. We also experienced a decline in revenue from the pachinko operation business in existing pachinko halls by approximately 20% from October 31, 2020 to October 31, 2021 because of the stay-at-home policy and the store-shut-down request announced by the government of Japan during 2020 relating to COVID-19. On the other hand, the number of pachinko and pachislot machines is decreasing at a slower pace than the number of halls due to the trend toward larger halls which means an increase in the number of machines installed per hall, which may indicate that there is a certain level of demand for amusement. The number of pachinko players in 2022 is 7.7 million (unique new customers), a declining trend. However, we consider that this reason is the diversification of leisure activities and the sluggish growth of disposable income, so we believe the number of pachinko and pachislot players will recover when the economy recovers. Under the Revised Amusement Machine Regulations of 2022, next-generation pachinko and pachislot machines, known as “smart pachinko/pachislot,” have begun to be released, which are attractive to players, and this is expected to further increase the number of players.

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Source: General Incorporated Association Japan Amusement Business Association “Pachinko Industry Data Book 2023 Ver.03”

We believe that the pachinko hall industry has not yet recovered to the pre-COVID-19 level, and we can expect it to at least recover to the pre-COVID-19 level. In addition to that, we expect the number of our new customers to increase and our customers who have not played since pre-COVID-19 to return with the introduction of “smart pachinko/pachislot” machines, because competitors are decreasing due to the burden of installing new machines under the revisions to the Amusement Machine Regulation in 2018 and the cost of purchasing “smart Pachinko/pachislot” machines and equipment In that context, if we stay in the industry and continue to expand our network through new store openings, mergers and acquisitions, and other means, we believe that we will be able to continue to earn significant profits in the Pachinko industry.

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The real estate industry is experiencing a higher tenant vacancy rate in the Tokyo business district of 6.33% for the year of 2021 compared to 2019 (pre-COVID-19) tenant vacancy rate of 1.55% (Source: Miki Shoji Statistics office report Tokyo 2023 - Tokyo business district). However, we only experienced the limited impact from COVID-19 in terms of real estate sales. We successfully closed our deals during the years ended October 31, 2023 and 2022 and as a result we generated ¥980,543 thousand ($6,474 thousand) from the sale of one property and ¥3,705,626 thousand from the sale of two properties, respectively. Regarding the supply side, the delivery of equipment for the property development was delayed for a few months, which pushed the completion date for a few months later during COVID-19. For real estate leasing, we did not discount the rent price because many of our tenants obtained subsidies from the government to sustain their business; therefore, there was no decline of rent revenue because of COVID-19.

In real estate, by procuring funds from investors, we believe we will be able to aggressively purchase more old properties for redevelopment in the city center without being limited to just only using our own cash and debt financing, and we believe will result in a more profitable real estate business.

Advertising and Promotional Activities

When opening a new pachinko hall, we investigate the population of the market area, future population trends, population per machine, the number of competitors, traffic volume, and other factors, and only open a hall if we find a good opportunity to succeed.

We concentrate on our advertising and promotional activities at the time of opening a new pachinko hall, and we continue to regularly advertise and promote our hall after they open to attract new customers and encourage them to revisit our hall.

Our advertising and promotion methods include commercial placement on YouTube, use of social networking services such as Twitter, Internet advertising, direct mail, newspaper inserts, posting of flyers, distribution of tissues with flyers to passersby in the neighborhood of our halls, posting posters at train stations, advertising on utility poles along the roads leading to our stores and advertisements on public transportation passing near our stores. We also hold events at our halls through event companies.

With regard to the introduction of new game machines, which is our largest promotional activity, we are quick to obtain information on their release and actively coordinate the number of machines to be purchased with machine suppliers.

For real estate sales, we pay a 3% commission to the broker who found the seller. For property rentals, the Company pays a fee to a broker equivalent to up to three months’ rent (based on our negotiations with the broker). If easy to rent, the fee paid to the broker is ordinarily equivalent to one-month of rent. If it is difficult to rent, the amount paid to the broker is ordinarily equivalent to two to three-months’ rent, depending on the difficulty to rent.

Customer Analysis

When advertising, we analyze the areas from which our customers are most likely to visit our halls in order to advertise effectively. We also analyze customers’ preferences for pachinko and pachislot machines and ball and token cost based on their game histories to help us introduce additional popular machines and establish an appropriate ball and token cost structure.

For real estate sales, our customers are real estate companies from small to large businesses. For real estate leasing, we are targeting major public companies as our tenants such as electronics retailers, drugstores, and convenience stores, because we believe we can generate stable rental revenue over the long term. Prior to acquiring a piece of real estate, we analyze the areas from which our customers are most likely to purchase or lease. We also analyze customers’ preferences as to the characteristics of real estate they are most likely to purchase or lease.

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Competitor Analysis

We check the number and type of machines our competitors have installed, what kind of advertisements and events they are running, and several times a day, including during opening hours and peak hours, we conduct on-site surveys to determine the number of visitors and which machines are popular with customers at neighboring competitors’ stores, which we use for our own sales.

For the real estate business, we are targeting to develop small-scale properties through third party contractors, approximately 100-170 square meters, closer to train stations and market value of more than 1 billion Japanese yen (US$0.0066 billion) in central Tokyo and we believe it is niche market which we do not find specific competitors. It takes a certain period of time to develop real estate properties from planning, demolishing, construction to finding lessors or buyers, as such real estate developers would need sufficient capital to sustain the real estate development business which is quite rare for small real estate developers. For large scale developers, we believe that they do not target our small-scale property developments because it is more profitable to focus on larger-scale properties. It is important to use our network, have close communication with our reliable real estate brokers to obtain potential customer information and process the redevelopment swiftly because the supply of high value and favorable property in the central Tokyo area is limited. Our suppliers support the planning and construction of our properties and as such, we believe we can close deals to purchase properties faster than other buyers, including properties for which there are multiple buyers.

Competitors

A pachinko hall’s direct competitors are the pachinko halls in its own neighborhood. Competitors compete on payouts, frequency and number of new machines introduced, types of prizes offered at the hall, and other aspects of the overall game environment. Public gambling, such as horse racing and boat racing, which we believe satisfies the same needs of our customers, may also compete in some cases. In terms of where customers spend their money, the competition may include gaming, dining out, outdoor activities, travel, and all other forms of leisure time.

With respect to real estate acquisitions, we face competition from developers and other registered real estate companies, investors and financial institutions that are looking to acquire similar properties and who may implement or are already implementing a similar business plan to ours. Further, we may be at a disadvantage to our competition who may have greater capital resources than we do, specifically cash. It has become increasingly difficult to obtain lending on many properties and those buyers that are able to close without financing and pay the full purchase price of a property in cash may be able to close on more properties or will be able to negotiate better purchasing terms. With respect to real estate leasing, rent in the area affects the rent of our real estate holdings, so owners of real estate in the same area and for the same use compete with us. In real estate brokerage, we compete with all real estate brokers in a wide range of areas.

Competitive Strengths

We have been operating pachinko halls for more than 58 years, and we believe our overall strength lies in the relationships of trust we have cultivated with financial institutions, which are indispensable for company operations, machine and equipment sellers, which are essential for business operations, and real estate companies, which are indispensable for opening new halls. In pachinko hall operations, we believe our strength lies in our experience in opening pachinko halls in all types of locations, and in operating at various ball and token rental rates and at various exchange ratios. Another strength of our company is that we have a good relationship with pachinko and pachislot machine makers, which we believe enables us to obtain the latest information on newly released machines and introduce them into our halls at the same time they go on sale. Our third-party representative is the president of Toyama Pachinko and Pachislot Cooperative Association, so his network within the industry is our strength. Also, he has experience working in other industries, belongs to the Junior Chamber of Commerce and Rotary Club, and has deep interaction with people from other industries to collect a wide range of information and make business decisions from a broad perspective, which is considered one of his strengths.

With respect to the real estate business, as discussed in “Competitor Analysis”, we are targeting to develop small-scale properties through third party contractors, approximately 100-170 square meters, closer to train stations and market value of more than 1 billion Japanese yen in central Tokyo and we believe it is niche market which we do not find specific competitors. It takes certain period of time to develop real estate properties from planning, demolishing, construction to finding lessors or buyers, as such real estate developers would need sufficient capital to sustain the real estate development business which is quite rare for small real estate developers. For large scale developers, we believe that they do not target our small-scale property developments because it is more profitable to focus on larger-scale properties.

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COVID-19, Impact of the Pandemic

The impact of COVID-19 has been extremely serious, causing major changes in the lives and businesses of people worldwide. In Japan, COVID-19 spread after March 2020, and the government issued a request for people to refrain from leaving their homes. The pachinko and pachislot industry was also hit hard by this, with some stores having to close temporarily.

The market size of our pachinko business decreased by 27% from 2019 (pre-COVID-19) to 2021. We also experienced a decline in revenue from the pachinko operation business in existing pachinko halls by approximately 20% from October 31, 2020 to October 31, 2021 because of the stay-at-home policy and the store-shut-down request announced by the government of Japan during 2020 relating to COVID-19. This significant drop in the revenue was an unprecedented hardship for the industry as a whole.

Fortunately, we are now showing signs of a gradual recovery, and the revenue from pachinko and pachislot operations as of 2023 has recovered to exceed that of 2019, before the spread of COVID-19.

Recent Developments

For a detailed description of recent developments of the Company, see “Description of Business—Recent Developments.”

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We are an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (which we refer to as the “JOBS Act”). As such, we are eligible to take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to reporting companies that make filings with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). For so long as we remain an emerging growth company, we will not be required to, among other things:

●	present more than two years of audited financial statements and two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure in our registration statement of which this prospectus forms a part;

●	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (which we refer to as the “Sarbanes-Oxley Act”);

●	disclose certain executive compensation related items; and

●	seek shareholder non-binding advisory votes on certain executive compensation matters and golden parachute arrangements, to the extent applicable to our Company as a foreign private issuer.

The JOBS Act also permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result, our financial statements may not be comparable to companies that comply with public company effective dates.

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We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (ii) the last day of the fiscal year during which we have total annual gross revenue of at least US$1.235 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), which means the market value of our common shares that are held by non-affiliates exceeds US$700.0 million as of the last business day of our most recently completed second fiscal quarter, and (iv) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three- year period.

In addition, we report in accordance with SEC rules and regulations applicable to a “foreign private issuer.” As a foreign private issuer, we will take advantage of certain provisions under the rules that allow us to follow the laws of Japan for certain corporate governance matters. Even when we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations with respect to a security registered under the Exchange Act;

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events; and

●	Regulation Fair Disclosure (which we refer to as “Regulation FD”), which regulates selective disclosures of material information by issuers.

As a foreign private issuer, we have four months after the end of each fiscal year to file our annual report on Form 20-F with the SEC. In addition, our executive officers, directors, and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act.

Foreign private issuers, like emerging growth companies, are exempt from certain more stringent executive compensation disclosure rules. As such, even when we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are not a foreign private issuer.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies:

(i)	the majority of our executive officers or directors are U.S. citizens or residents;

(ii)	more than 50% of our assets are located in the United States; or

(iii)	our business is administered principally in the United States.

In this prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being an emerging growth company and a foreign private issuer. Accordingly, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

Implications of Being a Controlled Company

The “controlled company” exception to rules of the NYSE American provides that a company of which more than 50% of the voting power is held by an individual, group or another company, a “controlled company,” need not comply with certain requirements of the corporate governance rules of the NYSE American. As of the date of this prospectus, Toyotaka Nagamori, the Chief Executive Officer and a director of the Company, owned an aggregate of 6,784,538 common shares, which represents approximately 63.6% of the voting power of our outstanding common shares. Following this offering, Mr. Nagamori will control approximately 58.2% of the voting power of our outstanding common shares if all the common shares being offered are sold (or 57.4% of our outstanding voting power if the underwriters’ option to purchase additional shares is exercised in full). Accordingly, if we obtain listing on the NYSE American, we will be a “controlled company” within the meaning of the corporate governance rules of the NYSE American. Controlled companies are exempt from the corporate governance rules of the NYSE American requiring that listed companies have (i) a majority of the board of directors consist of “independent” directors under the listing standards of the NYSE American, (ii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting the requirements of the NYSE American, and (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of the NYSE American. We currently utilize and presently intend to continue to utilize these exemptions. As a result, we may not have a majority of independent directors, our nomination and corporate governance committee and compensation committee may not consist entirely of independent directors and such committees may not be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NYSE American. See “Management – Corporate Governance Practices.”

Corporate Information

Libera Gaming Operations, Inc. was founded in Japan in May 1965. Our agent for service of process in the United States is Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, NY 10168. Our principal place of business is located at 6-25-8 Nishi-Shinjuku, Shinjuku-ku, Tokyo, 160-0023, Japan, and our telephone number is +81 3-6258-0707. Our website is www.libera-group.co.jp. Information on our website or accessible via our website is not reflected in this prospectus and is not part of this prospectus. Any information on our website should not be considered part of this prospectus. The address of our website is included in this prospectus for informational purposes only.

17

THE OFFERING

Issuer:	Libera Gaming Operations, Inc.

Securities offered by us:	1,000,000 common shares (up to 1,150,000 shares if the underwriters exercise the over-allotment option in full) based on an assumed initial public offering price per share is US$6.00, the midpoint of the anticipated price range.

Public offering price:	For purposes of this prospectus, the assumed initial public offering price per common share is US$6.00 (which is the midpoint of the price range set forth on the cover page of this prospectus). The actual offering price per common share will be as determined between the underwriters and us based on market conditions at the time of pricing. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

Over-allotment option:	We have granted to the underwriters an option to purchase up to an additional 150,000 common shares (15% of the number of common shares sold in this offering) exercisable solely to cover over-allotments, if any, at the applicable public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option in full or in part at any time and from time to time until 45 days after the date of this prospectus.

Common shares outstanding before this offering:	10,661,144 common shares(1)

Common shares expected to be outstanding immediately after this offering:	11,661,144 common shares (or 11,811,144 common shares if the underwriters exercise in full their option to purchase additional common shares).

Representative’s Warrant:	The registration statement of which this prospectus is a part also registers for sale warrants to purchase 70,000 common shares (7% of the common shares sold in this offering) to be issued to the representative and/or its affiliates, (or warrants to purchase 80,500 common shares if the underwriters exercise the over-allotment option in full) and the common shares issuable upon exercise of such warrants, as a portion of the underwriting compensation payable in connection with this offering. The Representative’s Warrant will be exercisable at any time, and from time to time, in whole or in part, commencing from the closing of the offering and expiring five (5) years from commencement of sales in this offering, at an exercise price of US$7.50 (125% of the public offering price of the common shares). Please see “Underwriting—Representative’s Warrant” for a description of these warrants.

Use of proceeds:	We expect to receive net proceeds from this offering of approximately US$4.94 million (or approximately US$5.77 million if the underwriters exercise in full their option to purchase up to 150,000 if the underwriters exercise the over-allotment option in full) after deducting estimated underwriting discounts and commissions of US$420,000 (7.0% of the gross proceeds of the offering) (or approximately US$483,000 if the representative exercises in full its over-allotment option) and after our offering expenses, estimated at US$640,980 (or approximately US$649,980 if the underwriters exercise the over-allotment option in full). We intend to use the net proceeds from this offering to fund working capital and general corporate purposes, which may include investments, acquisitions, or strategic collaborations to expand our customer base, as well as the development and marketing of new services. See “Use of Proceeds.”

Risk factors:	See “Risk Factors” beginning on page 22 of this prospectus for a discussion of some of the factors you should carefully consider before deciding to invest in our common shares.

Listing:	We intend to apply to list our common shares on the NYSE American under the symbol “LBRJ.” The approval of our listing on the NYSE American is a condition of closing this offering.

Lock-Ups:	We, all of our directors and officers, and holders of our outstanding securities (or securities convertible into our common shares) have agreed not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common shares or securities convertible into common shares without the prior written consent of the representative for a period of twelve (12) months from the date on which the trading of the common shares on the NYSE American commences, subject to certain limited exceptions. See “Underwriting—Lock-Up Agreements.”

Dividend policy:	Although we have paid annual dividends to shareholders in the past until 2006, following our public offering, the payment of future dividends on our common shares, if any, must be approved by our common shareholders at the annual meeting of the shareholders, will depend on many factors, and the common shareholders may not approve.

(1) Unless we indicate otherwise, all information in this prospectus:

●	is based on 10,661,144 common shares issued and outstanding as of March 15, 2024;

●	assumes no exercise by the representative of its option to purchase up to an additional 150,000 common shares to cover over-allotments, if any;

●	excludes the number of common shares underlying 379,234 stock acquisition rights (with an exercise price of ¥1 (US$0.01) per common share) equal to 3.0% of the issued and outstanding common shares on a fully diluted basis as of the day prior to the successful listing on the Nasdaq Capital Market or NYSE American, subject to adjustment as provided in the stock acquisition rights agreement; and

●	excludes 80,500 common shares underlying the warrants to be issued to the representative and/or its affiliates in connection with this offering (assuming the underwriters exercise the over-allotment option in full).

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SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OPERATING DATA

The following tables set forth our selected consolidated financial information and operating data as of and for the years ended October 31, 2023 and 2022. You should read the following selected consolidated financial information and operating data in conjunction with, and it is qualified in its entirety by reference to, our audited consolidated financial statements and the related notes thereto and the sections entitled “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, each of which are included elsewhere in this prospectus.

Our selected consolidated statements of operations and comprehensive income information and operating data for the years ended October 31, 2023 and 2022, and our related selected consolidated balance sheets information as of October 31, 2023 and 2022, have been derived from our audited consolidated financial statements as of and for the years ended October 31, 2023 and 2022, prepared in accordance with U.S. GAAP, which are included elsewhere in this prospectus.

Our historical results for the periods presented below are not necessarily indicative of the results to be expected for any future periods.

Consolidated statements of operations and comprehensive income information:

	For the Years Ended October 31,
(In thousands)	2023 (US$)	2023(¥)	2022(¥)

Revenue
Gaming	32,182	4,874,215	3,966,010
Non-gaming	8,135	1,232,091	3,940,110
Total revenue	40,317	6,106,306	7,906,120

Operating costs and expenses
Gaming	(11,111)	(1,682,912)	(1,625,471)
Non-gaming	(6,188)	(937,270)	(3,590,556)
General and administrative	(3,850)	(583,060)	(444,881)
Maintenance and utilities	(2,922)	(442,638)	(379,345)
Depreciation and amortization	(10,779)	(1,632,626)	(1,324,841)
Gain (Loss) on disposal of property and equipment	112	16,912	(13,677)
Total operating costs and expenses	(34,738)	(5,261,594)	(7,378,771)

Income from operations	5,579	844,712	527,349

Other income (expenses)
Other income	1,104	167,205	62,644
Other expenses	(969)	(146,818)	(245,359)
Loss from equity method investments	(43)	(6,555)	(12,607)
Total other income (expenses)	92	13,832	(195,322)
Income before income taxes	5,671	858,544	332,027
Income tax expense	(1,986)	(300,742)	(131,842)
Net income	3,685	557,802	200,185

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Consolidated balance sheets information:

	As of October 31,
(in thousands)	2023(US$)	2023(¥)	2022(¥)

Total assets	183,181	27,744,572	27,685,436
Total liabilities	117,319	17,769,154	18,282,530
Total equity	65,862	9,975,418	9,402,906

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SUMMARY OF RISK FACTORS

Below is a summary of material risks, uncertainties and other factors that could have a material effect on the Company and its operations:

●	Our ability to raise capital in the future may be limited, and our failure to raise capital when needed could prevent us from growing.
●	Public health epidemics or outbreaks (such as the novel strain of coronavirus (COVID-19) could adversely impact our business.
●	We may be subject to supply chain disruptions and inflationary pressures, which could have a material adverse effect on our business, financial condition, and results of operations.
●	Our pachinko and pachislot business is particularly sensitive to reductions in consumers’ discretionary spending as a result of downturns in the economy or other changes we cannot accurately predict.
●	A continuing long-term downward trend in the pachinko market in Japan, which may have an adverse effect on our operations and financial conditions.
●	We may not be able to renew leases or other contractual arrangements for the use of existing pachinko halls, or to obtain desirable sites for the expansion of our operations, on satisfactory terms or at all.
●	We derived 22.7% and 17.0% of our revenues for the year ended October 31, 2023 from our pachinko halls located in Jaran Gotanda (Tokyo) and Jaran Hiratsuka (Kanagawa – Greater Tokyo), respectively, and are especially subject to certain risks, including economic and competitive risks, associated with the conditions in those areas and in the prefectures from which we draw patrons.
●	Rising operating costs at our operations could have a negative impact on our business.
●	Our pachinko and pachislot game hold percentages may fluctuate.
●	We expect to be engaged from time to time in one or more construction and development projects through third party contractors as to new gaming facilities, and many factors could prevent us from completing them as planned, including the escalation of construction costs beyond increments anticipated in our construction budgets.
●	Our industry is highly regulated, which makes us dependent on obtaining and maintaining gaming licenses and subjects us to potentially significant fines and penalties.
●	Our industry is highly regulated, which makes us dependent on obtaining and maintaining gaming licenses and subjects us to potentially significant fines and penalties.
●	Potential changes in the regulatory environment could harm our business.
●	Our operations are largely dependent on the skill and experience of our management and key personnel. The loss of management and other key personnel could significantly harm our business, and we may not be able to effectively replace members of management who have left our company.
●	Our results of operations and financial condition could be materially adversely affected by the occurrence of natural disasters, such as typhoons and earthquakes, or other catastrophic events, including war and terrorism
●	The concentration and evolution of the pachinko and pachislot machine manufacturing industry or other technological conditions could impose additional costs on us.
●	Real estate development projects are subject to numerous risks outside the Company’s control such as delays in permitting and other governmental approvals, increased costs, and labor shortages.
●	We rely on contractors, which can expose us to various liability risks.
●	Failure of the Company to manage land acquisitions and inventory and failure of the third-party contractors we hire to manage construction and development processes could result in significant cost overruns or errors in valuing sites.
●	If land is not available at competitive prices, our sales and results of operations could be adversely affected.
●	If the value of our land inventory decreases, our results of operations could be adversely affected by impairments and write-downs.
●	A material amount of our revenues may be concentrated in one or more large customers. If we lose or experience a significant reduction in sales to such key customers, our revenues may decrease substantially and our results of operations and financial condition may be harmed.
●	Historically, we have relied to a material extent on certain suppliers. If we encounter delays or difficulties in securing the required materials from such suppliers and are unable to find replacements or immediately transition to alternative suppliers, the lack of supplies enabling us to provide our gaming services or valuable properties could have a material adverse effect on our financial condition, results of operations and reputation.
●	If our contractors experience shortages in labor supply, increased labor costs or labor disruptions, there could be delays or increased costs in developing our real estate, which could adversely affect our operating results.
●	Raw materials and building supply shortages and price fluctuations could delay or increase the cost of commercial construction and adversely affect our operating results.
●	The illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties.
●	We may not make a profit if we sell a property.
●	The consideration paid for our target acquisition may exceed fair market value, which may harm our financial condition and operating results. We may also be unable to lease vacant space or renegotiate existing leases at market rates, which would adversely affect our returns on a target acquisition.
●	The trading of our common shares could experience extreme stock price run-ups followed by rapid price declines and strong stock price volatility as experienced in recent initial public offerings.

21

RISK FACTORS

An investment in the common shares is highly speculative and involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. You should carefully consider the factors described below, together with all of the other information contained in this prospectus, including the audited financial statements and the related notes included in this prospectus, before deciding whether to invest in the common shares. These risk factors are not presented in the order of importance or probability of occurrence. If any of the following risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected. In that event, the market price of the common shares could decline, and you could lose part or all of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to our Business

Our ability to raise capital in the future may be limited, and our failure to raise capital when needed could prevent us from growing.

Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds to invest in future growth opportunities. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could seriously harm our business and operating results. If we incur debt, the debt holders would have rights senior to common shareholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common shares. Furthermore, if we issue equity securities, shareholders will experience dilution, and the new equity securities could have rights senior to those of our common shares. Any additional equity or equity-linked financing would be dilutive to our shareholders. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of our future offerings. As a result, our shareholders bear the risk of our future securities offerings reducing the market price of our common shares and diluting their interest.

Public health epidemics or outbreaks (such as the novel strain of coronavirus (COVID-19) could adversely impact our business.

The Company’s operations has been affected by the recent and ongoing outbreak of the coronavirus disease 2019 (COVID-19) which, in March 2020, has been declared a pandemic by the World Health Organization. The impact of COVID-19 has been extremely serious, causing major changes in the lives and businesses of people worldwide. In Japan, COVID-19 spread after March 2020, and the government issued a request for people to refrain from leaving their homes.

The pachinko and pachislot industry was also hit hard by this, with some stores having to close temporarily. The market size of our pachinko business decreased by 27% from 2019 (pre-COVID-19) to 2021. We also experienced the pachinko operation business revenue decline in existing pachinko halls by approximately 20% from October 31, 2020 to October 31, 2021 because of the stay-at-home policy and the store-shut-down request announced by the government of Japan during 2020. This significant drop in the revenue was an unprecedented hardship for the industry as a whole.

Although we are now showing signs of a gradual recovery, and the revenue from pachinko and pachislot operations as of 2023 has recovered to exceed that of 2019, before the spread of COVID-19, the ultimate disruption which may be caused by the outbreak is uncertain and may result in a material adverse impact on the Company’s financial position, operations and cash flows.

22

Possible areas that may be affected include, but are not limited to, disruption to the Company’s ability to make investments through its subsidiaries, negative impact to revenue related to real estate holdings, negative impact on its workforce, unavailability of professional services and other resources, disruption to credit markets necessary for success of the Company’s business model, and the decline in value of assets held by the Company’s subsidiaries.

The supply of real estate inventory may become further restricted through a shutdown of construction activity. Additionally, a moratorium on real estate transactions may be imposed in reaction to the pandemic. These real estate market impacts may limit the Company’s ability to acquire or dispose of real estate assets.

General employment in the region may continue to suffer as the pandemic continues. Some local governments have proposed rent or eviction moratoria, or similar programs of rent abatement, in response to the sudden upturn in unemployment. Any of these factors could cause a future decline in the market rate for commercial rentals, which would negatively impact the Company’s income and cash flow from its real estate holdings.

Employees of affiliated companies could be medically or mentally affected by the pandemic and may be required to continue to work remotely, particularly given potential for complete or partial school closures. This situation could cause of reduction in productivity or the inability to complete critical tasks for the Company.

We may be subject to supply chain disruptions and inflationary pressures, which could have a material adverse effect on our business, financial condition, and results of operations.

We have experienced, and expect to continue to experience, disruptions to parts of our supply chain in our pachinko business (i.e., supply of pachinko machines, parts and prizes) and our real estate business (i.e., supply of raw materials, parts, components, equipment, and real estate, to us and our third-party real estate developers), including procuring necessary supplies and products in a timely fashion, with suppliers increasing lead times or placing supplies or finished products on allocation and raising prices. In addition, disruptions to commercial transportation infrastructure have increased delivery times for materials, components, parts and finished products, and has impacted, and could in the future impact, our ability to timely deliver our products and services to customers.

We cannot predict the impact to us of any future or prolonged supply chain disruptions or any mitigation efforts we may take going forward. For example, as a result of these supply chain disruptions, we may be required to increase delivery lead times and place certain products on allocation due to lack of available supplies. In addition, we may consider additional or alternative third-party manufacturing and logistics providers or suppliers. Such mitigation efforts may result in cost increases and any attempts to offset such increases with price increases may result in reduced sales, increased customer dissatisfaction, or otherwise harm our reputation. Further, if we were to elect to transition or add manufacturing or logistics providers or suppliers, it may result in temporary or additional delays in product and services delivery or risks related to consistent product and services quality or reliability. This in turn may limit our ability to fulfill customer orders and we may be unable to satisfy all of the demand for our products and services. We may in the future also purchase materials, parts, components and finished products further in advance, which could result in less capital being allocated to other activities such as marketing and other business needs. We cannot quantify the impact of such disruptions at this time or predict the impact of any mitigation efforts we may take in response to supply chain disruptions on our business, financial condition, and results of operations.

In addition, customer demand for our products may be impacted by weak economic conditions, inflation, weak growth, recession, equity market volatility, or other negative economic factors in the Japan or other nations. Japan has recently experienced historically high levels of inflation. If the inflation rate continues to increase, it will likely affect our expenses, including, but not limited to, employee compensation expenses, increased manufacturing and supplier costs, and increasing market prices of certain components, parts, supplies, and commodity raw materials, which are incorporated into our products or used by our suppliers to manufacture our products. These components, parts, supplies, and commodities may from time to time become restricted, or general market factors and conditions may affect pricing of such components, parts, supplies and commodities, such as inflation or supply chain constraints. We cannot predict how ongoing or increasing recessionary or inflationary pressures may impact our business, financial condition, and results of operations in the future. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors Impacting Our Operating Results - Supply Chain Disruptions and Inflationary Pressures” in this prospectus.

There is a risk that we will be a passive foreign investment company (which we refer to as “PFIC”) for the current or any future taxable year, which could result in material adverse U.S. federal income tax consequences if you are a U.S. holder.

A non-U.S. corporation, such as our Company, is classified as a PFIC for any taxable year in which, after applying relevant look-through rules with respect to the income and assets of its subsidiaries, either:

(i) 50% or more of the value of the corporation’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets; or

(ii) at least 75% of the corporation’s gross income is passive income. “Passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. In determining the value and composition of our assets, the cash we raise in this offering will generally be considered to be held for the production of passive income and thus will be considered a passive asset.

The determination of whether a corporation is a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules that are subject to differing interpretations. In addition, the determination of whether a corporation will be a PFIC for any taxable year can only be made after the close of such taxable year. Our PFIC status will depend, in part, on the amount of cash that we raise in this offering and how quickly we utilize the cash in our business. Furthermore, because we may value our goodwill based on the market price of the common shares in this offering, a decrease in the market price of the common shares may also cause us to be classified as a PFIC for the current or any future taxable year. Based upon the foregoing, it is uncertain whether we will be a PFIC for our current taxable year or any future taxable year. We believe we were not a PFIC in prior taxable year 2023 because less than 75% of our gross income was passive income and less than 50% of the average value of our assets consisted of assets that would produce passive income in 2023.

If we are a PFIC for any taxable year during which a U.S. holder (as defined below) owns common shares, certain adverse U.S. federal income tax consequences could apply to such U.S. holder. See “Certain Tax Considerations — Certain U.S. Federal Income Tax Considerations for U.S. Holders” for further information. We have not determined, if we were to be classified as a PFIC for a taxable year, whether we will provide information necessary for a U.S. holder to make a “qualified electing fund” election which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs. Accordingly, U.S. holders should assume that they will not be able to make a qualified electing fund election with respect to the common shares. The PFIC rules are complex, and each U.S. holder should consult its own tax advisor regarding the PFIC rules, the elections which may be available to it, and how the PFIC rules may affect the U.S. federal income tax consequences relating to the ownership and disposition of our common shares.

23

It may not be possible for investors to effect service of process within the United States upon all our directors, corporate auditors and executive officers, or to enforce against us or those persons judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States.

We are a joint stock corporation organized under Japanese law. All of our directors, corporate auditors and executive officers reside in Japan, and significantly all of our assets and the assets of such persons are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons or us, or to enforce against them or us judgments obtained in U.S. courts, whether or not predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. There is doubt as to the enforceability in Japan, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely on the federal securities laws of the United States or the securities laws of any state of the United States. A Japanese court may refuse to apply provisions of U.S. securities laws in original actions, or to enforce judgments of U.S. courts that are based on such provisions, if it considers such provisions to be contrary to the public policy of Japan. The United States and Japan do not currently have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters, and a Japanese court may deem that there is not sufficient basis for the reciprocity on the enforcement of judgments. Therefore, if you obtain a civil judgment by a U.S. court, you may not be able to enforce it in Japan.

Rights of shareholders under Japanese law may be different from rights of shareholders in other jurisdictions.

Our articles of incorporation and the Companies Act of Japan (which we refer to as the “Companies Act”) govern our corporate affairs. Legal principles relating to matters such as the validity of corporate procedures, directors’ fiduciary duties and obligations, and shareholders’ rights under Japanese law may be different from, or less clearly defined than, those that would apply to a company incorporated in any other jurisdiction. Shareholders’ rights under Japanese law may not be as extensive as shareholders’ rights under the laws of other countries. For example, under the Companies Act, only holders of 3% or more of our total voting rights or our outstanding shares are entitled to examine our accounting books and records. Furthermore, there is a degree of uncertainty as to what duties the directors of a Japanese joint stock corporation may have in response to an unsolicited takeover bid, and such uncertainty may be more pronounced than that in other jurisdictions.

As a foreign private issuer, we will follow Japanese law and corporate practice in lieu of the corporate governance provisions set out under NYSE American Company Guide Part 8 and the requirement in NYSE American Company Guide Part 6 to distribute annual and interim reports. Of particular note, the following rules under NYSE American Company Guide Part 8 are exempt from Japanese law requirements:

●	NYSE American Section 802(A) requires that at least a majority of a listed company’s board of directors be independent directors. Under our current corporate structure, the Companies Act does not require independent directors.

●	NYSE American Section 803(B)(2) requires a listed company to have an audit committee composed entirely of not less than three directors, each of whom must be independent. Under Japanese law, a company may have a statutory auditor or a board of auditors. We have a three-member Board of Corporate Auditors, each member of which will meet the requirements of Rule 10A-3 under the Exchange Act. See “Management—Board of Corporate Auditors” below for additional information.

●	NYSE American Section 805 requires, among other things, that a listed company’s compensation committee be comprised of at least two members, each of whom is an independent director as defined under such rule. Our board of directors will collectively participate in the discussions and determination of compensation for our executive and directors (subject to the maximum aggregate compensation amount resolved by our shareholders meetings), and other compensation related matters. Likewise, our corporate auditors discuss and determine compensation of each corporate auditor (subject to the maximum aggregate compensation amount resolved by our shareholders meetings) without involvement of our board of directors.

●	NYSE American Section 804 requires that a listed company’s nomination and corporate governance committee be comprised solely of independent directors. Our board of directors will not have a standalone nomination and corporate governance committee. Our board of directors will collectively participate in the nomination process of potential directors and corporate auditors (in the cases of corporate auditors, consent of board of corporate auditors is required) and oversee our corporate governance practices.

●	NYSE American Section 123 provides a one-third quorum requirement applicable to shareholder meetings. In accordance with Japanese law and generally accepted business practices, our articles of incorporation provide that there is no quorum requirement for a general resolution of our shareholders. However, under the Companies Act and our articles of incorporation a quorum of not less than one-third or more of the total number of voting rights is required in connection with the election of directors, corporate auditors and certain other matters.

The Company intends to avail itself of these exemptions. More specifically, the Company will not have a compensation committee or a nominating and corporate governance committee. Therefore, for as long as the Company remains a “foreign private issuer,” the Company will not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. If at any time the Company ceases to be a “foreign private issuer” under the rules of the NYSE American, the Company intends to avail itself of the “controlled company” exception to the rules of the NYSE American.

The “controlled company” exception to rules of the NYSE American provides that a company of which more than 50% of the voting power is held by an individual, group or another company, a “controlled company,” need not comply with certain requirements of the corporate governance rules of the NYSE American. Following this offering, Toyotaka Nagamori will control approximately 58.2% of the voting power of our outstanding shares if all the common shares being offered are sold (or 57.4% of our outstanding voting power if the underwriters exercise the over-allotment option in full). Accordingly, we expect to be a “controlled company” within the meaning of the corporate governance standards of the NYSE American.

As a “controlled company” (which is a company of which more than 50% of the voting power is held by an individual, group or another company), we may elect not to comply with certain corporate governance standards, including the requirements: (1) that a majority of our board of directors consist of independent directors; (2) that our board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (3) that our board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. For so long as we qualify as a controlled company, we may take advantage of these exemptions. Accordingly, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements.

In the event that we cease to be a “foreign private issuer” under the rules of the NYSE American and cease to be a “controlled company” and our common shares continue to be listed on the NYSE American, the Company’s Board of Directors will take all action necessary to comply with the corporate governance rules of the NYSE American, including, but not limited to, establishing certain committees composed entirely of independent directors, subject to a permitted “phase-in” period.

All of our revenues are generated in Japan, but if we decide to expand our operations internationally in the future, that could expose us to fluctuations in foreign currency exchange rates, or a change in monetary policy may harm our financial results.

Our functional currency and reporting currency are the Japanese yen. All of our revenues are generated in Japan. Although we do not currently plan to expand our operations internationally, if we decide to in the future, that could expose us to fluctuations in foreign currency exchange rates. We would be subject to the effects of exchange rate fluctuations with respect to any of these currencies which, among other factors, may be influenced by governmental policies and domestic and international economic and political developments. If we generate non-Japanese revenues in the future, any significant change in the value of the currencies of the countries in which we do business against the Japanese yen could adversely affect our financial condition and results of operations due to translational and transactional differences in exchange rates.

We cannot predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the amount of our revenues that would be generated in other countries, the variability of currency exposures, and the potential volatility of currency exchange rates. We do not take actions to manage our foreign currency exposure, such as entering into hedging transactions.

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As a “foreign private issuer” we are permitted, and intend, to follow certain home country corporate governance and other practices instead of otherwise applicable SEC and NYSE American requirements, which may result in less protection than is accorded to investors under rules applicable to domestic U.S. issuers.

Our status as a foreign private issuer exempts us from compliance with certain SEC laws and regulations and certain regulations of the NYSE American, including certain governance requirements such as independent director oversight of the nomination of directors and executive compensation. Further, consistent with corporate governance practices in Japan, we do not have a standalone compensation committee or nomination and corporate governance committee under our board. In addition, we are not required under the Exchange Act to file current reports and financial statements with the SEC as frequently or as promptly as U.S. domestic companies whose securities are registered under the Exchange Act and we are generally exempt from filing quarterly reports with the SEC. Also, we are not required to provide the same executive compensation disclosures regarding the annual compensation of our five most highly compensated senior executives on an individual basis as are required of U.S. domestic issuers. As a foreign private issuer, we are permitted to disclose executive compensation on an aggregate basis and need not supply a Compensation Discussion & Analysis, as is required for domestic companies. Furthermore, as a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. These exemptions and accommodations will reduce the frequency and scope of information and protections to which you are entitled as an investor. For a detailed description of our home country corporate governance practices see “Management - Corporate Governance Practices”.

As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” as defined in the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditors’ report providing additional information about the audit and the consolidated financial statements (i.e., an auditor discussion and analysis);
●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency”; and
●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 102 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our consolidated financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (ii) the last day of the fiscal year during which we have total annual gross revenue of at least US$1.235 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which means the market value of our common shares that are held by non-affiliates exceeds US$700.0 million as of the last business day of our most recently completed second fiscal quarter, and (iv) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three- year period.

Until such time, however, we cannot predict if investors will find our securities less attractive because we may rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the price of our securities may be more volatile.

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Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act. If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports, which could have a material adverse effect on our business and the market price of our securities.

As a public company, we will have significant requirements for enhanced financial reporting and internal controls and will be required to report any material weaknesses in such internal control. Further, we will be required to report any changes in internal controls on a quarterly basis. In addition, we would be required to furnish a report by management on the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. If we identify material weaknesses in our internal control over financial reporting, if we are unable to establish or maintain appropriate internal financial reporting controls and procedures or comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting when required, it could result in material misstatements in our consolidated financial statements and harm our operating results.

Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act that eventually we will be required to meet. Our internal controls over financial reporting have weaknesses and conditions that require correction or remediation. For each of the years ended October 31, 2023 and 2022, we identified two material weaknesses in our assessment of the effectiveness of disclosure controls and procedures. We lack (i) well-established procedures to identify and approve related party transactions and (ii) sufficient financial reporting and accounting personnel to formalize, design, implement and operate key controls over financial reporting process in order to report financial information in accordance with U.S. GAAP and SEC reporting requirements. We plan on contracting with an outside certified public accountant to assist us in maintaining our disclosure controls and procedures and the preparation of our financial statements for the foreseeable future. We also plan on increasing the size of our accounting staff at the appropriate time for our business and its size to ameliorate our concern that we do not effectively segregate certain accounting duties or have adequate staffing. We believe the foregoing actions would resolve these material weaknesses in disclosure controls and procedures. However, there can be no assurances as to the timing of any such actions or that we will be able to do so. Any failure by us to implement the changes necessary to maintain an effective system of internal controls could harm our operating results materially and cause investors and financial analysts to lose confidence in our reported financial information. Any such loss of confidence in the investment community would have a negative effect on the trading and price of our common shares.

Because currently we do not have comprehensive documentation of our internal controls and have not yet tested our internal controls in accordance with Section 404, we cannot conclude in accordance with Section 404 that we do not have a material weakness in our internal controls or a combination of significant deficiencies that could result in the conclusion that we have a material weakness in our internal controls.

Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules, which may result in a breach of the covenants under existing or future financing arrangements. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements could also suffer if we or our independent registered public accounting firm were to report a material weakness in our internal controls over financial reporting. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could materially adversely affect us and lead to a decline in the market price of our common shares.

As an emerging growth company, our auditor will not be required to attest to the effectiveness of our internal controls.

Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting while we are an emerging growth company. This means that the effectiveness of our financial operations may differ from our peer companies in that they may be required to obtain independent registered public accounting firm attestations as to the effectiveness of their internal controls over financial reporting and we are not. While our management will be required to attest to internal control over financial reporting and we will be required to detail changes to our internal controls in our annual reports on Form 20-F (commencing with the filing for the year ended 2024), we cannot provide assurance that the independent registered public accounting firm’s review process in assessing the effectiveness of our internal controls over financial reporting, if obtained, would not find one or more material weaknesses or significant deficiencies. Further, once we cease to be an emerging growth company (as described below), we will be subject to independent registered public accounting firm attestation regarding the effectiveness of our internal controls over financial reporting. Even if management finds such controls to be effective, our independent registered public accounting firm may decline to attest to the effectiveness of such internal controls and issue a qualified report.

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Upon becoming a public company, we will incur significantly increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

Upon becoming a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act has imposed various requirements on public companies including requiring establishment and maintenance of effective disclosure and financial controls. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have increased and will continue to increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. In addition, we will be required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting the later of our second annual report on Form 20-F or the first annual report on Form 20-F following the date on which we are no longer an emerging growth company. Our compliance with Section 404 of the Sarbanes-Oxley Act will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the value of our securities could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Our ability to successfully implement our business plan and comply with Section 404 requires us to be able to prepare timely and accurate financial statements. We expect that we will need to continue to improve existing, and implement new operational and financial systems, procedures and controls to manage our business effectively. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, may cause our operations to suffer and we may be unable to conclude that our internal control over financial reporting is effective and to obtain an unqualified report on internal controls from our auditors as required under Section 404 of the Sarbanes-Oxley Act. This, in turn, could have an adverse impact on value of our securities, and could adversely affect our ability to access the capital markets.

Our management does not have experience managing a U.S. public company and our current resources may not be sufficient to fulfill our public company obligations.

Following the closing of this offering, we will be subject to various regulatory requirements, including those of the SEC and the NYSE American. These requirements include recordkeeping, financial reporting and corporate governance rules and regulations. Our management team does not have experience in managing a U.S. public company and, historically, has not had the resources typically found in a public company. Our internal infrastructure may not be adequate to support our increased reporting obligations and we may be unable to hire, train or retain necessary staff and may be reliant on engaging outside consultants or professionals to overcome our lack of experience or employees. Our business, financial condition or results of operations could be adversely affected if our internal infrastructure is inadequate, including if we are unable to engage outside consultants or are otherwise unable to fulfill our public company obligations.

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Risks Relating to Pachinko and Pachislot (Gaming) Business

Our pachinko and pachislot business is particularly sensitive to reductions in consumers’ discretionary spending as a result of downturns in the economy or other changes we cannot accurately predict.

Demand for our pachinko and pachislot (“gaming”) services is sensitive to consumers’ disposable incomes, and thus demand can be affected by changes in the economy that we cannot predict. We compete with a broad range of entertainment and leisure activities and consumer preferences may change. Perceived or actual unfavorable changes in general economic conditions, including recession, economic slowdown, high unemployment levels, housing and credit crises, and changes in consumer confidence reduce disposable income of our customers or result in fewer patrons visiting our pachinko halls. As a result, we cannot ensure that demand for entertainment and leisure activities will not be adversely affected or that customers will continue to want to frequent our facilities or continue to spend money at our facilities. Adverse developments affecting economies throughout the world, including a general tightening of the availability of credit, rising interest rates, increasing energy costs, rising prices, inflation, acts of war or terrorism, natural disasters, declining consumer confidence or significant declines in the stock market could lead to a reduction in discretionary spending on entertainment and leisure activities, which could adversely affect our business, financial condition and results of operations.

If the pachinko market in Japan continues its long-term declining trend, which may have an adverse effect on our operations and financial conditions.

Compared to 2000, the pachinko and pachislot participation population in Japan in 2022 has fallen over 66% (from 20.2 million to 7.7 million). Compared to 2003, the market size (ball rental fees) in 2022 has fallen to less than 50% (from JPY 30.4 trillion to JPY 14.6 trillion), due significantly to COVID-19. The number of pachinko and pachislot halls also has been on a downward trend, especially among small and medium-sized halls. Compared to 2000, the combined number of installed pachinko and pachislot machines has fallen over 25% (from 4.8 million to 3.6 million).

Pachinko hall sales bottomed out in April-June quarter of FY2020, when pachinko halls were forced to close due to COVID-19, and have yet to fully recover. The installation of smart pachinko and pachislot machines has begun to attract customers back to halls, especially among the young and middle-aged, but with the current variety of social games and other forms of entertainment, it remains to be seen how much this will stimulate the market, and the situation remains difficult for companies without the financial resources to install the smart gaming machines. As a result, the pace of store closures continues to be 800-900 stores per year into 2023.

The the top five pachinko hall operators in terms of number of stores rose from about 10% at the end of 2017 to about 14% at the end of 2022. A look at the number of machines installed per store in the industry shows a yearly upward trend from 419 at the end of 2017 to 465 at the end of 2022, suggesting that the industry is becoming increasingly oligopolistic as stores continue to grow in size.

We may not be able to renew leases or other contractual arrangements for the use of existing pachinko halls, or to obtain desirable sites for the expansion of our operations, on satisfactory terms or at all.

We lease properties to operate some of our pachinko halls. Accordingly, rental fees account for a significant portion of our operating expenses. Our operating lease obligations expose us to potentially significant risks, including increasing our vulnerability to adverse economic conditions, limiting our ability to obtain additional financing and reducing our cash available for other purposes.

We compete with other businesses for prime locations in a highly competitive market for retail premises. There is no assurance that we will be able to enter into new lease agreements for attractive locations or renew existing lease agreements on commercially reasonable terms, if at all. Therefore, any inability to obtain leases for desirable pachinko hall locations on commercially reasonable terms could have a material adverse effect on our business and results of operations.

After identifying a potential site for establishing a new pachinko hall, our third-party contractors must make the relevant applications and obtain construction permits pursuant to the City Planning Act (Act No. 100 of 1968) and the Building Standard Act (Act No. 201 of 1950). The contractor must also obtain prefectural approval for a license to operate a pachinko business at that site. If the contractor is unable to locate desirable sites and enter into lease agreements for sites on which we intend to construct new pachinko halls, or obtain the requisite licenses and/or approvals from the relevant local authorities, we may not be able to expand our business and operations as planned. Even with the requisite permits and approvals, we cannot assure you that the halls we establish on the properties we identify will be successful or attract customers.

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We face risks associated with growth and acquisitions.

We regularly evaluate opportunities for growth through development of gaming operations in existing or new markets, through acquiring other gaming, hospitality and entertainment businesses or through redeveloping our existing locations. The expansion of our operations, whether through acquisitions, development or internal growth, could divert management’s attention and could also cause us to incur substantial costs, including legal, professional and consulting fees. It is uncertain that we will be able to identify, acquire, develop or profitably manage additional companies or operations or successfully integrate such companies or operations into our existing operations without substantial costs, delays or other problems. Additionally, it is uncertain that we will receive gaming or other necessary licenses or governmental approvals for our new projects or in jurisdictions that we have not operated in the past or that gaming will be approved in jurisdictions where it is not currently approved. Further, we may not obtain adequate financing for such opportunities on acceptable terms.

If we make new acquisitions or new investments, we may face additional risks related to our business, results of operations, financial condition, liquidity and ability to satisfy our financial covenants and comply with other restrictive covenants under our credit agreements or debt agreements.

We derived 22.7% and 17.0% of our revenues for the year ended October 31, 2023 from our pachinko halls located in Jaran Gotanda (Tokyo) and Jaran Hiratsuka (Kanagawa – Greater Tokyo), respectively, and are especially subject to certain risks, including economic and competitive risks, associated with the conditions in those areas and in the prefectures from which we draw patrons.

Jaran Gotanda and Jaran Hiratsuka of our pachinko halls on which we operate are located in Tokyo and Kanagawa prefecture, respectively. During the year ended October 31, 2023, we derived 39.7% of our revenues from these two pachinko halls, including 22.7% from one of them, Jaran Gotanda in Tokyo. In addition, we derived 17.0% of our revenues from Jaran Hiratsuka in Kanagawa prefecture during the year ended October 31, 2023.

Because we expect to derive a significant percentage of our revenues from operating facilities concentrated in Greater Tokyo, we are subject to greater risks from regional conditions than a gaming company operating facilities in several different geographies. A decrease in revenues from or increase in costs for any of these locations is likely to have a proportionally greater impact on our business and operations than it would for a gaming company with more geographically diverse facilities. Risks from regional conditions include the following:

●	regional economic conditions;

●	regional competitive conditions;

●	reduced land and air travel due to increasing fuel costs or transportation disruptions;

●	inaccessibility of the area due to inclement weather, road construction or closure of primary access routes;

●	the outbreak of public health threats at any of our facilities, or in the areas in which they are located, or the perception that such threats exist; and

●	a decline in the number of visitors.

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We may experience an impairment of our goodwill, other intangible assets, or long-lived assets, which could adversely affect our financial condition and results of operations.

We commenced testing goodwill for impairment at least annually or more frequently if events or changes in circumstances indicate that an impairment may exist. We commenced testing our other indefinite-lived intangible assets for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. A significant amount of judgment is involved in performing fair value estimates for goodwill and other indefinite-lived intangible assets because the results are based on estimated future cash flows and assumptions related thereto. Significant assumptions include estimates of future sales and expense trends, liquidity and capitalization, among other factors. We base our fair value estimates on projected financial information, which we believe to be reasonable. If we are required to recognize an impairment to some portion of our goodwill and other indefinite-lived intangible assets, it could adversely affect our financial condition and results of operations.

We review the carrying amount of our long-lived assets whenever events and circumstances indicate that the carrying amount of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. When performing this assessment, we consider current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition, and other economic, legal, and regulatory factors. If we are required to recognize an impairment to some portion of the carrying amount of our long-lived assets, it could adversely affect our financial condition and results of operations.

Rising operating costs at our operations could have a negative impact on our business.

The operating expenses associated with our operations could increase due to, among other reasons, the following factors:

●	changes in the Japanese, prefecture or local tax or regulations, including Japanese and prefecture gaming regulations or taxes, could impose additional restrictions or increase our operating costs;

●	aggressive marketing and promotional campaigns by our competitors for an extended period of time could force us to increase our expenditures for marketing and promotional campaigns in order to maintain our existing customer base and attract new customers;

●	as our facilities age, we may need to increase our expenditures for repairs, maintenance, and to replace equipment necessary to operate our business in amounts greater than what we have spent historically;

●	an increase in the cost of health care benefits for our employees could have a negative impact on our financial results;

●	any additional costs imposed on us from vendors;

●	availability and cost of the many products and service we provide our customers, including food, beverages, and retail items;

●	availability and costs associated with insurance;

●	increase in costs of labor, including due to potential unionization of our employees;

If our operating expenses increase without any offsetting increase in our revenues, our results of operations would suffer.

Our pachinko and pachislot game hold percentages may fluctuate.

The gaming industry is characterized by an element of chance and our pachinko hall guests’ winnings depend on a variety of factors, some of which are beyond our control. In addition to the element of chance, hold percentages are affected by other factors, including players’ skill and experience, the mix of games played, the financial resources of players, the volume of bets placed and the amount of time played. The variability of our hold percentages have the potential to adversely affect our business, financial condition and results of operations.

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Recessions have affected our business and financial condition, and economic conditions may continue to affect us in ways that we currently cannot accurately predict.

Economic recessions have had and may continue to have far reaching adverse consequences across many industries, including the gaming industry, which may have an effect on our business and financial condition. The Japanese economy experienced some weakness following the severe recession from 1991, which resulted in increased unemployment, decreased consumer spending and a decline in housing values. In addition, while the Japanese government took policy actions to promote market liquidity and encourage economic growth following the recession, such actions are now being curtailed as signs of improvement in the economy have emerged, and the impact of these monetary policy actions on the recovery is uncertain. Moreover, we rely on the strength of regional and local economies for the performance of each of our properties. If the national economic recovery slows or stalls, the national economy experiences another recession or any of the relevant regional or local economies suffers a downturn, we may experience a material adverse effect on our business, results of operations and financial condition.

We expect to be engaged from time to time in one or more construction and development projects as to new gaming facilities, and many factors could prevent us from completing them as planned, including the escalation of construction costs beyond increments anticipated in our construction budgets.

Construction of major buildings for new gaming facilities has certain inherent risks, including the risks of fire, structural collapse, human error and electrical, mechanical and plumbing malfunction. In addition, projects entail additional risks related to structural heights and the required use of cranes. Our expected development and expansion projects also entail significant risks, including:

●	shortage of materials;

●	shortage of skilled labor or work stoppages;

●	unforeseen construction scheduling, engineering, excavation, environmental or geological problems;

●	natural disasters, hurricanes, weather interference, changes in river levels, floods, fires, earthquakes or other casualty losses or delays;

●	unanticipated cost increase or delays in completing the project;

●	delays in obtaining or inability to obtain or maintain necessary license or permits;

●	changes to plans or specifications;

●	performance by contractors and subcontractors;

●	disputes with contractors;

●	disruption of our operations caused by diversion of management’s attention to new development projects and construction at our existing facilities;

●	remediation of environmental contamination at some of our proposed construction sites, which may prove more costly than anticipated in our construction budgets;

●	failure to obtain and maintain necessary gaming regulatory approvals and licenses, or failure to obtain such approvals and licenses on a timely basis;

●	requirements or government-established “goals” concerning union labor or requiring that a portion of the project expenditures be through companies controlled by specific ethnic or gender groups, goals that may not be obtainable, or may only be obtainable at additional project cost; and

●	increases in the cost of raw materials for construction, driven by worldwide demand, higher labor and construction costs and other factors, may cause price increases beyond those anticipated in the budgets for our development projects.

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Escalating construction costs may cause us to modify the design and scope of projects from those initially contemplated or cause the budgets for those projects to be increased. We will generally carry insurance to cover certain liabilities related to construction, but not all risks are covered, and it is uncertain whether such insurance will provide sufficient payment in a timely fashion even for those risks that are insured and material to us.

Construction of our development projects exposes us to risks of cost overruns due to typical construction uncertainties associated with any project or changes in the designs, plans or concepts of such projects. For these and other reasons, construction costs may exceed the estimated cost of completion, notwithstanding the existence of any guaranteed maximum price construction contracts.

Our industry is highly regulated, which makes us dependent on obtaining and maintaining gaming licenses and subjects us to potentially significant fines and penalties.

The ownership, management and operation of gaming facilities are subject to extensive national and prefecture regulations under the Act on Control and Improvement of Amusement Business of Japan (Act No. 122 of 1948), enforced by Prefectural Public Safety Commission. The statutes, rules and regulations of Japan and prefectures in which we and our subsidiaries conduct gaming operations require us to hold various licenses, registrations, permits and approvals and to obtain findings of suitability. The various national and prefecture regulatory authorities in the areas we operate may, among other things, limit, condition, suspend, revoke or fail to renew a license to conduct gaming operations or prevent us from owning the securities of any of our gaming subsidiaries for any cause deemed reasonable by such licensing authorities. Substantial fines or forfeitures of assets for violations of gaming laws or regulations may be levied against us, our subsidiaries and the persons involved, including, but not limited to, our management, employees and holders of our securities. In addition, many of our key vendors must be licensed and found suitable by regulatory authorities and there can be no assurance that such vendors will be able to be licensed and found suitable.

To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for the operation of our existing gaming facilities. It is uncertain, however, whether we will be able to obtain any new licenses, registrations, permits, approvals and findings of suitability that may be required in the future or that existing ones will be renewed or will not be suspended or revoked. Any expansion of our gaming operations in our existing jurisdictions or into new jurisdictions may require various additional licenses, findings of suitability, registrations, permits and approvals of the gaming authorities. The approval process can be time consuming and costly, and there can be no assurance of success.

We will also be subject to a variety of other rules and regulations, including, but not limited to, laws and regulations governing payment card information and the serving of alcoholic beverages at our operating facilities. If we are not in compliance with these laws, it could adversely affect our business.

Potential changes in the regulatory environment could harm our business.

Changes in regulations affecting the pachinko and pachislot business can affect our operations. In addition, legislators and special-interest groups have proposed legislation from time to time that would restrict or prevent gaming operations. Other regulatory restrictions or prohibitions on our gaming operations could curtail our operations and could result in decreases in revenues.

Our business has been adversely affected by Japan’s 2020 smoking ban.

Japan’s smoking ban, which was enacted in 2020, banned indoor tobacco smoking in public places in many prefectures, including several of the jurisdictions in which we operate. We believe the smoking bans and restrictions have significantly impacted business volumes at our gaming facilities.

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Our operations are largely dependent on the skill and experience of our management and key personnel. The loss of management and other key personnel could significantly harm our business, and we may not be able to effectively replace members of management who have left our company.

Our success and our competitive position are largely dependent upon, among other things, the efforts and skills of our senior executives and key personnel, including, Toyotaka Nagamori, our Chief Executive Officer, Seiji Yokogoshi, Chief Financial Officer, and Koichi Nagasaki, our Chief Operating Officer. Although we enter into employment agreements with certain of our senior executives and key personnel, we cannot guarantee that these individuals will remain employed by us. If we lose the services of any members of our management team or other key personnel, our business may be significantly impaired. We cannot assure you that we will be able to retain our existing senior executive and management personnel or attract additional qualified senior executive and management personnel.

We expect to experience strong competition in hiring and retaining management personnel, including competition from other gaming facilities that may be willing and able to pay higher rates of compensation. From time to time, we expect to have a number of vacancies in key corporate and property management positions. If we are unable to successfully recruit and retain qualified management personnel at our facilities or at our corporate level, our results of operations could be adversely affected.

In addition, we are required to file applications or notifications with respect to the names and addresses of our officers with the gaming authorities in each of the jurisdictions in which we operate and are required to be licensed or found suitable by these gaming authorities. If the gaming authorities were to find an officer unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. In such case, it could significantly impair our operations. More specifically, the amusement business operator is required to submit to the Public Safety Commission an application for a license or a notification of change of the license stating the names and addresses of its officers, and if any disqualification exists for the officers, the license shall not be granted (Articles 5.1.6, 9.3.1, and 4.1 of the Amusement Business Law).

The concentration and evolution of the pachinko and pachislot machine manufacturing industry or other technological conditions could impose additional costs on us.

A substantial majority of our revenues is attributable to pachinko and pachislot machines operated by us at our pachinko halls. It is important that, for competitive reasons, we offer the most popular and up-to-date pachinko and pachislot machine games with the latest technology to our guests.

The performance of pachinko hall operators is largely dependent on the selection of pachinko and pachislot machines installed in the hall and their placement. To remain competitive, it is essential to provide customers consistently with machines that include popular content. However, in order to acquire those necessary machines, pachinko hall operators must frequently deal with manufacturers. As a result, they may even be forced to purchase machines pachinko hall operators do not need, which can lead to increased costs. In addition, manufacturers often do not increase production of popular machines due to a shortage of parts or other reasons. As a result, pachinko hall operators may have no choice but to purchase used machines whose prices have skyrocketed, which again can lead to higher costs.

In recent years, the prices of new pachinko and pachislot machines with additional features have escalated faster than the general rate of inflation. Furthermore, in recent years, pachinko and pachislot machine manufacturers have frequently refused to sell pachinko and pachislot machines featuring the most popular games, instead requiring participation lease arrangements in order to acquire the machines. Participation leasing arrangements for pachinko and pachislot machines typically require the payment of a fixed daily rental. Such agreements may also include a percentage payment of coin-in or net win. Generally, a participation lease is substantially more expensive over the long-term than the cost to purchase a new machine.

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For competitive reasons, we may choose to purchase new pachinko and pachislot machines or enter into participation lease arrangements that are more expensive than the costs associated with the continued operation of our existing pachinko and pachislot machines. If the newer pachinko and pachislot machines do not result in sufficient incremental revenues to offset the increased investment and participation lease costs, it could hurt our profitability.

We materially rely on a variety of hardware and software products to maximize revenue and efficiency in our operations. Technology in the gaming industry is developing rapidly, and we may need to invest substantial amounts to acquire the most current gaming and hotel technology and equipment in order to remain competitive in the markets in which we operate. Ensuring the successful implementation and maintenance of any new technology acquired is an additional risk.

Risks Related to the Commercial Real Estate and Development Business

Real estate development projects are subject to numerous risks outside the Company’s control such as delays in permitting and other governmental approvals, increased costs, and labor shortages.

The Company uses third-party contractors to construct or redevelop or renovate real estate it acquires. Any properties in which the Company invests relating to real estate development projects are subject to a variety of risks that will be outside of the third-party contractor’s and Company’s control, including delays in obtaining entitlements, permits, and other governmental approvals. Development projects may also take longer than anticipated, increasing the time that part or all of the commercial units are not available for rent or sale, and thus lowering the property’s cash flow or other income potential. Strong demand for skilled laborers and contractors may result in labor shortages and contractor unavailability, delaying project schedules and/or increasing costs. The costs of construction have increased dramatically during recent years and may continue to increase. The Company may enter into contracts to purchase properties before they are finished, and the foregoing risks could adversely impact the purchase prices, valuations, or closings dates of those properties. Although the Company will not undertake such transactions without reviewing detailed budgets, such budgets may understate the expense.

Commercial property building is subject to warranty and construction defect claims in the ordinary course of business that can be significant.

We are subject to commercial property warranty and construction defect claims arising in the ordinary course of business. There can be no assurance that any developments we undertake through third-party contractors will be free from defects once completed. Construction defects may occur on projects and developments and may arise for a significant period of time after completion by third party contractors. Defects arising on a development attributable to us may lead to significant contractual or other liabilities.

Unexpected expenditures attributable to defects or previously unknown sub-surface conditions arising on a development project may have a material adverse effect on our business, financial condition and operating results. In addition, severe or widespread incidents of defects giving rise to unexpected levels of expenditures, to the extent not covered by insurance or redress against contractors, may adversely affect our reputation, business, financial condition and operating results.

We completely rely on contractors, which can expose us to various liability risks.

We rely on contractors to perform 100% of the construction of our commercial properties and to select and obtain raw materials. In addition, orders are distributed among multiple companies so as not to rely on a specific subcontractor. As we outsource the entire construction to third party contractors, the entire work will be done by the contractor or a subcontractor ordered by the contractor. We are exposed to various risks as a result of such reliance on these contractors and subcontractors and their suppliers, including, as described above, the possibility of defects in our commercial properties due to improper workmanship or materials used by such parties, which may require us to comply with our warranty obligations and/or bring a claim under an insurance policy. The contractors and subcontractors we rely on to perform the actual construction of our commercial properties are also subject to a significant and evolving number of local and national governments, including laws involving matters that are not within our control. If these contractors or subcontractors who construct our commercial properties fail to comply with all applicable laws, we can suffer reputational damage and may be exposed to liability.

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Subcontractors are independent of the commercial property builders that contract with them under normal management practices and the terms of trade contracts and subcontracts within the commercial property building industry. We do not have the ability to control what these independent contractors and subcontractors pay to their employees or the work rules they impose on them. However, various federal and local governmental agencies have sought, and may in the future seek, to hold contracting parties like us responsible for our contractors and subcontractors’ violations of wage and hour laws, or workers’ compensation, collective bargaining and/or other employment-related obligations related to subcontractors’ workforces. Governmental agency determinations or attempts by others to make us responsible for our subcontractors’ labor practices or obligations, whether under “joint employer” theories, specific prefecture laws or regulations, or otherwise, could create substantial adverse exposure for us in situations that are not within our control and could be material to our business, financial condition and results of operations. We can also suffer damage to our reputation, and may be exposed to possible liability, if subcontractors fail to comply with applicable laws, including laws involving actions or matters that are not within our control. However, regardless of the steps we take after we learn of practices that do not comply with applicable laws, rules or regulations, we can in some instances be subject to fines or other governmental penalties, and our reputation can be injured, due to the practices having taken place.

We rely on our ability and the ability of our customers to obtain bank loans.

Our commercial real estate construction by third-party contractors is dependent on funding in cash from us or loans from financial institutions. We rely on bank loans for approximately 50% of the financing that goes into construction and costs of our development projects. Our commercial real estate construction is dependent on our customers being able to obtain loans from financial institutions. The customers who purchase our properties rely on bank loans for the ability to make purchases. Therefore, in the event that a financial institution ceases to provide financing to a client who purchases commercial real estate from us, our business performance could be affected. If we are unable to obtain this funding at any time and for any reason, as we rely on bank loans for approximately 50% of the financing for our construction and development projects, our business performance could be affected.

Failure of the Company to manage land and building acquisitions and inventory and failure of the third-party contractors we hire to manage construction and development processes could result in significant cost overruns or errors in valuing sites.

We intend on owning construction and development projects and third-party contractors managing the construction and development of such projects each year and are therefore dependent on the ability third-party contractors to process a number of transactions (which include, among other things, evaluating the site, designing the layout of the development, sourcing materials and subcontractors and managing contractual commitments) efficiently and accurately. Errors by employees of the third-party contractors, failure to comply with regulatory requirements and conduct of business rules, failings or inadequacies in internal control processes, equipment failures, natural disasters or the failure of external systems, including those of the suppliers or counterparties of the third party contractors, could result in operational losses that could adversely affect our business, financial condition and operating results and our relationships with our customers.

In addition, we incur many costs even before third party contractors begin to build commercial properties for us. Depending on the stage of development of a land parcel, these may include costs of preparing land, finishing and entitling lots, installing roads, sewers, water systems and other utilities, taxes and other costs related to ownership of the land on which we plan to build commercial properties; constructing model commercial properties; and promotional and marketing expenses to prepare for the opening of new commercial properties for sales. Moreover, local municipalities may impose development-related requirements resulting in additional costs. If the rate at which we sell and deliver commercial properties slows or falls, or if our opening of new commercial properties for sales is delayed, we may incur additional costs, which would adversely affect our gross profit margins, and it will take a longer period of time for us to recover our costs, including those we incurred in acquiring and developing land.

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In certain circumstances, a grant of entitlements or development agreement with respect to a particular parcel of land may include restrictions on the transfer of such entitlements to a buyer of such land, which may increase our exposure to decreases in the price of such entitled land by restricting our ability to sell it for its full entitled value. In addition, inventory carrying costs can be significant and can result in reduced margins or losses in a poorly performing community or market. Further, if we were required to record a significant inventory impairment, it could negatively affect our earnings and negatively impact the market perception of our business.

If land is not available at competitive prices, our sales and results of operations could be adversely affected.

Our long-term profitability depends in large part on the price at which we are able to obtain suitable land for the development of our real estate by third-party contractors. Increases in the price (or decreases in the availability) of suitable land could adversely affect our profitability. Moreover, changes in the general availability of desirable land, competition for available land, limited availability of financing to acquire land, zoning regulations that limit housing density, environmental requirements and other market conditions may hurt our ability to obtain land for real estate development at prices that will allow us to be profitable. If the supply of land that are appropriate for development of our real estate becomes more limited because of these factors, or for any other reason, the cost of land could increase and the number of buildings that we are able to build through third-party contractors and sell could be reduced, which could adversely affect our results of operations and financial condition.

If the value of our land inventory decreases, our results of operations could be adversely affected by impairments and write-downs.

The value of our land and commercial real estate is subject to market conditions. There is a significant time lag between the acquisition of land for development by third party contractors and the sale of commercial real estate. Currently, it is difficult to acquire land that is in good shape and ready to begin construction. This is due to soaring land prices. Therefore, the Company is taking its time in acquiring smaller pieces of land. However, since it takes a considerable amount of time from development to sales, the Company may be affected by impairment or write-downs due to changes in social conditions or development in the neighborhood during that time.

There is an inherent risk that the value of the land owned by us may decline after purchase. The valuation of property is inherently subjective and based on the individual characteristics of each property. We may have acquired options on or bought and developed land at a cost we will not be able to recover fully or on which we cannot build and sell property profitably. In addition, our deposits for lots controlled under option or similar contracts may be put at risk, and depressed land values may cause us to abandon and forfeit deposits on land option contracts and other similar contracts if we cannot satisfactorily renegotiate the purchase price of the subject land. Factors such as changes in regulatory requirements and applicable laws (including in relation to building regulations, taxation and planning), political conditions, the condition of financial markets, both local and national economic conditions, the financial condition of customers, potentially adverse tax changes, and interest and inflation rate fluctuations subject valuations to uncertainty. Moreover, all valuations are made on the basis of assumptions that may not prove to reflect economic or demographic reality. If commercial property demand decreases below what we anticipated when we acquired our inventory, our profitability may be adversely affected and we may not be able to recover our costs when we sell and build the commercial properties. In addition, we may incur charges against our earnings for inventory impairments if the value of our owned inventory, including land we decide to sell, is reduced or for land option contract abandonments if we choose not to exercise land option contracts or other similar contracts, and these charges may be substantial.

We intend to regularly review the value of our land holdings and continue to review our holdings on a periodic basis. If material write-downs and impairments in the value of our inventory are required and, if in the future we are required to sell land or commercial properties at a loss, our results of operations and financial condition would be adversely affected.

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A material amount of our revenues may be concentrated in one or more large customers. If we lose or experience a significant reduction in sales to such key customers, our revenues may decrease substantially and our results of operations and financial condition may be harmed.

For the years ended October 31, 2023 and 2022, with respect to our pachinko operation business, we reported total revenues of ¥4,874,215 thousand (US$32,182 thousand) and ¥3,966,010 thousand, respectively. For the years ended October 31, 2023 and 2022, with respect to our real estate business, we reported total revenues of ¥980,543 thousand (US$6,474 thousand) and ¥3,705,626 thousand, respectively.

There is no significant concentration of customers for pachinko operation business as the Company’s revenue is generated with small amount of revenue per play from numerous customers.

It is the nature of our business that a high concentration of our revenue is in the real estate business and therefore when we sell our real estate there is a tendency to have large customers who acquire such properties. Accordingly, in each year there may be a small number of customer purchasers from whom we generate our revenue. These customers may not be repeat customers and in each year it may be different single purchaser or small number of purchasers from which we generate a large percentage of our revenues. We rely on these purchasers and there is a risk that these purchasers may be unable to make payment under their obligations to us thereby affecting our revenues.

During the year ended October 31, 2023, we sold lands and buildings in Tokyo to one customer (Customer C) which accounted for 16.06% of our total revenues during the year ended October 31, 2023, respectively.

During the year ended October 31, 2022, we sold lands and buildings in Tokyo to two customers (Customers A and B) which accounted for 34.22% and 12.65% of our total revenues during the year ended October 31, 2022, respectively.

The contracts were separate sales contracts for each of the customers. The purchase price for each contract was paid in two installments: upfront payment and a lump sum at the time of delivery of the property. There are no long-term contracts or arrangements.

Any payment issues encountered by these large customers would likely harm our financial condition and results of operations. As of the prospectus date, the purchase price for each contract was fully paid and we do not recognize any payment issue.

Historically, we have relied to a material extent on certain suppliers. If we encounter delays or difficulties in securing the required materials from such suppliers and are unable to find replacements or immediately transition to alternative suppliers, the lack of supplies delaying the production of our products could have a material adverse

Suppliers for pachinko operation business mainly includes G-prize and general prize wholesalers and pachinko machine manufacturers. As described in the next section “Third Party System”, we need to purchase G-Prizes from wholesalers to operate pachinko hall, and we have significant concentration on these G-Prizes suppliers. Historically, we have relied to a material extent on certain wholesalers and three specific wholesalers supply approximately over 70% of the Company’s total pachinko operation business supplies per year.

With respect to our pachinko operation business, during the year ended October 31, 2023, we made 38.78%, 22.72%, and 16.91% of total purchases from three G-prizes wholesalers, Suppliers A, B and C, respectively. During the year ended October 31, 2022, the above percentages were 37.69%, 26.72% and 14.13% from three G-prizes wholesalers, Suppliers A, B and C, respectively.

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As part of our real estate business, we have relied to a material extent on certain suppliers for the purchase mainly of property and equipment. Although the Company has over 50 suppliers for the purchase related to real estate business, certain suppliers supply over 10% per year. These suppliers may not be recurring suppliers and in each year, it may be different single supplier.

With respect to our real estate business, during the year ended October 31, 2023, we purchased 34.43%, 22.16%, 18.76% and 17.97% of property and equipment from four suppliers, Suppliers E, H, I and F, respectively. During the year ended October 31, 2022, the above percentages were 28.22% and 56.26% from two suppliers, Suppliers F and G, respectively.

If we should encounter delays or difficulties in obtaining these supplies, our business related to these supplies and our financial condition, results of operations and reputation could be adversely affected.

If our contractors experience shortages in labor supply, increased labor costs or labor disruptions, there could be delays or increased costs in developing our real estate, which could adversely affect our operating results.

Our contractors require a qualified labor force to develop our commercial properties and build our commercial properties. Access to qualified labor may be affected by circumstances beyond their control, including:

●	work stoppages resulting from labor disputes;
●	shortages of qualified trades people, such as carpenters, roofers, electricians and plumbers;
●	changes in laws relating to union organizing activity;
●	changes in immigration laws and trends in labor force migration; and
●	increases in sub-contractor and professional services costs.

Any of these circumstances could give rise to delays in the start or completion of, or could increase the cost of, developing one or more of our commercial properties. We may not be able to recover these increased costs by raising our commercial property prices because the prices for each commercial property are typically set months prior to its delivery pursuant to sales contracts with our buyers. In such circumstances, our operating results could be adversely affected. Additionally, market and competitive forces may also limit our ability to raise the sales prices of our commercial properties.

Failure to recruit, retain and develop highly skilled, competent people at all levels may have a material adverse effect on our standards of service.

Key employees, including management team members, are fundamental to our ability to obtain, generate and manage opportunities. Key employees working in the real property building and construction industries are highly sought after. Failure for our third party contractors to attract and retain such personnel or to ensure that their experience and knowledge are not lost when they leave the business through retirement, redundancy or otherwise may adversely affect the standards of their service to us in developing the properties and may have an adverse impact on our business, financial conditions and operating results. In addition, we do not maintain key person insurance in respect of any member of our senior management team. The loss of any of our management members or key personnel could adversely impact our business, financial condition and operating results.

As stated above, all of the work on site is performed by contractors. In addition, the number of young craftsmen has decreased due to the image of hard labor. At the same time, the number of skilled craftsmen is declining due to the retirement of baby boomers and other factors. In addition, if contractors are unable to secure sufficient human resources, delays in construction and development and quality problems may occur, leading to a decline in customer satisfaction. If salaries are raised to secure highly skilled craftsmen, this will also affect the price of construction.

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Government regulations and legal challenges may delay the start or completion of our projects by third party contractors, increase our expenses or limit our building by third party contractors or other activities, which could have a negative impact on our results of operations.

Country and prefecture, ordinances, rules and regulations concerning building, health and safety, site and building design, environment, zoning, sales and similar matters apply to and/or affect the housing industry. In addition, our third party contractors ability to obtain or renew permits or approvals and the continued effectiveness of permits already granted or approvals already obtained depends on factors beyond their control, such as changes in federal, prefecture and local policies, rules and regulations and their interpretations and application. Furthermore, we are also subject to various fees and charges of government authorities designed to defray the cost of providing certain governmental services and improvements. For example, local and prefecture governments have broad discretion regarding the imposition of development fees for projects under their jurisdictions, as well as requiring concessions or that the builder construct certain improvements to public places such as parks and streets or fund schools.

Municipalities may restrict or place moratoriums on the availability of utilities, such as water and sewer taps. If municipalities in which we operate take such actions, it could have an adverse effect on our business by causing delays, increasing our costs or limiting our ability to operate in those municipalities.

Certain cities in which we operate have in the past approved, or approved for inclusion on their voting ballots, various “slow growth” or “no growth” initiatives and other ballot measures that could negatively impact the availability of land and building opportunities within those localities. These measures may reduce our ability to build and sell commercial properties in the affected markets, including with respect to land we may already own, and create additional costs and administration requirements, which in turn may harm our future sales, margins and earnings. A further expansion of these measures or the adoption of new slow-growth, no-growth or other similar programs could exacerbate such risks.

Governmental regulation affects not only construction activities but also sales activities, mortgage lending activities and other dealings with consumers. Further, government agencies routinely initiate audits, reviews or investigations of our business practices to ensure compliance with applicable laws and regulations, which can cause us to incur costs or create other disruptions in our business that can be significant. Further, we may experience delays and increased expenses as a result of legal challenges to our proposed commercial property building, whether brought by governmental authorities or private parties.

Regulations regarding environmental matters and climate change may affect us by substantially increasing our costs and exposing us to potential liability.

We are subject to various environmental laws and regulations, which may affect aspects of our operations such as how we manage stormwater runoff, wastewater discharges and dust; how we develop or operate on properties on or affecting resources such as cultural resources, or areas subject to preservation laws; and how we address contamination. Developers and commercial property builders may become subject to more stringent requirements under such laws. It is unclear how these future developments and related matters, including at the prefectural or municipal level, will ultimately affect the regulated areas in which we may operate. While we cannot predict with certainty the extent to which developments in areas with stringent building requirements or legal restrictions or other environmental requirements that may become effective will affect us, they could require time-consuming and costly compliance programs or result in significant expenditures, which could lead to delays and increased operating costs. Our failure to comply with environmental laws could result in fines, penalties, restoration obligations, revocation of permits, and other sanctions. Pollution and other environmental conditions at or near our development sites could result in litigation against us for personal injury, property damage, or other losses. For example, if we conduct development activities in an area that has been developed with fill, even if we have obtained a development permit, we may conduct sloppy construction work or cause landslides due to downpours and other disasters. In such cases, people may die.

In addition, there is a variety of legislation being enacted, or considered for enactment, at the national, prefectural, and municipal government levels relating to energy and climate change. This legislation relates to items such as carbon dioxide emissions control and building codes that impose energy efficiency standards. New building code requirements that impose stricter energy efficiency standards could significantly increase our cost to construct commercial properties. As climate change concerns continue to grow, legislation and regulations of this nature are expected to continue and become more costly to comply with. In addition, it is possible that some form of expanded energy efficiency legislation may be passed by the federal agencies and certain state legislatures, which may, despite being phased in over time, significantly increase our costs of building commercial properties and the sale price to our buyers and adversely affect our sales volumes. We may be required to apply for additional approvals or modify our existing approvals because of changes in local circumstances or applicable law. Energy-related initiatives affect a wide variety of companies throughout Japan and the world and, because our operations are heavily dependent on significant amounts of raw materials, such as lumber, steel and concrete, they could have an indirect adverse impact on our operations and profitability to the extent the manufacturers and suppliers of our materials are burdened with expensive cap and trade and similar energy related taxes and regulations.

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Raw materials and building supply shortages and price fluctuations could delay or increase the cost of commercial property construction and adversely affect our operating results.

The commercial real estate construction industry has experienced numerous difficulties in procuring raw materials and has been adversely affected by fluctuations in global commodity prices. In particular, shortages and price fluctuations in critical raw materials such as concrete, gypsum board, and lumber could delay the start or completion of one or more other commercial real estate developments by third party contractors and increase development costs. Our needs for steel-related materials are particularly vulnerable to shortages. In addition, the delivery of raw materials and the transportation of workers to work sites and the cost of fuel oil used for heavy equipment are highly variable and may be subject to geopolitical events, major storms, other severe weather conditions, and the consequences of significant environmental incidents. Environmental laws and regulations may also negatively impact the availability and prices of raw materials such as lumber and concrete. These increased costs could adversely affect our operating margins and results of operations. In addition, we may not be able to pass on increased construction costs to customers with whom we have already entered into purchase contracts. In addition, such increased costs could adversely affect the economies of the regions in which we operate and reduce demand for our commercial real estate.

We intend to have significant operations in certain geographic areas, which will subject us to an increased risk of loss of revenue or decreases in the market value of our land and commercial properties in these regions from factors which may affect any of these regions.

We anticipate that our operations will be concentrated in three wards of Tokyo, Minato-ku, Chiyoda-ku, and Chuo-ku. Some or all of these regions could be affected by:

●	severe weather;
●	natural disasters;
●	climate change;
●	shortages in the availability or increased costs in obtaining land, equipment, labor or building supplies;
●	unemployment;
●	changes to the population growth rates and therefore the demand for commercial properties in these regions; and
●	changes in the regulatory and fiscal environment.

Due to our business is concentrated in urban areas, negative factors affecting one or a number of these geographic regions at the same time could result in a relatively greater impact on our results of operations than they might have on other companies that have a more diversified portfolio of operations. To the extent that regions in which our business is concentrated are impacted by an adverse event, we could be disproportionately affected compared to companies whose operations are less geographically concentrated.

The markets in which we operate are, to some extent, dependent on certain sectors of the economy, and declines in those sectors could affect our sales and activities in those areas. For example, the oil and gas industry is highly volatile and is subject to declining commodity prices, climate change, laws and regulations, and other factors that could reduce employment or otherwise adversely affect the economy, which in turn could adversely affect commercial real estate sales and activities. Similarly, slowing or declining population growth in our key markets, especially when compared to historically high population growth rates, could affect demand for rental real estate and result in lower rents in these markets, which could adversely affect our business, financial condition and results of operations.

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We may incur a variety of costs to engage in future growth or expansion of our operations or acquisitions or disposals of businesses, and the anticipated benefits may never be realized.

As a part of our business strategy, we may make acquisitions, or significant investments in, and/or disposals of, businesses. Any future acquisitions, investments and/or disposals would be accompanied by risks such as:

●	difficulties in assimilating the operations and personnel of acquired companies or businesses;
●	diversion of our management’s attention from ongoing business concerns;
●	our potential inability to maximize our financial and strategic position through the successful incorporation or disposition of operations;
●	maintenance of uniform standards, controls, procedures and policies; and
●	impairment of existing relationships with employees, contractors, suppliers and customers as a result of the integration of new management personnel and cost-saving initiatives.

Acquisitions can reduce our liquidity if we fund them with cash. In addition, acquisitions can expose us to valuation risks, including the risk of writing off goodwill or impairing inventory and other assets related to such acquisitions. The risk of goodwill and asset impairments will increase during a cyclical commercial property downturn when our profitability may decline.

We cannot guarantee that we will be able to successfully integrate any company or business that we might acquire in the future, and our failure to do so could harm our current business. In addition, we may not realize the anticipated benefits of these transactions and there may be other unanticipated or unidentified effects. While we would seek protection, for example, through warranties (and indemnities, where applicable,) in the case of acquisitions, significant liabilities may not be identified in due diligence or may come to light after the expiry of warranty or indemnity periods. Additionally, in the case of disposals, while we would seek to limit our ongoing exposure, for example, through liability caps and time limits on warranties and indemnities, some warranties and indemnities may give rise to unexpected and significant liabilities. Any claims arising in the future may adversely affect our business, financial condition and operating results. We may not be able to manage the risks associated with these transactions and the effects of such transactions, which may materially and adversely affect our business, financial condition and operating results.

Dispositions have their own risks associated with the separation of operations and personnel, the potential provision transition services and the allocation of management resources. Dispositions may also result in lost synergies that could negatively impact our balance sheet, income statement and cash flows.

A major health and safety incident relating to our business could be costly in terms of potential liabilities and reputational damage.

Building sites are inherently dangerous and pose certain inherent health and safety risks to construction workers and other persons on the site. Due to health and safety regulatory requirements and the number of projects our third party contractor anticipates working on for us, health and safety performance is critical to the success of all areas of our business. Any failure in health and safety performance may result in penalties for non-compliance with relevant regulatory requirements, and a failure that results in a major or significant health and safety incident is likely to be costly in terms of potential liabilities incurred as a result. Such a failure could generate significant negative publicity and have a corresponding impact on our reputation, our relationships with relevant regulatory agencies or governmental authorities, and our ability to attract customers and employees, which in turn could have a material adverse effect on our business, financial condition and operating results.

Ownership or occupation of land and the use of hazardous materials carries potential environmental risks and liabilities.

We are subject to various local, regional, and national laws, rules, and regulations regarding land use and the protection of health and the environment, including discharges of pollutants to water and air, storm water discharges, the presence and exposure to asbestos, handling of hazardous materials, and cleaning contaminated sites. We may be liable for the cost of removal, investigation and correction of hazardous or toxic substances on real property now or formerly owned, leased or occupied by us, whether or not we caused the contamination and whether or not we had knowledge of the contamination. The costs of removal, investigation, and remediation of such materials and the costs of defending against environmental litigation may be substantial, and insurance coverage for such litigation may be limited or nonexistent. The presence of such materials or the failure to properly dispose of such materials could also adversely affect our ability to sell the land or borrow against the land. Environmental impacts from past activities may be identified in some of the projects we develop. Future projects may also be located on land that may be contaminated by past uses. While we do not intend to acquire projects that require soil remediation as a result of past contamination, we cannot assure you that there will not be significant future litigation or liability associated with such development. In addition, such contamination or other environmental conditions at or near our development site could result in litigation against us for personal injury, property damage or other losses.

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The particular impact and requirements of environmental laws that apply to any given site vary greatly according to the site, the site’s environmental conditions and the present and former use of the site. We expect that increasingly stringent requirements may be imposed on commercial property builders in the future. In addition, violations of environmental laws and regulations can result in injunctions, civil penalties, remediation expenses and other costs. Further, some environmental laws impose strict liability, which means that we may be held liable for unlawful environmental conditions on property we own, or previously owned, which we did not create.

We may face substantial damages or be enjoined from pursuing important activities as a result of future litigation, arbitration or other claims.

We may be involved in various litigation and legal claims in the normal course of our business operations, including actions brought on behalf of various classes of claimants.

We will establish liabilities for legal claims and regulatory matters when such matters are both probable of occurring and any potential loss is reasonably estimated. We will accrue for such matters based on the facts and circumstances specific to each matter and revise these estimates as the matters evolve. In such cases, there may exist an exposure to loss in excess of any amounts currently accrued. In view of the inherent difficulty of predicting the outcome of these legal and regulatory matters, we generally cannot predict the ultimate resolution, the related timing or any eventual loss. To the extent the liability arising from the ultimate resolution of any matter exceeds the estimates reflected in the recorded reserves relating to such matter, we could incur additional charges that could be significant. Unfavorable litigation, arbitration or claims could also generate negative publicity in various media outlets that could be detrimental to our reputation.

Utility and resource shortages or rate fluctuations could have an adverse effect on our operations.

Several of the markets in which we intend to operate have historically been subject to electric, gas, water supply and resource shortages, including significant changes in the availability of electricity and water. Shortages of electricity, gas, water supply and natural resources in our markets could make it difficult to obtain regulatory approval for new development and have other adverse consequences. For example, Japan has scarce fuel resources, making energy prices very sensitive to global conditions. The sharp rise in fuel prices triggered by the Ukraine crisis is expected to increase costs at all stages of the construction process. The Company may face difficulty in passing on higher prices for infrastructure resources to its sales prices, which could reduce its profit margins.

In the event that restrictions on the use of electricity are imposed and construction cannot be performed on certain days due to tight power supply, further labor and other costs are expected to be incurred since the project will not proceed according to the schedule. For example, the Tokyo Metropolitan Government, the governing body of our main development site, is expected to pass an ordinance this fall requiring the installation of solar panels on residences pursuant to the Third Conference of the Parties to the UN Framework Convention on Climate Change. This will require developers to incur a greater construction cost for the installation of large storage batteries, so design plans will have to be changed. Even if sales prices are raised, if rents do not keep pace with the increase, the property may become less attractive as investment real estate and sales may slow down.

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Any of the foregoing, individually or collectively, could adversely affect the regional economies in which we operate, which may limit, impair or delay our ability to acquire and develop land and/or build and deliver commercial properties, increase our production costs or reduce demand for our commercial properties, thereby negatively affecting our business and results of operations.

The illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties.

Real estate investments are relatively illiquid. As a result, we may not be able to sell a property or properties quickly or on favorable terms in response to changing economic, financial and investment conditions when it otherwise may be prudent to do so. Deteriorating conditions in the Japanese economy and credit markets may make it difficult to sell properties at attractive prices. We cannot predict whether we will be able to sell any property for the price or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. We may be required to expend funds to correct defects or to make improvements before a property can be sold, and we cannot provide any assurances that we will have funds available to correct such defects or to make such improvements. Our inability to dispose of assets at opportune times or on favorable terms could adversely affect our cash flows and results of operations.

We may not make a profit if we sell a property.

The prices that we can obtain when we determine to sell a property will depend on many factors that are presently unknown, including the operating history, tax treatment of real estate investments, demographic trends in the area and available financing. There is a risk that we will not realize any significant appreciation on our investment in a property. Accordingly, your ability to recover all or any portion of your investment under such circumstances will depend on the amount of funds so realized and claims to be satisfied therefrom.

Competition for acquisitions may result in fewer acquisition opportunities and increased prices for properties, which may impede our growth and materially and adversely affect us.

Our growth depends in part on our ability to identify attractive real estate investment opportunities that are compatible with our acquisition strategy. We may not be successful in identifying such investment opportunities or in consummating acquisitions on favorable terms, if at all. In addition, we can provide no assurances regarding the availability of, or our ability to source and close, off-market or limited-market deals. Failure to identify or consummate acquisitions on favorable terms, or at all, would impede our growth and materially and adversely affect us.

Further, we face significant competition for attractive investment opportunities from an indeterminate number of other real estate investors, including investors with significantly greater capital resources and access to capital than we have, such as commercial developers, real estate companies, and foreign investors that operate in the markets in which we may operate, that will compete with us in acquiring residential, commercial, and other properties that will be seeking investments and tenants for these properties. Moreover, if current market conditions deteriorate resulting in depressed real estate values, owners of real estate may be reluctant to sell, resulting in fewer acquisition opportunities. As a result of such increased competition and limited opportunities, we may be unable to acquire additional properties as we desire or the purchase price of such properties may be significantly elevated, which may impede our growth and materially and adversely affect us.

In addition, our properties may be located in close proximity to other properties that will compete against our properties for tenants. Many of these competing properties may be better located and/or appointed than the properties that we will acquire, giving these properties a competitive advantage over our properties, and we may, in the future, face additional competition from properties not yet constructed or even planned. This competition could adversely affect our business. The number of competitive properties could have a material effect on our ability to rent space at our properties and the amount of rents charged. We could be adversely affected if additional competitive properties are built in locations competitive with our properties, causing increased competition for residential renters. In addition, our ability to charge premium rental rates to tenants may be negatively impacted. This increased competition may increase our costs of acquisitions or lower the occupancies and the rent we may charge tenants. This could result in decreased cash flow from tenants and may require us to make capital improvements to properties which we would not have otherwise made.

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The consideration paid for our target acquisition may exceed fair market value, which may harm our financial condition and operating results. We may also be unable to lease vacant space or renegotiate existing leases at market rates, which would adversely affect our returns on a target acquisition.

The consideration that we pay will be based upon numerous factors, and the target acquisition may be purchased in a negotiated transaction rather than through a competitive bidding process. We cannot assure anyone that the purchase price that we pay for a target acquisition or its appraised value will be a fair price, that we will be able to generate an acceptable return on such target acquisition, or that the location, lease terms or other relevant economic and financial data of any properties that we acquire will meet acceptable risk profiles. We may also be unable to lease vacant space or renegotiate existing leases at market rates, which would adversely affect our returns on a target acquisition. As a result, our investments in our target acquisition may fail to perform in accordance with our expectations, which may substantially harm our operating results and financial condition.

Markets in which the Company is anticipated to invest are subject to a high degree of volatility and, therefore, the Company’s performance may be volatile.

The Company’s business will involve a high degree of financial risk. Markets in which the Company is anticipated to invest are subject to a high degree of volatility and therefore the Company’s performance may be volatile. There can be no assurance that the Company’s investment objective will be realized or that investors will receive a full return of their investment. The Manager in its sole discretion may employ such investment strategies and methods as it determines to adopt.

The volatile credit and capital markets could have a material adverse effect on our financial condition.

Our ability to manage our future debt and liquidity will be dependent on our level of positive cash flow. An economic downturn may negatively impact our cash flows. Credit and capital markets can be volatile, which could make it more difficult for us to refinance our debt or to obtain additional debt or equity financings in the future. Such constraints could increase our costs of borrowing and could restrict our access to other potential sources of future liquidity. Our failure to have sufficient liquidity to make interest and other payments required by our debt could result in a default of such debt and acceleration of our borrowings, which would have a material adverse effect on our business and financial condition.

A prolonged economic downturn could materially affect us in the future.

The bursting of the Heisei Bubble in 1990 (an economic bubble in Japan from 1986 to 1991 in which real estate and stock market prices were greatly inflated) and the Lehman Shock in 2008 (the failure of Lehman Brothers which triggered turmoil in the financial markets) brought a prolonged recession to Japan. Looking at land price movements before and after the Heisei Bubble, official land prices in the Tokyo area rose by an astonishing 60% for both residential and commercial land from 1987 to 1988. Since then, they did not rise to positive levels until just before the Lehman Shock. The Lehman Shock made it difficult to obtain loans from financial institutions even in Japan, and some companies went bankrupt due to lack of cash reserves even though their financial statements showed a profit, and there were some surplus bankruptcies. There is a possibility that a similar event could have a negative impact on the Company’s business and earnings.

Cyber-attacks and other security incidents that disrupt our real estate leasing operations or result in the breach or other compromise of proprietary or confidential information about us or our workforce, customers, or other third parties could disrupt our business, harm our reputation, cause us to lose clients and expose us to costly regulatory enforcement and litigation.

We routinely manage, store, transmit and otherwise process large amounts of proprietary information and confidential data, including sensitive and personally identifiable information relating to our real estate leasing operations and customers. We face numerous evolving cyber threats of increasing scale, volume, severity, and complexity, making it increasingly difficult to defend against security incidents successfully or to implement adequate preventative measures.

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Despite our internal controls and significant investment in security measures, criminal or other unauthorized threat actors, including nation prefectures or prefecture-sponsored organizations, may be able to penetrate our security measures, breach our information technology systems, misappropriate or compromise confidential and proprietary information of our Company and our customers, cause system disruptions and shutdowns, or introduce ransomware, malware, or vulnerabilities into our products, systems, and networks or those of our customers and partners. Employees, contractors, or other insiders may introduce vulnerabilities into our environments or otherwise may seek to misappropriate our intellectual property and proprietary information. In addition, cyber-attacks are increasingly being used in geopolitical conflicts. The shift to work-from-home and flexible work arrangements resulting from the COVID-19 pandemic also may increase our vulnerability, as employees and contractors of our Company and third-party providers are working remotely and using home networks that may pose a significant risk to network and cyber security.

The costs to address cyber risks, both before and after a security incident, could be significant, regardless of whether incidents result from an attack on us directly or on third-party vendors upon which we rely. Our third-party vendors continue to experience security incidents of varying severity, including but not limited to increased ransomware attacks, network intrusions, and unauthorized data exfiltration, which have directly and indirectly impacted our operations in the past. Targeted cyber-attacks or those that may result from a security incident directed at a third-party vendor could compromise our internal systems and products and the systems of our customers, resulting in interruptions, delays, or cessation of service that could disrupt business operations for us and our customers. Our proactive measures and remediation efforts may not be successful or timely. In addition, breaches of our security measures and the unapproved dissemination of proprietary information or sensitive or confidential data about us, our customers, or other third parties could impair our intellectual property rights and expose us, our customers, or such other third parties to a risk of loss or misuse of such information or data. Any such incidents also could subject us to government investigations and regulatory enforcement actions, litigation, potential liability, damage our brand and reputation, or otherwise harm our business and operations.

Hardware and operating system software and applications that we produce or procure from third parties also may contain defects in design or manufacture or other deficiencies, including security vulnerabilities that could interfere with the operation or security of our products, services, and offerings. In the event of a security vulnerability or other flaws in third-party components or software code, we may have to rely on multiple third parties to mitigate vulnerability. Such mitigation techniques may be ineffective or may result in adverse performance, system instability or data loss, and may not always be available, or available on a timely basis. Any actual or perceived security vulnerabilities in our products or services, or those of third parties we sell, could lead to loss of existing or potential customers, and may impede our sales, manufacturing, distribution, outsourcing services, information technology solutions, and other critical functions and offerings. Failure to promptly mitigate security vulnerabilities may adversely affect our brand and reputation and subject us in government investigations, regulatory enforcement actions, litigation and potential liability resulting from our inability to fulfill our contractual obligations to our customers and partners.

We are subject to an increasing number of laws and regulations in Japan and other countries relating to the collection, use, transfer, and protection of customer data and other sensitive, confidential, and proprietary information. Our ability to execute transactions and to process and use personal information and other data in the conduct of our business and service of our customers subjects us to increased obligations to comply with applicable laws and regulations and may require us to notify regulators, customers, employees, or other individuals or entities of a security incident or data or privacy breach. We continue to incur significant expenditures to comply with mandatory privacy, security, data protection and localization requirements and controls imposed by law, regulation, industry standards and contractual obligations. Despite such expenditures, we may face regulatory and other legal actions, including potential liability, in the event of a security incident or data or privacy breach or perceived or actual non-compliance with such requirements and controls.

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Risks Related to Our Indebtedness

Our level of indebtedness could materially and adversely affect our business, financial condition and results of operations.

The total debt outstanding under our credit facilities as of October 31, 2023 was approximately ¥7,779,290 thousand (US$51,362 thousand) on a consolidated basis. Our indebtedness could have significant effects on our business, such as:

●	limiting our ability to borrow additional amounts to fund working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy and other purposes;

●	requiring us to dedicate a substantial portion of our cash flow from operations to pay principal and interest on our debt, which would reduce availability of our cash flow to fund working capital, capital expenditures, acquisitions, execution of our growth strategy and other general corporate purposes;

●	making us more vulnerable to adverse changes in general economic, industry and competitive conditions, in government regulation and in our business by limiting our ability to plan for and react to changing conditions; and

●	placing us at a competitive disadvantage compared with our competitors that have less debt.

In addition, we may not be able to generate sufficient cash flow from our operations to repay our indebtedness when it becomes due and to meet our other cash needs. If we are not able to pay our debts as they become due, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. We may not be able to refinance our debt or sell additional debt or equity securities or our assets on favorable terms, if at all, and if we must sell our assets, it may negatively affect our ability to generate revenues.

Our outstanding debt agreements may limit our flexibility in operating and expanding our business.

As of March 15, 2024, we had a total of 45 loans with 12 Japanese financial institutions for an aggregate principal amount of approximately ¥7,762,174 thousand (US$51,249 thousand) on a consolidated basis. None of the loan agreements contain any material financial covenants, although certain of the government-sponsored loans set a limit on the total loan amount we may borrow from other government-sponsored lenders. However, 29 of the loan agreements have our Chief Executive Officer as a personal guarantor of such debt obligations of our Company. If we release our Chief Executive Officer from such a guarantor burden, the lenders may request us to provide them with alternative collateral and/or seek additional negative covenants on the existing loan agreements. This could limit our discretion to invest, utilize, and/or dispose of our assets for business.

Furthermore, the potential restrictive covenants to be contained in our existing and future loan agreements may restrict our access to future debt financing, on which our business operations and expansion plans, in part, depend. If our revenues decrease materially or we experience a significant increase in our interest expenses, we may not have enough available cash or be able to raise additional funds on satisfactory terms, if at all, through equity or debt financings to make any required prepayment or repay such indebtedness at the time any such event of default occurs. In such an event, we may be required to delay, limit, reduce or terminate our business development or expansion efforts. Our business, financial condition and results of operations could be materially adversely affected as a result.

To service our indebtedness and make payments under the leases, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, make payments under the leases and fund planned capital expenditures and expansion efforts will depend upon our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flows from operations, or that future borrowings will be available to us under our credit facilities in amounts sufficient to enable us to pay our obligations under our leases or pay our indebtedness, as such indebtedness matures and to fund our other liquidity needs. In such circumstances, we may need to refinance all or a portion of our indebtedness, at or before maturity, and cannot provide assurances that we will be able to refinance any of our expected indebtedness on commercially reasonable terms, or at all. We may have to adopt one or more alternatives, such as reducing or delaying planned expenses and capital expenditures, selling assets, restructuring debt, or obtaining additional equity or debt financing or joint venture partners. These financing strategies may not be completed on satisfactory terms, if at all. In addition, certain states’ laws contain restrictions on the ability of companies engaged in the gaming business to undertake certain financing transactions. Some restrictions may prevent us from obtaining necessary capital.

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Risks Related to Financing

Constriction of the capital markets could limit our ability to access capital and increase our costs of capital.

We intend to fund our operations from cash from operations, capital markets financings and borrowings and other loan facilities. Volatile economic conditions and the constriction of the capital markets could reduce the sources of liquidity available to us and increase our costs of capital. If the size or availability of our banking facilities is reduced in the future, or if we are unable to obtain new, or renew existing, facilities in the future on favorable terms or otherwise access the loan or capital markets, it would have an adverse effect on our liquidity and operations.

We believe we will be able to meet these capital requirements with our cash resources and future cash flows and, if required, other sources of financing that we anticipate will be available to us. However, we can provide no assurance that we will continue to be able to do so, particularly if industry or economic conditions deteriorate. The future effects on our business, liquidity and financial results of these conditions could be adverse, both in the ways described above and in other ways that we do not currently foresee.

Our ability to obtain additional financing on commercially reasonable terms may be limited.

Although we believe that our cash, cash equivalents and short-term investments, as well as future cash from operations and borrowings, will provide adequate resources to fund ongoing operating requirements, we may need to seek additional financing to compete effectively. If we are unable to obtain financing on commercially reasonable terms, it could:

●	reduce funds available to us for purposes such as working capital, capital expenditures, strategic acquisitions and other general corporate purposes;

●	restrict our ability to capitalize on business opportunities;

●	increase our vulnerability to economic downturns and competitive pressures in the markets in which we operate; and

●	place us at a competitive disadvantage.

In the event that we undertake future development plans for capital-intensive projects, we may be required to borrow significant amounts under our credit facilities and, depending on which projects are pursued to completion, may cause us to incur substantial additional indebtedness.

We expect to fund our working capital and general corporate requirements (including our development activities) with cash flow from operations and funding from our debt agreements, but cannot provide assurances that such financing will provide adequate funding for our future developments. In the event that we pursue future developments and our future cash flows from operations do not match the levels we currently anticipate, whether due to downturns in the economy or otherwise, we may need to amend the terms of our credit facility or obtain waivers from our lenders in order to implement future development plans. We may not be able to obtain such an amendment or waiver from our lenders. In such event, we may need to raise funds through the capital markets and may not be able to do so on favorable terms or on terms acceptable to us.

We might obtain lines of credit and other borrowings, which increases our risk of loss due to potential foreclosure.

We may obtain lines of credit and long-term financing that may be secured by our assets. As with any liability, there is a risk that we may be unable to repay our obligations from the cash flow of our assets. Therefore, when borrowing and securing such borrowings with our assets, we risk losing such assets in the event we are unable to repay such obligations or meet such demands.

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We have broad authority to incur debt.

Our policies do not limit us or our subsidiary entities from incurring debt. High debt levels would cause us to incur higher interest charges and higher debt service payments and may also be accompanied by restrictive covenants.

Risks Related to our Corporate Structure

Investors will not receive the benefit of the regulations provided to real estate investment trusts or investment companies.

We are not a real estate investment trust and enjoy a broader range of permissible activities. Under the Investment Company Act of 1940, an “investment company” is defined as an issuer which is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities; is engaged or proposes to engage in the business of issuing face-amount certificates of the installment type, or has been engaged in such business and has any such certificate outstanding; or is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40 percent of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis.

We intend to operate in such manner as not to be classified as an “investment company” within the meaning of the Investment Company Act of 1940 as we intend on primarily holding and managing real estate. The management and the investment practices and policies of ours are not supervised or regulated by any federal or state authority. As a result, investors will be exposed to certain risks that would not be present if we were subjected to a more restrictive regulatory situation.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted.

If we are ever deemed to be an investment company under the Investment Company Act of 1940, we may be subject to certain restrictions including:

●	restrictions on the nature of our investments; and

●	restrictions on the issuance of securities.

In addition, we may have imposed upon us certain burdensome requirements, including:

●	registration as an investment company;

●	adoption of a specific form of corporate structure; and

●	reporting, record keeping, voting, proxy, compliance policies and procedures and disclosure requirements and other rules and regulations.

The exemption from the Investment Company Act of 1940 may restrict our operating flexibility. Failure to maintain this exemption may adversely affect our profitability.

We do not believe that at any time we will be deemed an “investment company” under the Investment Company Act of 1940 as we do not intend on trading or selling securities. Rather, we intend to hold and manage real estate. However, if at any time we may be deemed an “investment company,” we believe we will be afforded an exemption under Section 3(c)(5)(C) of the Investment Company Act of 1940, as amended (referred to in this offering as the “1940 Act”). Section 3(c)(5)(C) of the 1940 Act excludes from regulation as an “investment company” any entity that is primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate”. To qualify for this exemption, we must ensure our asset composition meets certain criteria. Generally, 55% of our assets must consist of qualifying mortgages and other liens on and interests in real estate and the remaining 45% must consist of other qualifying real estate-type interests. Maintaining this exemption may adversely impact our ability to acquire or hold investments, to engage in future business activities that we believe could be profitable, or could require us to dispose of investments that we might prefer to retain. If we are required to register as an “investment company” under the 1940 Act, then the additional expenses and operational requirements associated with such registration may materially and adversely impact our financial condition and results of operations in future periods.

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Risks Related to Insurance

We may suffer losses that are not covered by insurance.

Certain weather and environmental events, such as fire, lightning, bursts and explosions, wind, hail, snow, and water damage, can cause damage to real estate. Fire insurance policies can be acquired to prepare for such events. In addition, earthquake insurance can be purchased along with fire insurance. Even in the event of an unprecedented disaster such as the Great East Japan Earthquake, earthquake insurance is a highly public insurance policy operated under the Earthquake Insurance Law, which by law guarantees insurance payments of up to ¥5,500,000,000 thousand (Note: ¥6,200,000,000 thousand from April 1, 2012) per earthquake. However, not all perils are covered by insurance, as some are subject to insurance exclusions. For example, earthquake insurance does not pay out if there is no damage to the building itself, but only to gates, fences, or hedges, nor does it pay out for damage caused by war, civil war, or other similar events or riots. Damage caused by land subsidence, uplift, movement, or vibration. will also not be paid.

In the event of a significant loss, insurance coverage may be insufficient to pay the full market value or general reacquisition cost of the underlying property. Factors such as inflation, changes in building codes and ordinances, and environmental considerations may make it impossible to replace the underlying property with insurance proceeds if the underlying property is damaged or destroyed. Under these circumstances, the insurance proceeds received may be insufficient to restore the property.

On January 18, 2024, the Company experienced a fire at the Jaran Kawaguchi Yahei pachinko hall. The fire did not result in harm to any people or surrounding properties and to date, no claims have been asserted against us. However, the fire caused damage to the interior and exterior of the building as well as damage to the pachinko machines which are malfunctioning, and which has resulted in the temporary suspension of the hall operations. As of March 15, 2024, the hall is not open to the public. We believe that the hall can be repaired and re-opened during the third quarter of the fiscal year ending October 31, 2024. We estimate that the amount of the repair costs to re-open the hall, including replacement of pachinko machines, would be approximately ¥690 million (US$4.56 million), the amount of lost operating income due to suspension would be approximately ¥40 million (US$0.26 million), and the amount of insurance compensation would be approximately ¥580 million (US$3.83 million). However, since the details of the damage are still being assessed, the estimated timing of reopening of the hall and dollar amount of damages and repair costs may vary. With respect to the losses not covered by insurance (approximately ¥150 million (US$0.99 million)), we believe we can absorb them by our cash and cash equivalents.

Risks Related to Intellectual Property

Failure to protect our intellectual property could substantially harm our business and operating results.

The names and marks of Libera and Libera Gaming Operations, Inc. mentioned in this prospectus are not registered as trademarks. We intend to register the names and marks of Libera and Libera Gaming Operations, Inc. as trademarks in Japan. We seek to protect our intellectual property under trade secrets, trademarks, and copyrights as well as through a combination of confidentiality agreements with employees and third parties, other contractual restrictions, technical measures and other methods. The protection they afford is limited. Unauthorized persons may attempt to use our trademarks or obtain or use our trade secrets and other confidential information. Moreover, monitoring our intellectual property rights is difficult, costly, and not always effective.

Assertions by third parties of infringement or other violation by us of their intellectual property rights could result in significant costs and substantially harm our business and operating results.

Companies may be sued based on allegations of infringement, misappropriation, or other violations of intellectual property rights. Certain companies, including our competitors, own patents, copyrights, trademarks, and trade secrets and may enforce them to assert claims against us. Third parties may in the future claim that we have infringed, misappropriated, or violated their intellectual property rights. Existing laws and regulations may evolve and be interpreted differently, and local governments and legislative or regulatory bodies may expand existing laws and regulations or enact new ones. It is difficult for us to guarantee that we have not infringed or violated the intellectual property rights of any third party.

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We cannot predict whether any claim of infringement or misappropriation arising out of any third party’s intellectual property rights or any such claim will have a material adverse effect on our business and results of operations. If we are forced to defend against an infringement or misappropriation claim, we may have to expend significant time and resources defending against such claim, even if there is no merit to the claim, the claim has been settled out of court, or a decision has been rendered in our favor. In addition, as an unfavorable outcome of a dispute, we may be required to If we are found to have willfully infringed on the intellectual property of a party in Japan, we may be required to pay damages, including criminal penalties and attorneys’ fees; cease manufacturing, licensing, or using products or services that are alleged to infringe or misappropriate the intellectual property rights of others; use further development resources to redesign our products; or use of development resources, entering into potentially adverse royalty/license agreements to obtain the right to use necessary technology or materials, or indemnification of our partners and other third parties. Royalty and license agreements, if necessary or desirable, may not be available on terms that we are willing to accept, or may not be available at all, and may require the expenditure of significant royalty and other fees. In addition, we do not have broadly applicable patent liability insurance coverage, and litigation relating to patent rights, even if we prevail, could be costly to resolve and could be a drain on our operations.

General Risks

If our cost efficiency measures are not successful, we may become less competitive.

We continue to focus on minimizing operating expenses through cost improvements and simplification of our corporate structure. We may experience delays or unanticipated costs in implementing our cost efficiency plans, which could prevent the timely or full achievement of expected cost efficiencies and adversely affect our competitive position.

Cyber-attacks and other security incidents that disrupt our real estate leasing operations or result in the breach or other compromise of proprietary or confidential information about us or our workforce, customers, or other third parties could disrupt our business, harm our reputation, cause us to lose clients and expose us to costly regulatory enforcement and litigation.

We routinely manage, store, transmit and otherwise process large amounts of proprietary information and confidential data, including sensitive and personally identifiable information relating to our real estate leasing operations and customers. We face numerous evolving cyber threats of increasing scale, volume, severity, and complexity, making it increasingly difficult to defend against security incidents successfully or to implement adequate preventative measures.

Despite our internal controls and significant investment in security measures, criminal or other unauthorized threat actors, including nation prefectures or prefecture-sponsored organizations, may be able to penetrate our security measures, breach our information technology systems, misappropriate or compromise confidential and proprietary information of our Company and our customers, cause system disruptions and shutdowns, or introduce ransomware, malware, or vulnerabilities into our products, systems, and networks or those of our customers and partners. Employees, contractors, or other insiders may introduce vulnerabilities into our environments or otherwise may seek to misappropriate our intellectual property and proprietary information. In addition, cyber-attacks are increasingly being used in geopolitical conflicts. The shift to work-from-home and flexible work arrangements resulting from the COVID-19 pandemic also may increase our vulnerability, as employees and contractors of our Company and third-party providers are working remotely and using home networks that may pose a significant risk to network and cyber security.

The costs to address cyber risks, both before and after a security incident, could be significant, regardless of whether incidents result from an attack on us directly or on third-party vendors upon which we rely. Our third-party vendors continue to experience security incidents of varying severity, including but not limited to increased ransomware attacks, network intrusions, and unauthorized data exfiltration, which have directly and indirectly impacted our operations in the past. Targeted cyber-attacks or those that may result from a security incident directed at a third-party vendor could compromise our internal systems and products and the systems of our customers, resulting in interruptions, delays, or cessation of service that could disrupt business operations for us and our customers. Our proactive measures and remediation efforts may not be successful or timely. In addition, breaches of our security measures and the unapproved dissemination of proprietary information or sensitive or confidential data about us, our customers, or other third parties could impair our intellectual property rights and expose us, our customers, or such other third parties to a risk of loss or misuse of such information or data. Any such incidents also could subject us to government investigations and regulatory enforcement actions, litigation, potential liability, damage our brand and reputation, or otherwise harm our business and operations.

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Hardware and operating system software and applications that we produce or procure from third parties also may contain defects in design or manufacture or other deficiencies, including security vulnerabilities that could interfere with the operation or security of our products, services, and offerings. In the event of a security vulnerability or other flaws in third-party components or software code, we may have to rely on multiple third parties to mitigate vulnerability. Such mitigation techniques may be ineffective or may result in adverse performance, system instability or data loss, and may not always be available, or available on a timely basis. Any actual or perceived security vulnerabilities in our products or services, or those of third parties we sell, could lead to loss of existing or potential customers, and may impede our sales, manufacturing, distribution, outsourcing services, information technology solutions, and other critical functions and offerings. Failure to promptly mitigate security vulnerabilities may adversely affect our brand and reputation and subject us in government investigations, regulatory enforcement actions, litigation and potential liability resulting from our inability to fulfill our contractual obligations to our customers and partners.

We are subject to an increasing number of laws and regulations in Japan and numerous other countries relating to the collection, use, transfer, and protection of customer data and other sensitive, confidential, and proprietary information. Our ability to execute transactions and to process and use personal information and other data in the conduct of our business and service of our customers subjects us to increased obligations to comply with applicable laws and regulations and may require us to notify regulators, customers, employees, or other individuals or entities of a security incident or data or privacy breach. We continue to incur significant expenditures to comply with mandatory privacy, security, data protection and localization requirements and controls imposed by law, regulation, industry standards and contractual obligations. Despite such expenditures, we may face regulatory and other legal actions, including potential liability, in the event of a security incident or data or privacy breach or perceived or actual non-compliance with such requirements and controls.

We may not successfully implement our acquisition strategy, which could result in unforeseen operating difficulties and increased costs.

We make strategic acquisitions of other companies as part of our growth strategy. We could experience unforeseen operating difficulties in integrating the businesses, technologies, services, products, personnel, or operations of acquired companies, especially if we are unable to retain the key personnel of an acquired company. Further, future acquisitions may result in a delay or reduction of sales for both us and the acquired company because of customer uncertainty about the continuity and effectiveness of solutions offered by either company and may disrupt our existing business by diverting resources and significant management attention that otherwise would be focused on development of the existing business. Acquisitions also may negatively affect our relationships with strategic partners if the acquisitions are seen as bringing us into competition with such partners.

To complete an acquisition, we may be required to use substantial amounts of cash, engage in equity or debt financings, or enter into credit agreements to secure additional funds. Such debt financings could involve restrictive covenants that might limit our capital-raising activities and operating flexibility. Further, an acquisition may negatively affect our results of operations because it may expose us to unexpected liabilities, require the incurrence of charges and substantial indebtedness or other liabilities, have adverse tax consequences, result in acquired in-process research and development expenses, or in the future require the amortization, write-down, or impairment of amounts related to deferred compensation, goodwill, and other intangible assets, or fail to generate a financial return sufficient to offset acquisition costs.

In addition, we periodically divest businesses, including businesses that are no longer a part of our strategic plan. These divestitures similarly require significant investment of time and resources, may disrupt our business and distract management from other responsibilities, and may result in losses on disposition or continued financial involvement in the divested business, including through indemnification or other financial arrangements, for a period following the transaction, which could adversely affect our financial results.

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Compliance with the requirements of current or future environmental and safety laws, or other laws, may increase costs, expose us to potential liability and otherwise harm our real estate business.

Our real estate sales and leasing operations are subject to environmental and safety regulations in all areas in which we conduct business. Product design and procurement operations must comply with new and future requirements relating to climate change laws and regulations, materials composition, sourcing, energy efficiency and collection, recycling, treatment, transportation, and disposal of electronics products, including restrictions on mercury, lead, cadmium, lithium metal, lithium ion, and other substances. If we fail to comply with applicable rules and regulations regarding the transportation, source, use, and sale of such regulated substances, we could be subject to liability. The costs and timing of costs under environmental and safety laws are difficult to predict, but could have an adverse impact on our business.

In addition, we and our subsidiaries are subject to various anti-corruption laws that prohibit improper payments or offers of payments to foreign governments and their officials for the purpose of obtaining or retaining business, and are also subject to export controls, customs, and economic sanctions laws. Violations of the anti-corruption laws or export control, customs, or economic sanctions laws may result in severe criminal or civil sanctions and penalties, and we and our subsidiaries may be subject to other liabilities which could have a material adverse effect on our business, results of operations, and financial condition.

Natural disasters, terrorism, armed hostilities, or public health issues could harm our business.

Natural disasters, terrorism or armed hostilities, such as the attack on Ukraine, or public health issues, such as those resulting from the COVID-19 pandemic, whether in Japan or in other countries, could cause damage or disruption to us or our suppliers and customers, or could create political or economic instability, any of which could harm our business. Any such events could cause a decrease in demand for our products, make it difficult or impossible to deliver products or for suppliers to deliver components, and create delays and inefficiencies in our supply chain.

Global climate change, and legal, regulatory, or market measures to address climate change, may negatively affect or business, operations, and financial results.

We are subject to risks associated with the long-term effects of climate change on the global economy. The physical risks associated with climate change include the adverse effects of carbon dioxide and other greenhouse gases on global temperatures, weather patterns, and the frequency and severity of natural disasters. Extreme weather and natural disasters within or outside Japan could make it more difficult and costly for us to produce our products, deliver our products and services to our customers, obtain production materials from our suppliers, or perform other critical corporate functions.

The increasing concern over climate change could also result in transition risks such as shifting customer preferences or regulatory changes. Changing customer preferences may result in increased demands regarding our solutions, products, and services. These demands may cause us to incur additional costs or make other changes to other operations to respond to such demands, which could adversely affect our financial results. If we fail to manage transition risks, including such demands, in an effective manner, customer demand for our solutions, products, and services could diminish, and our profitability could suffer.

The increasing concern over climate change could result in new domestic or international legal requirements for us to reduce greenhouse gas emissions and other environmental impacts of our operations, improve our energy efficiency, or undertake sustainability measures that exceed those we currently pursue. Any such regulatory requirements could cause disruptions in the manufacture of our products and result in increased procurement, production, and distribution costs. Our reputation and brand could be harmed if we fail, or are seen as having failed, to respond responsibly and effectively to changes in legal and regulatory measures adopted to address climate change.

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Our results of operations and financial condition could be materially adversely affected by the occurrence of natural disasters, such as typhoons and earthquakes, or other catastrophic events, including war and terrorism.

Natural disasters, such as major typhoons, floods, fires and earthquakes, could adversely affect our business and operating results. Typhoons and earthquakes are common in the areas in which our operations are located, and the severity of such natural disasters is unpredictable.

Japan is located in an active seismic zone, so earthquakes are an important issue that has a significant impact on the entire country. Some of the most notable earthquakes and their impacts are discussed below. The 2011 off the Pacific coast of Tohoku Earthquake: This was the most powerful earthquake in Japanese history, measuring 9.0-9.1 on the Richter scale, striking the Tohoku region. The earthquake triggered a tsunami that devastated communities along the coastline. The economic impact was devastating, with property damage alone costing more than US$100 billion, making it the most costly natural disaster in history. The earthquake also triggered a nuclear catastrophe at Fukushima Daiichi Nuclear Power Station, resulting in a major impact on energy supplies and the reliability of Japanese products both domestically and internationally. 1995 Southern Hyogo Earthquake: This earthquake caused severe damage, especially in the city of Kobe and surrounding areas. The economic impact was also significant, with property damage alone amounting to more than (US$100 billion). Infrastructure, particularly the road and rail network, was extensively damaged, which had a major impact on industry and economic activity in the region. These earthquakes had a widespread and severe impact on infrastructure, businesses, people’s lives, and the country’s overall economy. Pachinko parlors were no exception and were damaged by the earthquake and subsequent tsunami.

Catastrophic events, such as terrorist attacks in Japan and elsewhere, have had a negative effect on travel and leisure expenditures, including lodging, gaming (in some jurisdictions) and tourism. We cannot accurately predict the extent to which such events may affect us, directly or indirectly, in the future. We also cannot assure you that we will be able to obtain or choose to purchase any insurance coverage with respect to occurrences of terrorist acts and any losses that could result from these acts. If there is a prolonged disruption at our facilities due to natural disasters, terrorist attacks or other catastrophic events, our results of operations and financial condition would be materially adversely affected.

We are exposed to a variety of natural disasters such as named windstorms, floods and earthquakes and this can make it challenging for us to obtain adequate levels of weather catastrophe occurrence insurance coverage for our facilities at reasonable rates, if at all.

Because of significant historical loss experience and the potential for future similar losses caused by earthquakes, typhoons and other natural disasters, adequate insurance may be limited or may be cost prohibitive. More specifically, we do not have coverage for windstorm, flood, earthquake or act of terrorism as the cost is prohibitive. Our insurance coverage for fire damage is ¥1,135 million (US$7.5 million) per occurrence, subject to a deductible, including business interruption. In addition, as a result of the worldwide economic conditions, there may be uncertainty as to the viability of certain insurance companies and their ability to pay a claim. While we believe that the insurance companies will remain solvent, there is no certainty that this will be the case in the event of a loss.

We face environmental regulation of the real estate on which we operate.

Our real estate business is subject to a variety of national and local governmental statutes and regulations relating to activities or operations that may have adverse environmental effects, such as discharges to air and water and use, storage, discharge, emission and disposal of hazardous materials. These laws and regulations are complex, and subject to change, and failure to comply with such laws could result in the imposition of severe penalties or restrictions on our operations by government agencies or courts of law or the incurrence of significant costs for the remediation of spills, disposals or other releases of hazardous or toxic substances or wastes. Under certain of these laws and regulations, a current or previous owner or operator of property may be liable for the costs of remediating contamination on its property, without regard to whether the owner or operator knew of, or caused, the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time that they occurred. We endeavor to maintain compliance with environmental laws, but from time to time, current or historical operations on, or adjacent to, our property may have resulted or may result in noncompliance with environmental laws or liability for cleanup pursuant to environmental laws. A material fine or penalty, severe operational or development restriction, or imposition of material remediation costs could adversely affect our business.

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We are subject to litigation, which, if adversely determined, could cause us to incur substantial losses.

From time to time during the normal course of operating our gaming and real estate businesses, we are subject to various litigation claims and legal disputes. Some of the litigation claims may not be covered under our insurance policies, or our insurance carriers may seek to deny coverage. As a result, we might also be required to incur significant legal fees, which may have a material adverse effect on our financial position. In addition, because we cannot accurately predict the outcome of any action, it is possible that, as a result of current and/or future litigation, we will be subject to adverse judgments or settlements that could significantly reduce our earnings or result in losses.

Climate change, climate change regulations and greenhouse effects may adversely impact our operations and markets.

There is a growing political and scientific consensus that greenhouse gas emissions continue to alter the composition of the global atmosphere in ways that are affecting and are expected to continue affecting the global climate. Climate change, including the impact of global warming, creates physical and financial risk. Physical risks from climate change include an increase in sea level and changes in weather conditions, such as an increase in changes in precipitation and extreme weather events. Climate change could have a material adverse effect on our results of operations, financial condition, and liquidity. We have described the risks to us associated with extreme weather events in the risk factors above.

We may become subject to legislation and regulation regarding climate change, and compliance with any new rules could be difficult and costly. Concerned parties, such as legislators and regulators, shareholders and nongovernmental organizations, as well as companies in many business sectors, are considering ways to reduce greenhouse gas emissions. Many states have announced or adopted programs to stabilize and reduce greenhouse gas emissions and in the past federal legislation have been proposed in the parliamentary Cabinet of Japan. If such legislation is enacted, we could incur increased energy, environmental and other costs and capital expenditures to comply with the limitations. Unless and until legislation is enacted and its terms are known, we cannot reasonably or reliably estimate its impact on our financial condition, operating performance or ability to compete. Further, regulation of greenhouse gas emissions may limit our guests’ ability to travel to our facilities as a result of increased fuel costs or restrictions on transport related emissions.

We may incur property losses and other losses that are not adequately covered by insurance, which may harm our results of operations.

Although we maintain insurance that our management believes is customary and appropriate for our business, we cannot assure you that insurance will be available or adequate to cover all losses and damage to which our business or our assets might be subjected. The lack of adequate insurance for certain types or levels of risk could expose us to significant losses in the event that a catastrophe occurred for which we are uninsured or underinsured. Any losses we incur that are not adequately covered by insurance may decrease our future operating income, require us to find replacements or repairs for destroyed property and reduce the funds available for payments of our obligations. We renew our insurance policies (other than our builder’s risk insurance) on a periodic basis. The cost of coverage may become so material that we may need to further reduce our policy limits, further increase our deductibles, or agree to certain exclusions from our coverage.

Risks Related to this Offering and Ownership of the Common Shares

Once our common shares are listed on the NYSE American, there can be no assurance that we will be able to comply with the continued listing standards of the NYSE American.

Prior to this offering, there has been no public market for our common shares. As a condition to consummating this offering, our common shares offered in this prospectus must be listed on the NYSE American. Accordingly, in connection with the filing of the registration statement of which this prospectus forms a part, we intend to apply to list our common shares on the NYSE American under the symbol “LBRJ.” Assuming that our common shares are listed and after the consummation of this offering, there can be no assurance any broker will be interested in trading our common shares. Therefore, it may be difficult to sell your common shares if you desire or need to sell them. Our underwriters are not obligated to make a market in our common shares, and even if it makes a market, it can discontinue market making at any time without notice. Neither we nor the underwriters can provide any assurance that an active and liquid trading market in our common shares will develop or, if developed, that such market will continue.

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Once our common shares are approved for listing on the NYSE American, there is no guarantee that we will be able to maintain such listing for any period of time by perpetually satisfying the continued listing requirements of the NYSE American. Our failure to continue to meet these requirements may result in our common shares being delisted from the NYSE American.

The price of our common shares could be subject to rapid and substantial volatility.

There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our common shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of the common shares.

In addition, if the trading volumes of the common shares are low, persons buying or selling in relatively small quantities may easily influence prices of the common shares. This low volume of trades could also cause the price of the common shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of the common shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of the common shares. As a result of this volatility, investors may experience losses on their investment in the common shares. A decline in the market price of the common shares also could adversely affect our ability to sell additional common shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in the common shares will develop or be sustained. If an active market does not develop, holders of the common shares may be unable to readily sell the common shares they hold or may not be able to sell their common shares at all.

The price of the common shares may fluctuate substantially.

The price for the common shares in this offering will be determined by us and representatives of the underwriters, and it may not be indicative of prices that will prevail in the open market following this offering. You may not be able to sell your common shares at or above the offering price or at any other price or at the time that you would like to sell. You should consider an investment in the common shares to be risky, and you should invest in the common shares only if you can withstand a total loss and wide fluctuations in the market value of your investment. Some factors that may cause the market price of the common shares to fluctuate, in addition to the other risks mentioned in this section of the prospectus, are:

●	any failure to meet or exceed revenue and financial projections we provide to the public;

●	actual or anticipated variations in our quarterly financial condition and operating results or those of other companies in our industry;

●	our failure to meet or exceed the estimates and projections of the investment community;

●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

●	additions or departures of our key management personnel;

●	issuances by us of debt or equity securities;

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●	litigation involving our Company, including shareholder litigation; investigations or audits by regulators into the operations of our Company; or proceedings initiated by our competitors, franchisees, or customers;

●	changes in the market valuations of similar companies;

●	common shares price and volume fluctuations attributable to inconsistent trading volume levels of the common shares;

●	significant sales of the common shares by our insiders or our shareholders in the future;

●	the trading volume of the common shares in the United States; and

●	general economic and market conditions.

These and other market and industry factors may cause the market price and demand for the common shares to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from readily selling their common shares and may otherwise negatively affect the liquidity of the common shares. Future market fluctuations may also materially adversely affect the market price of the common shares.

In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted securities class action litigation against that company. Any such class action suit or other securities litigation would divert the attention of our senior management, require us to incur significant expense and, whether or not adversely determined, could materially adversely affect our business, financial condition, results of operations and prospects.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the price of the common shares and trading volume could decline.

The trading market for our common shares depends in part on the research and reports that securities or industry analysts publish about us or our business. If few or no securities or industry analysts cover us, the trading price for the common shares would be negatively impacted. If one or more of the analysts who covers us downgrades the common shares, publishes incorrect or unfavorable research about our business, ceases coverage of our Company, or fails to publish reports on us regularly, demand for the common shares could decrease, which could cause the price of the common shares or trading volume to decline.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of the common shares. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our businesses and cause the price of the common shares to decline.

As a controlled company, we are not subject to all of the corporate governance rules of the NYSE American.

The “controlled company” exception to the rules of the NYSE American provides that a company of which more than 50% of the voting power is held by an individual, group or another company, a “controlled company,” need not comply with certain requirements of the NYSE American corporate governance rules. As of the date of this prospectus, Mr. Toyotaka Nagamori, our Chief Executive Officer and a director, beneficially owned an aggregate of 6,784,538 common shares, which represents 63.6% of the voting power of our outstanding common shares. Following this offering, Mr. Nagamori will control approximately 58.2% of the voting power of our outstanding common shares if all the common shares being offered are sold (or 57.4% of our outstanding voting power if the underwriters’ option to purchase additional shares is exercised in full). If we obtain listing on the NYSE American, we will be a “controlled company” within the meaning of the corporate governance rules of the NYSE American. Controlled companies are exempt from the corporate governance rules of the NYSE American requiring that listed companies have (i) a majority of the board of directors consist of “independent” directors under the listing standards of the NYSE American, (ii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting the requirements of the NYSE American, and (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of the NYSE American. We currently utilize and presently intend to continue to utilize these exemptions. As a result, we may not have a majority of independent directors, our nomination and corporate governance committee and compensation committee may not consist entirely of independent directors and such committees may not be subject to annual performance evaluations. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NYSE American. See “Management—Corporate Governance Practices.”

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If the voting power of our capital stock continues to be highly concentrated, it may prevent you and other minority shareholders from influencing significant corporate decisions and may result in conflicts of interest.

Following the completion of this offering, management will control approximately 58.2% of the voting power of our outstanding common shares if all the common shares being offered are sold (or 57.4% of our outstanding voting power if the underwriters’ option to purchase additional shares is exercised in full). As a result, management will have majority voting power over all matters requiring shareholder votes, including: the election of directors; mergers, consolidations and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; amendments to our certificate of incorporation or our bylaws; and our winding up and dissolution.

This concentration of voting power may delay, deter or prevent acts that would be favored by our other shareholders. The interests of management may not always coincide with our interests or the interests of our other shareholders. This concentration of voting power may also have the effect of delaying, preventing or deterring a change in control of us. Also, management may seek to cause us to take courses of action that, in their judgment, could enhance their investment in us, but which might involve risks to our other shareholders or adversely affect us or our other shareholders, including investors in this offering. As a result, the market price of our common shares could decline or shareholders might not receive a premium over then-current market price of our common shares upon a change in control. In addition, this concentration of voting power may adversely affect the trading price of our common shares because investors may perceive disadvantages in owning shares in a company with significant shareholders.

Our common shares may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”

Our common shares may be subject to “penny stock” rules (generally defined as non-exchange traded stock with a per-share price below US$5.00) in the future. While our common shares will not be considered “penny stock” following this offering since they will be listed on the NYSE American, if we are unable to maintain that listing and our common shares is no longer listed on the NYSE American, unless we maintain a per-share price above US$5.00, our common shares will become “penny stock.” These rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

Legal remedies available to an investor in “penny stocks” may include the following:

● If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

● If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common shares and may affect your ability to resell our common shares.

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Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common shares will not be classified as a “penny stock” in the future.

If you purchase common shares in this offering, you will experience immediate dilution.

If you purchase common shares in this offering, you will experience immediate dilution of US$0.20 per common share in the net tangible book value of your common shares after giving effect to this offering at an assumed public offering price of US$6.00 per common share because the price that you pay will be substantially greater than the net tangible book value per common share that you acquire. For a further description of the dilution that you will experience immediately after this offering, see the section of this prospectus titled “Dilution.”

If the benefits of any proposed acquisition do not meet the expectations of investors, shareholders or financial analysts, the market price of our common shares may decline.

If the benefits of any proposed acquisition do not meet the expectations of investors or securities analysts, the market price of our common shares prior to the closing of the proposed acquisition may decline. The market values of our common shares at the time of the proposed acquisition may vary significantly from their prices on the date the acquisition target was identified.

In addition, broad market and industry factors may materially harm the market price of our common shares irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

The payment of future dividends on our common shares, if any, must be approved by our common shareholders at the annual meeting of the shareholders, will depend on many factors, and the common shareholders may not approve.

The payment of future dividends on our common shares, if any, will be approved by our common shareholders at the annual meeting of the shareholders and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our common shareholders may deem relevant, including retaining future earnings, if any, for reinvestment in the development and expansion of our business. Therefore, you may not receive any dividends on your common shares for the foreseeable future, and the success of an investment in the common shares will depend upon any future appreciation in its value. Moreover, any ability to pay may be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of us or our subsidiaries. Consequently, investors may need to sell all or part of their holdings of our common shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment. There is no guarantee that the common shares will appreciate in value or even maintain the price at which our shareholders have purchased the common shares.

Sales of a substantial number of our common shares in the public markets by our existing shareholders in the future could cause the price of the common shares to fall.

Sales of a substantial number of our common shares in the public market in the future or the perception that these sales might occur, could depress the market price of the common shares and could impair our ability to raise capital through the sale of additional equity securities from time to time. We are unable to predict the effect that any such sales may have on the prevailing market price of the common shares.

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The future issuance of additional common shares in connection with our stock acquisition rights or other incentives, convertible bonds, acquisitions or otherwise may adversely affect the market of the common shares.

As of October 31, 2023, we had an aggregate of 379,234 common shares issuable upon exercise of outstanding stock acquisition rights at a weighted average exercise price of ¥1 (US$0.01) per share. If and when these stock acquisition rights are exercised for our common shares, the number of common shares outstanding will increase. Such an increase in our outstanding securities, and any sales of such shares, could have a material adverse effect on the market for the common shares, and the market price of the common shares.

We currently plan to continue granting stock acquisition rights and other incentives so that we can continue to secure talented personnel in the future. Any common shares issued in connection with the exercise of outstanding stock acquisition rights or other incentives, convertible bonds, or acquisitions would dilute your ownership interest.

The right of holders of common shares to participate in any future rights offerings may be limited, which may cause dilution to their holdings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make any such rights available to the holders of common shares in the United States unless we register such rights and the securities to which such rights relate under the Securities Act or an exemption from the registration requirements is available. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act.

Risks Related to Tax

We may incur significant taxation by investigating of tax authority in Japan.

In Japan, every 2 to 5 years, tax authority investigates Japanese companies to check the tax filing and judge whether tax treatment is appropriate or not. If tax authority checks our tax treatment and judge our tax treatment is not appropriate, or we and tax authority have different views on tax treatments, we may have to pay burden additional taxation. This may materially and adversely impact our financial condition and results of operations in future periods.

USE OF PROCEEDS

We estimate that we will receive approximately US$4.94 million in net proceeds from the assumed sale of 1,000,000 common shares offered by us in this offering (or approximately US$5.77 million if the underwriters exercise in full their option to purchase up to 150,000 additional common shares from us), based on an assumed public offering price of US$6.00 per common share (which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and offering expenses of approximately US$1.06 million payable by us if the underwriters do not exercise the over-allotment option (or approximately US$1.13 million payable by us if the underwriters exercise the over-allotment option in full).

We intend to use the net proceeds from this offering as follows:

●	approximately 60% for Pachinko business expansion, including opening of new pachinko halls, acquisition of pachinko halls and renovation of pachinko halls;

●	approximately 30% for real estate business expansion, including purchasing old properties and redeveloping or renovating them through third-party contractors; and

●	approximately 10% for general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, has no agreements or commitments for particular uses of the net proceeds from this offering, and our management will have discretion in allocating the net proceeds. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our expansion and development efforts, whether or not we enter into strategic transactions, our general operating costs and expenditures, and the changing needs of our businesses.

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Each US$1.00 increase (decrease) in the assumed initial public offering price of US$6.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by approximately US$0.92 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions payable by us. We may also increase or decrease the number of shares we are selling in this offering. An increase (decrease) of 100,000 in the number of shares offered by us in this offering, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately US$0.55 million, assuming the assumed initial public offering price of US$6.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus) remains the same, and after deducting the underwriting discounts and commissions payable by us. Any increase or decrease in the estimated proceeds from the offering is not expected to have a material effect on our operations given the discretion we will have in the application and use thereof.

We believe that our funds and the net proceeds from this offering will be sufficient to continue our businesses and operations as currently conducted through 2024; however, changing circumstances may cause us to consume capital significantly faster than we currently anticipate.

To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

The intended use of proceeds in this section takes into account the potential impacts of COVID-19.

DIVIDEND POLICY

We paid annual dividends to shareholders until 2006. Since 2006, we have not paid annual dividends. The payment of future dividends on our common shares, if any, must be approved by our common shareholders at the annual meeting of the shareholders and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our common shareholders may deem relevant, including retaining future earnings, if any, for reinvestment in the development and expansion of our business. The agreements into which we may enter in the future, including indebtedness, may impose limitations on our ability to pay dividends or make other distributions on our capital stock. See “Risk Factors—Risks Related to this Offering and Ownership of the Common Shares—The payment of future dividends on our common shares, if any, must be approved by our common shareholders at the annual meeting of the shareholders, will depend on many factors, and the common shareholders may not approve.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents, debt and capitalization as of October 31, 2023:

●	on an actual basis; and

●	on a pro forma basis to give effect to the above and the assumed issuance of 1,000,000 common shares in this offering at an assumed initial public offering price of US$6.00 per share, after deducting underwriting discounts and commissions of US$420,000 and estimated offering expenses of US$640,980 payable by us, as set forth in this prospectus.

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You should read the following table in conjunction with the sections entitled “Use of Proceeds”, “Selected Consolidated Financial Information and Operating Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and our financial statements and the related notes thereto included elsewhere in this prospectus.

	As of October 31, 2023
(In thousands in ¥, except share amounts)	Actual (audited)	Pro Forma(1)

Cash and cash equivalents	¥1,945,323	¥2,693,387

Short-term loans	344,715	344,715
Bank and other borrowings, current	1,211,833	1,211,833
Bank and other borrowings, non-current	6,222,742	6,222,742
Total debts	7,779,290	7,779,290

Shareholders’ equity:
Common shares (50,000,000 shares authorized, 12,641,144 shares issued and 10,661,144 shares outstanding, with no stated value, on an actual basis; and 50,000,000 shares authorized, 13,641,144 shares issued and 11,661,144 shares outstanding, with no stated value, on a pro forma basis)	60,500	808,564
Treasury shares, at cost (1,980,000 shares as of October 31, 2023)	(335,293)	(335,293)
Retained earnings	10,375,305	10,375,305
Accumulated other comprehensive loss	(125,094)	(125,094)
Total shareholders’ equity	9,975,418	10,723,482
Total capitalization	¥17,754,708	¥18,502,772

	As of October 31, 2023
(In thousands in US$, except share amounts)	Actual (audited)	Pro Forma(1)

Cash and cash equivalents	$12,844	$17,783

Short-term loans	2,276	2,276
Bank and other borrowings, current	8,001	8,001
Bank and other borrowings, non-current	41,085	41,085
Total debts	51,362	51,362

Shareholders’ equity:
Common shares (50,000,000 shares authorized, 12,641,144 shares issued and 10,661,144 shares outstanding, with no stated value, on an actual basis; and 50,000,000 shares authorized, 13,641,144 shares issued and 11,661,144 shares outstanding, with no stated value, on a pro forma basis)	399	5,338
Treasury shares, at cost (1,980,000 shares as of October 31, 2023)	(2,213)	(2,213)
Retained earnings	68,502	68,502
Accumulated other comprehensive loss	(826)	(826)
Total shareholders’ equity	65,862	70,801
Total capitalization	$117,224	$122,163

(1)	The pro forma information above is illustrative only and will be further adjusted based on the actual public offering price and other terms of this offering determined at pricing. The number of common shares to be outstanding immediately after this offering is based on the assumed issuance of 1,000,000 common shares in this offering and does not include (i) up to 150,000 common shares issuable upon the exercise in full by the underwriters of their option to purchase additional common shares from us based upon an assumed offer and sale of 1,000,000 common shares at an assumed public offering price of US$6.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), (ii) the number of common shares underlying 379,234 stock acquisition rights (with an exercise price of ¥1 (US$0.01) per common share) equal to 3.0% of the issued and outstanding common shares on a fully diluted basis as of the day prior to the successful listing on the Nasdaq Capital Market or NYSE American, subject to adjustment as provided in the stock acquisition rights agreement, and (iii) up to an aggregate of 80,500 common shares underlying the Representative’s Warrant to be issued to the underwriter in connection with this offering (assuming the underwriters exercise the over-allotment option in full).

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DILUTION

Purchasers of common shares in this offering will experience immediate and substantial dilution to the extent of the difference between the initial public offering price per common share paid by the purchasers of the common shares in this offering and the pro forma, as adjusted net tangible book value per common share immediately after, and giving effect to, this offering. Dilution results from the fact that the initial public offering price per common share in this offering is substantially in excess of the net tangible book value per common share attributable to the issued and outstanding common shares held by our existing shareholders.

Our historical net tangible book value per common share is determined by dividing our net tangible book value, which is the book value of our total assets less the book value of our goodwill, intangible assets, deferred initial public offering costs and total liabilities, by the number of outstanding common shares. As of October 31, 2023, the historical net tangible book value of our common shares was ¥9,504,273 thousand (US$62,751 thousand), or ¥891 (US$5.89) per common share.

After giving effect to the (i) assumed sale by us of 1,000,000 common shares in this offering at an assumed initial public offering price of ¥909 (US$6.00) per common share (which is the midpoint of the price range set forth on the cover page of this prospectus), and (ii) receipt by us of the net proceeds of this offering, after deduction of the underwriting discounts and commissions and the estimated offering expenses payable by us, our pro forma net tangible book value as of October 31, 2023 have been ¥10,252,337 thousand (US$67,690 thousand), or ¥879 (US$5.80) per common share. The pro forma net tangible book value per common share immediately after the offering is calculated by dividing the pro forma net tangible book value of ¥10,252,337 thousand (US$67,690 thousand) by 11,661,144 common shares (which is the pro forma common shares outstanding as of October 31, 2023). The difference between the initial public offering price per common share and the pro forma net tangible book value per common share represents an immediate decrease in net tangible book value of ¥12 (US$0.09) per common share to our existing shareholders, and an immediate dilution in net tangible book value of ¥30.29 (US$0.20) per common share to purchasers of common shares in this offering.

The following table illustrates this dilution to purchasers in this offering on a per common share basis (in US$):

Assumed initial public offering price per common share		$6.00

Net tangible book value per common share before this offering (as of October 31, 2023)	$5.89

Decrease in net tangible book value per common share attributable to purchasers in this offering	$(0.09)

Pro forma net tangible book value per common share immediately after this offering		$5.80

Dilution in pro forma net tangible book value per common share to purchasers in this offering		$0.20

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The following table summarizes, as of October 31, 2023, on the pro forma basis described above, the differences between the number of common shares purchased from us, the total consideration paid to us in cash, and the weighted average price per common share that our existing shareholders and the new purchasers in this offering paid. The total consideration below is based on an assumed initial public offering price of US$6.00 per common share (which is the midpoint of the price range set forth on the cover page of this prospectus), before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Common shares		Total Consideration
	Number	Percent	Amount	Percent	Weighted Average Price Per Share
Existing shareholders	10,661,144	91.42%	$399,000	6.24%	$0.04
New investors	1,000,000	8.58%	$6,000,000	93.76%	$6.00
Total	11,661,144	100.00%	$6,399,000	100.00%	$0.55

Each US$1.00 increase (decrease) in the assumed initial public offering price of US$6.00 per common share (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the total consideration paid by purchasers in this offering and the weighted average price per share paid by all shareholders by US$1.0 million and US$0.08 per share, respectively, and in the case of an increase, would increase the percentage of total consideration paid by purchasers in this offering by 0.85%, and in the case of a decrease, would decrease the percentage of total consideration paid by purchasers in this offering by 1.15%, assuming the number of common shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions payable by us.

Similarly, an increase (decrease) of 100,000 in the number of common shares offered by us in this offering, as set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by purchasers in this offering and the weighted average price per share paid by all shareholders by US$600 thousand and US$0.05 per share, respectively, and in the case of an increase, would increase the percentage of total consideration paid by purchasers in this offering by 0.54%, and in the case of a decrease, would decrease the percentage of total consideration paid by purchasers in this offering by 0.64%, assuming the assumed initial public offering price of US$6.00 per common share (which is the midpoint of the price range set forth on the cover page of this prospectus) remains the same, and after deducting the underwriting discounts and commissions payable by us.

The table and information above assume no exercise by the underwriters of their option to purchase additional common shares in this offering. If the underwriters exercise in full their option to purchase up to 150,000 additional shares from us based upon an assumed offer and sale of 1,000,000 common shares at an offering price of US$6.00 per shares, the pro forma net tangible book value per share immediately after this offering would be US$5.73 per share, and the dilution in pro forma net tangible book value per share to purchasers in this offering would be US$0.27 per share, in each case assuming an assumed initial public offering price of US$6.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Based upon an assumed offer and sale of 1,000,000 common shares at an offering price of US$6.00 per common share (which is the midpoint of the price range set forth on the cover page of this prospectus), if the underwriters exercise in full their option to purchase up to 150,000 additional common shares from us, the number of common shares held by purchasers in this offering would be increased to 1,150,000 common shares, or 9.74% of the total number of common shares outstanding immediately after this offering, and the percentage of common shares held by our existing shareholders would be reduced to 90.3% of the total number of common shares outstanding immediately after this offering.

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The foregoing tables and calculations are based on the number of common shares that will be outstanding immediately following the offering, and exclude (i) up to 150,000 common shares issuable upon the exercise in full by the underwriters of their option to purchase additional common shares from us based upon an assumed public offering price of US$6.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), (ii) the number of common shares underlying 379,234 stock acquisition rights (with an exercise price of ¥1 (US$0.01) per common share) equal to 3.0% of the issued and outstanding common shares on a fully diluted basis as of the day prior to the successful listing on the Nasdaq Capital Market or NYSE American, subject to adjustment as provided in the stock acquisition rights agreement, and (iii) up to an aggregate of 80,500 common shares underlying the Representative’s Warrant to be issued to the representative in connection with this offering (assuming the underwriters exercise the over-allotment option in full).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarize the significant factors affecting our operating results, financial condition, liquidity, and cash flows for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The forward-looking statements contained herein are based on management’s judgment, assumptions made by management and information currently available to it. Actual results could differ materially from those discussed or implied in the forward-looking statements as a result of various factors, including those described below and elsewhere in this prospectus, particularly in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”.

Business Overview

Pachinko and Pachislot Operations

We are a large and growing pachinko hall operator in Japan. We have experience in the pachinko industry since May 1965, operating eleven pachinko halls in Japan as of March 15, 2024. There are only 161 pachinko hall operators who operates more than ten pachinko halls out of a total of 1,623 operators in Japan as of 2022, and we are one of the largest pachinko hall operators, as we are in top 10% of all pachinko hall operators with respect to the number of pachinko halls operated. (Source: “Pachinko hall operator survey 2023”, Yano Research Institute)

We started our operation in Toyama and expanded our operations by building new pachinko halls as well as through strategic acquisitions. We intend to expand our business by opening new pachinko halls in more populated areas including Greater Tokyo area and other cities in Japan. In recent years, we continued to grow our business by actively pursuing the acquisition and development of new pachinko halls. In March 2020, we acquired Four Seasons Inc., a Japanese company (“Four Seasons”), which operates five pachinko halls, and in December 2021, we acquired one pachinko hall from Shouei Project Inc, a Japanese company (“Shouei Project”). In July 2023, we completed the acquisition of one pachinko hall from OHTA, Inc., a Japanese company, (“OHTA”). In January 2024, we acquired a pachinko hall from Eiju Sangyo Inc., a Japanese company. We intend to continue to capitalize on expansion opportunities as and when opportunities arise.

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We operate the following pachinko halls as of the date of this prospectus:

	Location	Opening Year	Pachinko Hall Square Meters	Pachinko/ Pachislot Terminals	Food & Beverage Outlets (1)	Parking Spaces
Tokyo region
Jaran Asakusa Store	B1F-1F Tokyo Rakutenchi Asakusa Building, 2-6-7 Asakusa, Taito Ward, Tokyo	2021	2,659.760	827	N/A	N/A
Jaran Gotanda Store	2-7-7 Nishi-Gotanda, Shinagawa Ward, Tokyo	2014	2,449.540	823	N/A	2
Kotobuki Hall Takashimadaira Store	8-3-1 Takashimadaira, Itabashi Ward, Tokyo	2024	908.5	486	N/A	N/A
Jaran Yazaike Store	1-23-15 Yazaike, Adachi Ward, Tokyo	2020	660.9	396	N/A	108
Kanagawa region
Jaran Hiratsuka Store	1-15 Shinmachi, Hiratsuka, Kanagawa Prefecture	2004	2,113.205	880	1	766
Saitama region
Jaran Wakaba Ekimae Store	852-1 Fujigane, Tsurugashima, Saitama Prefecture	2023	1,387.96	578	N/A	95
Jaran Kawaguchi Yahei Store*	2-8-18 Yahei, Kawaguchi, Saitama Prefecture	2020	980.04	432	N/A	149
Jaran Kawaguchi Mine Store	234-1 Mine, Kawaguchi, Saitama Prefecture	2020	487.75	346	N/A	100
Takesato Sports-can Store	1096-1 Oba, Kasukabe, Saitama Prefecture	2020	419.37	327	N/A	21
Kyoto region
Jaran Kyotanabe Store	4-2 Yamate Chuo, Kyotanabe, Kyoto Prefecture	2006	1,848.270	800	N/A	500
Ishikawa region
Jaran Komatsu Store	Yo 45-1 Hiraomote-cho, Komatsu, Ishikawa Prefecture	2001	1,744.895	760	N/A	400

* On January 18, 2024, the Company experienced a fire at the Jaran Kawaguchi Yahei pachinko hall. The fire did not result in harm to any people or surrounding properties and to date, no claims have been asserted against us. However, the fire caused damage to the interior and exterior of the building as well as damage to the pachinko machines which are malfunctioning, and which has resulted in the temporary suspension of the hall operations. As of March 15, 2024, the hall is not open to the public. We believe that the hall can be repaired and re-opened during the third quarter of the fiscal year ending October 31, 2024. We estimate that the amount of the repair costs to re-open the hall, including replacement of pachinko machines, would be approximately ¥690 million (US$4.56 million), the amount of lost operating income due to suspension would be approximately ¥40 million (US$0.26 million), and the amount of insurance compensation would be approximately ¥580 million (US$3.83 million). However, since the details of the damage are still being assessed, the estimated timing of reopening of the hall and dollar amount of damages and repair costs may vary. With respect to the losses not covered by insurance (approximately ¥150 million (US$0.99 million)), we believe we can absorb them by our cash and cash equivalents.

For the years ended October 31, 2023 and 2022, we reported pachinko hall operations revenues of ¥4,874,215 thousand (US$32,182 thousand) and ¥3,966,010 thousand, respectively. The revenue increased by 22.9% year-over-year mainly as a result of the sales growth in the existing pachinko halls including Jaran Gotanda, Jaran Asakusa, Jaran Hiratsuka, Jaran Yazaike, Jaran Kawaguchi Yahei, and Jaran Kyotanabe due to recovery from economic and social restrictions of COVID-19.

Real Estate Business

We also operate a real estate business, in which we conduct real estate redevelopment, property rental and property brokerage. We focus our real estate business in the central Tokyo area, where we use our experience and our network of real estate brokers gained through our pachinko and pachislot business to determine investment decisions with a goal of maintaining a profitable real estate business. Our main source of real estate revenue is from real estate redevelopment. We purchase old real estate in the central Tokyo area where we expect increasing demand in the future and we believe rents and asset values are unlikely to decline, and we redevelop and renovate the properties by using third party contractors with a goal to generate higher rental revenue. We believe the central Tokyo area has many prospective buyers, and therefore we believe that we can sell the real estate and generate a high profit in a short period of time. In addition, since we have historically purchased real estate for redevelopment purposes in what we consider good locations, close to train stations in the city center, we believe we can generate rental revenue during the period between our purchase of the properties until we begin redevelopment. During the year ended October 31, 2023 we generated ¥980,543 thousand (US$6,474 thousand) from the sale of one property and during the year ended October 31, 2022 we generated ¥3,705,626 thousand from the sale of two properties. We believe that the real estate market in Tokyo is relatively cheaper than other international cities, and as such we expect that more investors will be attracted to property in Tokyo and the real estate market will continue to grow in the future.

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For the years ended October 31, 2023 and 2022, we reported total revenues of ¥6,106,306 thousand (US$40,317 thousand) and ¥7,906,120 thousand, respectively, net income of ¥557,802 thousand (US$3,685 thousand) and ¥200,185 thousand, respectively, and net cash provided by operating activities of ¥3,203,829 thousand (US$21,153 thousand) and ¥5,257,783 thousand, respectively, on a consolidated basis. As noted in our audited consolidated financial statements, as of October 31, 2023, we had retained earnings of ¥10,375,305 thousand (US$68,502 thousand). As noted in our audited consolidated financial statements, as of October 31, 2023, we had total liabilities of ¥17,769,154 thousand (US$117,319 thousand). Please see “—Results of Operations” for further details.

Our Structure

The following diagram reflects our current organizational structure as of the date of this prospectus. Libera Gaming Operations, Inc. (“LGO”) was founded in 1965 and has been operating pachinko halls since it was founded. Mr. Nagamori, the CEO, started group companies including Libera Investments, Inc. in 2008, Libera Real Estate Management, Inc. in 2010 and Libera Hotels & Resorts, Inc. in 2022 to expand the business portfolio beyond its pachinko hall operations. The group also acquired Libera Distribution, Inc. and Mitsuwa, Inc. (“Mitsuwa”) in 2022. Libera Real Estate Management, Inc., Libera Investments, Inc. and Mitsuwa provide real estate services and Libera Distribution, Inc. operates a café in the Hiratsuka pachinko hall and started house maintenance services in May 2023. We expect that Libera Hotels & Resorts, Inc. will start hotel and spa business within the next 12 months by renovating the old spa resort donated from the government of Iwate Prefecture upon receipt of the necessary governmental approval, the timing of which is unknown at this time. In August 2023, Libera Group underwent a reorganization whereby Libera Real Estate Management, Inc., Libera Investments, Inc. and Libera Hotels & Resorts, Inc. became wholly owned subsidiaries of Libera Gaming Operations, Inc.

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Pachinko and Pachislot Operations

Key trends of the pachinko industry in Japan

Largest Contributor to Japan’s Gaming Market

Japan’s leisure industry entertainment sector has a market size of ¥38.3 trillion (US$252.9 billion) and the gaming sector represented 43.6% or ¥16.7 trillion (US$110.3 billion) of that market size in 2022. The pachinko industry has dominated the gaming sector in Japan, which consists of pachinko, bicycle-racing, boat-racing, auto-racing, horse-racing and lottery. The pachinko industry represented 38.0% or ¥14.6 trillion (US$96.4 billion) of the gaming market in Japan in 2022 and was the largest gaming segment.

Source：Pachinko and Pachislot Industry 21st Century Association “Pachinko Pachislot Industry Report 2023”

Declining Gross Pay-in

Gross pay-in of the pachinko industry is on a downward trend due to the introduction of regulation reducing the size of jackpots and diversified competition from other forms of entertainment such as video games, the internet and other mobile entertainment services. The stay-at-home policy in Japan during COVID-19 caused a significant decline to gross pay-in during 2020 through mid-2022. As a result, the pachinko industry decreased from 2017 to 2021 with total gross pay-in declining from approximately ¥21.4 trillion in 2017 to approximately ¥14.6 trillion in 2021. We expect the recovery of gross pay-in going forward after the continuing economic and social reopening from COVID-19, although we believe the downward trend to continue.

Source：General Incorporated Association Japan Amusement Business Association “Pachinko Industry Data Book 2023 Ver.03”

Growing Dominance of Large Operators

The declining gross pay-in of the pachinko industry has driven pachinko hall operators to enhance their efficiency and remain profitable under the same cost structure. This situation is particularly favorable for large or mid-sized hall operators like us as our fixed overhead costs can be shared over a larger number of operations. Smaller hall operators have been gradually pushed out of the market.

Increasing Burden of Capital Expenditure on Machines Installed at Pachinko Halls

The revisions to the Japanese Amusement Machine Regulation (the “Amusement Machine Regulation”) in 2018 as part of measures to combat gambling and other addictions has increased the burden on installing equipment and machines compliant with the new regulations. Furthermore, Japanese banknotes will be redesigned in 2024 and pachinko hall operators are required to install new cash vending machines and replace old cash vending machines, which will be an additional capital expenditure on installing equipment. We believe smaller pachinko hall operators will have difficulties bearing this cost.

Please see “Description of Business – Industry Overview” for more pachinko industry trends in Japan.

Corresponding strategies

Acquisition of Smaller Pachinko Halls and Turn Around Business

Despite the downward trend in the number of pachinko halls and the increasing burden of capital expenditures due to the revisions to the Amusement Machine Regulation in 2018, we believe the trend in the pachinko industry is favorable for our business. This is because we believe there are more opportunities to find small pachinko hall operators seeking a takeover of their businesses due to lack of working capital or profitability. Furthermore, we believe that some of these pachinko hall operators own the real estate on which the pachinko hall is situated, near train stations or downtown areas, or may employ experienced employees. We intend to acquire those small pachinko hall operators and turn around the business by improving efficiency and providing additional financial support. We intend to use our expertise gained through the long history of our business experience to identify pachinko halls to acquire and to increase their profitability under our business models, management, and policies.

Please see “Description of Business – Industry Overview” for more pachinko industry trends in Japan.

Business Expansion through Opening New Pachinko Halls

Our goal is to continue to open new pachinko halls through the acquisition of small pachinko hall operators. As Japan’s population continues to decline, we intend to open new pachinko halls in areas where the population is increasing, or slowly declining. We intend to expand our business by opening new pachinko halls through acquisitions in areas where the number of machines installed is small relative to the surrounding population, and where there are more potential customers per machine. We believe it is more efficient to acquire our competitors rather than building new pachinko halls because we will carefully select and acquire competitors that are experiencing low profitability in their businesses but are located in prime locations. Our goal is to utilize their existing business licenses provided by the government and the experience of their existing employees to reopen the acquired pachinko halls within a few days after the closing of the acquisition.

Source：e-Stat “Population by Prefectures (as of October 1 of Each Year) - Total population, Japanese population (from 2015 to 2020)”

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Business Expansion Through Acquisition of Existing Pachinko Halls

In March 2020, we acquired Four Seasons Inc. (“Four Seasons”), which operated five pachinko halls, and in December 2021, we acquired one pachinko hall from Shouei Project Inc. (“Shouei Project”). In July 2023, we completed the acquisition of one pachinko hall from OHTA, Inc. In November 2023, we entered into an agreement to purchase a pachinko hall from Eiju Sangyo Inc. for the purpose of business expansion and the deal was closed in January 2024. During the downward trend in the number of pachinko halls, we intend to continue to expand our business in a timely way by acquiring pachinko halls that are expected to improve profitability in areas where there is less competition due to a decrease in the number of pachinko halls, and by acquiring companies that are considering withdrawing from the pachinko industry.

Renovation of Existing Pachinko Halls to Improve Profitability

In April 2022, we changed the names of three of the pachinko halls we acquired from Four Seasons and Shouei Project to “Jaran,” in order to unify such acquired halls into our brand of existing halls operating under the name “Jaran,” and renovated the interior and exterior of the halls. We also improved the store environment by installing a smoking lounge and replacing the chairs in which customers sit when playing games. In April 2023, we changed the name of another pachinko hall to “Jaran” to attract new customers. We intend to continue renewing our existing pachinko halls as appropriate to provide customers with a more comfortable playing environment, improve customer attendance, and increase the Company’s overall profitability.

Increasing Profitability through Customer Analysis

We analyze customer preferences for pachinko and pachislot machines and proactively introduce machines that we believe to be of high interest to customers, thereby encouraging them to return to our pachinko halls and increasing our revenues. Factors that influence customer preferences for machines include the animation and other content, such as popular animated films and idol singers used on the machines, jackpot probability, payout ratio. Customer preferences for rental ball fees and exchange rates also vary by area, so we analyze and respond to these factors as well. In addition, by analyzing the areas from which most customers come, we are narrowing down the areas for advertising and promotion, thereby improving profitability by conducting effective advertising and promotion without wasting money.

Real Estate Business

Expanding Revenue through Real Estate Development in Central Tokyo

We purchase old properties and redevelop or renovate them through third-party contractors in areas where the population is increasing, or slowly declining, and where we believe rents and asset values are unlikely to decline. There are many buildings in Tokyo that are more than 40 years old and do not meet the new earthquake-proof standards enacted in 1981, and we believe many of them require repair and renovation. We purchase such buildings in what we believe to be prime locations in central Tokyo and have third-party contractors reconstruct them to increase their value, and then lease them at higher rents than they previously generated or sell them at higher prices than the prices we paid to purchase them. In addition, we also purchase small adjacent individual lots in bulk and redevelop them as large lots, which is more profitable when we lease or sell. By redeveloping the real estate in such a way, we are able to add value and lease or sell the property at a higher price than the price at which we purchased it. In particular, by redeveloping real estate mainly in the three central wards of Tokyo, we believe we can generate high rental revenue. Since we only purchase real estate in prime locations close to train stations in the city center for redevelopment, we believe we can lease the properties to major Japanese commercial businesses such as electronics retailers, drugstores, and convenience stores and, therefore, generate stable rental revenue over the long term. The three central wards of Tokyo also have many developers and other registered real estate companies who we consider to be prospective buyers, so we believe we can also sell the renovated real estate and earn a high profit in a short period of time. 22% of the registered real estate companies who are potential real estate buyers are located in Tokyo as of 2022 and the area has the highest concentration nationwide based on the statistics of real estate brokers prepared by Real Estate Transaction Improvement Organization.

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Stabilize Revenue by Leasing Properties to Other Companies

By leasing properties to Japanese commercial businesses such as electronics retailers, drugstores, convenience stores, we believe we can generate stable rental revenue over the long term. We will continue to carefully examine tenants and lease to tenants that can generate stable rental revenue.

Gathering Real Estate Information through a Diverse Network

We collect real estate information not only from real estate companies and brokers, but also from various sources such as financial institutions, lawyers, design firms, and construction companies and we use that information to find properties to purchase for redevelopment, acquire rental properties, and brokerage real estate to expand our business.

Recent Developments

Loans and bonds

During the period from November 1, 2023 through March 15, 2024, the Company entered into various loans and corporate bonds, in a total principal amount of approximately ¥650,000 (US$4,292) thousand, with banks and financial institutions for working capital purpose and for the purpose of purchasing real estate properties. The Company paid off certain loans in an aggregate amount of approximately ¥561,067 (US$3,704) thousand.

Agreement to purchase a pachinko hall from Eiju Sangyo Inc.

On November 16, 2023, the Company entered into an agreement to purchase a pachinko hall from Eiju Sangyo Inc. for the purpose of business expansion. The deal was closed in January 2024 with a total cash consideration of JPY440,130 (US$2,906) thousand.

Fire at a pachinko hall

On January 18, 2024, the Company experienced a fire at the Jaran Kawaguchi Yahei pachinko hall. The fire did not result in harm to any people or surrounding properties and to date, no claims have been asserted against us. However, the fire caused damage to the interior and exterior of the building as well as damage to the pachinko machines which are malfunctioning, and which has resulted in the temporary suspension of the hall operations. As of March 15, 2024, the hall is not open to the public. We believe that the hall can be repaired and re-opened during the third quarter of the fiscal year ending October 31, 2024. We estimate that the amount of the repair costs to re-open the hall, including replacement of pachinko machines, would be approximately ¥690 million (US$4.56 million), the amount of lost operating income due to suspension would be approximately ¥40 million (US$0.26 million), and the amount of insurance compensation would be approximately ¥580 million (US$3.83 million). However, since the details of the damage are still being assessed, the estimated timing of reopening of the hall and dollar amount of damages and repair costs may vary. With respect to the losses not covered by insurance (approximately ¥150 million (US$0.99 million)), we believe we can absorb them by our cash and cash equivalents.

Factors Impacting Our Operating Results

Supply Chain Disruptions and Inflationary Pressures

We have experienced, and expect to continue to experience, disruptions to parts of our supply chain in our pachinko business (i.e., supply of pachinko machines, parts and prizes) and our real estate business (i.e., supply of raw materials, parts, components, equipment, and real estate, to us and our third-party real estate developers), including procuring necessary supplies and products in a timely fashion, with suppliers increasing lead times or placing supplies or finished products on allocation and raising prices. In addition, disruptions to commercial transportation infrastructure have increased delivery times for materials, components, parts and finished products, and has impacted, and could in the future impact, our ability to timely deliver our products and services to customers.

These supply chain disruptions have not materially affected our business outlook and goals or our operating results, including our sales, revenue, or liquidity or capital resources, and we have not implemented any mitigation efforts to date as a result. However, we cannot predict the impact to us of any future or prolonged supply chain disruptions or any mitigation efforts we may take going forward. For example, as a result of these supply chain disruptions, we may be required to increase delivery lead times and place certain products on allocation due to lack of available supplies. In addition, we may consider additional or alternative third-party manufacturing and logistics providers or suppliers. Such mitigation efforts may result in cost increases and any attempts to offset such increases with price increases may result in reduced sales, increased customer dissatisfaction, or otherwise harm our reputation. Further, if we were to elect to transition or add manufacturing or logistics providers or suppliers, it may result in temporary or additional delays in product and services delivery or risks related to consistent product and services quality or reliability. This in turn may limit our ability to fulfill customer orders and we may be unable to satisfy all of the demand for our products and services. We may in the future also purchase materials, parts, components and finished products further in advance, which could result in less capital being allocated to other activities such as marketing and other business needs. We cannot quantify the impact of such disruptions at this time or predict the impact of any mitigation efforts we may take in response to supply chain disruptions on our business, financial condition, and results of operations.

In addition, customer demand for our products may be impacted by weak economic conditions, inflation, weak growth, recession, equity market volatility, or other negative economic factors in the Japan or other nations. Japan has recently experienced historically high levels of inflation. If the inflation rate continues to increase, it will likely affect our expenses, including, but not limited to, employee compensation expenses, increased manufacturing and supplier costs, and increasing market prices of certain components, parts, supplies, and commodity raw materials, which are incorporated into our products or used by our suppliers to manufacture our products. These components, parts, supplies, and commodities may from time to time become restricted, or general market factors and conditions may affect pricing of such components, parts, supplies and commodities, such as inflation or supply chain constraints. We cannot predict how ongoing or increasing recessionary or inflationary pressures may impact our business, financial condition, and results of operations in the future.

The Japanese economy

We conduct almost all of our operations in Japan and in each of the financial years ended October 31, 2023 and 2022 derived all of our revenue from the domestic Japanese market. Therefore, changes in Japanese economy would directly impact the disposable income of Japanese household, and thus, our financial performance. We believe that our customers’ spending in our pachinko halls are inter-related to the overall GDP growth in Japan. In addition, the real estate industry is susceptible to, among other things, economic trends, policy interest rate trends, land price trends, real estate sales price trends, real estate taxation. Therefore, a downturn in the real estate market, a significant increase in interest rates, or other similar changes could negatively affect the Company’s performance.

International affairs surrounding Japan, major price fluctuations, changes in Japan’s tax system, and pandemics such as COVID-19 may have a significant impact on the Japanese economy in the future. We cannot assure stable results of operation if the Japanese economy fluctuates over time in the future.

Competition

The pachinko industry in Japan is highly fragmented and is characterized by a large number of smaller operators and a small number of large operators. There were 2,053 pachinko hall operators with approximately 7,665 halls in Japan as of 2022. As a result, our major competitors are these pachinko hall operators, although we also compete with any pachinko hall operator in close geographic proximity to our pachinko halls.

From an operator’s perspective, we consider payout ratio and machine offerings as the most important factors in attracting traffic to our halls. Any change of the payout ratio will impact our revenue margin, or the amount of net revenue we earn from our players spending in our halls.

The more frequently we replace the existing machines with machines with the latest new titles, the better chance we can retain and attract pachinko players. However, this will also increase our machine expenses. Therefore, it is vital that we can find the optimal point in our operation whereby the incremental cost incurred would not exceed the amount of additional revenue so produced.

From the perspective of alternative products, since its introduction in the 1940’s, pachinko has become an established form of entertainment in Japan that incorporates an element of chance. However, in recent years, pachinko hall operators have been facing competition from gaming activities, namely, horse-racing, bicycle-racing, boat-racing, and auto-racing whose target customers overlap with ours. The rise of video games, the internet and other mobile entertainment services also fuel the competition that pachinko hall operators face. The future development of such gaming and entertainment activities and diversified entertainment options would certainly impact customer spending in the pachinko industry.

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Our operating efficiency

Our pay-out ratio and operating efficiency are key to our results of operation and financial results. Movements in pay-out ratio will have a direct effect on our gross pay-outs and revenue margin, and also an indirect effect on our gross pay-ins. For example, a decreased pay-out ratio allows us to retain more revenue from a customer, but it usually also results in decreased player traffic at our halls, which means decreased gross pay-ins.

The opening of new pachinko halls

The pachinko hall business is capital intensive, particularly at the time of new hall openings, when significant expenses such as machine costs and renovation costs are incurred. In accordance with applicable accounting principles, practices and policies adopted by us, the costs of machines are fully expensed immediately upon installation whilst revenue will only be generated after the hall commences operations. As such, our financial performance may fluctuate from period to period depending on the timing of new hall openings.

Changes in policies and regulations relating to the pachinko industry

Our pachinko industry is highly influenced by the policies and regulations imposed by the Japan government as well as voluntary self-regulation. Any policies or regulations imposed, such as reduction in jackpot size or pay-out ratios may lead to a substantial drop in the popularity of pachinko and pachislot machines, which could in turn significantly affect our customers’ demand and spending and thus, our results of operation.

Key Financial Performance Indicators

Our key financial performance indicators are revenue, income from operations and net income.

Revenue

We are primarily engaged in gaming business which includes operation and management of pachinko/pachislot halls and non-gaming business which consists of real estate development, real estate leasing and real estate brokerage as well as the other services including income from vending machine operation fee and other. As a result, we have the following revenue streams: (1) gaming (which includes pachinko and pachislot operations), (2) non-gaming (which includes real estate business and other). The amount of revenue recognized by the Company is measured at the transaction price or the amount of consideration that we expect to receive through satisfaction of the identified performance obligations.

(1) Gaming revenue- Pachinko and pachislot business

Revenue from pachinko and pachislot business represents the gross pay-ins, net of the gross payouts to customers. Gross pay-ins represent the amount received from customers for rental of pachinko balls and pachislot tokens. Gross pay-outs represent the aggregate cost of G-Prizes and general prizes exchanged by customers. G-Prizes are decorative cards with a small embedded piece of gold or silver which can be sold by customers to a G-Prize buyer for cash, and general prizes are generally the types of consumer goods sold in convenience stores, such as food products, drinks, sundries and toys.

Customers rent pachinko balls and pachislot tokens to play the games, and the balls or tokens won can be either exchanged for prizes or for member customers, saved for subsequent visits. The Company offers both general prizes and G-Prizes. Customers who opt to claim G-prizes in exchange for the pachinko balls and pachislot tokens may sell their G-Prizes to an independent G-Prize buyer for cash outside of pachinko hall. Revenue is recognized at a point-in-time at the end of each player’s visit to a machine.

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(2) Non-gaming revenue- Real estate and other business

Real estate properties sales revenue

Revenues for the sales of real estate properties are recognized at the point in time when title to and possession of the property has transferred to the customer and the Company has no continuing involvement with the property, which is generally upon the delivery of the real estate properties, which generally coincides with the receipt of cash consideration from the customer. Our contracts with customers contain a single performance obligation and we do not provide warranties for sold real estate properties.

Land sales revenue

Revenues from land sales are recognized when the parties are bound by the terms of a contract, consideration has been exchanged, title and other attributes of ownership have been conveyed to the buyer by means of a closing and the Company is not obligated to perform further significant development of the specific property sold. In general, the Company’s performance obligation for each of these land sales is fulfilled upon the delivery of the land, which generally coincides with the receipt of cash consideration from the customer.

Rental revenue

Rental income is generally recognized on a straight-line basis over the terms of the tenancy agreements. For real estate leases, these contracts are treated as leases for accounting purpose, rather than contracts with customers subject to ASC Topic 606. Also see Note 2(o) in Notes to Consolidated Financial Statements as of and for the years ended October 31, 2023 and 2022.

Real estate brokerage revenue

The Company recognizes commission-based brokerage revenue upon closing of a brokerage transaction. The transaction price is either fixed or calculated by taking the agreed upon commission rate and applying that to the real estate’s selling price. Brokerage revenue primarily contains a single performance obligation that is satisfied upon the closing of a real estate services transaction, at which point the entire transaction price is earned. The Company is not entitled to any commission until the performance obligation is satisfied and is not owed any commission for unsuccessful transactions, even if services have been provided.

Vending machine revenue

Vending machine revenue is recognized as a percentage of gross product sales over the periods covered by the terms and conditions as stipulated in the agreement with vending machine vendors.

Gross pay-ins, net of gross pay-out ratio

We analyze profitability of each pachinko/pachislot machine and hall for the purpose to balance the satisfaction of customer experience and our profit, thereby encouraging customers to return to our pachinko halls and achieve increasing revenues and profitability at the same time. Setting reasonable gross pay-ins, net of the gross pay-outs ratio is a key to our success of pachinko hall operations.

Income from operations

Income from operations is the difference between our revenue and operating costs and expenses- gaming, non-gaming, general and administrative, maintenance and utilities, depreciation and amortization and gain (loss) on disposal of property and equipment.

Net income

Net income is calculated by adding other income (expenses) and subtracting income tax expense to income from operations.

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Results of Operations

Executive Overview

During the years ended October 31, 2023 and 2022, we continued to grow our business by actively pursuing the acquisition and development of new gaming opportunities and investing in our business portfolio expansion. We completed our acquisition of Shouei Project in December 2021 and OHTA in July 2023, providing us with a presence on the Tokyo Strip, and LD and Mitsuwa to expand our business portfolio. We signed the real estate sales agreements for the sale of properties in Aoyama, Ginza and other sites in Tokyo which contributed to our significant revenue growth. These steps continue to position us as a prominent, full-service, gaming and real estate company, with pachinko halls and real estate redevelopment utilizing our expertise gained through gaming business.

Comparison of results of operations for the years ended October 31, 2023 and 2022

(In thousands, except change % data)	For the Years Ended October 31,
	2023			2022		Variance
	Amount (US$)	Amount (¥)	% of revenue	Amount (¥)	% of revenue	Amount (¥)%
Gaming	32,182	4,874,215	79.8%	3,966,010	50.2%	908,205	22.9%
Non-gaming	8,135	1,232,091	20.2%	3,940,110	49.8%	(2,708,019)	(68.7)%
Total revenue	40,317	6,106,306	100%	7,906,120	100.0%	(1,799,814)	(22.8)%

Operating costs and expenses:
Gaming	(11,111)	(1,682,912)	(27.6)%	(1,625,471)	(20.6)%	(57,441)	3.5%
Non-gaming	(6,188)	(937,270)	(15.3)%	(3,590,556)	(45.4)%	2,653,286	(73.9)%
General and administrative	(3,850)	(583,060)	(9.5)%	(444,881)	(5.6)%	(138,179)	31.1%
Maintenance and utilities	(2,922)	(442,638)	(7.2)%	(379,345)	(4.8)%	(63,293)	16.7%
Depreciation and amortization	(10,779)	(1,632,626)	(26.7)%	(1,324,841)	(16.8)%	(307,785)	23.2%
Gain/(Loss) on disposal of property and equipment	112	16,912	0.3%	(13,677)	(0.2)%	30,589	(223.7)%
Total operating costs and expenses	(34,738)	(5,261,594)	(86.2)%	(7,378,771)	(93.3)%	2,117,177	(28.7)%

Income from operations	5,579	844,712	13.8%	527,349	6.7%	317,363	60.2%

Other income	1,104	167,205	2.7%	62,644	0.8%	104,561	166.9%
Other expenses	(969)	(146,818)	(2.4)%	(245,359)	(3.1)%	98,541	(40.2)%
Loss from equity method investments	(43)	(6,555)	(0.1)%	(12,607)	(0.2)%	6,052	(48.0)%
Total other income (expenses)	92	13,832	0.2%	(195,322)	(2.5)%	209,154	(107.1)%
Income before income taxes	5,671	858,544	14.1%	332,027	4.2%	526,517	158.6%
Income tax expense	(1,986)	(300,742)	(4.9)%	(131,842)	(1.7)%	(168,900)	128.1%
Net income	3,685	557,802	9.1%	200,185	2.5%	357,617	178.6%

Revenues

Our total revenue decreased 22.8% from ¥7,906,120 thousand for the fiscal year ended October 31, 2022, to ¥6,106,306 thousand (US$40,317 thousand) for the fiscal year ended October 31, 2023, due to the decrease in real estate sales included in non-gaming revenue. One real estate sale was closed during the year ended October 31, 2023, whereas there were two large real estate sales during the year ended October 31, 2022. The decrease was partially offset by the increased gaming revenue from mainly Jaran Gotanda, Jaran Asakusa, Jaran Hiratsuka, Jaran Yazaike, Jaran Kawaguchi Yahei and Jaran Kyotanabe.

The revenue is generated from two principal sources: (1) Gaming (which includes pachinko and pachislot operations), (2) Non-gaming (which includes real estate business and others).

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(1) Gaming revenue-pachinko and pachislot business

Gaming revenue from pachinko hall operations represents the gross pay-in, net of the gross payouts to customers as below:

(In thousands, except change % data)	For the Years Ended October 31,
	2023		2022	Variance
	Amount (US$)	Amount (¥)	Amount (¥)	Amount (¥)%
Gross pay-ins	181,255	27,452,879	20,763,677	6,689,202	32.2%
Less: Gross pay-outs	(149,073)	(22,578,664)	(16,797,667)	(5,780,997)	34.4%
Gaming revenue	32,182	4,874,215	3,966,010	908,205	22.9%
Net of gross pay-in/pay-out ratio	17.8%	17.8%	19.1%		(1.3)%

Gaming revenue increase of 22.9% was mainly driven by the increase of gross pay-in, which resulted from the sales growth in the existing pachinko halls, including Jaran Gotanda, Jaran Asakusa, Jaran Hiratsuka, Jaran Yazaike, Jaran Kawaguchi Yahei and Jaran Kyotanabe due to recovery from economic and social restrictions of COVID-19. The Company experienced a decline in the number of customers during the first half of the year ended October 31, 2022 and the government lifted the restriction for COVID-19 in March 2022.

Gross pay-in, net of pay-out ratio

Our gross pay-in/pay-out ratio and operating efficiency are key to our results of operation and it decreased to 17.8% in the year ended October 31, 2023, from 19.1% in the year ended October 31, 2022. The decline was attributable to a reduced gross pay-in/pay-out ratio and increased customers’ winning rate, especially in the locations where originally offered higher pay-in/pay-out ratio compared with other locations such as Jaran Kawaguchi Mine and Jaran Kawaguchi Yahei. As a result of the strategy, the Company successfully increased the gross pay-in for the year ended October 31, 2023.

(2) Non-gaming revenue- Real estate and other business

Our non-gaming revenues consist of the following:

(In thousands)	For the Years Ended October 31,
	2023		2022
	Amount (US$)	Amount (¥)	Amount (¥)
Non-gaming revenue:
Real estate properties sales revenue	6,474	980,543	1,000,000
Land sales revenue	-	-	2,705,626
Rental revenue	1,036	156,938	127,004
Real estate brokerage revenue	7	1,020	36,424
Vending machine revenue	490	74,191	58,302
Others	128	19,399	12,754
Non-gaming revenue	8,135	1,232,091	3,940,110

The decline of non-gaming revenue was mainly attributed to real estate revenue. The real estate revenue was ¥980,543 thousand (US$6,474 thousand) for the year ended October 31, 2023 and ¥3,705,626 thousand for the year ended October 31, 2022. The reason for the decrease is that we closed one real estate sale in Aoyama, for ¥980,543 thousand (US$6,474 thousand) during the year ended October 31, 2023, while we closed two large deals for the sale of properties in Ginza, for ¥1,000,000 thousand of real estate properties sales and ¥2,705,626 thousand of land sales, during the year ended October 31, 2022.

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Operating costs and expenses

For the fiscal year ended October 31, 2023, operating costs and expenses decreased by 28.7% year-over-year or ¥2,117,177 thousand as compared to the fiscal year ended October 31, 2022.

Gaming expenses for the year ended October 31, 2023 increased ¥57,441 thousand which is primarily due to increased opening costs for Wakaba pachinko hall which was acquired in July 2023.

Non-gaming expenses for the year ended October 31, 2023 decreased ¥2,653,286 thousand primarily due to fewer real estate sales during the year ended October 31, 2023 as compared to 2022.

General and administrative expenses for the year ended October 31, 2023 increased ¥138,179 thousand, which was mainly attributable to the costs associated with this initial public offering.

For the year ended October 31, 2023, maintenance and utilities expenses increased ¥63,293 thousand, and depreciation and amortization expenses increased ¥307,785 thousand, in each case primarily due to the acquisition of Wakaba hall and the investments on new pachinko and pachislot machine replacements intended to attract more customers who were seeking to play games after the economic and social reopening from COVID-19 restrictions. The new investments include “Smart Pachinko/ Pachislot” machines which are newly released digital pachinko/pachislot machines and allow customers to enjoy gaming without pachinko balls.

Income from operations

As a result of above, income from operations increased by 60.2% to ¥844,712 thousand (US$5,579 thousand) in the fiscal year ended October 31, 2023, from ¥527,349 thousand in the fiscal year ended October 31, 2022 and operating profit margin increased from 6.7% to 13.8% mainly as a result of lower profitability in our real estate business in the fiscal year ended October 31, 2022.

Other Income

Other income was ¥167,205 thousand (US$1,104 thousand) in the fiscal year ended October 31, 2023, compared to other income of ¥62,644 thousand in the fiscal year ended October 31, 2022, primarily due to unrealized gains on investment securities was higher by ¥89,750 thousand.

Other Expenses

Other expenses were ¥146,818 thousand (US$969 thousand) in the fiscal year ended October 31, 2023, compared ¥245,359 thousand in the fiscal year ended October 31, 2022, and the decrease is primarily due to a decrease in realized and unrealized loss on investment securities and interest expense.

Income Tax Expense

Income tax expense increased 128.1% from ¥131,842 thousand in the fiscal year ended October 31, 2022, to ¥300,742 thousand (US$1,986 thousand) in the fiscal year ended October 31, 2023, for an increase of ¥168,900 thousand, due to the increase in net income before tax for the year ended October 31, 2023.

Net Income

As a result of the above, net income increased by 178.6% from ¥200,185 thousand for the fiscal year ended October 31, 2022, to ¥557,802 thousand (US$3,685 thousand) for the fiscal year ended October 31, 2023.

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Liquidity and Capital Resources

Cash Flows for the Years Ended October 31, 2023, and 2022

The following table provides a summary of our cash flows for the periods indicated.

(In thousands, except change % data)	For the Years Ended October 31,
	2023		2022	Variance
	Amount (US$)	Amount (¥)	Amount (¥)	Amount (¥)%
Net cash provided by operating activities	21,153	3,203,829	5,257,783	(2,053,954)	(39.1)%
Net cash used in investing activities	(9,348)	(1,415,806)	(3,867,653)	2,451,847	(63.4)%
Net cash used in financing activities	(10,226)	(1,548,776)	(1,671,867)	123,091	(7.4)%
Net increase (decrease) in cash, cash equivalents and restricted cash	1,580	239,247	(281,737)	520,984	(184.9)%
Cash, cash equivalents and restricted cash, end of the year	17,697	2,680,381	2,441,134	239,247	9.8%

Operating Activities

Net cash provided by operating activities was ¥3,203,829 thousand (US$21,153 thousand) for the fiscal year ended October 31, 2023, compared to ¥5,257,783 thousand for the fiscal year ended October 31, 2022. The decrease in net cash provided by operating activities was primarily attributable to the sale of real estate included in changes in inventories of ¥3,351,695 thousand during the fiscal year ended October 31, 2022 decreased to ¥776,692 thousand during the fiscal year ended October 31, 2023.

Investing Activities

Net cash used in investing activities was ¥1,415,806 thousand (US$9,348 thousand) for the fiscal year ended October 31, 2023, compared to ¥3,867,653 thousand for the fiscal year ended October 31, 2022. The decrease in net cash used in investing activities was primarily attributable to the decrease in cash paid for business combination, net of cash acquired. The payments for the acquisition of Shouei Project, Mitsuwa and LD during the fiscal year ended October 31, 2022 was ¥1,294,515 thousand while the payments for the acquisition for OHTA was ¥48,919 thousand for the fiscal year ended October 31, 2023. In addition, the repayment of advances to a related party in ¥795,243 thousand during the fiscal year ended October 31, 2023 generated cash inflow from investing activities and therefore decreased the net cash used in investing activities.

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Financing Activities

Net cash used in financing activities was ¥1,548,776 thousand (US$10,226 thousand) for the fiscal year ended October 31, 2023, compared to ¥1,671,867 thousand in the fiscal year ended October 31, 2022. The decrease in net cash used in financing activities was primarily attributable to decrease in repayment of bank loans and other borrowings of ¥2,717,968 thousand, offset by decrease in proceeds from bank loans and other borrowings of ¥1,710,244 thousand and increase in repayment of related party loans of ¥883,663 thousand.

Contractual Obligations

Lease Agreements

The Company has 69 leases classified as operating leases mainly for pachinko halls, offices and sublease purposes.

As of October 31, 2023, the future maturity of lease liabilities is as follows:

(In thousands)
Years Ending October 31,	Lease Payment
	Amount (US$)	Amount (¥)
2024	3,628	549,476
2025	3,685	558,091
2026	3,566	540,033
2027	3,553	538,148
2028	3,538	535,813
Thereafter	26,396	3,998,067
Total undiscounted lease payments	44,366	6,719,629
Less: imputed interest	(4,224)	(639,654)
Total operating lease liabilities	40,142	6,079,975

Bank and Other Borrowings

The Company borrowed loans from various financial institutions and issued bonds for the purpose of purchasing real estate properties, and for working capital purpose.

As of October 31, 2023, future minimum borrowing payments are as follows:

(In thousands)
Years Ending October 31,	Principal Repayment
	Amount (US$)	Amount (¥)
2024	8,001	1,211,833
2025	7,113	1,077,299
2026	5,411	819,575
2027	4,057	614,432
2028	5,236	793,046
Thereafter	19,268	2,918,390
Total	49,086	7,434,575

Off-Balance Sheet Arrangements (Off-Balance Sheet Transactions)

There are no off-balance sheet arrangements as of October 31, 2023, and 2022.

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Trend Information

In addition to the coronavirus, the war in Ukraine and the imposition of broad economic sanctions against Russia could lead to higher energy prices and disruptions in global markets. Israel-Palestinian conflict may have adverse impact in the oil prices and other markets. It is unclear how the continued development and complexity of this situation will affect the Japanese economy and our business in the future. In particular, there is a risk that changes related to the acquisition of new customers and additional purchases by existing customers could adversely affect the Company’s results of operations; that deteriorating global economic conditions could have an adverse effect on the Company’s industry, business and results of operations; and that many of the other risks listed under “Risk Factors” could have an incremental effect.

Other than as disclosed in the consolidated financial statements, we are not aware of any other trends, uncertainties, demands, commitments or events for the years ended October 31, 2023 and 2022 that are reasonably likely to have a material adverse effect on our net revenues, income, profitability, liquidity or capital resources, or that caused the disclosed financial information to be not necessarily indicative of future operating results or financial condition.

Quantitative and Qualitative Disclosure About Market Risk

We are exposed to market risks in the ordinary course of our business. Information relating to quantitative and qualitative disclosures about these market risks is described below.

Inflation risk

Inflationary pressures have recently increased, and may continue to increase, the costs of labor, raw materials and other inputs for our products. We have experienced, and may continue to experience, higher than expected inflation, including escalating transportation, commodity and other supply chain costs and disruptions. If our costs are subject to significant inflationary pressures, we may not be able to offset such higher costs through price increases, which could adversely affect our business, results of operations or financial condition.

Liquidity risk

Liquidity risk is the risk that we will be unable to execute payments on the payment date when performing obligations to repay financial liabilities that come due. We monitor and maintain a level of cash and cash equivalents deemed adequate to finance our operation and to mitigate the effects of fluctuations in cash flow based on cashflow plans we prepare and maintain.

Market risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily related to fair value of financial instruments as well as interest rates changes.

Interest Rate Risk

Our operations are interest rate sensitive. As the borrowing capability is adversely affected by increases in interest rates, a significant increase in interest rates may negatively affect the ability of borrowings to secure adequate financing. Higher interest rates could adversely affect our revenue, gross margin, and net income.

Credit risk

We hold cash in bank deposits financial institutions in Japan which are insured by the Deposit Insurance Corporation of Japan subject to certain limitations. We have not experienced any losses on such accounts and believe they are not exposed to any significant credit risk on cash and cash equivalents. Credit risk is also the risk of our incurring financial losses due to the default of contractual obligations by customers. We conduct credit management of customers in Japan based on their financial condition.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in conformity with U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences, and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates. We believe that critical accounting policies as disclosed in this prospectus reflect the more significant judgements and estimates used in preparation of our consolidated financial statements.

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The following descriptions of critical accounting policies and estimates should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus. When reviewing our consolidated financial statements, you should consider our selection of critical accounting policies, the judgments and other uncertainties affecting the application of such policies and the sensitivity of reported results to changes in conditions and assumptions.

Business Combinations and Asset Acquisitions

Business combinations are recorded using the acquisition method of accounting. The purchase price of the acquisition is allocated to the tangible assets, liabilities, identifiable intangible assets acquired and noncontrolling interests, if any, based on their estimated fair values as of the acquisition date. The excess of the purchase price over those fair values is recorded as goodwill. Acquisition-related expenses are expensed as incurred.

Consideration transferred in a business combination is measured at the fair value as of the date of acquisition. Where the consideration in an acquisition includes contingent consideration, and the payment of which depends on the achievement of certain specified conditions post-acquisition, the contingent consideration is recognized and measured at its fair value at the acquisition date and is recorded as a liability. It is subsequently carried at fair value with changes in fair value reflected in earnings.

In a business combination achieved in stages, the Company remeasures the previously held equity interest in the acquiree immediately before obtaining control at its acquisition-date fair value and the remeasurement gain or loss, if any, is recognized in the consolidated statements of operations and comprehensive income (loss).

If investment involves an acquisition of an asset or group of assets that does not meet the definition of a business, the transaction is accounted for as an asset acquisition. An asset acquisition is recorded at cost, which includes capitalized transaction costs, and does not result in the recognition of goodwill. The cost of the acquisition is allocated to the assets acquired on the basis of relative fair values.

Fair value is determined based upon the guidance of ASC Topic 820, “Fair Value Measurements and Disclosures.” The determination of fair value involves the use of significant judgments and estimates. The Company utilizes the assistance of third-party valuation appraisers to determine the fair value as of the date of acquisition.

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Revenue Recognition

The Company recognizes revenue under ASC Topic 606, “Revenue from Contracts with Customers”.

To determine revenue recognition for contracts with customers, the Company performs the following five steps : (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. Revenue amount represents the invoiced value, net of consumption tax and applicable local government levies, if any. The consumption tax on sales is calculated at 10% of gross sales.

The Company has utilized the practical expedient in ASC Topic 606 and elected not to capitalize contract costs for contracts with customers with durations less than one year. The Company does not have significant remaining unfulfilled performance obligations or contract balances.

The Company recognizes revenue from rental services under ASC Topic 842, “Leases”.

The Company currently generates its revenue from the following main sources:

Gaming revenue

Revenue from pachinko and pachislot business represents the gross pay-ins, net of the gross payouts to customers. Gross pay-ins represent the amount received from customers for rental of pachinko balls and pachislot tokens. Gross pay-outs represent the aggregate cost of G-prizes and general prizes exchanged by customers. G-prizes are decorative cards with a small embedded piece of gold or silver which can be sold by customers to a G-prize buyer for cash, and general prizes are generally the types of goods sold in convenience stores, such as snacks, drinks and cigarettes.

Customers rent pachinko balls and pachislot tokens to play the games, and the balls or tokens won can be either exchanged for prizes or for member customers, saved for subsequent visits. The Company offers both general prizes and G-prizes. Customers who opt to claim G-prizes in exchange for the pachinko balls and pachislot tokens may sell their G-prizes to an independent G-prize buyer for cash outside of pachinko hall. Revenue is recognized at a point-in-time at the end of each player’s visit to a machine.

A contract liability is recognized when the Company has received upfront fees from the customers. Such contract liability is recognized as revenue when they are utilized by customers.

Non-gaming revenue

Real estate properties sales revenue

Revenues for the sales of real estate properties are recognized at the point in time when title to and possession of the property has transferred to the customer and the Company has no continuing involvement with the property, which is generally upon the delivery of the real estate properties, which generally coincides with the receipt of cash consideration from the customer. Our contracts with customers contain a single performance obligation and we do not provide warranties for sold real estate properties.

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Land sales revenue

Revenues from land sales are recognized when the parties are bound by the terms of a contract, consideration has been exchanged, title and other attributes of ownership have been conveyed to the buyer by means of a closing and the Company is not obligated to perform further significant development of the specific property sold. In general, the Company’s performance obligation for each of these land sales is fulfilled upon the delivery of the land, which generally coincides with the receipt of cash consideration from the customer.

Rental revenue

Rental income is generally recognized on a straight-line basis over the terms of the tenancy agreements. For real estate leases, these contracts are treated as leases for accounting purpose, rather than contracts with customers subject to ASC Topic 606. Also see Note 2(o) to the Consolidated Financial Statements as of and for the years ended October 31, 2023 and 2022.

Real estate brokerage revenue

The Company recognizes commission-based brokerage revenue upon closing of a brokerage transaction. The transaction price is either fixed or calculated by taking the agreed upon commission rate and applying that to the real estate’s selling price. Brokerage revenue primarily contains a single performance obligation that is satisfied upon the closing of a real estate services transaction, at which point the entire transaction price is earned. The Company is not entitled to any commission until the performance obligation is satisfied and is not owed any commission for unsuccessful transactions, even if services have been provided.

Vending machine revenue

Vending machine revenue is recognized as a percentage of gross product sales over the periods covered by the terms and conditions as stipulated in the agreement with vending machine vendors.

Leases

The Company determines if an arrangement is or contains a lease at inception or modification of the arrangement. An arrangement is or contains a lease if there are identified assets and the right to control the use of an identified asset is conveyed for a period in exchange for consideration. Control over the use of the identified assets means the lessee has both the right to obtain substantially all of the economic benefits from the use of the asset and the right to direct the use of the asset.

We classify our leases as either finance leases or operating leases if we are the lessee, or sale-type, direct financing, or operating leases if we are the lessor. We use the following criteria to determine if a lease is a finance lease (as a lessee) or sales-type or direct financing lease (as a lessor):

(i)	ownership is transferred from lessor to lessee by the end of the lease term;
(ii)	an option to purchase is reasonably certain to be exercised;
(iii)	the lease term is for the major part of the underlying asset’s remaining economic life;
(iv)	the present value of lease payments equals or exceeds substantially all of the fair value of the underlying assets; or
(v)	the underlying asset is specialized and is expected to have no alternative use at the end of the lease term.

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If we meet any of the above criteria, we account for the lease as a finance, a sales-type, or a direct financing lease. If we do not meet any of the criteria, we account for the lease as an operating lease.

Lessee accounting

The Company recognizes right-of-use assets and lease liabilities for all leases other than those with a term of twelve months or less as the Company has elected to apply the short-term lease recognition exemption. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term. Lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are classified and recognized at the commencement date of a lease. Lease liabilities are measured based on the present value of fixed lease payments over the lease term. Right-of-use assets consist of (i) initial measurement of the lease liability; (ii) lease payments made to the lessor at or before the commencement date less any lease incentives received; and (iii) initial direct costs incurred by the Company.

As the rates implicit on the Company’s leases for which it is the lessee are not readily determinable, the Company uses its incremental borrowing rate based on information available at the commencement date in determining the present value of lease payments. When determining the incremental borrowing rate, the Company assesses multiple variables such as lease term, collateral, economic conditions, and its creditworthiness.

For sale-leaseback arrangements, the Company is required to determine whether the transaction qualifies as a sale, which includes assessing whether a contract exists and if so, whether control has passed to the counterparty in the contract. Control indicators include, but are not limited to, whether the entity has a present right to payment for the asset, whether the customer has legal title to the asset, whether the entity has transferred physical possession of the asset, whether the customer has significant risks and rewards of ownership of the asset, and whether the customer has accepted the asset. If it is determined that a sale has occurred, the Company recognizes an operating or finance lease based on the factors outlined in the preceding paragraphs. A finance lease would preclude sale accounting. If the Company does not transfer the control to the counterparty, the failed sales-leaseback transaction is accounted for as a financing arrangement where the Company does not derecognize the transferred asset and accounts for proceeds received as borrowings for which the current portion is included in bank and other borrowings, current and the non-current portion is included in bank and other borrowings, non-current in the consolidated balance sheets.

From time to time, we may enter into sublease agreements with third parties. Our subleases generally do not relieve us of our primary obligations under the corresponding head lease. As a result, we account for the head lease based on the original assessment at lease inception. We determine if the sublease arrangement is either a sales-type, direct financing, or operating lease at inception of the sublease. If the total remaining lease cost on the head lease for the term of the sublease is greater than the anticipated sublease income, the right-of-use asset is assessed for impairment. Our subleases are generally operating leases and we recognize sublease income on a straight-line basis over the sublease term.

Lessor accounting – operating leases

We account for the revenue from our lease contracts by utilizing the single component accounting policy. This policy requires us to account for, by class of underlying asset, the lease component and nonlease component(s) associated with each lease as a single component if two criteria are met:

(i)	the timing and pattern of transfer of the lease component and the nonlease component(s) are the same; and
(ii)	the lease component would be classified as an operating lease if it were accounted for separately.

Lease components consist primarily of fixed rental payments, which represent scheduled rental amounts due under our leases. Nonlease components consist primarily of tenant recoveries representing reimbursements of rental operating expenses, including recoveries for utilities, repairs and maintenance and common area expenses.

If the lease component is the predominant component, we account for all revenues under such lease as a single component in accordance with the lease accounting standard. Conversely, if the nonlease component is the predominant component, all revenues under such lease are accounted for in accordance with the revenue recognition accounting standard. Our operating leases qualify for the single component accounting, and the lease component in each of our leases is predominant. Therefore, we account for all revenues from our operating leases under the lease accounting standard and classify these revenues as rental income.

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We commence recognition of rental income related to the operating leases at the date the property is ready for its intended use by the tenant and the tenant takes possession or controls the physical use of the leased asset. Income from rentals related to fixed rental payments under operating leases is recognized on a straight-line basis over the respective operating lease terms. Amounts received currently but recognized as revenue in future periods are classified in contract liabilities in our consolidated balance sheets.

Defined Benefit Plans

The Company has unfunded defined benefit severance indemnity plans which cover directors and employees. Under the defined benefit severance indemnity plans, directors and employees are entitled to severance payments based on their earnings and the length of service until retirement or termination of employment for reasons other than dismissal for cause. The projected benefit obligation at October 31, the measurement date, is recognized in the consolidated balance sheet. The projected benefit obligation represents the actuarial present value of benefits expected to be paid upon retirement based on employee services already rendered and estimated future compensation levels. Net periodic retirement cost is recorded in the consolidated statements of operations and comprehensive income and includes service cost, interest cost and amortization of actuarial gain and losses, if any. Service cost represents the actuarial present value of participant benefits earned in the current year. Interest cost represents the time value of money cost associated with the passage of time. Actuarial gains and losses included in accumulated other comprehensive income (loss) are amortized using the straight-line method over the average remaining service period of active employees if it exceeds the corridor, which is defined at 10% of the projected benefit obligation.

DESCRIPTION OF BUSINESS

Business Overview

We are a large and growing pachinko hall operator in Japan. Libera Gaming Operations, Inc. was founded in Japan in May 1965 and has been operating pachinko halls for over 58 years. Pachinko halls provide a venue for customers to play two types of recreational arcade games: “pachinko” and “pachislot,” which are played using pachinko balls and pachislot tokens, respectively, for the purpose of obtaining more balls and tokens and exchanging them for prizes. Customers can convert some prizes into cash by having independent buyers from pachinko halls buy them. The pachinko and pachislot industry is highly regulated under Japanese laws and regulations. Playing pachinko and pachislot machines are not considered a form of gambling in Japan because customers do not directly win cash. They win tokens that may be redeemed for prizes, which in turn may be sold for cash by independent buyers. We have over 58 years of experience in the pachinko industry, operating eleven pachinko halls in Japan as of March 15, 2024. There are only 161 pachinko hall operators that operate more than ten pachinko halls out of a total of 1,623 operators in Japan as of 2023, and we are one of the largest pachinko hall operators, as we are in top 10% of all pachinko hall operators with respect to the number pachinko halls operated (Source: “Pachinko hall operator survey 2023”, Yano Research Institute). For the years ended October 31, 2023 and 2022, with respect to our pachinko operation business, we reported total revenues of ¥4,874,215 thousand (US$32,182 thousand) and ¥3,966,010 thousand, respectively.

We also operate a real estate business, in which we conduct real estate redevelopment, property rental and property brokerage. We focus our real estate business in the central Tokyo area, where we use our experience and our network of real estate brokers gained through our pachinko and pachislot business to determine investment decisions with a goal of maintaining a profitable real estate business. Our main source of real estate revenue is from real estate redevelopment. We purchase old real estate in the central Tokyo area where we expect increasing demand in the future and we believe rents and asset values are unlikely to decline, and we redevelop and renovate the properties by using third party contractors with a goal to generate higher rental revenue. We believe the central Tokyo area has many prospective buyers, and therefore we believe that we can sell the real estate and generate a high profit in a short period of time. In addition, since we have historically purchased real estate for redevelopment purposes in what we consider good locations close to train stations in the city center, we believe we can generate rental revenue during the period between our purchase of the properties until we begin redevelopment. During the year ended October 31, 2023 we generated ¥980,543 thousand (US$6,474 thousand) from the sale of one property and during the year ended October 31, 2022 we generated ¥3,705,626 thousand from the sale of two properties. We believe that the real estate market in Tokyo is relatively cheaper than other international cities, and as such we expect that more investors will be attracted to property in Tokyo and the real estate market will continue to grow in the future.

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For the years ended October 31, 2023 and 2022, we reported total revenues of ¥6,106,306 thousand (US$40,317 thousand) and ¥7,906,120 thousand, respectively, net income of ¥557,802 thousand (US$3,685 thousand) and ¥200,185 thousand, respectively, and net cash provided by operating activities of ¥3,203,829 thousand (US$21,153 thousand) and ¥5,257,783 thousand, respectively, on a consolidated basis. As noted in our audited consolidated financial statements, as of October 31, 2023, we had retained earnings of ¥10,375,305 thousand (US$68,502 thousand). As noted in our audited consolidated financial statements, as of October 31, 2023, we had total liabilities of ¥17,769,154 thousand (US$117,319 thousand).

Organizational Structure

The following diagram reflects our organizational structure immediately prior to the offering:

Libera Gaming Operations, Inc. was founded in Japan in May 1965.

Libera Real Estate Management, Inc. (100% owned subsidiary of the Company) operates our real estate business.

Libera Investments, Inc. (100% owned subsidiary) operates our real estate business.

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Libera Distribution, Inc. (100% owned subsidiary of the Company) operates procurements for pachinko hall operations and operates a café in one of the pachinko halls.

Libera Hotels & Resorts, Inc. (100% owned subsidiary of the Company) is a non-operating entity as of the date of this prospectus. We are exploring various business opportunities for this entity as of the date of this prospectus, but have not yet commenced any specific business opportunity.

Mitsuwa, Inc. (100% owned subsidiary of Libera Real Estate Management, Inc.) operates our real estate business that is only involved with real estate leasing.

Operating Pachinko Halls

The following table presents selected statistical and other information concerning the properties in which we operate our businesses as of March 15, 2024:

	Location	Opening Year	Pachinko Hall Square Meters	Pachinko/ Pachislot Terminals	Food & Beverage Outlets (1)	Parking Spaces
Tokyo region
Jaran Asakusa Store	B1F-1F Tokyo Rakutenchi Asakusa Building, 2-6-7 Asakusa, Taito Ward, Tokyo	2021	2,659.760	827	N/A	N/A
Jaran Gotanda Store	2-7-7 Nishi-Gotanda, Shinagawa Ward, Tokyo	2014	2,449.540	823	N/A	2
Kotobuki Hall Takashimadaira Store	8-3-1 Takashimadaira, Itabashi Ward, Tokyo	2024	908.5	486	N/A	N/A
Jaran Yazaike Store	1-23-15 Yazaike, Adachi Ward, Tokyo	2020	660.9	396	N/A	108
Kanagawa region
Jaran Hiratsuka Store	1-15 Shinmachi, Hiratsuka, Kanagawa Prefecture	2004	2,113.205	880	1	766
Saitama region
Jaran Wakaba Ekimae Store	852-1 Fujigane, Tsurugashima, Saitama Prefecture	2023	1,387.96	578	N/A	95
Jaran Kawaguchi Yahei Store*	2-8-18 Yahei, Kawaguchi, Saitama Prefecture	2020	980.04	432	N/A	149
Jaran Kawaguchi Mine Store	234-1 Mine, Kawaguchi, Saitama Prefecture	2020	487.75	346	N/A	100
Takesato Sports-can Store	1096-1 Oba, Kasukabe, Saitama Prefecture	2020	419.37	327	N/A	21
Kyoto region
Jaran Kyotanabe Store	4-2 Yamate Chuo, Kyotanabe, Kyoto Prefecture	2006	1,848.270	800	N/A	500
Ishikawa region
Jaran Komatsu Store	Yo 45-1 Hiraomote-cho, Komatsu, Ishikawa Prefecture	2001	1,744.895	760	N/A	400

* On January 18, 2024, the Company experienced a fire at the Jaran Kawaguchi Yahei pachinko hall. The fire did not result in harm to any people or surrounding properties and to date, no claims have been asserted against us. However, the fire caused damage to the interior and exterior of the building as well as damage to the pachinko machines which are malfunctioning, and which has resulted in the temporary suspension of the hall operations. As of March 15, 2024, the hall is not open to the public. We believe that the hall can be repaired and re-opened during the third quarter of the fiscal year ending October 31, 2024. We estimate that the amount of the repair costs including replacement of pachinko machines to re-open the hall would be approximately ¥690 million (US$4.56 million), the amount of lost operating income due to suspension would be approximately ¥40 million (US$0.26 million), and the amount of insurance compensation would be of approximately ¥580 million (US$3.83 million). However, since the details of the damage are still being assessed, the estimated timing of reopening of the hall and dollar amount of damages and repair costs may vary. With respect to the losses not covered by insurance (approximately ¥150 million (US$0.99 million)), we believe we can absorb them by our cash and cash equivalents.

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Business Strategies

Pachinko and Pachislot Operations

Key trends of the pachinko industry in Japan

Largest Contributor to Japan’s Gaming Market

Japan’s leisure industry entertainment sector has a market size of ¥38.3 trillion (US$252.9 billion) and the gaming sector represented 43.6% or ¥16.7 trillion (US$110.3 billion) of that market size in 2022. The pachinko industry has dominated the gaming sector in Japan, which consists of pachinko, bicycle-racing, boat-racing, auto-racing, horse-racing and lottery. The pachinko industry represented 38.0% or ¥14.6 trillion (US$96.4 billion) of the gaming market in Japan in 2022 and was the largest gaming segment.

Source：Pachinko and Pachislot Industry 21st Century Association “Pachinko Pachislot Industry Report 2023”

Declining Gross Pay-in

Gross pay-in of the pachinko industry is on a downward trend due to the introduction of regulation reducing the size of jackpots and diversified competition from other forms of entertainment such as video games, the internet and other mobile entertainment services. The stay-at-home policy in Japan during COVID-19 caused a significant decline to gross pay-in during 2020 through mid-2022. As a result, the pachinko industry decreased from 2017 to 2021 with total gross pay-in declining from approximately ¥21.4 trillion in 2017 to approximately ¥14.6 trillion in 2021. We expect the recovery of gross pay-in going forward after the continuing economic and social reopening from COVID-19, although we believe the downward trend to continue.

Source：General Incorporated Association Japan Amusement Business Association “Pachinko Industry Data Book 2023 Ver.03”

Growing Dominance of Large Operators

The declining gross pay-in of the pachinko industry has driven pachinko hall operators to enhance their efficiency and remain profitable under the same cost structure. This situation is particularly favorable for large or mid-sized hall operators like us as our fixed overhead costs can be shared over a larger number of operations. Smaller hall operators have been gradually pushed out of the market.

Increasing Burden of Capital Expenditure on Machines Installed at Pachinko Halls

The revisions to the Japanese Amusement Machine Regulation (the “Amusement Machine Regulation”) in 2018 as part of measures to combat gambling and other addictions has increased the burden on installing equipment and machines compliant with the new regulations. Furthermore, Japanese banknotes will be redesigned in 2024 and pachinko hall operators are required to install new cash vending machines and replace old cash vending machines, which will be an additional capital expenditure on installing equipment. We believe smaller pachinko hall operators will have difficulties bearing this cost.

Please see “Description of Business – Industry Overview” for more pachinko industry trends in Japan.

Corresponding strategies

Acquisition of Smaller Pachinko Halls and Turn Around Business

Despite the downward trend in the number of pachinko halls and the increasing burden of capital expenditures due to the revisions to the Amusement Machine Regulation in 2018, we believe the trend in the pachinko industry is favorable for our business. This is because we believe there are more opportunities to find small pachinko hall operators seeking a takeover of their businesses due to lack of working capital or profitability. Furthermore, we believe that some of these pachinko hall operators own the real estate on which the pachinko hall is situated, near train stations or downtown areas, or may employ experienced employees. We intend to acquire those small pachinko hall operators and turn around the business by improving efficiency and providing additional financial support. We intend to use our expertise gained through the long history of our business experience to identify pachinko halls to acquire and to increase their profitability under our business models, management, and policies.

Please see “Description of Business – Industry Overview” for more pachinko industry trends in Japan.

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Business Expansion through Opening New Pachinko Halls

Our goal is to continue to open new pachinko halls through the acquisition of small pachinko hall operators. As Japan’s population continues to decline, we intend to open new pachinko halls in areas where the population is increasing, or slowly declining. We intend to expand our business by opening new pachinko halls through acquisitions in areas where the number of machines installed is small relative to the surrounding population, and where there are more potential customers per machine. We believe it is more efficient to acquire our competitors rather than building new pachinko halls because we will carefully select and acquire competitors that are experiencing low profitability in their businesses but are located in prime locations. Our goal is to utilize their existing business licenses provided by the government and the experience of their existing employees to reopen the acquired pachinko halls within a few days after the closing of the acquisition.

Source：e-Stat “Population by Prefectures (as of October 1 of Each Year) - Total population, Japanese population (from 2015 to 2020)”

Business Expansion Through Acquisition of Existing Pachinko Halls

In March 2020, we acquired Four Seasons Inc. (“Four Seasons”), which operated five pachinko halls, and in December 2021, we acquired one pachinko hall from Shouei Project Inc. (“Shouei Project”). In July 2023, we completed the acquisition of one pachinko hall from OHTA, Inc. In November 2023, we entered into an agreement to purchase a pachinko hall from Eiju Sangyo Inc. for the purpose of business expansion and the deal was closed in January 2024. During the current downward trend in the number of pachinko halls, we intend to continue to expand our business in a timely way by acquiring pachinko halls that are expected to improve profitability in areas where there is less competition due to a decrease in the number of pachinko halls, and by acquiring companies that are considering withdrawing from the pachinko industry.

Renovation of Existing Pachinko Halls to Improve Profitability

In April 2022, we changed the names of three of the pachinko halls we acquired from Four Seasons and Shouei Project to “Jaran,” in order to unify such acquired halls into our brand of existing halls operating under the name “Jaran,” and renovated the interior and exterior of the halls. We also improved the store environment by installing a smoking lounge and replacing the chairs in which customers sit when playing games. In April 2023, we changed the name of another pachinko hall to “Jaran” to attract new customers. We intend to continue renewing our existing pachinko halls as appropriate to provide customers with a more comfortable playing environment, improve customer attendance, and increase the Company’s overall profitability.

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Increasing Profitability through Customer Analysis

We analyze customer preferences for pachinko and pachislot machines and proactively introduce machines that we believe to be of high interest to customers, thereby encouraging them to return to our pachinko halls and increasing our revenues. Factors that influence customer preferences for machines include the animation and other content, such as popular animated films and idol singers used on the machines, jackpot probability, payout ratio. Customer preferences for rental ball fees and exchange rates also vary by area, so we analyze and respond to these factors as well. In addition, by analyzing the areas from which most customers come, we are narrowing down the areas for advertising and promotion, thereby improving profitability by conducting effective advertising and promotion without wasting money.

Real Estate Business

Expanding Revenue through Real Estate Development in Central Tokyo

We purchase old properties and redevelop or renovate them through third-party contractors in areas where the population is increasing, or slowly declining, and where we believe rents and asset values are unlikely to decline. There are many buildings in Tokyo that are more than 40 years old and do not meet the new earthquake-proof standards enacted in 1981, and we believe many of them require repair and renovation. We purchase such buildings in what we believe to be prime locations in central Tokyo and have third-party contractors reconstruct them to increase their value, and then lease them at higher rents than they previously generated or sell them at higher prices than the prices we paid to purchase them. In addition, we also purchase small adjacent individual lots in bulk and redevelop them as large lots, which is more profitable when we lease or sell. By redeveloping the real estate in such a way, we are able to add value and lease or sell the property at a higher price than the price at which we purchased it. In particular, by redeveloping real estate mainly in the three central wards of Tokyo, we believe we can generate high rental revenue. Since we only purchase real estate in prime locations close to train stations in the city center for redevelopment, we believe we can lease the properties to major Japanese commercial businesses such as electronics retailers, drugstores, and convenience stores and, therefore, generate stable rental revenue over the long term. The three central wards of Tokyo also have many developers and other registered real estate companies who are prospective buyers, so we believe we can also sell the renovated real estate and earn a high profit in a short period of time. 22% of the registered real estate companies who are potential real estate buyers are located in Tokyo as of 2022 and the area has the highest concentration nationwide based on the statistics of real estate brokers prepared by Real Estate Transaction Improvement Organization.

Stabilize Revenue by Leasing Properties to Other Companies

By leasing properties to Japanese commercial businesses such as electronics retailers, drugstores, convenience stores, we believe we can generate stable rental revenue over the long term. We will continue to carefully examine tenants and lease to tenants that can generate stable rental revenue.

Gathering Real Estate Information through a Diverse Network

We collect real estate information not only from real estate companies and brokers, but also from various sources such as financial institutions, lawyers, design firms, and construction companies and we use that information to find properties to purchase for redevelopment, acquire rental properties, and brokerage real estate to expand our business.

Descriptions of Products and Services

Pachinko and Pachislot Operations

Pachinko halls generally provide a venue for customers to play two types of recreational arcade games: (i) pachinko; and (ii) pachislot. Pachinko halls usually have a standardized layout featuring many “islands” that have rows of machines separated by aisles. Each island typically features machines of the same kind and playing cost.

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The mechanics and method of playing are largely the same for the pachinko and pachislot machines. These games are played as follows:

1.	Purchasing Pachinko balls or Pachislot tokens

Pachinko balls are used to play pachinko games, while pachislot tokens are used to play pachislot games. The playing costs of our pachinko and pachislot games range from ¥0.25 (US$0.0017) to ¥4.39 (US$0.0290) (consumption tax included) per ball for pachinko machines and from ¥2.00 (US$0.0132) to ¥21.74 (US$0.1435) (consumption tax included) per token for pachislot machines.

To obtain pachinko balls or pachislot tokens, a customer initially inserts cash or a loaded integrated circuit card (“IC card”) into a rental ball/token dispenser adjacent to each machine. The customer can then obtain pachinko balls or pachislot tokens by making payments in denominations of a certain amount. We sell IC cards through our IC card vending machines that are installed at our pachinko halls, and the customers can load their IC cards with cash deposits before they start playing games. Typically, a ¥500 to ¥1,000 deposit must be paid to create the IC card and per play.

When the customer finishes playing on a machine, any unutilized cash, balls, or tokens will be counted and recorded on an IC card. IC cards can be inserted into another machine in the same pachinko hall to play with remaining balls or tokens or exchanged for prizes at the counter. The IC card can also be inserted into a checkout machine to pay out the remaining cash if it is still within the expiration date. For IC cards, any remaining balls or tokens can only be used on the same day when the card is issued, while any cash balance will be forfeited 21 or 31 or 181 days after the card is issued, depending on the system used in the pachinko hall. With respect to players with a membership (which can be obtained by signing-up for free), the remaining balls or tokens can be carried forward so they can play again when they revisit our halls.

Playing Pachinko or pachislot

Pachinko

A pachinko machine resembles a vertical pinball machine (but without pinball flippers or a plunger) and up to 100 pachinko balls are fired per minute by turning the handle. The objective is to collect as many pachinko balls as possible, in order to exchange them for prizes at pachinko halls. Upon inserting cash into the payment slot, or an IC card into the card slot adjacent to the machine, a number of small metal pachinko balls are dispensed into the upper ball tray located near the bottom of the machine. The customer fires the balls into the playing field in rapid succession, while controlling the velocity of the pachinko balls by turning a handle located next to the tray.

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Once shot into play, the pachinko balls cascade down through the dense array of pins in the playing field. Pachinko balls will fall into: (i) the trap at the bottom of the playing field and such pachinko balls will be lost; (ii) the pockets located at the bottom of the playing field, which in turn trigger the release of 1 to 15 pachinko balls into the lower ball tray; or (iii) one pocket near the bottom of the playing field, a “trigger” pocket, which causes images arranged in multiple columns on the digital screen in the center of the playing field to spin, similar to the reels in a slot machine. If the spins produce a winning combination of images on-screen, the “jackpot” mode commences and opens a larger pocket in the playing field, the “attacker”, for a limited time. Each ball that lands in the “attacker” during this “jackpot” mode pays out a large number of pachinko balls.

During play, the display screen shows a variety of Japanese animation, movies, singers, etc., to heighten the sense of excitement and thrill, and to keep customers entertained.

Pachislot

A pachislot machine is similar to a traditional western slot machine, with three reels of different images in the playing field. The objective of pachislot is to collect more tokens by stopping the spinning reels such that the images on each reel match up to form a winning combination. To play, as with pachinko machines, a customer inserts cash into the payment slot or an IC card into the card slot adjacent to the machine, which then dispenses into the token tray the tokens to be used in the game. The customer inserts tokens into the machine and pulls the start lever, which causes the three reels to begin to spin. While the reels are spinning, the customer presses the stop button under each reel to stop the corresponding reel. If, after the three reels have been stopped and a winning combination of images appear, the customer wins the jackpot and can win more tokens. If none of the pictures on the three reels matches up, the tokens played are lost. Pachislot machines with display screens, just like pachinko machines, featuring Japanese cultural elements with a goal to keep players entertained.

2.	Redeeming Prizes

Both games end when the customer either runs out of pachinko balls or pachislot tokens, or simply stops playing. The pachinko balls or pachislot tokens won are counted by the counting machine and the number is recorded on the IC card. The customer takes the IC card to the prize counter and exchanges it for a prize corresponding to the number of pachinko balls or pachislot tokens. Prizes include, but are not limited to, general prizes, which are generally the types of consumer goods sold in convenience stores such as food products, drinks, sundries, and toys, and G-Prizes (based on the quantity of the winnings). G-Prizes are decorative cards with a small, embedded piece of gold or silver which can be sold by customers to a G-Prize buyer for cash. Customers can also earn cash by selling some of their G-Prizes at the market price of gold to an outside buyer who is independent of the pachinko hall.

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Real Estate Business

We operate our real estate business in three segments: real estate re-development, real estate leasing, and real estate brokerage.

1.	Real Estate Redevelopment

There are many buildings in Tokyo that are more than 40 years old and do not meet the new earthquake-proof standards enacted in 1981, and we believe many of them require repair and renovation. 22% of the non-residential buildings in Tokyo were built before the 1980s which potentially need to be redeveloped based on “Land Survey 2022” prepared by Tokyo Metropolitan Government. We purchase such buildings in what we believe to be prime locations in central Tokyo and reconstruct them using third party contractors to increase their value, and then lease them at higher rents than they previously generated or sell them at higher prices than the prices we paid to purchase them.

2.	Real Estate Leasing

In order to reduce the occurrence of rent delays, we seek to have commercial tenants move into our buildings to generate stable rental revenue. In some cases, we not only lease our own buildings, but also purchase land and lease it to companies opening new stores or build and lease stores to such companies.

3.	Real Estate Brokerage

We provide a variety of leasing brokerage services, including for companies moving into office buildings and stores moving into commercial buildings, as well as individuals moving into apartments. We also act as a broker for the sale and purchase of idle corporate assets, condominiums, and single-family dwellings.

Customers

Customers of pachinko halls must be adults 18 years of age or older. The types of machines, ball and token cost, and other customer preferences, as well as the time of day during which customers can visit a pachinko hall, vary from region to region in Japan. We analyze our prospective customers at the time of opening new halls. After opening new halls, we keep track of customers to provide services that meet the needs of such customers.

In our real estate development business, our customers include other companies in the same industry, including, but not limited to, developers and other registered real estate companies, and wealthy individuals who purchase the redeveloped real estate from us. In real estate leasing business, our customers are companies using office space, restaurants, retail stores, sole proprietors, and individuals, depending on the use of the property. In real estate brokerage, we serve a wide range of clients from companies to individuals.

Suppliers

When a pachinko hall opens at a new location, we purchase pachinko/pachislot machines from pachinko/pachislot makers and equipment from equipment suppliers. We periodically purchase machines and replace them with new ones as needed. From time to time, equipment is also replaced with the latest equipment with new features.

There are two types of prizes that can be exchanged for pachinko balls or pachislot tokens after the game: general prizes which are generally the types of consumer goods sold in convenience stores such as food products, drinks, sundries, and toys, and G-Prizes made of gold bullion. General prizes are purchased through our subsidiary Libera Distribution, Inc. while G-Prizes, which are decorative cards with a small, embedded piece of gold or silver which can be sold by customers to a G-Prize buyer for cash.

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In real estate development, we purchase from private landowners and companies that own land and buildings. We may obtain prospective purchases from real estate brokers. If a broker is utilized, we pay a 3% commission on the purchase price.

In real estate leasing, we obtain prospective tenants from real estate brokers. We pay such real estate brokers a fee equivalent to up to three months’ rent (based on our negotiations with the broker) if we lease to those prospective tenants. If easy to lease, the fee paid to the broker is ordinarily equivalent to one-month of rent. If it is difficult to lease, the amount paid to the broker is ordinarily equivalent to two to three-months’ rent, depending on the difficulty to lease.

Concentration of Customers and Suppliers

Customers

For the years ended October 31, 2023 and 2022, with respect to our pachinko operation business, we reported total revenues of ¥4,874,215 thousand (US$32,182 thousand) and ¥3,966,010 thousand, respectively. For the years ended October 31, 2023 and 2022, with respect to our real estate business, we reported total revenues of ¥980,543 thousand (US$6,474 thousand) and ¥3,705,626 thousand, respectively.

There is no significant concentration of customers for pachinko operation business as the Company’s revenue is generated with small amount of revenue per play from numerous customers.

It is the nature of our business that a high concentration of our revenue is in the real estate business and therefore when we sell our real estate there is a tendency to have large customers who acquire such properties. Accordingly, in each year there may be a small number of customer purchasers from whom we generate our revenue. These customers may not be repeat customers and in each year, it may be different single purchaser or small number of purchasers from which we generate a large percentage of our revenues. We rely on these purchasers and there is a risk that these purchasers may be unable to make payment under their obligations to us thereby affecting our revenues.

During the year ended October 31, 2023, we sold lands and buildings in Tokyo to one customer (Customer C) which accounted for 16.06% of our total revenues during the year ended October 31, 2023, respectively.

During the year ended October 31, 2022, we sold lands and buildings in Tokyo to two customers (Customers A and B) which accounted for 34.22% and 12.65% of our total revenues during the year ended October 31, 2022, respectively.

The contracts were separate sales contracts for each of the customers. The purchase price for each contract was paid in two installments: upfront payment and a lump sum at the time of delivery of the property. There are no long-term contracts or arrangements.

Any payment issues encountered by these large customers would likely harm our financial condition and results of operations. As of the prospectus date, the purchase price for each contract was fully paid and we recognize no payment issue.

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Suppliers

Pachinko Operations

Suppliers for pachinko operation business mainly includes G-prize and general prize wholesalers and pachinko machine manufacturers. As described in the next section “Third Party System”, we need to purchase G-Prizes from wholesalers to operate pachinko halls, and we have significant concentration on these G-Prizes suppliers. Historically, we have relied to a material extent on certain wholesalers and three specific wholesalers supply approximately over 70% of the Company’s total pachinko operation business supplies per year.

With respect to our pachinko operation business, during the year ended October 31, 2023, we made 38.78%, 22.72% and 16.91% of total purchases from three G-prizes wholesalers, Suppliers A, B and C, respectively. During the year ended October 31, 2022, the above percentages were 37.69%, 26.72% and 14.13% from three G-prizes wholesalers, Suppliers A, B and C, respectively.

It costs approximately 500,000 yen (US$3,301) to replace a new pachinko machine, but sometimes we can purchase used pachinko machines. When we acquire a pachinko hall, the final acquisition price is determined after checking the current market price of used pachinko machines. The number of pachinko machines that need to be replaced for any particular pachinko hall acquisition varies greatly depending on the specific pachinko hall to be acquired.

Real Estate Operations

As part of our real estate business, we have relied to a material extent on certain suppliers for the purchase mainly of property and equipment. Although the Company has over 50 suppliers for the purchase related to real estate business, certain suppliers supply over 10% per year. These suppliers may not be recurring suppliers and in each year, it may be a different single supplier.

With respect to our real estate business, during the year ended October 31, 2023, we purchased 34.43%, 22.16%, 18.76% and 17.97% of property and equipment from four suppliers, Suppliers E, H, I and F, respectively. During the year ended October 31, 2022, the above percentages were 28.22% and 56.26% from two suppliers, Suppliers F and G, respectively.

If we should encounter delays or difficulties in obtaining these supplies, our business related to these supplies and our financial condition, results of operations and reputation could be adversely affected.

Three Party System

The pachinko industry is highly regulated under Japan laws and regulations. In particular, we are prohibited from being involved in the exchange of prizes for cash or securities. Under Japanese laws and regulations, the direct exchange of cash or securities for prizes constitutes gambling, which is illegal in Japan. Therefore, we operate our pachinko hall business in accordance with an established industry practice known as the “Three Party System”. The parties under the Three Party System consist of the following.

(i) pachinko hall operators, which include the Company, who purchase G-Prizes from G-Prize wholesalers and provide G-Prizes to customers;

(ii) G-Prize buyers, who purchase G-Prizes from pachinko hall customers and sell the purchased G-Prizes to G-Prize wholesalers; and

(iii) G-Prize wholesalers, who purchase G-Prizes from G-Prize buyers and sell G-Prizes to pachinko halls.

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Under the Three Party System, each must be an independent company under Japanese law.

Industry Overview

Pachinko has been a popular pastime in Japan since before World War II (1939), but it came to be regulated under the “Amusement Business Law” enacted and enforced in 1948. If we consider 1948 as the start of the pachinko industry, it has been over 75 years since its birth.

As to the real estate rental industry in Japan, the history is even older and is said to have started in the Edo period (1603 – 1868). The “tenements” where many common people lived during the Edo period were rental properties, and the real estate rental business has been in operation since that time.

In 2022, the pachinko market size (based on rental ball fees) in Japan was worth ¥14.6 trillion (US$0.0964 trillion), unchanged from the previous year. The gross profit margin in 2022 (equivalent to sales in U.S. accounting terms) was ¥2.38 trillion (US$0.0157 trillion), a slight increase from the previous year.

Source：General Incorporated Association Japan Amusement Business Association “Pachinko Industry Data Book 2023 Ver.03”

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Pachinko halls in Japan alone employ approximately 230,000 people, which is close to the steel industry, department stores, and supermarkets. Including related companies such as manufacturers of machines and equipment and pachinko machine sales companies, the pachinko industry in Japan as a whole employs approximately 500,000 people.

Source: Pachinko and Pachislot Industry 21st Century Association “Pachinko Pachislot Industry Report 2023”

In the real estate industry, the market size was approximately ¥50 trillion (US$0.3301 trillion) in 2022, up 2.4% from the previous year.

Looking at the pachinko industry in more detail, the number of pachinko hall management companies in Japan stood at 2,053 at the end of 2022, down 294 from the previous year.

Source：General Incorporated Association Japan Amusement Business Association “Pachinko Industry Data Book 2023 Ver.03”

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The number of pachinko halls has also been on a long-term downward trend. We believe one of the reasons for this is the trend of newly-built pachinko halls to be larger in size, which we believe has led to a decline in small and medium-sized halls.

In addition, the revisions to the Japanese Amusement Machine Regulation in 2018 as part of measures to combat gambling and other addictions has increased the burden on installing equipment and machines compliant with the new regulations. The decline in the number of customers visiting due to COVID-19 has also contributed to this trend. The market size of our pachinko business decreased by 27% from 2019 (pre-COVID-19) to 2021. We also experienced a decline in revenue from the pachinko operation business in existing pachinko halls by approximately 20% from October 31, 2020 to October 31, 2021 because of the stay-at-home policy and the store-shut-down request announced by the government of Japan during 2020 relating to COVID-19. On the other hand, the number of pachinko and pachislot machines is decreasing at a slower pace than the number of halls due to the trend toward larger halls which means an increase in the number of machines installed per hall, which may indicate that there is a certain level of demand for amusement. The number of pachinko players in 2022 is 7.7 million (unique new customers), a declining trend. However, we consider that this reason is the diversification of leisure activities and the sluggish growth of disposable income, so we believe the number of pachinko and pachislot players will recover when the economy recovers. Under the Revised Amusement Machine Regulations of 2022, next-generation pachinko and pachislot machines, known as “smart pachinko/pachislot,” have begun to be released, which are attractive to players, and this is expected to further increase the number of players.

Pachinko Participant Population
million people
30
25
20
15
10
5
0
29
20.2
17.1
16.7
10.7
7.1
7.2
7.7
1995
2000
2005
2010
2015
2020
2021
2022

Source: General Incorporated Association Japan Amusement Business Association “Pachinko Industry Data Book 2023 Ver.03”

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We believe that the pachinko hall industry has not yet recovered to the pre-COVID-19 level, and we can expect it to at least recover to the pre-COVID-19 level. In addition to that, we expect the number of our new customers to increase and our customers who have not played since pre-COVID-19 to return with the introduction of “smart pachinko/pachislot” machines, because competitors are decreasing due to the burden of installing new machines under the revisions to the Amusement Machine Regulation in 2018 and the cost of purchasing “smart Pachinko/pachislot” machines and equipment In that context, if we stay in the industry and continue to expand our network through new store openings, mergers and acquisitions, and other means, we believe that we will be able to continue to earn significant profits in the Pachinko industry.

The real estate industry is experiencing a higher tenant vacancy rate in the Tokyo business district of 6.33% for the year of 2021 compared to 2019 (pre-COVID-19) tenant vacancy rate of 1.55% (Source: Miki Shoji Statistics office report Tokyo 2023 - Tokyo business district). However, we only experienced the limited impact from COVID-19 in terms of real estate sales. We successfully closed our deals during the years ended October 31, 2023 and 2022 and as a result we generated ¥980,543 thousand (US$6,474 thousand) from the sale of one property and ¥3,705,626 thousand from the sale of two properties, respectively. Regarding the supply side, the delivery of equipment for the property development was delayed for a few months, which pushed the completion date for a few months later during COVID-19. For real estate leasing, we did not discount the rent price because many of our tenants obtained subsidies from the government to sustain their business; therefore, there was no decline of rent revenue because of COVID-19.

In real estate, by procuring funds from investors, we believe we will be able to aggressively purchase more old properties for redevelopment in the city center without being limited to just only using our own cash and debt financing, and we believe will result in a more profitable real estate business.

Advertising and Promotional Activities

When opening a new pachinko hall, we investigate the population of the market area, future population trends, population per machine, the number of competitors, traffic volume, and other factors, and only open a hall if we find a good opportunity to succeed.

We concentrate on our advertising and promotional activities at the time of opening a new pachinko hall, and we continue to regularly advertise and promote our hall after they open to attract new customers and encourage them to revisit our hall.

Our advertising and promotion methods include commercial placement on YouTube, use of social networking services such as Twitter, Internet advertising, direct mail, newspaper inserts, posting of flyers, distribution of tissues with flyers to passersby in the neighborhood of our halls, posting posters at train stations, advertising on utility poles along the roads leading to our stores and advertisements on public transportation passing near our stores. We also hold events at our halls through event companies.

With regard to the introduction of new game machines, which is our largest promotional activity, we are quick to obtain information on their release and actively coordinate the number of machines to be purchased with machine suppliers.

For real estate sales, we pay a 3% commission to the broker who found the seller. For property rentals, the Company pays a fee to a broker equivalent to up to three months’ rent (based on our negotiations with the broker). If easy to rent, the fee paid to the broker is ordinarily equivalent to one-month of rent. If it is difficult to rent, the amount paid to the broker is ordinarily equivalent to two to three-months’ rent, depending on the difficulty to rent.

Customer Analysis

When advertising, we analyze the areas from which our customers are most likely to visit our halls in order to advertise effectively. We also analyze customers’ preferences for pachinko and pachislot machines and ball and token cost based on their game histories to help us introduce additional popular machines and establish an appropriate ball and token cost structure.

For real estate sales, our customers are real estate companies from small to large businesses. For real estate leasing, we are targeting major public companies as our tenants such as electronics retailers, drugstores, and convenience stores, because we believe we can generate stable rental revenue over the long term. Prior to acquiring a piece of real estate, we analyze the areas from which our customers are most likely to purchase or lease. We also analyze customers’ preferences as to the characteristics of real estate they are most likely to purchase or lease.

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Competitor Analysis

We check the number and type of machines our competitors have installed, what kind of advertisements and events they are running, and several times a day, including during opening hours and peak hours, we conduct on-site surveys to determine the number of visitors and which machines are popular with customers at neighboring competitors’ stores, which we use for our own sales.

For the real estate business, we are targeting to develop small-scale properties through third party contractors, approximately 100-170 square meters, closer to train stations and market value of more than 1 billion Japanese yen (US$0.0066 billion) in central Tokyo and we believe it is niche market which we do not find specific competitors. It takes a certain period of time to develop real estate properties from planning, demolishing, construction to finding lessors or buyers, as such real estate developers would need sufficient capital to sustain the real estate development business which is quite rare for small real estate developers. For large scale developers, we believe that they do not target our small-scale property developments because it is more profitable to focus on larger-scale properties. It is important to use our network, have close communication with our reliable real estate brokers to obtain potential customer information and process the redevelopment swiftly because the supply of high value and favorable property in the central Tokyo area is limited. Our suppliers support the planning and construction of our properties and as such, we believe we can close deals to purchase properties faster than other buyers, including properties for which there are multiple buyers.

Competitors

A pachinko hall’s direct competitors are the pachinko halls in its own neighborhood. Competitors compete on payouts, frequency and number of new machines introduced, types of prizes offered at the hall, and other aspects of the overall game environment. Public gambling, such as horse racing and boat racing, which we believe satisfies the same needs of our customers, may also compete in some cases. In terms of where customers spend their money, the competition may include gaming, dining out, outdoor activities, travel, and all other forms of leisure time.

With respect to real estate acquisitions, we face competition from developers and other registered real estate companies, investors and financial institutions that are looking to acquire similar properties and who may implement or are already implementing a similar business plan to ours. Further, we may be at a disadvantage to our competition who may have greater capital resources than we do, specifically cash. It has become increasingly difficult to obtain lending on many properties and those buyers that are able to close without financing and pay the full purchase price of a property in cash may be able to close on more properties or will be able to negotiate better purchasing terms. With respect to real estate leasing, rent in the area affects the rent of our real estate holdings, so owners of real estate in the same area and for the same use compete with us. In real estate brokerage, we compete with all real estate brokers in a wide range of areas.

Competitive Strengths

We have been operating pachinko halls for more than 58 years, and we believe our overall strength lies in the relationships of trust we have cultivated with financial institutions, which are indispensable for company operations, machine and equipment sellers, which are essential for business operations, and real estate companies, which are indispensable for opening new halls. In pachinko hall operations, we believe our strength lies in our experience in opening pachinko halls in all types of locations, and in operating at various ball and token rental rates and at various exchange ratios. Another strength of our company is that we have a good relationship with pachinko and pachislot machine makers, which we believe enables us to obtain the latest information on newly released machines and introduce them into our halls at the same time they go on sale. Our third-party representative is the president of Toyama Pachinko and Pachislot Cooperative Association, so his network within the industry is our strength. Also, he has experience working in other industries, belongs to the Junior Chamber of Commerce and Rotary Club, and has deep interaction with people from other industries to collect a wide range of information and make business decisions from a broad perspective, which is considered one of his strengths.

With respect to the real estate business, as discussed in “Competitor Analysis”, we are targeting to develop small-scale properties through third party contractors, approximately 100-170 square meters, closer to train stations and market value of more than 1 billion Japanese yen in central Tokyo and we believe it is niche market which we do not find specific competitors. It takes certain period of time to develop real estate properties from planning, demolishing, construction to finding lessors or buyers, as such real estate developers would need sufficient capital to sustain the real estate development business which is quite rare for small real estate developers. For large scale developers, we believe that they do not target our small-scale property developments because it is more profitable to focus on larger-scale properties.

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COVID-19, Impact of the Pandemic

The impact of COVID-19 has been extremely serious, causing major changes in the lives and businesses of people worldwide. In Japan, COVID-19 spread after March 2020, and the government issued a request for people to refrain from leaving their homes. The pachinko and pachislot industry was also hit hard by this, with some stores having to close temporarily.

The market size of our pachinko business decreased by 27% from 2019 (pre-COVID-19) to 2021. We also experienced a decline in revenue from the pachinko operation business in existing pachinko halls by approximately 20% from October 31, 2020 to October 31, 2021 because of the stay-at-home policy and the store-shut-down request announced by the government of Japan during 2020 relating to COVID-19. This significant drop in the revenue was an unprecedented hardship for the industry as a whole.

Fortunately, we are now showing signs of a gradual recovery, and the revenue from pachinko and pachislot operations as of 2023 has recovered to exceed that of 2019, before the spread of COVID-19.

Intellectual Property

The names and marks of Libera and Libera Gaming Operations mentioned in this prospectus are not registered as trademarks. We intend to register the names and marks of Libera and Libera Gaming Operations as trademarks in Japan. The trade names referred to in this prospectus may be presented without the ®, ™ or SM symbols for convenience, but such references in no way imply that we do not fully assert our rights in such trade names or those of the applicable licensors under applicable law. Our use or display of the trade names of others should not be construed as implying our affiliation with, or their endorsement or sponsorship of, such others.

Corporate History

Consulting Agreement

On March 13, 2023 (“Effective Date”), the Company entered into a Consulting and Services Agreement (the “Consulting Agreement”) with HeartCore Enterprises, Inc. (“HeartCore”). Pursuant to the terms of the Consulting Agreement, HeartCore agreed to provide the Company certain services, including the following (collectively, the “Services”):

(i)	Assistance with the selection and negotiation of terms for a law firm, underwriter and auditing firm for the Company;
(ii)	Assisting in the preparation of documentation for internal controls required for an initial public offering by the Company;
(iii)	Providing support services to remove problematic accounting accounts upon listing;
(iv)	Translation of requested documents into English;
(v)	Attend and, if requested by the Company, lead meetings with the Company’s management and employees;
(vi)	Provide the Company with support services related to the Company’s listing on the NYSE American or the Nasdaq;
(vii)	Conversion of accounting data from Japanese standards to U.S. GAAP;
(viii)	Services to remove problematic accounting accounts upon listing;
(ix)	Support for the Company’s negotiations with the audit firm;
(x)	Assist in the preparation of S-1 or F-1 filings;
(xi)	Creation of English web page; and
(xii)	Preparing an investor presentation/deck and executive summary of the Company’s business and operations.

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In providing the Services, HeartCore will not render legal advice or perform accounting services, and will not act as an investment advisor or broker/dealer. Pursuant to the terms of the Consulting Agreement, the parties agreed that HeartCore will not provide the following services, among others: negotiation of the sale of the Company’s securities; participation in discussions between the Company and potential investors; assisting in structuring any transactions involving the sale of the Company’s securities; pre-screening of potential investors; due diligence activities; nor providing advice relating to valuation of or financial advisability of any investments in the Company.

Pursuant to the terms of the Consulting Agreement, the Company agreed to compensate HeartCore as follows in return for the provision of Services during the eighth-month term:

(a)	US$600,000, to be paid as follows: (i) US$300,000 on the Effective Date; (ii) US$150,000 on the three-month anniversary of the Effective Date; and (iii) US$150,000 on the date that the Company first files a Form S-1, Form F-1, Form S-4, Form F-4 or any similar or replacement form with the SEC with respect to any transaction which is reasonably expected to result in the Trigger Date (as defined below); and

(b)	Issuance by the Company to HeartCore of a common share purchase warrant (the “Warrant”), deemed fully earned and vested as of the Effective Date, to acquire a number of shares of capital stock of the Company, to initially be equal to 3% of the fully diluted share capital of the Company as of the Effective Date, subject to adjustment as set forth in the Warrant.

For any services performed by HeartCore beyond the Term, the Company will compensate HeartCore for Services at the rate of US$150 per hour, based on the hours spent by personnel of the Company.

The term of the Consulting Agreement’s will continue until eight months after the Effective Date, unless sooner terminated in accordance with the terms of the Libera Consulting Agreement (the “Term”). The Libera Consulting Agreement may be terminated at any time by either party upon notice to the other party.

Warrant

On March 13, 2023, the Company issued a warrant to purchase common shares to HeartCore in exchange for services rendered as a consultant in connection with the proposed initial public offering of the Company. Pursuant to the terms of the Warrant, the Company may, at any time (i) on or after the earlier of the date that either (a) the Company completes its first initial public offering of stock in the U.S. resulting in any class of Libera’s stock being listed for trading on any tier of The Nasdaq Capital Market, the New York Stock Exchange or the NYSE American; (b) the Company consummates a merger or other transaction with a special purpose acquisition company (“SPAC”) wherein the Company becomes a subsidiary of the SPAC; or (c) the Company undertakes any other Fundamental Transaction (the “Trigger Date”); and (ii) on or prior to the close of business on the tenth anniversary of the Trigger Date, exercise the Warrant to purchase 2,970 shares of the Company’s common shares, which represents 3% of Libera’s issued and outstanding common shares as of the Trigger Date, for an exercise price per share of US$0.01, subject to adjustment as provided in the Warrant. The number of shares for which the Warrant will be exercisable will be automatically adjusted on the Trigger Date to be 3% of the fully diluted number and class of shares of capital stock of the Company as of the Trigger Date, following completion of the transactions which caused the Trigger Date to be achieved. The Warrant contains a 9.99% equity blocker.

Stock Acquisition Rights

On October 21, 2023, the Company allotted 379,234 stock acquisition rights to HeartCore in exchange for services rendered as a consultant in connection with the proposed initial public offering of the Company under grants authorized by our shareholders and directors on October 21, 2023 in substitution for the Company Warrant executed as of March 13, 2023 between the Company and HeartCore. The stock acquisition rights are exercisable from November 1, 2023 to October 31, 2033 upon the condition that the IPO has been completed. The stock acquisition rights have an exercise price of ¥1(US$0.01) per common share.

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Started a franchisee business for lifestyle support.

Our subsidiary, Libera Distribution, Inc., signed a Franchise Master Agreement with Benry Co., Ltd. in December 2022. Libera Distribution, Inc. started its lifestyle support business in Saitama prefecture in May 2023. This lifestyle support business does things that help the neighborhood, such as house cleaning, yard maintenance, and resolving plumbing problems. The Company did not generate any revenue from lifestyle support business for the year ended October 31, 2023.

Starting a food and beverage franchisee business

The Company signed a Franchise Agreement with KOMEDA Co., Ltd. in April 2023. “Komeda Coffee” is a very popular coffee shop in Japan, and we plan to open a store in Kanagawa prefecture in the future, although the timing has not yet been determined.

Agreement to purchase a pachinko hall from OHTA, Inc.

In July 2023, the Company acquired a pachinko hall from OHTA, Inc. for the purpose of business expansion at a cash consideration of JPY48,919 (US$323) thousand.

Authorized Share Increase

Effective July 20, 2023, the Company approved to increase the number of authorized shares from 360,000 to 20,000,000.

Effective October 21, 2023, the Company approved to increase the number of authorized shares from 20,000,000 to 50,000,000.

Forward Stock Split

Effective July 25, 2023, the Company approved a stock split of the Company’s issued and outstanding shares of common share, at a ratio of 1-for-100 (the “Stock Split”). As of July 25, 2023 and immediately prior to the Stock Split, there were 99,000 shares of common share issued and outstanding. As a result of the Stock Split and the reorganization within Libera group, as of March 15, 2024, the Company has 12,641,144 common shares issued and 10,661,144 common shares outstanding. All share and per share data included within the consolidated financial statements and related footnotes have been adjusted to account for the effect of the Stock Split.

Recent Developments

Loans and bonds

During the period from November 1, 2023 through March 15, 2024, the Company entered into various loans and corporate bonds, in a total principal amount of approximately ¥650,000 (US$4,292) thousand, with banks and financial institutions for working capital purpose and for the purpose of purchasing real estate properties. The Company paid off certain loans in an aggregate amount of approximately ¥561,067 (US$3,704) thousand.

Agreement to purchase a pachinko hall from Eiju Sangyo Inc.

On November 16, 2023, the Company entered into an agreement to purchase a pachinko hall from Eiju Sangyo Inc. for the purpose of business expansion. The deal was closed in January 2024 with a total cash consideration of JPY440,130 (US$2,906) thousand.

Fire at a pachinko hall

On January 18, 2024, the Company experienced a fire at the Jaran Kawaguchi Yahei pachinko hall. The fire did not result in harm to any people or surrounding properties and to date, no claims have been asserted against us. However, the fire caused damage to the interior and exterior of the building as well as damage to the pachinko machines which are malfunctioning, and which has resulted in the temporary suspension of the hall operations. As of March 15, 2024, the hall is not open to the public. We believe that the hall can be repaired and re-opened during the third quarter of the fiscal year ending October 31, 2024. We estimate that the amount of the repair costs to re-open the hall, including replacement of pachinko machines, would be approximately ¥690 million (US$4.56 million), the amount of lost operating income due to suspension would be approximately ¥40 million (US$0.26 million), and the amount of insurance compensation would be approximately ¥580 million (US$3.83 million). However, since the details of the damage are still being assessed, the estimated timing of reopening of the hall and dollar amount of damages and repair costs may vary. With respect to the losses not covered by insurance (approximately ¥150 million (US$0.99 million)), we believe we can absorb them by our cash and cash equivalents.

Government Regulations

We are engaged in the business lines of (i) pachinko operation, (ii) real estate, and (iii) lifestyle support, and plans to commence the business lines of (iv) hotel/inn business, (v) hot bath facility operation, and (vi) food and beverage business in Japan.

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Regulations Relating to Pachinko Hall Operations

Three Party System

Generally, pachinko and pachislot regulations fall under the Act on Control and Improvement of Amusement Business of Japan (Act No. 122 of 1948), as amended and its subordinate regulations (collectively, “ABL”). In order to ensure compliance with ABL, the pachinko industry operates under the “Three Party System” (the “Three Party System”).

The parties under the Three Party System consist of the following:

(i) Pachinko hall operators, who purchase G-Prizes from G-Prize wholesalers and provide G-Prizes to customers;

(ii) G-Prize buyers, who purchase G-Prizes from Pachinko hall customers and sell the purchased G-Prizes to G-Prize wholesalers; and

(iii) G-Prize wholesalers, who purchase G-Prizes from G-Prize buyers and sell G-Prizes to Pachinko halls.

Under the Three Party System, each must be an independent company.

Principal Administrative Authorities

The following are the principal administrative and regulatory authorities that oversee pachinko hall operations in Japan:

● the National Public Safety Commission (including the National Police Agency); and

● the Prefectural Public Safety Commission in the prefecture in which the relevant hall is located.

The National Public Safety Commission is an administrative commission belonging to the parliamentary Cabinet system, oversees national security and police organization in Japan and implements regulations relating to the technical specifications of pachinko and pachislot machines as well as the operations of pachinko halls. For example, the National Public Safety Commission regulations in conjunction with ABL govern the playing costs of pachinko games, machine designs, maximum pay-out ratios and maximum balls and pachislot tokens put into play and released, method of providing prizes, maximum value of prizes offered and the minimum age for playing pachinko. The Prefectural Public Safety Commission in each prefecture has the power to grant or cancel pachinko hall licenses, grant permission for changes in the structure of pachinko halls, certify and approve pachinko and pachislot machines, approve the technical standards for pachinko and pachislot machines and monitor violations of laws and regulations by pachinko hall operators.

Pachinko Hall Operating License

Pachinko hall operators are required, prior to starting the operations of each pachinko hall, at each of its places of operation, obtain an operating license from the relevant Prefectural Public Safety Commission.

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Prefectural Public Safety Commission will generally issue such license if they are satisfied the applicant satisfies the following conditions under ABL:

(i) the business owner/operator is, with reference to past offences or other instances of regulatory non-compliance, a fit and proper person to hold a license;

(ii) the proposed place of business, its structural integrity and other building specifications satisfies the requirements under ABL;

(ii) pachinko operation at the proposed place does not violate town planning and area zoning restrictions and keeps required distances from schools and hospitals; and

(iv) compliance with legal specifications of the pachinko and pachislot machines intended to be installed at the proposed hall.

The Prefectural Public Safety Commission may also order cancellation of license or suspension for 180 days or less as an administrative order, if the operator breaches ABL and such violation is likely to cause substantial harm to a good and quiet moral environment.

In addition, Pachinko hall operators cannot obtain an operating license if there is licensed facility nearby. There is no expiration date and renewal process, and if the pachinko hall operator remains closed for six months, the operating license will be revoked.

Pachinko and Pachislot Machine Regulations

ABL sets forth thresholds and required ranges regarding pay-out ratios and other performance data so as not to provoke customers’ excitement for gambling, and so as to maintain an average pay-out ratio for each machine that is within the required ranges.

A pachinko hall operator that intends to install or otherwise change the number of machines must obtain prior written permission from the Prefectural Public Safety Commission under ABL. Pachinko machine manufacturers will typically apply for tests of their prototype machines by the Security Communications Association for their specifications, and will receive certificate after passing such tests. Each machine subsequently manufactured according to that prototype will also have a certificate showing its compliance with such testing. In common practice, pachinko hall operators, including us, obtain the above-mentioned permissions by installing the machines which have obtained the said certificates from the Security Communications Association.

Regulations Relating to Real Estate Business

Sales and Brokerage of Real Estate

Our business involving property sales and brokerage of real estate transactions is subject to the Real Estate Brokerage Act (Act No. 176 of June 10, 1952, as amended). Under this law, any person who intends to engage in the business of the sale and purchase of buildings and building lots or the brokerage of sale and purchase or leasing thereof, referred to by this law as a real estate trader, must first obtain a license from the Minister of Land, Infrastructure, Transport, and Tourism or the relevant governor of the municipal government in Japan. The minister or the relevant governor may revoke such license or order the suspension of business for a period of up to one year if the real estate trader enters into a transaction that violates the Real Estate Brokerage Act or otherwise engages in substantially inappropriate conduct. This law also requires real estate traders to employ, or otherwise enlist the services of, a certain number of qualified and registered real estate transaction managers.

The Real Estate Brokerage Act imposes various obligations on real estate traders in connection with their business. For instance, real estate traders must ensure that their real estate transaction managers deliver to property purchasers, lessees and/or certain relevant parties documents setting forth important matters relating to the property and provide sufficient explanations to these parties before entering into real estate contracts. In addition, the Real Estate Brokerage Act places limits on the size of deposits that may be collected from a purchaser and on liquidated damages payable to real estate traders and also provides restrictions on advertisements relating to the business of real estate traders.

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In May 2022, the amendments to the Real Estate Brokerage Act and related regulations came into effect, allowing documents that were previously required to be delivered in writing, such as the documents setting forth important matters relating to the property, to be delivered by electronic means, subject to the consent of the property purchasers, lessees, and/or certain relevant parties. The amendments, in effect, allow real estate transactions to be completed entirely online.

Environmental Regulation

Our business operations are subject to the Soil Contamination Countermeasures Act. Under this law, if a local governor finds that the level of soil pollution in a given area of land due to hazardous or toxic substances exceeds the standards prescribed by the Ministry of the Environment of Japan and that area of land is polluted to such an extent that it has caused or may cause harm to human health, the governor must designate the area of land as a polluted area and the governor may order the current owner of such land to remove or remediate hazardous or toxic substances on or under the land in accordance with a plan for the removal and remediation, in principle, whether or not the current owner knew of, or was responsible for, the presence of such hazardous or toxic substances.

Liability for Defect of Warranty and Non-Conformity to the Contract

In connection with our property sales businesses, pursuant to the Civil Code or other certain laws, we may be subject to potential liabilities for “defects” in relation to a contract for sale or work entered into on or before March 31, 2020 or “non-conformity to the contract” in relation to a contract for sale or work entered into on and after April 1, 2020. On April 1, 2020, the Act Partially Amending the Civil Code came into force and the provisions of the liability for defect of warranty were wholly amended such that the concept of “defects” was replaced by the concept of “non-conformity to the contract” with clarification of liabilities arising from such non-conformity.

Under the Civil Code, if there is any latent defect or any non-conformity to the contract in the subject matter of a sale or if there is any defect or any non-conformity to the contract in the subject matter of work performed, the seller or the constructor of buildings or building lots is statutorily liable for the defect of warranty or the non-conformity to the contract vis-à-vis the purchaser or the contractee. These statutory liabilities are generally available for one year from (i) the date on which the purchaser becomes aware of the latent defect or the non-conformity to the contract with respect to the kind or quality, (ii) the time of the delivery of the subject matter of work performed with defects, or (iii) the date on which the contractee becomes aware of the non-conformity to the contract with respect to the kind or quality. In case of non-conformity to the contract, after the above-mentioned partial amendment to the Civil Code, these statutory liabilities can be enforced by a cancellation of the underlying sale, by requesting deduction of sale price, by requesting realization of conformity, or by requesting damages, which may include resale profit. The Real Estate Brokerage Act generally prohibits real estate traders, as sellers of buildings or building lots, from modifying these liabilities unfavorably to the purchaser.

Regulations Relating to Lifestyle Support

The scope of our lifestyle support business as franchisee does not include any business for which any specific license or approval is required under the Japanese laws. Therefore, our lifestyle support business is not subject to any specific laws and regulations in Japan other than regulations relating to overall business described below.

Regulations Relating to Hotel/Inn Business

Our hotel/inn business, if commenced, will mainly be governed by the Inns and Hotels Act (Act No. 138 of 1948, as amended). Anyone who intends to operate hotels or inns, etc. as business shall obtain permission from relevant authority. Structure and facilities of such establishments shall comply with, and the inns and hotels business shall be in accordance with sanitation standards set under this Act. Violation of any of the provisions under this Act may cause governmental authority to issue a governmental order to revoke the permission or suspend business of the operator of inns and hotels.

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Regulations Relating to Hot Bath Facility Operation

Our hot bath facility operation business, if commenced, will mainly be governed by Public Bath Houses Act (Act No. 139 of 1948, as amended). Anyone who intends to operate public bath house as business shall obtain permission from relevant authority. The structure and facilities of such establishments shall comply with, and public bath house business shall be in accordance with sanitation standards set under this Act. Violation of any of the provisions under this Act may cause governmental authority to issue a governmental order to revoke the permission or suspend business of the operator of public bath house.

Regulations Relating to Food and Beverage Business

Our food and beverage business, if commenced, will mainly be governed by the Food Sanitation Act (Act No. 233 of 1947, as amended), which regulates food business, food, food additive, apparatus, and packages etc. to prevent food and drink sanitation risks and requires permission to be obtained from relevant authority prior to engaging in a business which is considered to have material impact on public, such as food service business. In order to conduct food service business, facilities for food services shall be in compliance with facility standards set by relevant authority. If the facility for food service does not comply with such standards, the relevant authority may issue a governmental order which obliges the operator to develop and improve the facility, revokes permission, prohibits the operator from conducting or suspends all or part of its business for a certain period.

Regulations Relating to Sale of Liquor and Tobacco

Our pachinko hall operations provide, as a part of general prizes, liquors and tobaccos. Our food and beverage operation will also deal with liquor in restaurants. Anyone who sell or otherwise provides tobacco shall obtain a license to do so from the relevant authority in Japan under the Tobacco Business Act (Act No. 68 of 1984, as amended). Anyone who sell or otherwise provides liquor shall obtain a license to do so from the relevant authority in Japan under the Liquor Tax Act (Act No. 6 of 1953, as amended). Each operator shall not knowingly sell nor provide any tobacco or liquor to anyone under 20 years old, and shall check customers’ IDs to confirm they are 20 years or above. Violation of any of the provisions under this Act may cause governmental authority to issue a governmental order to revoke the permission or suspend business of tobacco and liquor sales.

Regulations Relating to Overall Business

There are various labor-related laws in Japan, including the Labor Standards Act, the Industrial Safety and Health Act, and the Labor Contracts Act. The Labor Standards Act regulates, among others, minimum standards for working conditions such as working hours, leave period, and leave days. The Industrial Safety and Health Act requires, among others, the implementation of measures to secure employee safety and protect the health of workers in the workplace. The Labor Contracts Act regulates, among others, the change of terms of employment contracts and working rules, and dismissal and disciplinary action. We comply with these regulations.

The Act on the Protection of Personal Information and related guidelines impose various requirements on businesses, including our group companies, that use databases containing personal information, such as appropriate custody of such information and restrictions on information sharing with third parties. Non-compliance with any order issued by the Personal Information Protection Commission or any other relevant authorities to take necessary measures to comply with the law could subject us to criminal and/or administrative sanctions. As a result of recent amendments, anonymously processed information (tokumei kako joho), pseudonymized information (kamei kako joho), and individual-related information (kojin kanren joho) are subject to the Personal Information Protection Act.

Legal Proceedings

From time to time, we are involved in various legal proceedings arising from the normal course of business activities. We are not presently a party to any litigation the outcome of which, we believe, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, cash flows or financial condition. Defending such proceedings is costly and can impose a significant burden on management and employees. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

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Employees

As of March 15, 2024, Libera Gaming Operations, Inc. and its subsidiaries had in aggregate 74 full-time employees and 136 part-time employees as follows:

Function	Full-Time Employees	Part-Time Employees
Pachinko and Pachislot hall	31	115
Sales & Marketing Division	21	-
Management (Officer)	5	-
Management (Finance, HR, Design, General Admin)	14	-
Others	3	21

None of our employees are represented by a union. We consider our relations with our employees to be good.

Description of Real Estate Property

Our corporate headquarters are located at 6-25-8 Nishi-Shinjuku, Shinjuku-ku, Tokyo, 160-0023 Japan, where Libera Real Estate Management, Inc. owns approximately 181.92 square feet of office space.

We currently operate eleven pachinko halls:

(1) Jaran Hiratsuka Store	1-15 Shinmachi, Hiratsuka, Kanagawa Prefecture

(2) Jaran Asakusa Store	B1F-1F Tokyo Rakutenchi Asakusa Building, 2-6-7 Asakusa, Taito Ward, Tokyo

(3) Jaran Gotanda Store	2-7-7 Nishi-Gotanda, Shinagawa Ward, Tokyo

(4) Kotobuki Hall Takashimadaira Store	8-3-1 Takashimadaira, Itabashi Ward, Tokyo

(5) Jaran Wakaba Ekimae Store	852-1 Fujigane, Tsurugashima, Saitama Prefecture

(6) Jaran Kawaguchi Yahei Store*	2-8-18 Yahei, Kawaguchi, Saitama Prefecture

(7) Jaran Kawaguchi Mine Store	234-1 Mine, Kawaguchi, Saitama Prefecture

(8) Jaran Kyotanabe Store	4-2 Yamate Chuo, Kyotanabe, Kyoto Prefecture

(9) Jaran Komatsu Store	Yo 45-1 Hiramen-cho, Komatsu, Ishikawa Prefecture

(10) Jaran Yazaike Store	1-23-15 Yazaike, Adachi Ward, Tokyo

(11) Takesato Sports-can Store	1096-1 Oba, Kasukabe, Saitama Prefecture

* On January 18, 2024, the Company experienced a fire at the Jaran Kawaguchi Yahei pachinko hall. The fire did not result in harm to any people or surrounding properties and to date, no claims have been asserted against us. However, the fire caused damage to the interior and exterior of the building as well as damage to the pachinko machines which are malfunctioning, and which has resulted in the temporary suspension of the hall operations. As of March 15, 2024, the hall is not open to the public. We believe that the hall can be repaired and re-opened during the third quarter of the fiscal year ending October 31, 2024. We estimate that the amount of the repair costs to re-open the hall, including replacement of pachinko machines, would be approximately ¥690 million (US$4.56 million), the amount of lost operating income due to suspension would be approximately ¥40 million (US$0.26 million), and the amount of insurance compensation would be approximately ¥580 million (US$3.83 million). However, since the details of the damage are still being assessed, the estimated timing of reopening of the hall and dollar amount of damages and repair costs may vary. With respect to the losses not covered by insurance (approximately ¥150 million (US$0.99 million)), we believe we can absorb them by our cash and cash equivalents.

We currently operate four of our pachinko halls, namely the Jaran Asakusa Store, Jaran Gotanda Store, Kotobuki Hall Takashimadaira Store, and Jaran Wakaba Ekimae Store, through fixed-term tenancy agreements out of leased properties, with a term of 20 years each, with monthly lease rates ranging from ¥4,400 thousand (US$29 thousand) to ¥19,601 thousand (US$129 thousand).

We own the properties of the other seven pachinko halls, namely Jaran Hiratsuka Store, Jaran Kawaguchi Yahei Store, Jaran Kawaguchi Mine Store, Jaran Kyotanabe Store, Jaran Komatsu Store, Jaran Yazaike Store and Takesato Sports-can Store.

We believe that our facilities are suitable to meet our current needs.

MANAGEMENT

Our Executive Officers, Directors, and Corporate Auditors

The following table sets forth the names, ages and positions of our executive officers and members of our board of directors and of our board of corporate auditors as of the date of this prospectus. The business address of all of persons identified below is 6-25-8 Nishi-Shinjuku, Shinjuku-ku, Tokyo, 160-0023, Japan.

Name	Age	Positions Held
Officers and Directors
Toyotaka Nagamori	58	Chief Executive Officer (CEO) and Director

Seiji Yokogoshi	50	Chief Financial Officer (CFO) and Director

Koichi Nagasaki	47	Chief Operating Officer (COO) and Director

Akihiko Takano*	56	Corporate Auditor (full-time)

Takanori Nagai*	48	Corporate Auditor

Tsuyoshi Hayashi*	56	Corporate Auditor

*Members of our statutory Board of Corporate Auditors are not members of our Board of Directors.

Biographical Information

The following is a summary of certain biographical information concerning our executive officers, directors, and corporate auditors.

Executive Officers and Directors

Toyotaka Nagamori

Mr. Nagamori has served as Chief Executive Officer and a member of the board of directors of Libera Gaming Operations, Inc. since April 1997. Mr. Nagamori does not and has not previously served as a director of any reporting company. Mr. Nagamori received a Bachelor of Arts degree in Economics from Rikkyo University in March 1989.

The board of directors believes that Mr. Nagamori is qualified to serve as a director based upon his extensive leadership, executive, managerial, business and pachinko/pachislot industry and market experience.

Seiji Yokogoshi

Mr. Yokogoshi has served as Chief Financial Officer and a member of the board of directors of Libera Gaming Operations, Inc. since December 2020. From June 2011 through November 2020, Mr. Yokogoshi served as a manager of corporate management at Libera Gaming Operations. From 1992 to May 2011, Mr. Yokogoshi served as an accountant at Takasan Tax Accounting. Mr. Yokogoshi does not and has not previously served as a director of any reporting company. Mr. Yokogoshi received a High School Diploma of General Course from Namerikawa High School in March 1992.

The board of directors believes that Mr. Yokogoshi is qualified to serve as a director based upon his extensive experience in accounting and financial matters.

Koichi Nagasaki

Mr. Nagasaki has served as Chief Operating Officer and a member of the board of directors of Libera Gaming Operations, Inc. since October 2023. From September 2014 to September 2023, Mr. Nagasaki has served as manager of sales at Libera Gaming Operations, Inc. Mr. Nagasaki does not and has not previously served as a director of any reporting company. Mr. Nagasaki received an associate’s degree in Electronics from Kushiro National Institute of Technology in March 1997.

The board of directors believes that Mr. Nagasaki is qualified to serve as a director based upon his extensive experience in the pachinko/pachislot industry and market experience.

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Corporate Auditors

Akihiko Takano

Mr. Takano has served as Corporate Auditor of Libera Gaming Operations, Inc. since February 2024. From June 2002 to January 2024, Mr. Takano has served as a manager of sales at Libera Gaming Operations, Inc.

Tsuyoshi Hayashi

Mr. Hayashi has served as Corporate Auditor of Libera Gaming Operations, Inc. since February 2024. Mr. Hayashi established Legal Curate Law Office in June 2012, and Mr. Hayashi has been a lawyer of Legal Curate Law Office since June 2012. Mr. Hayashi is certified as a Japanese lawyer.

Takanori Nagai

Mr. Nagai has served as Corporate Auditor of Libera Gaming Operations, Inc. since February 2024. Since November 2018, Mr. Nagai has served as a tax accountant at KFS Tax Account Corporation. Mr. Nagai is certified as a Japanese tax accountant.

Family Relationships

There are no family relationships among any of our directors, executive officers or corporate auditors.

Corporate Governance Practices

We are a “foreign private issuer” as defined under the federal securities laws of the United States and the NYSE American listing standards. Under the federal securities laws of the United States, foreign private issuers are subject to different disclosure requirements than U.S.-domiciled public companies. We intend to take all actions necessary for us to maintain our status as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the Exchange Act and other applicable rules adopted by the SEC and the NYSE American listing standards. Under the SEC rules and the NYSE American listing standards, a foreign private issuer is subject to less stringent corporate governance requirements. Subject to certain exceptions, the SEC and the NYSE American permit a foreign private issuer to follow its home country practice in lieu of their respective rules and listing standards. In general, our articles of incorporation and the Companies Act govern our corporate affairs.

As a foreign private issuer, we will follow Japanese law and corporate practice in lieu of the corporate governance provisions set out under NYSE American Company Guide Part 8 and the requirement in NYSE American Company Guide Part 6 to distribute annual and interim reports. Of particular note, the following rules under NYSE American Company Guide Part 8 are exempt from Japanese law requirements:

●	NYSE American Section 802(A) requires that at least a majority of a listed company’s board of directors be independent directors. Under our current corporate structure, the Companies Act does not require independent directors.

●	NYSE American Section 803(B)(2) requires a listed company to have an audit committee composed entirely of not less than three directors, each of whom must be independent. Under Japanese law, a company may have a statutory auditor or a board of auditors. We have a three-member Board of Corporate Auditors, each member of which will meet the requirements of Rule 10A-3 under the Exchange Act. See “Management—Board of Corporate Auditors” below for additional information.

●	NYSE American Section 805 requires, among other things, that a listed company’s compensation committee be comprised of at least two members, each of whom is an independent director as defined under such rule. Our board of directors will collectively participate in the discussions and determination of compensation for our executive and directors (subject to the maximum aggregate compensation amount resolved by our shareholders meetings), and other compensation related matters. Likewise, our corporate auditors discuss and determine compensation of each corporate auditor (subject to the maximum aggregate compensation amount resolved by our shareholders meetings) without involvement of our board of directors.

●	NYSE American Section 804 requires that a listed company’s nomination and corporate governance committee be comprised solely of independent directors. Our board of directors will not have a standalone nomination and corporate governance committee. Our board of directors will collectively participate in the nomination process of potential directors and corporate auditors (in the cases of corporate auditors, consent of board of corporate auditors is required) and oversee our corporate governance practices.

●	NYSE American Section 123 provides a one-third quorum requirement applicable to shareholder meetings. In accordance with Japanese law and generally accepted business practices, our articles of incorporation provide that there is no quorum requirement for a general resolution of our shareholders. However, under the Companies Act and our articles of incorporation a quorum of not less than one-third or more of the total number of voting rights is required in connection with the election of directors, corporate auditors and certain other matters.

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The Company intends to avail itself of these exemptions. More specifically, the Company will not have a compensation committee or a nominating and corporate governance committee. Therefore, for as long as the Company remains a “foreign private issuer,” the Company will not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. If at any time the Company ceases to be a “foreign private issuer” under the rules of the NYSE American, the Company intends to avail itself of the “controlled company” exception to the rules of the NYSE American.

The “controlled company” exception to the rules of the NYSE American provides that a company of which more than 50% of the voting power is held by an individual, group or another company, a “controlled company,” need not comply with certain requirements of the corporate governance rules of the NYSE American. Following this offering, Toyotaka Nagamori will control approximately 58.2% of the voting power of our outstanding shares if all the common shares being offered are sold (or 57.4% of our outstanding voting power if the underwriters exercise the over-allotment option in full). Accordingly, we expect to be a “controlled company” within the meaning of the corporate governance standards of the NYSE American.

As a “controlled company” (which is a company of which more than 50% of the voting power is held by an individual, group or another company), we may elect not to comply with certain corporate governance standards, including the requirements: (1) that a majority of our board of directors consist of independent directors; (2) that our board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (3) that our board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. For so long as we qualify as a controlled company, we may take advantage of these exemptions. Accordingly, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements.

In the event that we cease to be a “foreign private issuer” under the rules of the NYSE American and cease to be a “controlled company” and our common shares continue to be listed on the NYSE American, the Company’s Board of Directors will take all action necessary to comply with the corporate governance rules of the NYSE American, including, but not limited to, establishing certain committees composed entirely of independent directors, subject to a permitted “phase-in” period.

Board of Directors

Our board of directors has the ultimate responsibility for the administration of our affairs. Our board of directors meets no less than once every three months. Under the Companies Act and our articles of incorporation, our Company shall have no more than ten directors on our board of directors. Our board of directors is currently comprised of three directors. Directors are typically nominated at the board level and are elected at general meetings of the shareholders. The term of office of any director expires at the close of the ordinary general meeting of shareholders held with respect to the last fiscal year ended within two years after such director’s election to office. Our directors may, however, serve any number of consecutive terms.

Our board of directors appoints from among its members one or more representative directors, who serve as head administrator(s) over our Company’s affairs and represent our Company in accordance with the resolutions of our board of directors. Our board of directors may appoint from among its members a chairperson, a president or one or more deputy presidents, senior managing directors, or managing directors.

Under our Company’s current corporate structure, the Companies Act does not require our board of directors to have any independent directors. Our board of directors is currently comprised of three directors, all of whom (Toyotaka Nagamori, Seiji Yokogoshi, and Koichi Nagasaki) are considered non-independent.

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Board of Corporate Auditors

As permitted under the Companies Act, we have elected to structure our corporate governance system as a company with a separate board of corporate auditors instead of an audit committee of our board of directors. Our articles of incorporation provide for no more than five corporate auditors. Corporate auditors are typically nominated at the board level and are elected at general meetings of shareholders by a majority of shareholders entitled to vote, where a quorum is established by shareholders holding one-third or more of the voting rights of those who are entitled to vote are present at the shareholders’ meeting. The normal term of office of any corporate auditor expires at the close of the annual general meeting of shareholders held with respect to the last fiscal year ended within four years after such corporate auditor’s election to office. Our corporate auditors may, however, serve any number of consecutive terms. Corporate auditors may be removed by a special resolution of a general meeting of shareholders.

Our corporate auditors are not required to be certified public accountants. Our corporate auditors may not concurrently serve as directors, employees or accounting advisors (kaikei sanyo) of our Company or any of our subsidiaries or serve as corporate officers of our subsidiaries. Under the Companies Act, at least one-half of the corporate auditors of a company must be persons who satisfy the requirements for an outside corporate auditor under the Companies Act, and at least one of the corporate auditors must be a full-time corporate auditor.

The function of our board of corporate auditors and each corporate auditor is similar to that of independent directors, including those who are members of the audit committee of a U.S. public company. Each corporate auditor has a statutory duty to supervise the administration by the directors of our affairs, to examine our financial statements and business reports to be submitted by a representative director at the general meetings of shareholders, and to prepare an audit report. Our corporate auditors are obligated to participate in meetings of our board of directors and, if necessary, to express their opinion at such meetings, but are not entitled to vote. Our corporate auditors must inspect the proposals, documents, and any other materials to be submitted by our board of directors to the shareholders at the shareholders’ meeting. If a corporate auditor finds a violation of statutory regulations or our articles of incorporation, or another significant improper matter, such auditor must report those findings to the shareholders at the shareholders’ meeting.

Furthermore, if a corporate auditor believes that a director has engaged in, or is likely to engage in, misconduct or acts that are significantly improper, or that there has been a violation of statutory regulations or our articles of incorporation, the corporate auditor: (i) must report that fact to our board of directors; (ii) can demand that a director convene a meeting of our board of directors; and (iii) if no such meeting is convened in response to the demand, can convene the meeting under the corporate auditor’s own authority. If a director engages in, or is likely to engage in, an activity outside the scope of the objectives of our Company or otherwise in violation of laws or regulations or our articles of incorporation, and such act is likely to cause significant damage to our Company, then a corporate auditor can demand that the director cease such activity.

Our board of corporate auditors has a statutory duty to prepare an audit report based on the audit reports issued by the individual corporate auditors and, in the case of audit reports related to financial statements, the independent auditors of our Company each year, and submit such audit reports to a relevant director. A corporate auditor may note an opinion in an audit report issued by our board of corporate auditors, if the opinion expressed in such corporate auditor’s individual audit report is different from the opinion expressed in the audit report issued by our board of corporate auditors. Our board of corporate auditors is empowered to establish the audit principles, the method of examination by our corporate auditors of our affairs and financial position, and any other matters relating to the performance of our corporate auditors’ duties.

Additionally, our corporate auditors must represent our Company in: (i) any litigation between our Company and a director; (ii) dealing with shareholders’ demands seeking a director’s liability to our Company; and (iii) dealing with notices of litigation and settlement in a derivative suit seeking a director’s liability to our Company. A corporate auditor can file court actions relating to our Company within the authority of our corporate auditors, such as an action to nullify the incorporation of our Company, the issuance of shares, or a merger, or to cancel a resolution at a shareholders’ meeting.

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Differences in Corporate Governance from NYSE American Listed Company Rules

Companies listed on the NYSE American must comply with certain standards regarding corporate governance under Part 8 of NYSE American Company Guide. However, listed companies that are foreign private issuers, such as we will be, are permitted to follow home country practice in lieu of certain provisions of Part 8 of NYSE American Company Guide.

The following table shows the significant differences between the corporate governance practices followed by U.S. listed companies under Part 8 of NYSE American Company Guide and those followed by Libera.

Corporate Governance Practices Followed by NYSE American-listed U.S. Companies	Corporate Governance Practices Followed by Libera
1. A NYSE American-listed U.S. company must have a majority of directors meeting the independence requirements under Section 802(A) of the NYSE American Company Guide.

For Japanese companies, including Libera, which employ a corporate governance system based on a board of corporate auditors (the board of corporate auditor system), the Companies Act of Japan (the Companies Act) has no independence requirement with respect to directors. The task of overseeing management and independent auditors is assigned to the members of the board of corporate auditors, who are separate from Libera’s management.

All members of the board of corporate auditors must meet certain independence requirements under the Companies Act.

For Japanese companies with a board of corporate auditors, including Libera, at least half of the members of such board must be “outside” corporate auditors. Such “outside” corporate auditors of the board of corporate auditors must meet additional independence requirements under the Companies Act. An “outside” corporate auditor of the board of corporate auditors means a member of the board of corporate auditors who, among other things, (i) has not been a director or employee, including a manager, of Libera or any of its subsidiaries within 10 years prior to assuming the position of a member of the board of corporate auditors, (ii) (in case of a person who has formerly served as a member of the board of corporate auditors of Libera or any of its subsidiaries within 10 years prior to assuming the position of a member of the board of corporate auditors) has not been a director or employee, including a manager, of Libera or any of its subsidiaries within 10 years prior to assuming such former position of a member of the board of corporate auditors and (iii) is not currently spouse or relative within two degrees of a director or important employee, including a manager, of Libera.

As of March 1, 2024, Libera had three members of the board of corporate auditors, two of them were “outside” members of the board of corporate auditors.

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Corporate Governance Practices Followed by NYSE American-listed U.S. Companies	Corporate Governance Practices Followed by Libera

2. A NYSE American-listed U.S. company must have an audit committee composed entirely of independent directors, and the audit committee must have at least three members.

Libera employs the board of corporate auditor system as described above. Under this system, the board of corporate auditors is a legally separate and independent body from the board of directors. The main function of the board of corporate auditors is similar to that of independent directors, including those who are members of the audit committee of a U.S. company: to monitor the performance of the directors, and review and express opinions on the method of auditing by Libera’s independent auditors and on such independent auditors’ audit reports, for the protection of Libera’s shareholders.

As of March 1, 2024, Libera had three members of the board of corporate auditors. Each member of the board of corporate auditors serves a four-year term of office. In contrast, the term of office of each director of Libera is two years.

With respect to the requirements of Rule 10A-3 under the U.S. Securities Exchange Act of 1934 relating to listed company audit committees, Libera relies on an exemption under that rule which is available to foreign private issuers with board of corporate auditors meeting certain requirements.

3. A NYSE American-listed U.S. company must have a nominating/corporate governance committee composed of entirely independent directors and the compensation committee must have at least two members.	Libera’s directors are elected at a general meeting of shareholders. Its board of directors does not have the power to fill vacancies thereon. The members of the board of corporate auditors are also elected at a general meeting of shareholders of Libera. A proposal by Libera’s board of directors to elect a member to the board of corporate auditors must be approved by a resolution of its board of corporate auditors. The board of corporate auditors is empowered to adopt a resolution requesting that Libera’s directors submit a proposal for election of a member of the board of corporate auditors to a general meeting of shareholders. The members of the board of corporate auditors have the right to state their opinions concerning election of a member of the board of corporate auditors at the general meeting of shareholders.

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Corporate Governance Practices Followed by NYSE American-listed U.S. Companies	Corporate Governance Practices Followed by Libera

4. A NYSE American-listed U.S. company must have a compensation committee composed entirely of independent directors and the compensation committee must have at least three members. Compensation committee members must satisfy the additional independence requirements under Section 805(c)(1) of the NYSE American.	The total amount of compensation for Libera’s directors and the total amount of compensation for the members of Libera’s board of corporate auditors are proposed to, and voted upon by, a general meeting of shareholders. Once the proposal for each of such total amount of compensation is approved at the general meeting of shareholders, each of the board of directors and board of corporate auditors allocates the respective total amount among its respective members.

A compensation committee must also have authority to retain or obtain the advice compensation and other advisers, subject to prescribed independence criteria that the committee must consider prior to engaging any such adviser.	There are no procedural or disclosure requirements with respect to the use of compensation to consultants, independent legal counsel or other advisors.

Risk Management

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors has a standing risk management committee. In particular, our risk management committee is responsible for monitoring and assessing strategic risk exposure, including risks associated with cybersecurity and data protection, and our board of corporate auditors is responsible for overseeing and evaluating our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our board of corporate auditors also reviews legal, regulatory and compliance matters that could have a significant impact on our financial statements. While each standing committee of our board of directors will be responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors will be regularly informed through committee reports about such risks.

Code of Business Conduct

Following the consummation of this offering, our board of directors will adopt a written code of business conduct that applies to our directors, corporate auditors, officers, and employees (including our principal executive officer, principal financial officer, principal accounting officer or controller, and other persons performing similar functions), and our agents.

Limitation of Liability of Directors and Corporate Auditors

In accordance with our articles of incorporation, and pursuant to the provisions of Article 427 of the Companies Act, we are authorized to enter into agreements with corporate auditors, to limit his or her liability to our Company for any losses or damages arising from the conduct specified under Article 423 of the Companies Act; provided, that, the amount of such limited liability is the amount stipulated in applicable laws and regulations, whichever is higher. We have not, however, executed any such limitation of liability agreements with our corporate auditors.

Our articles of incorporation include limitation of liability provisions for independent directors and corporate auditors, pursuant to which our board of directors can authorize our Company to exempt the independent directors and corporate auditors from liabilities arising in connection with any failure to execute their respective duties in good faith or due to simple negligence (excluding gross negligence and willful misconduct), within the limits stipulated by applicable laws and regulations, including Article 426, Paragraph 1 of the Companies Act.

Compensation of our Executive Officers, Directors and Corporate Auditors

Remuneration to our executive officers and corporate auditor is comprised of base compensation. In the fiscal year ended October 31, 2023, we paid an aggregate of approximately ¥185,529,000 (US$1,224,937) to our executive officer, namely Toyotaka Nagamori and Seiji Yokogoshi, and ¥6,000,000 (US$39,614) to our corporate auditor, Michiko Nagamori. In the fiscal year ended October 31, 2022, we paid an aggregate of approximately ¥185,430,000 to our executive officer, namely Toyotaka Nagamori and Seiji Yokogoshi, and ¥6,000,000 to our corporate auditor, Michiko Nagamori. The Company did not grant any stock options or warrants to employees and did not provide discretionary bonuses during the fiscal years ended October 31, 2023 and 2022. We have not set aside pension, retirement, or other benefits for our executive officers.

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In accordance with the Companies Act and our articles of incorporation, the amount of compensation for our directors and corporate auditors is decided by first setting the maximum amount of total compensation for all of our directors and corporate auditors through a resolution adopted by our shareholders at a shareholders meeting. The representative director authorized by our board of directors and our board of directors then decide on the amount of compensation for each director based on certain criteria established by our Company, and the amount of compensation for each corporate auditor is decided through discussions among the corporate auditors.

The amount of compensation for executive officers, excluding directors, is determined by the Board of Directors.

The following table summarizes the total amount of remuneration paid to our directors and corporate auditors in fiscal year 2023, including by the type of remuneration and the number of persons in each category.

(except stock options and number of persons in category) Category of directors and corporate auditors	Total amount of remuneration	Base compensation	Number of persons in category
Directors(1)	¥185,529,000	¥185,529,000	2
Outside corporate auditors (2)	¥6,000,000	¥6,000,000	1

(1) Consist of Toyotaka Nagamori and Seiji Yokogoshi. Koichi Nagasaki is not included due to his appointment to board of directors in October 2023.

(2) Consists of Ms. Michiko Nagamori. Akihiko Takano, Tsuyoshi Hayashi and Takanori Nagai are not included due to their appointment to the board of corporate auditors on February, 2024.

Stock Acquisition Right

From 2013 to the timing of this filing, the Company granted stock acquisition rights for the purchase of shares of the Company’s common shares approved by its shareholders one time as shown in the table below.

Issue name	Issue Date	Expiration date	Exercise price (Per share)	Common shares (Grant Number)
Batch 1 (1)	10/21/2023	10/31/2033	$0.01	379,234

(1)	On October 21, 2023, the Company allotted 379,234 stock acquisition rights to HeartCore in exchange for services rendered as a consultant in connection with the proposed initial public offering of the Company under grants authorized by our shareholders and directors in substitution for the Warrant executed as of March 13, 2023 between the Company and HeartCore. The stock acquisition right is exercisable from November 1, 2023 to October 31, 2033 upon the condition that the IPO has been completed. The stock acquisition right has an exercise price of ¥1(US$0.01) per common share.

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PRINCIPAL SHAREHOLDERS

The following table and accompanying footnotes set forth certain information with respect to the beneficial ownership of our common shares, immediately prior to and immediately after the completion of this offering, by:

●	each of our named executive officers, directors, and corporate auditors;

●	all of our named executive officers, directors, and corporate auditors as a group; and

●	each person or entity (or group of affiliated persons or entities) known by us to be the beneficial owner of 5% or more of our common shares.

To our knowledge, each shareholder named in the table has sole voting and investment power with respect to all of our common shares shown as “beneficially owned” (as determined by the rules of the SEC) by such shareholder, except as otherwise set forth in the footnotes to the table. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power.

The percentages reflect beneficial ownership (as determined in accordance with Rule 13d-3 under the Exchange Act) immediately prior to, and immediately after, the completion of this offering. Shares immediately prior to the completion of this offering are based on 10,661,144 common shares outstanding. Shares immediately following the completion of this offering are based on the shares immediately prior to the completion of this offering and an assumed offering of 1,000,000 common shares at an offering price of US$6.00 per common share, assuming no exercise by the underwriters of their option to purchase additional common shares from us in this offering.

Except as noted in the footnotes to the table below, the address for all of the shareholders in the table below is c/o Libera Gaming Operations, Inc., 6-25-8 Nishi-Shinjuku, Shinjuku-ku, Tokyo, 160-0023, Japan.

	Common Shares Beneficially Owned Immediately Prior to this Offering(1)		Common Shares Beneficially Owned Immediately After this Offering(1)
Name of Beneficial Owner	Shares	Percentage	Shares	Percentage
Named Executive Officers, Directors, and Corporate Auditors:
Toyotaka Nagamori	6,784,538	63.6%	6,784,538	58.2%
Seiji Yokogoshi	-	-%	-	-%
Koichi Nagasaki	-	-%	-	-%
Akihiko Takano	-	-%	-	-%
Tsuyoshi Hayashi	-	-%	-	-%
Takanori Nagai	-	-%	-	-%
All named executive officers, directors, and corporate auditors as a group 6 persons	6,784,538	63.6%	6,784,538	58.2%
5% or more Shareholders:
Ayano Nagamori	1,938,303	18.2%	1,938,303	16.6%
Maino Nakamura	1,938,303	18.2%	1,938,303	16.6%

* Represents less than 1% of the number of common shares outstanding.

(1) Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. A person is deemed to be the beneficial owner of any common shares if that person has or shares voting power or investment power with respect to those shares or has the right to acquire beneficial ownership at any time within 60 days.

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CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Transactions with Related Parties

The related parties had material transactions for the years ended October 31, 2023 and 2022 consist of the following:

Name of Related Party	Nature of Relationship at October 31, 2023
Toyotaka Nagamori	Chief Executive Officer of the Company
Koichi Nagasaki	Chief Operating Officer of the Company
Kimiko Nagamori	A family member of Chief Executive Officer
Michiko Nagamori	A family member of Chief Executive Officer
Ayano Nagamori	A family member of Chief Executive Officer
Maino Nakamura	A family member of Chief Executive Officer
Mako Suzuki	A family member of Chief Executive Officer
Yuma Suzuki	A family member of Chief Executive Officer
Creer Inc.	A company controlled by a family member of CEO
Seiji Yokogoshi	Chief Financial Officer of the Company
LBR Development Inc.	A company controlled by the Chief Financial Officer of the Company

Advances to a related party

As of October 31, 2023 and 2022, advances to a related party, are as follows:

		October 31,	October 31,
		2023	2022
Current portion of advances to a related party (included in prepayments, deposits and other receivables)
Toyotaka Nagamori	Advances to related party	-	174,516

Noncurrent portion of advances to a related party (included in other assets)
Toyotaka Nagamori	Advances to related party	-	414,261

During the years ended October 31, 2023 and 2022, Toyotaka Nagamori borrowed JPY225,855 and JPY106,655, respectively, from the Company. Interest income generated from the loans to Toyotaka Nagamori amounted to JPY5,111 and JPY4,882 for the years ended October 31, 2023 and 2022, respectively.

During the years ended October 31, 2023 and 2022, Toyotaka Nagamori repaid JPY819,743 and JPY26,000 to the Company, of which JPY4,500 and JPY6,000 were withheld from his payroll, respectively.

Short-term loans from related parties

Short-term loans from related parties, which were included in short-term loans on the consolidated financial statements, as of October 31, 2023 and 2022, are as follows:

		October 31,	October 31,
Short-term loans from related parties (included in short-term loans)		2023	2022
Kimiko Nagamori	Loan payable (1)	3,850	704,753
Michiko Nagamori	Loan payable (1)	-	15,000
Ayano Nagamori	Loan payable (1)	3,237	49,092
Maino Nakamura	Loan payable (1)	3,237	49,092
Mako Suzuki	Loan payable (1)	49,000	55,000
Yuma Suzuki	Loan payable (1)	45,391	51,390
Creer Inc.	Loan payable (2)	-	154,733
Total		104,715	1,079,060

(1) These loans are unsecured, non-interest bearing and due on demand.

(2) This loan is unsecured, bearing an interest rate of 1% and due on demand.

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Operating leases with a related party

The Company entered into 4 operating lease agreements with the Chief Executive Officer for terms ranging from 6 to 10 years. The operating lease right-of-use assets and operating lease liabilities in connection with the leases are as follows:

		October 31,	October 31,
		2023	2022
Toyotaka Nagamori	Operating lease right-of-use assets	15,411	15,687
Toyotaka Nagamori	Operating lease liabilities, current	4,585	5,584
Toyotaka Nagamori	Operating lease liabilities, non-current	10,307	9,585

Revenues from a related party

Revenues generated from related party for the years ended October 31, 2023 and 2022 are as follows:

		For the Years Ended
		October 31,
Revenue from related party		2023	2022
LBR Development Inc.	Real estate properties sales	-	1,000,000
Seiji Yokogoshi	Property rental income	250	-

Refer to Note 3, 7 and 8 to the audited consolidated financial statements for more transactions with related parties.

Agreements with Directors, Corporate Auditors, and Officers

Akihiko Takano is a corporate auditor (full-time) of our Company. Akihiko Takano receives ¥570,000 (US$3,763.37) per month from our Company as a consulting fee.

Tsuyoshi Hayashi is a corporate auditor (part-time) of our Company. Tsuyoshi Hayashi receives ¥200,000 (US$1,320.48) per month from our Company as a consulting fee.

Takanori Nagai is a corporate auditor (part-time) of our Company. Takanori Nagai receives ¥200,000 (US$$1,320.48) per month from our Company as a consulting fee.

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DESCRIPTION OF SHARE CAPITAL

The following is a summary of the material terms of our capital stock and our articles of incorporation, including a summary of the relevant provisions of applicable share handling regulations, of the Companies Act and the Act on Book-Entry Transfer of Company Bonds, Shares, etc. of Japan (Shasai Kabushiki tou no Furikae ni kansuru Houritsu) (Act No. 75 of 2001, as amended) (including regulations promulgated thereunder, the “Book-Entry Act”) relating to joint-stock corporations (kabushiki kaisha), and of certain related laws and legislation, each as currently in effect. Because it is a summary, this discussion should be read together with our articles of incorporation and the applicable share handling regulations.

We are a joint-stock corporation founded in Japan under the Companies Act. The rights of our shareholders are represented by our common shares as described below, and our shareholders’ liability is limited to the amount of their respective holdings in such shares.

Description of Our Share Capital

As of March 15, 2024, our authorized capital stock consisted of 50,000,000 common shares, and there were 10,661,144 common shares outstanding. As of March 15, 2024, there were approximately 3 record holders of our common shares.

Based upon the assumed offer and sale of 1,000,000 common shares in this offering at an initial public offering price of US$6.00 per share (which is the midpoint of the range set forth on the cover page of this prospectus), following this offering, there will be 11,661,144 common shares outstanding.

All currently outstanding common shares are fully-paid and non-assessable.

Changes in Capital

Under our articles of incorporation, any changes in capital, such as a share issuance, stock split, consolidation of shares, or issuance of share options, among others, require a majority vote of our common shareholders, as described under “—Voting Rights and Shareholder Meetings” below.

Voting Rights and Shareholder Meetings

Our articles of incorporation provide that each annual meeting of our shareholders must be held within three months after the end of each fiscal year. Our fiscal year ends on October 31, and therefore, we must hold our annual shareholders’ meeting by the end of January of each following year. In addition, shareholders meetings to consider and vote on extraordinary matters may be held as necessary, provided that we satisfy all of the procedural requirements under both our articles of incorporation and the Companies Act.

Our common shares allocate one vote per share at shareholders’ meetings. Our articles of incorporation provide for a simple majority approval on most matters submitted for shareholder vote, unless otherwise required by laws or regulations. As required by law, and as referenced in our articles of incorporation, a two-thirds majority approval is required for any votes on matters specified in Article 309, Paragraph (2) of the Companies Act, which cover, in relevant part, treasury stock purchases, purchases of an entire class of shares, and stock consolidations. Any amendment to our articles of incorporation must be approved by our shareholders at a shareholders’ meeting.

Pre-Emptive Rights

Holders of common shares have no pre-emptive rights under our articles of incorporation.

Dividend Rights

We may issue dividends upon a resolution of our common shareholders. Although we have paid dividends to shareholders in the past, the payment of future dividends on our common shares, if any, must be approved by our common shareholders at the annual meeting of the shareholders and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our common shareholders may deem relevant, including retaining future earnings, if any, for reinvestment in the development and expansion of our business.

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Liquidation Rights

In accordance with the Companies Act and the Articles of Incorporation, liquidations must be approved by common shareholders holding at least a two-thirds majority of the shares present at a meeting where a quorum of one-third of the issued and outstanding shares with voting rights is present.

Transfer Agent

Under Article 8 of our articles of incorporation, we are required to have a shareholder registry administrator. The shareholder registry administrator and the shareholder registry administrator’s location for handling share-related affairs must be determined pursuant to a resolution of our board of directors. All affairs related to our shareholder and share option registries are delegated to the shareholder registry administrator and are not to be handled by our Company. The current shareholder registry administrator for our Company is Computershare Trust Company, N.A.

Limitations on Liability

Our articles of incorporation permit us to exempt, by resolution of our board of directors, corporate auditors from liabilities arising in connection with their failure to execute their duties in good faith (but without gross negligence), to the fullest extent permitted by the Companies Act. In addition, our articles of incorporation permit us to exempt, by resolution of our board of directors, directors from liabilities arising in connection with any failure to execute their duties in good faith or due to simple negligence (excluding gross negligence and willful misconduct), to the fullest extent permitted by the Companies Act. Should our board of directors, exempt a corporate auditor or director from any such liabilities, our rights and those of our shareholders to file shareholders’ derivative suits on behalf of our Company to recover monetary damages from such director or corporate auditor for breach of their duties under the Companies Act will be eliminated or reduced. However, exculpation does not apply to any director or corporate auditor if they have breached their duties under the Companies Act intentionally (koi) or by gross negligence (ju-kashitsu). Furthermore, we may enter into agreements for the limitation of liabilities with our independent directors and corporate auditors. If we do so, we expect that these agreements will eliminate or reduce our rights and those of our shareholders as described above.

Articles of Incorporation

Objective of our Company under our Articles of Incorporation

We have broad authority under Article 2 of our articles of incorporation to conduct our lines of business.

Provisions Regarding Our Directors

With respect to the election of directors of our Company, each director must be voted in by a majority of our common shareholders entitled to vote at a common shareholders’ meeting where shareholders holding one-third or more of the voting rights entitled to vote are present. Additionally, any resolution regarding the election of a director cannot be adopted by cumulative voting.

Rights of Shareholders of our Common Shares

Under the Companies Act and our articles of incorporation, holders of our common shares have, among others, the following rights:

●	the right to receive dividends when the payment of dividends has been approved at a shareholders’ meeting, with this right lapsing three years after the due date for payment according to a provision in our articles of incorporation;

●	the right to vote at a shareholders’ meeting (cumulative voting for the election of directors is not allowed under our articles of incorporation);

●	the right to receive surplus in the event of a liquidation; and

●	the right to require us to purchase shares subject to certain requirements under the Companies Act when a shareholder opposes certain resolutions, including (i) the transfer of all or material part of our business, (ii) an amendment to our articles of incorporation to establish a restriction on share transfer, (iii) a share exchange or share transfer to establish a holding company, (iv) a company split, or (v) a merger, all of which must, as a general rule, be approved by a special resolution adopted at a shareholders’ meeting.

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Under the Companies Act, a company is permitted to make a distribution of surplus to the extent that the aggregate book value of the assets to be distributed to shareholders does not exceed the distributable amount provided for under the Companies Act and the applicable ordinance of the Ministry of Justice as of the effective date of such distribution of surplus. The amount of surplus at any given time shall be the amount of the Company’s assets and the book value of the Company’s treasury stock after subtracting and adding the amounts of the items provided for under the Companies Act and the applicable ordinance of the Ministry of Justice.

A shareholder is generally entitled to one vote per share at a shareholders’ meeting. In general, under the Companies Act and our articles of incorporation, a shareholders’ meeting may adopt an ordinary resolution by a majority of the voting rights presented at the meeting. The Companies Act and our articles of incorporation require a quorum of not less than one-third of the total number of voting rights in connection with the election of directors and statutory auditors. Under the Companies Act, to avoid exercising improper control in a form of mutual shareholding, an institutional shareholder, 25% or more voting rights of which are directly or indirectly held by us, does not have voting rights at our shareholders’ meeting. We have no voting rights with respect to our own common shares that we hold. Shareholders may exercise their voting rights through proxies, provided that a shareholder may appoint only one other shareholder who has voting rights as its proxy.

With respect to a special resolution, while the Companies Act generally requires a quorum of the majority of the total number of voting rights and approval of two-thirds of the voting rights presented at the meeting in connection with any material corporate actions, it allows a company to reduce the quorum for such special resolutions pursuant to its articles of incorporation to one-third (or greater than one-third) of the total number of voting rights. We adopted a quorum of not less than one-third of the total number of voting rights in our articles of incorporation for special resolutions for material corporate actions, such as:

●	a reduction of the stated capital (except when a company reduces the stated capital within a certain amount as provided for under the Companies Act);

●	an amendment to our articles of incorporation;

●	establishment of a 100% parent-subsidiary relationship through a share exchange or share transfer requiring shareholders’ approval;

●	a dissolution, merger, or consolidation requiring shareholders’ approval;

●	a company split requiring shareholders’ approval;

●	a transfer of all or an important part of our business;

●	a takeover of the entire business of any other corporation requiring shareholders’ approval;

●	issuance of new shares at a substantially favorable price, or issuance of stock acquisition rights or bonds with stock acquisition rights with substantially favorable conditions, to persons other than our shareholders; and

●	other material corporate actions provided in the Companies Act.

The Companies Act provides additional specific rights for shareholders owning a substantial number of voting rights.

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A shareholder holding 90% or more of the total number of voting rights of all shareholders has the right to demand that all other shareholders sell their shares to such shareholder who holds 90% or more of the voting rights.

Shareholders holding 10% or more of the total number of voting rights of all shareholders, or 10% or more of the total number of our outstanding shares, have the right to apply to a court of competent jurisdiction for our dissolution.

Shareholders who have held 3% or more of the total number of voting rights of all shareholders for six months or more have the right to demand the convening of a shareholders’ meeting.

Shareholders who have held 3% or more of the total number of voting rights of all shareholders, or 3% or more of the total number of our outstanding shares, for six months or more have certain rights under the Companies Act, which include the right to:

●	apply to a competent court for removal of a director or a corporate auditor where a fraudulent act or a significant event violating laws and regulations or the Company’s Articles of Incorporation exists with respect to performance of duties of such director or corporate auditor, and removal by shareholders at a meeting has been denied; and

●	apply to a competent court for removal of a liquidator.

Shareholders holding 3% or more of the total number of voting rights of all shareholders have the right to object to the exculpation of a director or a corporate auditor from certain liabilities.

Shareholders holding 3% or more of the total number of voting rights of all shareholders, or 3% or more of the total number of our outstanding shares, have certain rights under the Companies Act, which include the right to:

●	examine our accounting books and documents and make copies of them; and

●	apply to a competent court for the appointment of an inspector to inspect our operation and/or financial condition where an event casting doubt on a fraudulent act or a significant fact violating laws and regulations or the Company’s Articles Incorporation exists with respect to operation of the Company.

Shareholders who have held 1% or more of the total number of voting rights of all shareholders for six months or more have the right to apply to a competent court for the appointment of an inspector to review the correctness of the convocation and voting procedures of a shareholders’ meeting.

Shareholders who have held 1% or more of the total number of voting rights of all shareholders, or 300 or more voting rights, for six months or more have the right to demand that certain matters be added to the agenda items at a shareholders’ meeting.

Shareholders who have held any number of shares for six months or more have the right to demand that we take certain actions under the Companies Act, which include the rights to demand:

●	the institution of an action to enforce the liabilities of our directors or corporate auditors;

●	the institution of an action to disgorge from a recipient the benefit of a proprietary nature given in relation to the exercise of the right of a shareholder; and

●	on our behalf, that a director ceases an illegal or ultra vires action.

There are no provisions under the Companies Act or our articles of incorporation which forces shareholders to make additional contributions when requested by us.

Under the Companies Act, in order to change the rights of shareholders which are stipulated and defined in our articles of incorporation, we must amend our articles of incorporation. Amendments must, as a general rule, be approved by a special resolution of our shareholders.

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Annual meetings and special meetings of shareholders are convened by our Chief Executive Officer based on a resolution of our board of directors. Under our articles of incorporation, shareholders of record as of October 31 of each year have the right to attend our annual shareholders’ meeting. We may, by prescribing a record date, determine the shareholders who are stated or recorded in the shareholder registry on the record date as the shareholders entitled to attend and take action at a special shareholders’ meeting, and in this case, we are required to make a public notice of the record date at least two weeks prior to the record date. A convocation notice will be sent to these shareholders at least two weeks prior to the date of the shareholders’ meeting.

Our Acquisition of our Common Shares

Under applicable laws of Japan, we may acquire our common shares:

(i)	from a specific shareholder (other than any of our subsidiaries), pursuant to a special resolution of a shareholders’ meeting; or

(ii)	from any of our subsidiaries, pursuant to a resolution of our board of directors.

In the case of any acquisition made by way of (i) above, any other shareholder may request within a certain period of time provided under the applicable ordinance of the Ministry of Justice before a shareholders’ meeting that we also purchase the shares held by the requesting shareholder, unless the purchase price or any other consideration to be delivered in exchange for the acquisition of common shares does not exceed the market price of our common shares calculated by the method prescribed in the applicable ordinance of the Ministry of Justice.

In general, an acquisition by us of our common shares must satisfy certain requirements, including that the total amount of the acquisition price may not exceed the distributable amount.

We may hold the common shares which we acquired pursuant to (i) and (ii) above, or we may cancel such shares by a resolution of our board of directors. We may also dispose of such shares pursuant to a resolution of our board of directors, subject to other requirements applicable to the issuance of shares under the Companies Act.

Restrictions on Holders of our Common Shares

There are no restrictions with respect to non-residents of Japan or foreign shareholders holding our common shares or on the exercise of voting rights. However, pursuant to a provision of our share handling regulations, a shareholder who does not have an address or residence in Japan is required to file with our transfer agent its temporary address to receive notices in Japan or that of a standing proxy having any address or residence in Japan.

There are no provisions in our articles of incorporation that would have the effect of delaying, deferring, or preventing a change in control that would operate only with respect to a merger, acquisition or corporate restructuring involving us.

There are no provisions in our articles of incorporation or other subordinated rules regarding an ownership threshold, above which shareholder ownership must be disclosed.

There are no provisions in our articles of incorporation governing changes in our Company’s capital that are more stringent than is required by law.

Historical Common Equity Transactions

Since 2013, the Company engaged in the following unregistered stock issuances:

On October 21, 2023, the Company allotted 379,234 stock acquisition rights to HeartCore in exchange for services rendered as a consultant in connection with the proposed initial public offering of the Company under grants authorized by our shareholders and directors in substitution for the Warrant executed as of March 13, 2023, between the Company and HeartCore. The stock acquisition right is exercisable from November 1, 2023 to October 31, 2033 upon the condition that the IPO has been completed. The stock acquisition right has an exercise price of ¥1(US$0.01) per common share.

We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

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SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for our common shares. Future sales of substantial amounts of our common shares, including shares issued upon the conversion of convertible notes, the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our common shares to fall or impair our ability to raise equity capital in the future.

Immediately following the closing of this offering, we will have 11,661,144 common shares issued and outstanding. In the event the underwriters exercise the over-allotment option in full to purchase additional common shares, we will have 11,811,144 common shares issued and outstanding. The common shares sold in this offering will be freely tradable without restriction or further registration or qualification under the Securities Act.

Previously issued common shares that were not offered and sold in this offering, as well as shares issuable upon the exercise of warrants and subject to employee stock options, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted common shares of our Company for at least twelve months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of our common shares then outstanding; which will equal approximately 116,611 common shares immediately after this offering (assuming no exercise by the underwriters of their option to purchase additional common shares from us); or

●	1% of the average weekly trading volume of our common shares on the NYSE American, during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of US$50,000, the seller must file a notice on Form 144 with the SEC and the NYSE American, concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

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Under Rule 144, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the 90 days preceding a sale, and who has beneficially owned our common shares for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement. Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

In general, Rule 701 allows a shareholder who purchased our common shares pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this prospectus before selling shares pursuant to Rule 701.

Lock-Up Agreements

We, all of our directors and officers and holders of our outstanding securities (or securities convertible into our common shares) have agreed with the representative, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common shares or securities convertible into or exercisable or exchangeable for our common shares for a period of twelve months from the date on which the trading of the common shares on the NYSE American commences. See the “Underwriting” section below for more information.

Form S-8 Registration Statements

Following the completion of this offering, we may file one or more registration statements on Form S-8 under the Securities Act to register the common shares issued or reserved for issuance under any future plan. The registration statement on Form S-8 will become effective automatically upon filing. Common shares issued upon exercise of a stock option and registered under the Form S-8 registration statement will, subject to vesting and lock-up provisions, and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately unless they are subject to the lock-up restrictions described under “Underwriting—No Sales of Similar Securities”, in which case, after the expiration of such lock-up.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL MATTERS RELATING TO SHARE TRANSFER RESTRICTIONS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL ADVISOR REGARDING THE PARTICULAR SECURITIES LAWS AND TRANSFER RESTRICTION CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

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CERTAIN TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our common shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any local, state, foreign, including Japan, or other taxing jurisdiction.

Taxation in Japan

Generally, a non-resident of Japan or non-Japanese entity (which we refer to as a “Non-Resident Holder”) is subject to Japanese withholding tax on dividends paid by Japanese corporations. Stock splits are not subject to Japanese income tax. A conversion of retained earnings or legal reserve (but not additional paid-in capital, in general) into stated capital (whether made in connection with a stock split or otherwise) is not treated as a deemed dividend payment to shareholders for Japanese tax purposes. Thus, such a conversion does not trigger Japanese withholding taxation (Article 2(16) of the Japanese Corporation Tax Law and Article 8(1)(xiii) of the Japanese Corporation Tax Law Enforcement Order).

Pursuant to the Convention Between the Government of the United States of America and the Government of Japan for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (which we refer to as the “Treaty”), dividend payments made by a Japanese corporation to a U.S. resident or entity, unless the recipient of the dividend has a “permanent establishment” in Japan, and the common shares with respect to which such dividends are paid are effectively connected with such “permanent establishment”, are generally subject to a withholding tax at rate of: (i) 10% for portfolio investors who are qualified U.S. residents eligible for benefits of the Treaty; and (ii) 0% (i.e., no withholding) for pension funds which are qualified U.S. residents eligible for benefits of the Treaty, provided that the dividends are not derived from the carrying on of a business, directly or indirectly, by such pension funds. Japan is a party to a number of income tax treaties, conventions and agreements, (which we refer to collectively as the “Tax Treaties”), whereby the maximum withholding tax rate for dividend payments is set at, in most cases, 15% for portfolio investors who are Non-Resident Holders. Specific countries with which such Tax Treaties have been entered into include Canada, Denmark, Finland, Germany, Ireland, Italy, Luxembourg, New Zealand, Norway, and Republic of Singapore. Japan’s income tax treaties with Australia, Belgium, France, The Netherlands, Sweden, Switzerland and the United Kingdom have been amended to generally reduce the maximum withholding tax rate to 10%.

On the other hand, unless one of the applicable Tax Treaties reducing the maximum rate of withholding tax applies, the standard tax rate applicable to dividends paid with respect to listed shares, such as those paid by our Company on shares, to Non-Resident Holders is 15% under the Japanese Income Tax Law, except for dividends paid to any individual shareholder who holds 3% or more of the issued shares, in which case the applicable rate is 20% (Article 182(2) of the Japanese Income Tax Law and Article 9-3(1)(i) of the Japanese Special Tax Measures Law, including its relevant temporary provision for these withholding rates). On December 2, 2011, the “Special measures act to secure the financial resources required to implement policy on restoration of the East Japan Earthquake” (Act No. 117 of 2011) was promulgated and special surtax measures on income tax and withholding tax were introduced thereafter to fund the restoration effort for the earthquake. Income tax and withholding taxpayers need to pay a surtax, calculated by multiplying the standard tax rate by 2.1% for 25 years starting from January 1, 2013 (which we refer to as “Surtax”). As a result, the withholding tax rate applicable to dividends paid with respect to listed shares to Non-Resident Holders increased to 15.315% (which we refer to as “Withholding Tax Rate”) which is applicable for the period from January 1, 2014 until December 31, 2037.

Taking this Withholding Tax Rate into account, the treaty rates such as the 15% rate (or 10% for eligible U.S. residents subject to the Treaty and/or eligible residents subject to other similarly renewed treaties mentioned above) apply, in general, except for dividends paid to any individual holder who holds 3% or more of the total issued shares, in which case the applicable rate is 20.42% (standard tax rate of 20% imposed by Surtax). The treaty rate normally overrides the domestic rate, but due to the so-called “preservation doctrine” under Article 1(2) of the Treaty, and/or due to Article 3-2 of the Special Measures Law for the Income Tax Law, Corporation Tax Law and Local Taxes Law with respect to the Implementation of Tax Treaties, if the tax rate under the domestic tax law is lower than that promulgated under the applicable income tax treaty, then the domestic tax rate is still applicable. Currently, the tax rate under the applicable tax treaty is lower than that under the domestic tax law and thus the treaty override treatment applies. As such, the tax rate under the Treaty applies for most holders of shares who are U.S. residents or entities. In the case where the treaty rate is applicable, no Surtax is imposed, but in order to enjoy the lower treaty rate, the taxpayer must file a treaty application in advance with the Japanese National Tax Agency through our Company. Gains derived from the sale outside Japan of a Japanese corporation’s shares by Non-Resident Holders, or from the sale of a Japanese corporation’s shares within Japan by a non-resident of Japan as an occasional transaction or by a non-Japanese entity not having a permanent establishment in Japan, are generally not subject to Japanese income or corporation taxes, provided that the seller is an investor who is a qualified U.S. resident eligible for benefit of the Treaty. Japanese inheritance and gift taxes at progressive rates may apply to an individual who has acquired a Japanese corporation’s shares as a distributee, legatee or donee.

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Certain U.S. Federal Income Tax Considerations for U.S. Holders

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our common shares by a U.S. holder (as defined below) that acquires our common shares in this offering. This summary is for general information purposes only and does not purport to be a complete discussion of all potential tax considerations that may be relevant to a particular person’s decision to acquire common shares.

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated under the Code (the “U.S. Treasury Regulations”), the income tax treaty between Japan and the United States (the “Treaty”), published rulings of the U.S. Internal Revenue Service (the “IRS”), published administrative positions of the IRS, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date hereof. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary. We have not requested a ruling from the IRS with respect to any of the U.S. federal income tax considerations described below and, as a result, the IRS could disagree with portions of this discussion.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of the common shares or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust (i) the administration of which is subject to the primary supervision of a court within the United States and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (ii) that has validly elected to be treated as a U.S. person under the Code.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds the common shares, the U.S. federal income tax consequences to such partnership and its partners of the ownership and disposition of the common shares generally will depend in part on the activities of the partnership and the status of such partners. This summary does not address the tax consequences to any such partner or partnership. Partners of entities or arrangements that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences of the ownership and disposition of the common shares.

This discussion applies only to a U.S. holder that holds common shares as “capital assets” under the Code (generally, property held for investment). Unless otherwise provided, this summary does not discuss reporting requirements. In addition, this discussion does not address any tax consequences other than U.S. federal income tax consequences, such as U.S. state and local tax consequences, U.S. estate and gift tax consequences, and non-U.S. tax consequences, and does not describe all of the U.S. federal income tax consequences that may be relevant in light of a U.S. holder’s particular circumstances, including alternative minimum tax consequences, the Medicare tax on certain net investment income, and tax consequences to holders that are subject to special provisions under the Code, including, but not limited to, holders that:

●	are tax exempt organizations, qualified retirement plans, individual retirement accounts, or other tax deferred accounts;

●	are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies;

●	are brokers or dealers in securities or currencies or holders that are traders in securities that elect to apply a mark-to-market accounting method;

●	have a “functional currency” for U.S. federal income tax purposes that is not the U.S. dollar;

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●	own common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position;

●	acquire common shares in connection with the exercise of employee stock options or otherwise as compensation for services;

●	are partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such partnerships and entities);

●	are required to accelerate the recognition of any item of gross income with respect to the common shares as a result of such income being recognized on an applicable financial statement;

●	own or will own (directly, indirectly, or constructively) 10% or more of our total combined voting power or value;

●	hold the common shares in connection with trade or business conducted outside of the United States or in connection with a permanent establishment or other fixed place of business outside of the United States; or

●	are former U.S. citizens or former long-term residents of the United States.

Each U.S. holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our common shares.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as our Company, is classified as a passive foreign investment company (“PFIC”) for any taxable year in which, after applying relevant look-through rules with respect to the income and assets of its subsidiaries, either: (i) 50% or more of the value of the corporation’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets; or (ii) at least 75% of the corporation’s gross income is passive income. “Passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. In determining the value and composition of our assets, the cash we raise in this offering will generally be considered to be held for the production of passive income and thus will be considered a passive asset.

The determination of whether a corporation is a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules that are subject to differing interpretations. In addition, the determination of whether a corporation will be a PFIC for any taxable year can only be made after the close of such taxable year. Our PFIC status will depend, in part, on the amount of cash that we raise in this offering and how quickly we utilize the cash in our business. Furthermore, because we may value our goodwill based on the expected market price of the common shares in this offering, a decrease in the market price of our common shares may also cause us to be classified as a PFIC for the current or any future taxable year. Based upon the foregoing, it is uncertain whether we will be a PFIC for our current taxable year or any future taxable year.

We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. If we are a PFIC for any year during which you hold the common shares, we will generally continue to be treated as a PFIC for all succeeding years during which you hold such common shares. However, if we cease to be a PFIC, provided that you have not made a mark-to-market election, as described below, you may avoid some of the adverse effects of the PFIC regime by making a deemed sale election with respect to the common shares, We believe we were not a PFIC in prior taxable year 2021 because less than 75% of our gross income was passive income and less than 50% of the average value of our assets consisted of assets that would produce passive income in 2021.

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The discussion below under “—Distributions on the Common Shares” and “—Sale or Other Disposition of the Common Shares” is written on the basis that we will not be classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that generally would apply if we are treated as a PFIC are discussed below under “—Passive Foreign Investment Company Rules.”

Distributions on the Common Shares

The gross amount of any distributions paid on our common shares will generally be included in the gross income of a U.S. holder as dividend income on the date actually or constructively received by the U.S. holder, in the case of common shares, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (computed on the basis of U.S. federal income tax principles). Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, we expect that distributions will generally be reported to U.S. holders as dividends. Dividends received on our common shares generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Individuals and other non-corporate U.S. holders will be subject to tax on any such dividends at the lower capital gains tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (i) the common shares on which the dividends are paid are readily tradable on an established securities market in the United States or we are eligible for the benefits of the Treaty, (ii) we are not a PFIC nor treated as such with respect to a U.S. holder (as discussed below) for either our taxable year in which the dividend was paid or for the preceding taxable year, and (iii) certain holding period requirements are met. For this purpose, common shares listed on the NYSE American will generally be considered to be readily tradable on an established securities market in the United States. You should consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our common shares.

For U.S. foreign tax credit purposes, dividends paid on our common shares generally will be treated as foreign source income and generally will constitute passive category income. The amount of a dividend will include any amounts withheld by us in respect of Japanese income taxes. Subject to applicable limitations, some of which vary depending upon the U.S. holder’s particular circumstances, Japanese income taxes withheld from dividends on the common shares, at a rate not exceeding any reduced rate pursuant to the Treaty, will be creditable against the U.S. holder’s U.S. federal income tax liability. In lieu of claiming a foreign tax credit, U.S. holders may, at their election, deduct foreign taxes, including any Japanese income taxes, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing foreign tax credits are complex and U.S. holders should consult their tax advisers regarding the creditability or deductibility of foreign taxes in their particular circumstances.

The amount of any dividend paid in Japanese yen will equal the U.S. dollar value of the Japanese yen received, calculated by reference to the exchange rate in effect on the date the dividend is received by you, in the case of common shares, regardless of whether the Japanese yen are converted into U.S. dollars. If the Japanese yen received as a dividend are converted into U.S. dollars on the date of receipt, a U.S. holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. If the Japanese yen received as a dividend are not converted into U.S. dollars on the date of receipt, a U.S. holder will have a basis in the Japanese yen equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Japanese yen will be treated as U.S. source ordinary income or loss.

Sale or Other Disposition of the Common Shares

A U.S. holder will recognize gain or loss on the sale or other disposition of a common share equal to the difference between the amount realized for the common share and the holder’s tax basis in the common share. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such common share was more than one year as of the date of the sale or other disposition. Long-term capital gain recognized by a non-corporate U.S. holder is subject to U.S. federal income tax at rates lower than the rates applicable to ordinary income and short-term capital gains, while short-term capital gains are subject to U.S. federal income tax at the rates applicable to ordinary income. The deductibility of capital losses is subject to various limitations. Any gain or loss recognized will generally be U.S. source gain or loss for foreign tax credit purposes. Consequently, a U.S. holder may not be able to use the foreign tax credit arising from any Japanese tax imposed on the disposition of the common share unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from non-U.S. sources.

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Passive Foreign Investment Company Rules

If we are a PFIC for any taxable year during which you hold our common shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the common shares, unless you make a mark-to-market election as discussed below. Distributions you receive from us in a taxable year that are greater than 125% of the average annual distributions you received from us during the shorter of the three preceding taxable years or your holding period for the common shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the common shares,

●	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we became a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for you for such year and will be increased by an additional tax calculated as an interest charge on the resulting tax deemed deferred with respect to each such other taxable year at the rates generally applicable to underpayments of tax payable in those years.

If we are a PFIC for any taxable year during which a U.S. holder holds our common shares and any of our subsidiaries or other corporate entities in which we own equity interests is also a PFIC, such U.S. holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. holder may make a mark-to-market election with respect to our common shares, provided such common shares are treated as “marketable stock.” The common shares generally will be treated as marketable stock if the common shares are regularly traded on a “qualified exchange or other market,” as defined in applicable U.S. Treasury Regulations. Our common shares will be marketable stock as long as they remain listed on the NYSE American, which is a qualified exchange for this purpose, and are regularly traded. We anticipate that our common shares should qualify as being regularly traded but no assurances can be given in this regard.

If a U.S. holder makes a valid mark-to-market election with respect to the common shares, the holder generally will (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of common shares held at the end of the taxable year over the adjusted tax basis of such common shares and (ii) deduct as an ordinary loss in each such taxable year the excess, if any, of the adjusted tax basis of the common shares over the fair market value of such common shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. holder’s adjusted tax basis in the common shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. holder makes a mark-to-market election in respect of our common shares and we cease to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that we are not classified as a PFIC. If a U.S. holder makes a mark-to-market election, any gain such U.S. holder recognizes upon the sale or other disposition of our common shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. holder may continue to be subject to the general PFIC rules described above with respect to such U.S. holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

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We have not determined whether, if we were to be classified as a PFIC for a taxable year, we will provide information necessary for a U.S. holder to make a “qualified electing fund” election which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above. Accordingly, U.S. holders should assume that they will not be able to make a qualified electing fund election with respect to the common shares.

If a U.S. holder owns common shares during any year in which we are a PFIC, the holder generally must file an annual report containing such information as the U.S. Treasury may require on IRS Form 8621 (or any successor form). A failure to file this report generally will suspend the statute of limitations with respect to any tax return, event, or period to which such report relates (potentially including with respect to items that do not relate to a U.S. holder’s investment in common shares).

The PFIC rules are complex, and each U.S. holder should consult its own tax advisor regarding the PFIC rules, the elections which may be available to it, and how the PFIC rules may affect the U.S. federal income tax consequences relating to the ownership and disposition of common shares.

Information Reporting and Backup Withholding

Payments of dividends or sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) the U.S. holder is a corporation or other exempt recipient, or (ii) in the case of backup withholding, the U.S. holder provides a correct U.S. taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. holder furnishes required information to the IRS in a timely manner. Each U.S. holder should consult its own tax advisor regarding the information reporting and backup withholding rules in their particular circumstances and the availability of and procedures for obtaining an exemption from backup withholding.

Reporting Obligations for Certain Owners of Foreign Financial Assets

Certain U.S. holders may be required to file information returns with respect to their investment in common shares. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. holders that hold certain specified foreign financial assets in excess of certain thresholds. The definition of “specified foreign financial assets” includes not only financial accounts maintained in non-U.S. financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person, and any interest in a non-U.S. entity. U.S. holders may be subject to these reporting requirements unless their common shares are held in an account at certain financial institutions.

The discussion of reporting obligations set forth above is not intended to constitute an exhaustive description of all reporting obligations that may apply to a U.S. holder. A failure to satisfy certain reporting obligations may result in an extension of the period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting obligation. Penalties for failure to comply with these reporting obligations are substantial. U.S. holders should consult with their own tax advisors regarding their reporting obligations under these rules, including the requirement to file an IRS Form 8938.

U.S. Holders should consult their tax advisors regarding any reporting obligations that may arise with respect to the acquisition, ownership or disposition of our common shares. Failure to company with applicable reporting requirements could result in substantial penalties.

The foregoing discussion of certain U.S. federal income tax considerations is for general information only and is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our common shares. U.S. Holders should consult their own tax advisors concerning the tax consequences applicable to their particular situations.

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UNDERWRITING

In connection with this offering, we expect to enter into an underwriting agreement with Boustead Securities, LLC, as the representative of the underwriters named in this prospectus, with respect to the common shares in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, the representative will agree to purchase from us on a firm commitment basis the respective number of common shares at the public price less the underwriting discounts set forth on the cover page of this prospectus, and each of the underwriters has severally and not jointly agreed to purchase, and we have agreed to sell to the underwriters, at the public offering price per share less the underwriting discount set forth on the cover page of this prospectus, the number of common shares listed next to its name in the following table:

Name of Underwriter	Number of Shares
Boustead Securities, LLC	[●]

[●]

The common shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus. Any common shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed US$[●] per share. If all of the shares are not sold at the initial offering price, the representative may change the offering price and the other selling terms. The representative has advised us that the underwriters do not intend to make sales to discretionary accounts.

The underwriting agreement will provide that the obligations of the underwriters to pay for and accept delivery of the common shares are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations and other matters. The obligation of the underwriters to purchase the common shares is conditioned upon our receiving approval to list the common shares on the NYSE American.

Over-Allotment Option

If the underwriters sell more common shares than the total number set forth in the table above, we have granted to the representative an option, exercisable one or more times in whole or in part, not later than 45 days after the date of this prospectus, to purchase from us up to an additional 150,000 common shares (constituting up to 15% of the common shares sold in this offering excluding shares subject to this option), at the public offering price less the underwriting discounts and commissions set forth on the cover of this prospectus. The representative may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. Any common shares issued or sold under the option will be issued and sold on the same terms and conditions as the other common shares that are the subject of this offering.

Discounts and Commissions; Expenses

The underwriting discounts and commissions are a cash fee equal to seven percent (7%) of gross proceeds from the sale of securities in this offering. We have been advised by the representative that the underwriters propose to offer the common shares to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of US$[●] per share under the public offering price. After the offering, the representative may change the public offering price and other selling terms

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The following table summarizes the public offering price and underwriting discounts and commissions payable to the underwriters by us in connection with this offering, assuming both the non-exercise and full exercise of the over-allotment option to purchase additional common shares.

	Per Share		Total Without Exercise of Over- Allotment Option		Total With Full Exercise of Over- Allotment Option
Public offering price	$	[●]	$	[●]	$	[●]
Underwriting discounts and commission (7%) (1)	$	[●]	$	[●]	$	[●]
Proceeds, before expenses, to us	$	[●]	$	[●]	$	[●]

(1)	Does not include (i) the warrant to purchase a number of common shares equal to 7% of the number of shares sold in the offering, (ii) a 1% non-accountable expense allowance or (iii) amounts representing reimbursement of certain out-of-pocket expenses, each as described below.

We have agreed to pay a non-accountable expense allowance to the representative equal to 1% of the gross proceeds received at the closing of the offering.

We have agreed to reimburse the representative for reasonable out-of-pocket expenses incurred relating to the offering, regardless of whether the offering is consummated, the aggregate amount of out-of-pocket expenses being limited as follows: (i) payment of US$125,000 for reimbursement of the representative’s legal counsel fees; (ii) payment of up to US$75,000 for due diligence; (iii) payment of up to US$75,000 for road show, travel, platform on-boarding fees and other reasonable out of pocket expense; and (iv) payment of US$8,000 for background checks. Any of the above out-of-pocket expenses that exceed US$5,000 are to be pre-approved by the Company. We have paid US$50,000 to the representative as a refundable advance, which shall be applied against actual out-of-pocket accountable expenses and such advance shall be reimbursed to us to the extent any portion of the advance is not actually incurred, in compliance with FINRA Rule 5110(g)(4)(A) in the event of the termination of the offering.

Representative’s Warrant

We have agreed to issue to the representative (or its permitted assignees) warrants to purchase 70,000 common shares, or warrants to purchase 80,500 common shares if the underwriters exercise the over-allotment option in full (7% of the common shares sold in this offering) at an exercise price equal to 125% of the public offering price of the shares sold in this offering. The Representative’s Warrant will be exercisable at any time, and from time to time, in whole or in part, commencing from the closing of the offering and expiring five (5) years from the commencement of sales in this offering, will have a cashless exercise provision and will terminate on the fifth (5th) anniversary of the commencement of sales in this offering. The Representative’s Warrant will also provide for customary anti-dilution provisions and “piggyback” registration rights with respect to the registration of the common shares underlying the warrants for a period of seven (7) years from the commencement of sales of this offering. We have registered the Representative’s Warrant and the shares underlying the Representative’s Warrant in this offering.

The Representative’s Warrant and the underlying shares are deemed compensation by FINRA and therefore will be subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). The representative (or permitted assignees under FINRA Rule 5110(e)(1) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days immediately following commencement of sale of this offering subject to certain exceptions permitted by FINRA Rule 5110(e)(2).

The registration statement of which this prospectus is a part also registers for sale the Representative’s Warrant and the common shares issuable upon exercise of such warrant, as a portion of the underwriting compensation payable in connection with this offering.

Indemnification

We have agreed to indemnify the representative and the other underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the representative and the other underwriters may be required to make for these liabilities.

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Right of First Refusal

The representative has the right of first refusal for two (2) years following the consummation of this offering or the termination or expiration of the engagement with the representative to act as financial advisor or joint financial advisor on at least equal economic terms on any public or private financing (debt or equity), merger, business combination, recapitalization or sale of some or all of our equity or our assets, whether in conjunction with another broker-dealer or on the Company’s own volition (collectively, “Future Services”). In the event that we engage the representative to provide such Future Services, the representative will be compensated consistent with the engagement agreement with the Representative, unless we mutually agree otherwise. To the extent we are approached by a third party to lead any public or private financing (debt or equity), merger, business combination, recapitalization or sale of some or all of our equity or assets, the representative will be notified of the transaction and be granted the right to participate in such transaction under any syndicate formed by such third party.

No Sales of Similar Securities

We have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any common shares or other securities convertible into or exercisable or exchangeable for common shares at a price per share that is less than the price per common shares in this offering, or modify the terms of any existing securities, whether in conjunction with another broker-dealer or on the Company’s own volition for a period of twelvemonths following date on which our common shares are trading on the NYSE American, without the prior written consent of the representative.

Lock-Up Agreements

Our officers, directors and holders of our outstanding securities (or securities convertible into our common shares) have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any of our common shares for a period of twelve (12) months following the date on which the trading of the common shares on the NYSE American commences, subject to certain exceptions, or the Lock-Up Period.

Notwithstanding the above, the representative may engage in stabilization activities as described below. The representative may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the Lock-Up Period. When determining whether or not to release shares from the lock-up agreements, the representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Trading; NYSE American Listing

We intend to apply to list our common shares on the NYSE American under the symbol “LBRJ.” There is no assurance that our listing application will be approved by the NYSE American. The approval of our listing on the NYSE American is a condition of closing this offering.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

●	Short sales involve secondary market sales by an underwriter of a greater number of shares than they are required to purchase in the offering.

●	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the over-allotment option.

●	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the over-allotment option.

●	Covering transactions involve purchases of shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

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●	To close a naked short position, an underwriter must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if an underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	To close a covered short position, an underwriter must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

●	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by an underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the common shares. They may also cause the price of the common shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Determination of Offering Price

In determining the initial public offering price, we and the representative have considered a number of factors, including:

●	the information set forth in this prospectus and otherwise available to the representative;

●	our prospects and the history and prospects for the industry in which we compete;

●	an assessment of our management;

●	our prospects for future revenues and earnings;

●	the general condition of the securities markets at the time of this offering;

●	the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

●	other factors deemed relevant by the representative and us.

The estimated initial public offering price set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the representative can assure investors that an active trading market will develop for our common shares, or that the shares will trade in the public market at or above the initial public offering price.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by the representative. In addition, common shares may be sold by the representative to securities dealers who resell common shares to online brokerage account holders. Other than the prospectus in electronic format, the information on the representative’s website and any information contained in any other website maintained by the representative is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the representative in its capacity as representative and should not be relied upon by investors.

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Other Relationships

The representative and its respective affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They may in the future receive customary fees and commissions for these transactions. Except for services provided in connection with this offering, the representative has not provided any financing, investment and/or advisory services to us during the 180 day period preceding the initial filing of the registration statement of which this prospectus forms a part, and as of the date of this prospectus, we do not have any agreement or arrangement with the representative to provide any of such services during the 60 day period following the effective date of such registration statement.

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters are expected to make offers and sales both in and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (the “Prospectus Directive”), as implemented in Member States of the European Economic Area (the “Relevant Member States”), from the requirement to produce a prospectus for offers of securities.

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An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of our Company or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by our Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1, et seq. of the General Regulation of the French Autorité des marchés financiers (the “AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs non-qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societá e la Borsa (“CONSOB”)) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree No. 58 by reference to Article 34-3 of CONSOB Regulation no. 11971 of 14 May 1999, as amended (“Regulation no. 11971”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

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Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a qualified investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”), or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

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United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to our Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (the “FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated. The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, such persons. Any person who is not such a person should not act or rely on this document or any of its contents.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”), pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the People’s Republic of China to legal or natural persons other than directly to “qualified domestic institutional investors.”

Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

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EXPENSES RELATED TO THE OFFERING

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions and expenses, payable in connection with this offering. All amounts shown are estimates and subject to future contingencies, except the U.S. Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority filing fee, and the entry fee of the NYSE American.

Description	Amount
U.S. Securities and Exchange Commission registration fee	$1,272.00
Financial Industry Regulatory Authority filing fee	1,708.00
The NYSE American entry fee	50,000.00
Accounting fees and expenses	100,000.00
Legal fees and expenses	250,000.00
Printing expenses	5,000.00
Accountable expenses	158,000.00
Non-accountable expenses	60,000.00
Miscellaneous	15,000.00
Total	$640,980.00

LEGAL MATTERS

The validity of the common shares offered in this offering and certain legal matters as to Japanese law will be passed upon for us by City-Yuwa Partners, Tokyo, Japan.

Certain legal matters in connection with this offering with respect to United States federal securities law will be passed upon for us by Anthony, Linder & Cacomanolis, PLLC, West Palm Beach, Florida. Bevilacqua PLLC, Washington, D.C., is acting as U.S. counsel to the underwriters with respect to this offering.

EXPERTS

Our consolidated financial statements as of October 31, 2023 and 2022 and for the years then ended included in this prospectus have been audited by MaloneBailey, LLP, an independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a joint stock corporation organized under Japanese law. Most of our directors, corporate auditors and executive officers reside in Japan, and significantly all of our assets and the assets of such persons are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons or us, or to enforce against them or us judgments obtained in U.S. courts, whether or not predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. Our Japanese counsel, City-Yuwa Partners, has advised us that there is doubt as to the enforceability in Japan, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely on the federal securities laws of the United States or the securities laws of any state of the United States. A Japanese court may refuse to apply provisions of U.S. securities laws in original actions, or to enforce judgments of U.S. courts that are based on such provisions, if it considers such provisions to be contrary to the public policy of Japan.

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We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

City-Yuwa Partners has further advised that the United States and Japan do not currently have a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters, and a Japanese court may deem that there is not sufficient basis for the reciprocity on the enforcement of judgments. Therefore, if you obtain a civil judgment by a U.S. court, you may not be able to enforce it in Japan.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to the common shares being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement have been omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information about our Company and our common shares being offered by this prospectus, we refer you to the registration statement, including all amendments, supplements, exhibits, and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see a copy of such contract or document that has been filed. Each statement in this prospectus relating to a contract or document that is filed as an exhibit to the registration statement is qualified in all respects by reference to the full text of such contract or document filed as an exhibit to the registration statement.

You may access and read the registration statement and this prospectus, including the related exhibits and schedules, and any document we file with the SEC at the SEC’s Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public without charge through the SEC’s website at http://www.sec.gov.

Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers”, and under those requirements will file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a “foreign private issuer”, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors, corporate auditors, and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchases and sales of securities. In addition, as a “foreign private issuer”, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. Furthermore, we will not be required under the Exchange Act to file annual or other reports and financial statements with the SEC as frequently or as promptly as U.S. companies that have securities registered under the Exchange Act. As such, we will file with the SEC, within 120 days after the end of each fiscal year, or such other applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also intend to furnish to the SEC under cover of Form 6-K certain other material information.

Our corporate website is www.libera-group.co.jp. After the consummation of this offering, you may go to our website to access our periodic reports and other information that we file with the SEC as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this prospectus. We have included our website address in this prospectus solely for informational purposes.

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Libera Gaming Operations, Inc.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Libera Gaming Operations, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Libera Gaming Operations, Inc. and its subsidiaries (the “Company”) as of October 31, 2023 and 2022, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2023.

Tokyo, Japan

March 15, 2024

F-2

LIBERA GAMING OPERATIONS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands of Japanese Yen (“JPY”), except for share data)

	As of October 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	1,945,323	1,736,080
Term deposits	246,900	810,647
Accounts receivable	9,830	10,646
Inventories	93,993	83,904
Prepayments, deposits, and other receivables	292,849	355,930
Total current assets	2,588,895	2,997,207

Non-current assets
Restricted cash	735,058	705,054
Long-term investments	685,196	540,902
Property and equipment, net	14,556,176	14,346,368
Intangible assets, net	17,519	22,826
Operating lease right-of-use assets	6,170,228	5,286,325
Goodwill	441,894	441,894
Other assets, net	2,549,606	3,344,860
Total non-current assets	25,155,677	24,688,229

TOTAL ASSETS	27,744,572	27,685,436

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	256,754	261,849
Short-term loans	344,715	1,269,060
Bank and other borrowings, current	1,211,833	1,163,658
Contract liabilities	282,432	234,191
Income tax payables	56,259	146,042
Operating lease liabilities, current	453,503	398,965
Other current liabilities	98,022	18,986
Total current liabilities	2,703,518	3,492,751

Non-current liabilities
Bank and other borrowings, non-current	6,222,742	6,913,822
Operating lease liabilities, non-current	5,626,472	4,821,846
Employee benefit obligations	1,047,780	1,014,630
Other liabilities	2,168,642	2,039,481
Total non-current liabilities	15,065,636	14,789,779

TOTAL LIABILITIES	17,769,154	18,282,530

Shareholders’ equity
Common shares (50,000,000 shares authorized, 12,641,144 shares issued and 10,661,144 shares outstanding as of October 31, 2023 and 2022, with no stated value)*	60,500	60,500
Treasury shares, at cost (1,980,000 shares as of October 31, 2023 and 2022)	(335,293)	(335,293)
Retained earnings	10,375,305	9,817,503
Accumulated other comprehensive loss	(125,094)	(139,804)
TOTAL SHAREHOLDERS’ EQUITY	9,975,418	9,402,906
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	27,744,572	27,685,436

*Given effect of the Stock Split, see Note 10.

The accompanying notes are an integral part of these consolidated financial statements.

F-3

LIBERA GAMING OPERATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Amounts in thousands of JPY, except for share and per share data)

	For the Years Ended October 31,
	2023	2022

Revenue
Gaming	4,874,215	3,966,010
Non-gaming	1,232,091	3,940,110
Total revenue	6,106,306	7,906,120

Operating costs and expenses
Gaming	(1,682,912)	(1,625,471)
Non-gaming	(937,270)	(3,590,556)
General and administrative	(583,060)	(444,881)
Maintenance and utilities	(442,638)	(379,345)
Depreciation and amortization	(1,632,626)	(1,324,841)
Gain (loss) on disposal of property and equipment	16,912	(13,677)
Total operating costs and expenses	(5,261,594)	(7,378,771)

Income from operations	844,712	527,349

Other income (expenses)
Other income	167,205	62,644
Other expenses	(146,818)	(245,359)
Loss from equity method investments	(6,555)	(12,607)
Total other income (expenses)	13,832	(195,322)

Income before income taxes	858,544	332,027
Income tax expense	(300,742)	(131,842)
Net income	557,802	200,185

Net income per share
- Basic and diluted*	52.32	19.19

Weighted average shares outstanding
- Basic and diluted*	10,661,144	10,429,170

Comprehensive income
Net income	557,802	200,185
Other comprehensive income (loss), net of tax
Adjustments related to defined benefit plans, net of tax	14,710	(142,845)
Total comprehensive income	572,512	57,340

*Given effect of the Stock Split, see Note 10.

The accompanying notes are an integral part of these consolidated financial statements.

F-4

LIBERA GAMING OPERATIONS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED OCTOBER 31, 2023 AND 2022

(Amounts in thousands of JPY)

	Common Shares	Treasury Shares	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
Balance as of October 31, 2021	59,500	(335,293)	9,617,318	3,041	9,344,566
Net income	-	-	200,185	-	200,185
Cash contribution from shareholders	1,000	-	-	-	1,000
Defined benefit plans, net of tax	-	-	-	(142,845)	(142,845)
Balance as of October 31, 2022	60,500	(335,293)	9,817,503	(139,804)	9,402,906
Net income	-	-	557,802	-	557,802
Defined benefit plans, net of tax	-	-	-	14,710	14,710
Balance as of October 31, 2023	60,500	(335,293)	10,375,305	(125,094)	9,975,418

The accompanying notes are an integral part of these consolidated financial statements.

F-5

LIBERA GAMING OPERATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands of JPY)

	For the Years Ended October 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	557,802	200,185
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,632,626	1,324,841
Fair value change of investments	(97,386)	68,013
Loss (gain) on disposal of property and equipment	(16,912)	17,974
Allowance for credit losses	-	8,092
Non-cash lease expense	449,074	402,000
Loss on modification of the operating lease contracts	266	371
Loss from equity method investments	6,555	12,607
Asset retirement obligation accretion	1,533	1,144
Deferred income tax expense (benefit)	243,345	(15,584)
Changes in operating assets and liabilities:
Term deposits	(4)	(9)
Accounts receivable	814	2,276
Inventories	776,692	3,351,695
Prepayments, deposits, and other receivables	18,176	124,550
Other assets, net	(34,840)	(28,731)
Operating lease liabilities	(464,882)	(427,450)
Accounts payable and accrued expenses	(32,777)	80,448
Contract liabilities	48,241	43,671
Income tax payables	(89,783)	121,764
Other current liabilities	79,035	800
Other liabilities	126,254	(30,874)
NET CASH PROVIDED BY OPERATING ACTIVITIES	3,203,829	5,257,783

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(2,479,448)	(2,220,172)
Proceeds from disposal of property and equipment	16,912	2,394
Prepayments for purchase of property and equipment	(9,113)	(18,533)
Loans provided to third parties	(20,000)	(200,000)
Repayment of loans provided to third parties	45,087	94,000
Advances to a related party	(225,855)	(106,655)
Repayment of advances to a related party	795,243	-
Purchase of term deposits	(18,000)	(303,410)
Proceeds from maturity of term deposits	581,751	329,420
Purchase of investments	(165,179)	(189,411)
Proceeds from sales of investments	110,315	39,229
Distributions from anonymous partnership	1,400	-
Cash paid for business combinations, net of cash acquired	(48,919)	(1,294,515)
NET CASH USED IN INVESTING ACTIVITIES	(1,415,806)	(3,867,653)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank loans and other borrowings	2,158,465	3,868,709
Repayments of bank loans and other borrowings	(2,751,369)	(5,469,337)
Repayments of related party loans	(955,872)	(72,239)
Cash contribution from shareholders	-	1,000
NET CASH USED IN FINANCING ACTIVITIES	(1,548,776)	(1,671,867)

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	239,247	(281,737)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AS OF THE BEGINNING OF THE YEAR	2,441,134	2,722,871
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AS OF THE END OF THE YEAR	2,680,381	2,441,134

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest expense	107,684	143,297
Cash paid for income taxes	146,729	35,758

NON-CASH INVESTING AND FINANCING ACTIVITIES
Liabilities assumed in connection with purchase of property and equipment	89,348	71,969
Addition of property and equipment in connection with non-monetary government grants	-	370,434
Addition of asset retirement obligations	17,295	26,767
Payroll withheld as repayment of advances to a related party	4,500	6,000
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	298,377	55,621
Remeasurement of operating lease liabilities and right-of-use assets due to lease modification	31,092	-

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets
Cash and cash equivalents	1,945,323	1,736,080
Restricted cash	735,058	705,054
Total cash, cash equivalents and restricted cash	2,680,381	2,441,134

The accompanying notes are an integral part of these consolidated financial statements.

F-6

LIBERA GAMING OPERATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands of Japanese Yen (“JPY”), except for share, per share data and otherwise stated)

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Libera Gaming Operations, Inc. (“LGO”), previously known as Nagamori Shoji, Inc., was incorporated in Japan in May 1965.

Libera Investments, Inc. (“LI”), previously known as Libera Holdings, Inc., was incorporated in Japan in June 2008.

Libera Real Estate Management, Inc. (“LREM”), previously known as Rent Co., Ltd., was incorporated in Japan in February 2010.

Libera Hotels & Resorts, Inc. (“LHR”), previously known as Nagamori Shoji, Inc., was incorporated in Japan in March 2022.

LGO, through share exchanges, underwent a series of reorganizations, which were completed in August 2023 (the “Reorganization”). Immediately before and after the Reorganization, Mr. Toyotaka Nagamori, the Chief Executive Officer (“CEO”) and controlling shareholder of LGO, together with his family members, controlled LGO, LI, LREM and LHR; therefore, for accounting purpose, the Reorganization is accounted for as a transaction of entities under common control. LGO became the parent company of LI, LREM and LHR as a result of the Reorganization. Accordingly, the accompanying consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented.

Business combinations and asset acquisitions

In March 2020, LGO completed acquisitions of 100% equity interest of Four Seasons Inc. (“Four Seasons”) and its wholly owned subsidiaries, Saiwa Shop Co., Ltd. (“Saiwa Shop”) and Komiya Co., Ltd (“Komiya”), all incorporated in Japan. In September 2020, Saiwa Shop and Komiya ceased by dissolution and transferred all their assets and liabilities to Four Seasons. In November 2021, Four Seasons ceased by dissolution and transferred all its assets and liabilities to LGO.

In December 2021, LGO acquired from Shouei Project Inc., an entity incorporated in Japan, a pachinko hall which represented an integrated set of assets and activities that meet the definition of a business.

In January 2022, LGO acquired 100% equity interest of Libera Distribution, Inc. (“LD”), previously known as Saya Corporation Inc., an entity incorporated in Japan in December 2015.

In April 2022, LREM acquired 100% equity interest of Mitsuwa, Inc. (“Mitsuwa”), an entity incorporated in Japan in February 1966. The acquisition of Mitsuwa was accounted for as an asset acquisition for accounting purpose.

In July 2023, LGO acquired a pachinko hall (“Wakaba Pachinko Hall”) from OHTA, Inc., an entity incorporated in Japan. The acquisition of Wakaba Pachinko Hall was accounted for as an asset acquisition for accounting purpose.

As a result of foregoing activities, the organization structure as of October 31, 2023 includes LGO, LI, LREM, LHR, LD and Mitsuwa.

LGO and its consolidated subsidiaries included in the consolidated financial statements are collectively referred to herein as the “Company”, “we” and “us” unless specific reference is made to an entity. The Company is engaged in the business of pachinko and pachislot hall operations and real estate sale and leasing in Japan.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation and Principals of Consolidation

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Principals of consolidation

On an ongoing basis, as circumstances indicate the need for reconsideration, we evaluate each of our investments and contractual relationships to determine whether they meet the guidelines for consolidation. Our evaluation considers all of our variable interests, including equity ownership. To fall within the scope of the consolidation guidance, an entity must meet both of the following criteria:

●	The entity has a legal structure that has been established to conduct business activities and to hold assets; such entity can be in the form of a partnership, limited liability company, or corporation, among others;
●	We have a variable interest in the legal entity – i.e., variable interests that are contractual, such as equity ownership, or other financial interests that change with the changes in the fair value of the entity’s net assets.

If an entity does not meet both criteria above, we apply other accounting literature, such as the equity method of accounting. If an entity does meet both criteria above, we evaluate such entity for consolidation under either the variable interest model if the legal entity meets any of the three characteristics to qualify as a variable interest entity (i.e., insufficiency of equity, existence of non-substantive voting rights, or lack of a controlling financial interest), or under the voting model for all other legal entities that are not variable interest entities.

Variable interest model

If an entity is determined to be a variable interest entity, we evaluate whether we are the primary beneficiary. The primary beneficiary analysis is a qualitative analysis based on power and benefits. We consolidate a variable interest entity if we have both power and benefits – that is, (i) we have the power to direct activities of a variable interest entity that most significantly influence the variable interest entity’s economic performance (power), and (ii) we have the obligation to absorb losses of or the right to receive benefits from the variable interest entity that could potentially be significant to the variable interest entity (benefits). We consolidate variable interest entities whenever we determine that we are the primary beneficiary. If we have a variable interest in a variable interest entity but are not the primary beneficiary, we account for our investment using the equity method of accounting.

F-7

Voting model

If a legal entity fails to meet any of the three characteristics of a variable interest entity, we then evaluate such entity under the voting model. Under the voting model, we consolidate the entity if we determine that we, directly or indirectly, have greater than 50% of the voting shares and that other equity holders do not have substantive participating rights.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

(b) Foreign Currency

The Company maintains its books and record in its local currency, Japanese YEN (“JPY”), which is a functional currency as being the primary currency of the economic environment in which its operation is conducted. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in other income (expenses) in the consolidated statements of operations and comprehensive income.

The Company uses JPY as its reporting currency. Assets and liabilities of entities with functional currencies other than JPY are translated into JPY using the exchange rate on the balance sheet date. Revenues and expenses are translated into JPY at average rates prevailing during the reporting period. The resulting foreign currency translation adjustment, if any, is recorded in accumulated other comprehensive income (loss) within equity.

Amounts are stated in thousands of JPY, except for share and per share data and otherwise stated.

(c) Use of Estimates

In preparing the consolidated financial statements in conformity U.S. GAAP, the management is required to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information available as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the impairment of long-lived assets and goodwill, useful lives of property and equipment and intangible assets, valuation allowance of deferred tax assets, uncertain income tax positions, valuation of defined benefit plans, purchase price allocation of acquired real estates, allowance for credit losses, valuation of asset retirement obligations, implicit interest rate of operating leases and purchase price allocation with respect to business combinations. Actual results could differ from those estimates.

COVID-19

While the duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the extent and effectiveness of containment actions, it has already had an adverse effect on the global economy and the lasting effects of the pandemic continue to be unknown. The Company may experience customer losses, including due to bankruptcy or customers ceasing operations, which may result in delays in collections or an inability to collect accounts receivable from these customers. The extent to which COVID-19 may continue to impact the Company’s financial condition, results of operations, or liquidity continues to remain uncertain, and as of the date of issuance of these financial statements, the Company is not aware of any specific event or circumstance that would require an update to its estimates or judgments or an adjustment to the carrying value of the Company’s assets or liabilities. These estimates may change, as new events occur and additional information is obtained, which will be recognized in the consolidated financial statements as soon as they become known. Actual results could differ from those estimates, and any such differences may be material to the Company’s consolidated financial statements.

F-8

(d) Business Combinations and Asset Acquisitions

Business combinations are recorded using the acquisition method of accounting. The purchase price of the acquisition is allocated to the tangible assets, liabilities, identifiable intangible assets acquired and noncontrolling interests, if any, based on their estimated fair values as of the acquisition date. The excess of the purchase price over those fair values is recorded as goodwill. Acquisition-related expenses are expensed as incurred.

Consideration transferred in a business combination is measured at the fair value as of the date of acquisition. Where the consideration in an acquisition includes contingent consideration, and the payment of which depends on the achievement of certain specified conditions post-acquisition, the contingent consideration is recognized and measured at its fair value at the acquisition date and is recorded as a liability. It is subsequently carried at fair value with changes in fair value reflected in earnings.

In a business combination achieved in stages, the Company remeasures the previously held equity interest in the acquiree immediately before obtaining control at its acquisition-date fair value and the remeasurement gain or loss, if any, is recognized in the consolidated statements of operations and comprehensive income (loss).

If an acquisition of an asset or group of assets does not meet the definition of a business, the transaction is accounted for as an asset acquisition rather than a business combination. An asset acquisition is recorded at cost, which includes capitalized transaction costs, and does not result in the recognition of goodwill. The cost of the acquisition is allocated to the assets acquired on the basis of relative fair values.

Fair value is determined based upon the guidance of ASC Topic 820, “Fair Value Measurements and Disclosures.” The determination of fair value involves the use of significant judgments and estimates. The Company utilizes the assistance of third-party valuation appraisers to determine the fair value as of the date of acquisition.

In a business combination or asset acquisition, the Company may recognize identifiable intangibles that meet either or both the contractual legal criterion or the separability criterion.

(e) Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and deposits in banks and other financial institutions that are unrestricted as to withdrawal or use, and which have original maturities of three months or less. The Company maintains all its bank accounts in Japan. Cash balances in bank accounts in Japan are insured by the Deposit Insurance Corporation of Japan subject to certain limitations.

(f) Term Deposits

Term deposits consist of deposits placed with financial institutions with original maturities of greater than three months and within one year.

(g) Restricted Cash

Restricted cash represents cash pledged to financial institutions as collateral for the Company’s bank loans. The restricted cash is not available for withdrawal or the Company’s general use for over one year until after the corresponding bank loans are repaid.

(h) Accounts Receivable

Accounts receivable represents the Company’s right to an amount of consideration that is unconditional (i.e., only the passage of time is required before payment of the consideration is due). The Company’s accounts receivable balances are unsecured, bear no interest and are due upon normally within a year from the date of the sale.

The allowance for credit losses reflects the Company’s current estimate of credit losses expected to be incurred over the life of the receivables. The Company considers various factors in establishing, monitoring, and adjusting its allowance for credit losses including the aging of receivables and aging trends, customer creditworthiness and specific exposures related to particular customers. The Company also monitors other risk factors and forward-looking information, such as country specific risks and economic factors that may affect a customer’s ability to pay in establishing and adjusting its allowance for credit losses. Accounts receivable balances are written off after all collection efforts have ceased. No allowance for credit losses was reserved as of October 31, 2023 and 2022.

F-9

(i) Inventories

Inventories of pachinko and pachislot operations business consist of gaming prizes, which include G-prize and general prize, food and beverages, consumables and others and are stated at the lower of cost and net realizable value on a weighted average basis.

	October 31,	October 31,
	2023	2022
Gaming prizes
G-prize	77,767	65,846
General prize	13,150	13,331
Food and beverages	2,378	4,584
Consumables	673	143
Others	25	-
Total	93,993	83,904

Inventories of real estate business consist of real estate assets held for sale, which are recorded at lower of cost or fair value less cost to sell. If a real estate asset’s fair value less cost to sell, based on discounted future cash flows, management estimates or market comparisons, is less than its carrying amount, an allowance is recorded against the asset.

The cost basis of the real estate inventories includes all direct acquisition costs including but not limited to the property purchase price, acquisition costs, redevelopment costs, certain amenities, capitalized interest, capitalized real estate taxes and other costs, if any. Interests and real estate taxes are not capitalized unless active redevelopment is underway. As of October 31, 2023 and 2022, the Company did not have any real estate inventories.

(j) Long-term Investments

Investments in equity securities with readily determinable fair value

We hold investments in equity securities of publicly listed companies, for which we do not have significant influence. Investments in equity securities with readily determinable fair values are measured at fair value and any changes in fair value are recognized in other income (expenses).

Investments in funds that report net asset value (“NAV”) per share

We hold investments in Japanese pooled funds, which are generally readily redeemable at their net asset values. The fair value of investment funds is measured at their net asset values per share (or its equivalent) as a practical expedient.

Investments in privately held companies and organizations that do not report NAV per share

Investments in privately held entities that do not report NAV per share are accounted for using a measurement alternative, under which these investments are measured at cost, adjusted for observable price changes and impairments, with changes recognized in other income (expenses).

Investments accounted for under equity method

We use the equity method to account for investments in anonymous partnerships, which is a structure similar to limited partnership, that we do not have a controlling financial interest but have the ability to influence the operating and financial policies of the investees. Under the equity method of accounting, we initially recognize our investments at cost and subsequently adjust the carrying amount of the investments for our share of earnings or losses reported by the investees, distributions received, and other-than-temporary impairments.

F-10

Investments in available-for-sale debt securities

Investments in debt securities with maturities of greater than one year that the Company has the intent to hold the security for an indefinite period or may sell the security in response to the changes in economic conditions are classified as available-for-sale debt securities. The Company measures available-for-sale debt securities at fair value through the election of the fair value option. Changes in the fair value of available-for-sale debt securities elected for the fair value option are included in other income (expenses). Election of the fair value option is generally irrevocable unless an event occurs that gives rise to a new basis of accounting for that instrument.

Interests arising from available-for-sale securities are recognized within other income (expenses).

(k) Property and Equipment, Net

Property and equipment are stated as cost less accumulated depreciation. Expenditures for major additions, renewals and improvements that extend the life or value of an asset are capitalized and expenditures for repairs and maintenance are charged to expense as incurred. A significant amount of the Company’s property and equipment was acquired through business acquisitions and therefore, was initially recognized at fair value on the effective date of the applicable acquisition transaction. The costs and related accumulated depreciation applicable to assets sold or disposed of are removed from the balance sheet accounts and resulting gains or losses are reflected in the consolidated statements of operations and comprehensive income. Depreciation is recorded using the straight-line and declining methods over the estimated useful lives of the assets or the related lease term, if any, as follows:

	Depreciation Method	Useful Life
Land	Not depreciated	-
Buildings	Straight-line method	7-50 years
Facilities attached to buildings	Straight-line method / Declining balance method	2-22 years
Leasehold improvements	Straight-line method / Declining balance method	Shorter of the lease term or estimated useful life
Machinery and equipment	Declining balance method	10-17 years
Vehicles	Declining balance method	2-6 years
Tools, furniture, and fixture	Declining balance method	1-20 years
Pachinko and pachislot machines	Declining balance method	2-3 years
Software*	Straight-line method	5 years

*Represents software that is non-detachable to the hardware.

Development costs directly associated with the acquisition, development and construction of a project are capitalized as a cost of the project during the periods in which activities necessary to prepare the property for its intended use are in progress. Interest costs associated with major construction projects are capitalized as part of the cost of the constructed assets. When no debt is incurred specifically for a project, interest is capitalized on amounts expended for the project using the weighted-average cost of borrowing. Capitalization of interest ceases when the project (or discernible portions of the project) is substantially complete. If substantially all of the construction activities of a project are suspended, capitalization of interest will cease until such activities are resumed.

The Company holds certain real estate assets for the purpose of leasing and generating rental revenue, which are included in property and equipment, net. The Company reclassifies real estate assets it plans to sell to real estate inventories when management has determined that the held for sale criteria have been met and records those assets at the lower of their carrying amount of fair value less costs to sell.

(l) Intangible Assets, Net

Intangible assets with an indefinite life are not amortized and are tested for impairment annually or more frequently if events or changes in circumstances indicate that they might be impaired.

Intangible assets with finite lives are initially recorded at cost and amortized on a straight-line basis over the estimated useful lives of the respective assets. Acquired intangible assets from business combinations are recognized and measured at fair value at the time of acquisition. Those assets represent assets with finite lives and are further amortized on a straight-line basis over the estimated economic useful lives of the respective assets.

F-11

The estimated useful lives of intangible assets are as follows:

Useful Life
Customer list	5 years and 10 months

(m) Asset Retirement Obligations

The Company records the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the long-lived assets, included in other liabilities in the consolidated balance sheets. The Company’s asset retirement obligations are primarily related to leasehold improvement of its leases of pachinko halls, parking lots and employee dormitories, that, at the end of the leases, are required to be returned to the landlords in their original condition. The associated estimated asset retirement costs are capitalized as part of the carrying amount of the leasehold improvements and are depreciated over the shorter of the estimated useful life of the asset or the term of the lease subsequent to the initial measurement. Due to the time over which these obligations could be settled and judgement used to determine the liability, the ultimate obligation may differ from the estimate. Upon settlement, any difference between actual cost and the estimate is recognized as a gain or loss in that period.

The following table presents changes to the Company’s asset retirement obligations liability for the periods presented:

	Years ended October 31,
	2023	2022
Liability at beginning of year	134,540	53,422
Liabilities incurred	17,295	26,767
Addition in connection with business combinations	33,542	53,529
Accretion expense	1,533	1,144
Liabilities settled	(381)	(322)
Liability at end of year	186,529	134,540

(n) Corporate-owned Life Insurance Policies

The Company has purchased corporate-owned life insurance policies to insure the life of its CEO and his family members and certain management members of the Company. Management considers these policies to be operating assets. These insurance policies are recorded at their cash surrender values, included in other assets in the consolidated balance sheets with change in cash surrender value during the period recorded in general and administrative expenses.

(o) Leases

The Company determines if an arrangement is or contains a lease at inception or modification of the arrangement. An arrangement is or contains a lease if there are identified assets and the right to control the use of an identified asset is conveyed for a period in exchange for consideration. Control over the use of the identified assets means the lessee has both the right to obtain substantially all of the economic benefits from the use of the asset and the right to direct the use of the asset.

We classify our leases as either finance leases or operating leases if we are the lessee, or sale-type, direct financing, or operating leases if we are the lessor. We use the following criteria to determine if a lease is a finance lease (as a lessee) or sales-type or direct financing lease (as a lessor):

(i)	ownership is transferred from lessor to lessee by the end of the lease term;
(ii)	an option to purchase is reasonably certain to be exercised;
(iii)	the lease term is for the major part of the underlying asset’s remaining economic life;
(iv)	the present value of lease payments equals or exceeds substantially all of the fair value of the underlying assets; or
(v)	the underlying asset is specialized and is expected to have no alternative use at the end of the lease term.

F-12

If we meet any of the above criteria, we account for the lease as a finance, a sales-type, or a direct financing lease. If we do not meet any of the criteria, we account for the lease as an operating lease.

Lessee accounting

The Company recognizes right-of-use assets and lease liabilities for all leases other than those with a term of twelve months or less as the Company has elected to apply the short-term lease recognition exemption. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term. Lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are classified and recognized at the commencement date of a lease. Lease liabilities are measured based on the present value of fixed lease payments over the lease term. Right-of-use assets consist of (i) initial measurement of the lease liability; (ii) lease payments made to the lessor at or before the commencement date less any lease incentives received; and (iii) initial direct costs incurred by the Company.

As the rates implicit on the Company’s leases for which it is the lessee are not readily determinable, the Company uses its incremental borrowing rate based on information available at the commencement date in determining the present value of lease payments. When determining the incremental borrowing rate, the Company assesses multiple variables such as lease term, collateral, economic conditions, and its creditworthiness.

For sale-leaseback arrangements, the Company is required to determine whether the transaction qualifies as a sale, which includes assessing whether a contract exists and if so, whether control has passed to the counterparty in the contract. Control indicators include, but are not limited to, whether the entity has a present right to payment for the asset, whether the customer has legal title to the asset, whether the entity has transferred physical possession of the asset, whether the customer has significant risks and rewards of ownership of the asset, and whether the customer has accepted the asset. If it is determined that a sale has occurred, the Company recognizes an operating or finance lease based on the factors outlined in the preceding paragraphs. A finance lease would preclude sale accounting. If the Company does not transfer the control to the counterparty, the failed sale-leaseback transaction is accounted for as a financing arrangement where the Company does not derecognize the transferred asset and accounts for proceeds received as borrowings for which the current portion is included in bank and other borrowings, current and the non-current portion is included in bank and other borrowings, non-current in the consolidated balance sheets.

From time to time, we may enter into sublease agreements with third parties. Our subleases generally do not relieve us of our primary obligations under the corresponding head lease. As a result, we account for the head lease based on the original assessment at lease inception. We determine if the sublease arrangement is either a sales-type, direct financing, or operating lease at inception of the sublease. If the total remaining lease cost on the head lease for the term of the sublease is greater than the anticipated sublease income, the right-of-use asset is assessed for impairment. Our subleases are generally operating leases and we recognize sublease income on a straight-line basis over the sublease term.

Lessor accounting – operating leases

We account for the revenue from our lease contracts by utilizing the single component accounting policy. This policy requires us to account for, by class of underlying asset, the lease component and nonlease component(s) associated with each lease as a single component if two criteria are met:

(i)	the timing and pattern of transfer of the lease component and the nonlease component(s) are the same; and
(ii)	the lease component would be classified as an operating lease if it were accounted for separately.

Lease components consist primarily of fixed rental payments, which represent scheduled rental amounts due under our leases. Nonlease components consist primarily of tenant recoveries representing reimbursements of rental operating expenses, including recoveries for utilities, repairs and maintenance and common area expenses.

F-13

If the lease component is the predominant component, we account for all revenues under such lease as a single component in accordance with the lease accounting standard. Conversely, if the nonlease component is the predominant component, all revenues under such lease are accounted for in accordance with the revenue recognition accounting standard. Our operating leases qualify for the single component accounting, and the lease component in each of our leases is predominant. Therefore, we account for all revenues from our operating leases under the lease accounting standard and classify these revenues as rental income.

We commence recognition of rental income related to the operating leases at the date the property is ready for its intended use by the tenant and the tenant takes possession or controls the physical use of the leased asset. Income from rentals related to fixed rental payments under operating leases is recognized on a straight-line basis over the respective operating lease terms. Amounts received currently but recognized as revenue in future periods are classified in contract liabilities in our consolidated balance sheets.

(p) Impairment of Long-Lived Assets Other Than Goodwill

Long-lived assets with finite lives, primarily property and equipment, operating lease right-of-use assets and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value.

(q) Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. In accordance with ASC Topic 350, “Intangibles – Goodwill and Others,” goodwill is subject to at least an annual assessment for impairment or more frequently if events or changes in circumstances indicate that an impairment may exist, applying a fair-value based test. Fair value is generally determined using a discounted cash flow analysis.

(r) Revenue Recognition

The Company recognizes revenue under ASC Topic 606, “Revenue from Contracts with Customers”.

To determine revenue recognition for contracts with customers, the Company performs the following five steps : (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation. Revenue amount represents the invoiced value, net of consumption tax and applicable local government levies, if any. The consumption tax on sales is calculated at 10% of gross sales.

The Company has utilized the practical expedient in ASC Topic 606 and elected not to capitalize contract costs for contracts with customers with durations less than one year. The Company does not have significant remaining unfulfilled performance obligations or contract balances.

The Company recognizes revenue from rental services under ASC Topic 842, “Leases”.

F-14

The Company currently generates its revenue from the following main sources:

Gaming revenue

Revenue from pachinko and pachislot business represents the gross pay-ins, net of the gross payouts to customers. Gross pay-ins represent the amount received from customers for rental of pachinko balls and pachislot tokens. Gross pay-outs represent the aggregate cost of G-prizes and general prizes exchanged by customers. G-prizes are decorative cards with a small embedded piece of gold or silver which can be sold by customers to a G-prize buyer for cash, and general prizes are generally the types of goods sold in convenience stores, such as snacks, drinks and cigarettes.

Customers rent pachinko balls and pachislot tokens to play the games, and the balls or tokens won can be either exchanged for prizes or for member customers, saved for subsequent visits. The Company offers both general prizes and G-prizes. Customers who opt to claim G-prizes in exchange for the pachinko balls and pachislot tokens may sell their G-prizes to an independent G-prize buyer for cash outside of pachinko hall. Revenue is recognized at a point-in-time at the end of each player’s visit to a machine.

A contract liability is recognized when the Company has received upfront fees from the customers. Such contract liability is recognized as revenue when they are utilized by customers. As of October 31, 2023 and 2022, the Company recorded contract liabilities in relation to pachinko and pachislot business of JPY264,276 and JPY224,658, respectively. During the years ended October 31, 2023 and 2022, the Company recorded JPY224,658 and JPY154,895 of contract liabilities as revenue, respectively.

Non-gaming revenue

Real estate properties sales revenue

Revenues for the sales of real estate properties are recognized at the point in time when title to and possession of the property has transferred to the customer and the Company has no continuing involvement with the property, which is generally upon the delivery of the real estate properties, which generally coincides with the receipt of cash consideration from the customer. Our contracts with customers contain a single performance obligation and we do not provide warranties for sold real estate properties.

Land sales revenue

Revenues from land sales are recognized when the parties are bound by the terms of a contract, consideration has been exchanged, title and other attributes of ownership have been conveyed to the buyer by means of a closing and the Company is not obligated to perform further significant development of the specific property sold. In general, the Company’s performance obligation for each of these land sales is fulfilled upon the delivery of the land, which generally coincides with the receipt of cash consideration from the customer.

Rental revenue

Rental income is generally recognized on a straight-line basis over the terms of the tenancy agreements. For real estate leases, these contracts are treated as leases for accounting purpose, rather than contracts with customers subject to ASC Topic 606. Also see Note 2(o).

As of October 31, 2023 and 2022, the Company recorded contract liabilities in relation to rental business of JPY18,156 and JPY9,533, respectively. During the years ended October 31, 2023 and 2022, the Company recorded JPY9,533 and JPY7,555 of contract liabilities as revenue, respectively.

Real estate brokerage revenue

The Company recognizes commission-based brokerage revenue upon closing of a brokerage transaction. The transaction price is either fixed or calculated by taking the agreed upon commission rate and applying that to the real estate’s selling price. Brokerage revenue primarily contains a single performance obligation that is satisfied upon the closing of a real estate services transaction, at which point the entire transaction price is earned. The Company is not entitled to any commission until the performance obligation is satisfied and is not owed any commission for unsuccessful transactions, even if services have been provided.

F-15

Vending machine revenue

Vending machine revenue is recognized as a percentage of gross product sales over the periods covered by the terms and conditions as stipulated in the agreement with vending machine vendors.

(s) Gaming Expenses

Gaming expenses include, among other things, payroll costs and expenses associated with the operation of pachinko halls, rental expenses for pachinko halls and marketing expenses directly associated with the Company’s pachinko business.

(t) Non-gaming Expenses

Non-gaming expenses include, among other things, cost of real estate properties and land, payroll costs, marketing expenses and other expenses in relation to the generation of non-gaming revenue.

(u) Advertising Expenses

The Company expenses advertising costs as they incurred. Total advertising expenses were JPY142,277 and JPY114,441 for the years ended October 31, 2023 and 2022, respectively, and have been included as part of gaming, non-gaming and general and administrative expenses.

(v) Government Assistance

Government assistance, including monetary and non-monetary grants, herein collectively referred to as grants, are not recognized until there is reasonable assurance that the Company will comply with the conditions of the grant and the Company will receive the grant.

Grants related to assets are government grants for the purchase, construction, or other acquisition of long-lived assets. The Company accounts for grants related to assets as deferred income, which includes in other liabilities, on the consolidated balance sheets. Non-monetary grants are recognized at fair value. The Company recognizes the deferred income on grants related to depreciable assets in statements of operations on a systematic basis over the useful life of the asset. The period over which grants are recognized depends on the terms of the agreement. Grants related to specific expenses already incurred are recognized in the statements of operations in the period in which the grant becomes receivable. Grants related to non-depreciable assets may require the fulfillment of certain obligations. In such cases, these grants are recognized in the statements of operations over the periods that bear the cost of meeting the obligations.

Grants related to income are any grants that are not considered grants related to assets, such as grants to compensate for certain expenses. Grants related to income are recognized as a reduction in the related expense or recognized as other income in the period that the recognition criteria are met.

During the years ended October 31, 2023 and 2022, the Company received monetary government grants, mainly related to Covid-19 support and support for business activity and continuity, in an aggregate of JPY77 and JPY311, respectively, which have been included as part of other income.

During the year ended October 31, 2022, LHR received buildings and land from the government of Oshu City, Japan. The purpose of the non-monetary grants is for LHR to revitalize the local community. The buildings should be used by LHR as accommodation facilities for five years following the opening date, and the abolition of business, resale of the buildings and land to third parties etc. shall be restricted during such five-year period. Deferred income, which is included in other liabilities, in relation to the grants amounted to JPY420,434 and JPY370,434 as of October 31, 2023 and 2022, respectively. The Company did not recognize any income from the grants for the years ended October 31, 2023 and 2022 as the buildings were not yet ready for their intended use.

(w) Concentration of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of accounts receivable, deposits and other receivables. The Company places its deposits with financial institutions. The Company does not require collateral or other security to support financial instruments subject to credit risk. The Company conducts periodic reviews of the financial condition and payment practices of the counterparties to minimize collection risk on receivables.

F-16

Customers

For the years ended October 31, 2023 and 2022, customers accounting for 10% or more of the Company’s total revenues were as follows:

	For the Years Ended October 31,
	2023	2022
Customer A	*	34.22%
Customer B	*	12.65%
Customer C	16.06%	*

*Less than 10%.

As of October 31, 2023 and 2022, customers accounting for 10% or more of the Company’s total current outstanding accounts receivable were as follows:

	October 31, 2023	October 31, 2022
Customer D	12.07%	*
Customer E	49.24%	32.65%
Customer F	*	34.56%
Customer G	18.74%	14.35%

*Less than 10%.

Suppliers

For the years ended October 31, 2023 and 2022, suppliers accounting for 10% or more of the Company’s total purchases in relation to generation of gaming revenue were as follows:

	For the Years Ended October 31,
	2023	2022
Supplier A	38.78%	37.69%
Supplier B	22.72%	26.72%
Supplier C	16.91%	14.13%

For the years ended October 31, 2023 and 2022, suppliers accounting for 10% or more of the Company’s total purchases in relation to generation of non-gaming revenue were as follows:

	For the Years Ended October 31,
	2023	2022
Supplier E	34.43%	*
Supplier F	17.97%	28.22%
Supplier G	*	56.26%
Supplier H	22.16%	*
Supplier I	18.76%	*

*Less than 10%.

F-17

(x) Segment Reporting

ASC Topic 280, “Segment Reporting,” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s chief operating decision maker organizes segments within the company for making operating decisions assessing performance and allocating resources. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

Management determined the Company’s operations constitute a single reportable segment in accordance with ASC Topic 280.

(y) Comprehensive Income or Loss

ASC Topic 220, “Comprehensive Income,” establishes standards for reporting and display of comprehensive income or loss, its components and accumulated balances. Comprehensive income or loss as defined includes all changes in equity during a period from non-owner sources.

(z) Net Income Per Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the reporting period. Diluted net income per share reflects the potential dilution that could occur if stock options and other commitments to issue common shares, if any, were exercised or equity awards vest resulting in the issuance of common shares that could share in the net income of the Company.

(aa) Stock Based Compensation

The Company accounts for stock based compensation awards in accordance with ASC Topic 718, “Compensation – Stock Compensation.” The cost of services received from employees and non-employees in exchange for awards of equity instruments is recognized in the consolidated statements of operations and comprehensive income based on the estimated fair value of those awards on the grant date and amortized on a straight-line basis over the requisite service period or vesting period. The Company records forfeitures as they occur.

(bb) Related Parties and Transactions

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC Topic 850, “Related Party Disclosures” and other relevant ASC standards.

Parties, which can be an entity or individual, are considered to be related if they have the ability, directly or indirectly, to control the Company or exercise significant influence over the Company in making financial and operational decisions. Entities are also considered to be related if they are subject to common control or common significant influence.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated.

(cc) Income Taxes

Income taxes are accounted for using an asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current period and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets also include the prior years’ net operating losses carried forward. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

F-18

The Company follows ASC Topic 740, which prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740 also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures.

Under the provisions of ASC Topic 740, when tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in general and administrative expenses in the statements of operations.

(dd) Fair Value Measurements

The Company performs fair value measurements in accordance with ASC Topic 820. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. An asset’s or a liability’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC Topic 820 establishes three levels of inputs that may be used to measure fair value:

●	Level 1: quoted prices in active markets for identical assets or liabilities;
●	Level 2: inputs other than Level 1 that are observable, either directly or indirectly; or
●	Level 3: unobservable inputs that are supported by little or no market activity and that are significant to the fair values of the assets or liabilities.

As of October 31, 2023 and 2022, the carrying values of current assets, except for short-term investments, and current liabilities approximated their fair values reported in the consolidated balance sheets due to the short-term maturities of these instruments.

Assets measured at fair value on a recurring basis as of October 31, 2023 and 2022 are summarized as below.

Fair Value Measurements as of October 31, 2023
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Fair value at October 31, 2023
Long-term investments:
Equity investments at fair value with readily determinable fair value	155,991	-	-	155,991
Available-for-sale debt securities	-	79,369	-	79,369

F-19

Fair Value Measurements as of October 31, 2022
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Fair value at October 31, 2022
Long-term investments:
Equity investments at fair value with readily determinable fair value	115,219	-	-	115,219
Available-for-sale debt securities	-	105,014	-	105,014

(ee) Defined Benefit Plans

The Company has unfunded defined benefit severance indemnity plans which cover directors and employees. Under the defined benefit severance indemnity plans, directors and employees are entitled to severance payments based on their earnings and the length of service until retirement or termination of employment for reasons other than dismissal for cause. The projected benefit obligation at October 31, the measurement date, is recognized in the consolidated balance sheet. The projected benefit obligation represents the actuarial present value of benefits expected to be paid upon retirement based on employee services already rendered and estimated future compensation levels. Net periodic retirement cost is recorded in the consolidated statements of operations and comprehensive income and includes service cost, interest cost and amortization of actuarial gains and losses, if any. Service cost represents the actuarial present value of participant benefits earned in the current year. Interest cost represents the time value of money cost associated with the passage of time. Actuarial gains and losses included in accumulated other comprehensive income (loss) are amortized using the straight-line method over the average remaining service period of active employees if it exceeds the corridor, which is defined at 10% of the projected benefit obligation.

(ff) Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

The Company is involved in legal proceedings and claims in the ordinary course of business. In the opinion of management, none of such proceedings and claims will have a significant impact on the Company’s financial statements.

(gg) Recent Accounting Pronouncements

In October 2023, the FASB issued ASU 2023-06, “Disclosure Improvements - Codification Amendment in Response to the SEC’s Disclosure Update and Simplification Initiative.” This ASU modified the disclosure and presentation requirements of a variety of codification topics by aligning them with the SEC’s regulations. The amendments to the various topics should be applied prospectively, and the effective date will be determined for each individual disclosure based on the effective date of the SEC’s removal of the related disclosure. If the SEC has not removed the applicable requirements from Regulation S-X or Regulation S-K by June 30, 2027, then this ASU will not become effective. Early adoption is prohibited. The Company does not expect the amendments of this accounting standard update to have a material impact on its consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvement to Income Tax Disclosures” to enhance the transparency and decision usefulness of income tax disclosures, primarily related to the rate reconciliation and income taxes paid information. ASU 2023-09 is effective for annual periods beginning after December 15, 2024, on a prospective basis. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements and related disclosures.

F-20

NOTE 3 — PREPAYMENTS, DEPOSITS, OTHER RECEIVABLES AND OTHER ASSETS

	October 31,	October 31,
	2023	2022
Prepayments, deposits and other receivables
Consumption taxes receivable	55,234	72,040
Income taxes receivable	438	11,679
Deposits to vendors	26,650	26,300
Short-term loan receivable (a)	154,913	50,000
Short-term loan to a potential acquiree (b)	20,000	-
Current portion of advances to the CEO of the Company (c)	-	174,516
Deferred offering expense	11,732	-
Others	23,882	21,395
Total prepayments, deposits and other receivables	292,849	355,930

Other assets
Rental deposits	453,739	416,209
Life insurance policies	369,109	320,001
Long-term loan receivables (a)	-	150,000
Non-current portion of advances to the CEO of the Company (c)	-	414,261
Down payments made for real estate property purchases	38,396	32,812
Prepayment to pachinko and pachislot machine vendors	23,997	20,468
Deposit made to pachinko business and real estate business associations	22,027	23,264
Prepaid insurance premiums	17,624	20,461
Deposits made to various vendors	342,533	372,533
Deferred tax assets	1,253,841	1,554,367
Others	36,432	28,576
Subtotal	2,557,698	3,352,952
Less: allowance	(8,092)	(8,092)
Total other assets, net	2,549,606	3,344,860

(a) Represents loan granted to a third party, for which the Company charged an interest with interest rate of 12%. The loan receivable was pledged with real estate properties owned by the borrower.

(b) Represents loan made to an entity which the Company has the intention to acquire but has not determined on the date and other details of the acquisition as of the date of this report. The loan is non-interest bearing and due on demand.

(c) Also see Note 13.

NOTE 4 — INVESTMENTS

Equity securities

	October 31,	October 31,
	2023	2022
Long-term investments – equity securities
Investments in equity securities with readily determinable fair values	155,991	115,219
Investments in funds that report NAV per share	365,005	224,972
Investments in private entities or organizations that do not report NAV per share:
Entities or organizations without observable price changes	75,394	78,304
Investments in anonymous partnership accounted for under the equity method	9,437	17,393
Total long-term investments – equity securities	605,827	435,888

F-21

Realized and unrealized gain or loss and dividend income from investments in equity securities other than investment in anonymous partnership, which were included in other income (expenses), were as follows:

	For the Years Ended
	October 31,
	2023	2022
Unrealized gain (loss)	95,814	(52,377)
Realized gain (loss)	(2,656)	3,743
Dividend income	3,854	3,630

Changes in investment in anonymous partnership accounted for under the equity method were as follows:

	For the Years Ended
	October 31,
	2023	2022
Balance at beginning of the year	17,393	-
Investment addition during the year	-	30,000
Loss from equity method investments recognized during the year	(6,556)	(12,607)
Distribution received during the year	(1,400)	-
Balance at the end of the year	9,437	17,393

Certain investments in equity securities were pledged to secure the Company’s loans, see Note 7.

Debt securities

	Amortized Cost	Gross Unrealized Gains*	Gross Unrealized Losses*	Fair Value
As of October 31, 2023
Long-term investments – debt securities
Available-for-sale debt securities:
Debt securities issued by financial institutions	79,537	437	(605)	79,369
Total long-term investments – debt securities	79,537	437	(605)	79,369

	Amortized Cost	Gross Unrealized Gains*	Gross Unrealized Losses*	Fair Value
As of October 31, 2022
Long-term investments – debt securities
Available-for-sale debt securities:
Debt securities issued by financial institutions	98,662	6,352	-	105,014
Total long-term investments – debt securities	98,662	6,352	-	105,014

*Included in other income (expenses) due to the election of fair value option.

F-22

Contractual maturities of debt securities

The fair values of available-for-sale debt securities at October 31, 2023 by contractual maturity are shown below. Expected maturities may be shorter than contractual maturities because issuers of debt securities may have the right to call or prepay obligations with or without penalties. Debt securities not due at a single maturity date and securities embedded with call or prepayment options, if any, are included in the table below based on their contractual maturities.

Available-for-sale debt securities
Fair value
Due in one year or less	28,611
Due from one year to five years	50,758
Due from five years to ten years	-
Due after ten years	-
Total	79,369

The Company recognized realized gain of JPY4,395 and realized loss of JPY25,732 on sales or redemption of available-for-sale securities for the years ended October 31, 2023 and 2022, respectively.

NOTE 5 — PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following:

	October 31,	October 31,
	2023	2022
Land	9,945,936	10,583,281
Buildings	3,420,445	3,138,855
Facilities attached to buildings	1,860,679	1,731,479
Construction in progress	238,775	183,220
Leasehold improvements	884,350	800,326
Machinery and equipment	22,835	22,835
Vehicles	79,599	74,894
Tools, furniture and fixture	2,896,941	2,571,288
Pachinko and pachislot machines	3,006,175	2,033,937
Software	3,264	475
Subtotal	22,358,999	21,140,590
Less: accumulated depreciation	(7,436,395)	(6,427,794)
Less: provision for impairment	(366,428)	(366,428)
Property and equipment, net	14,556,176	14,346,368

Depreciation expense was JPY1,627,319 and JPY1,320,066 for the years ended October 31, 2023 and 2022, respectively.

Certain land and buildings were pledged to secure the Company’s loans, see Note 7.

As of October 31, 2023 and 2022, the Company’s property and equipment included real estate assets held for lease in the carrying amount of JPY4,243,742 and JPY4,594,138, respectively. During the years ended October 31, 2023 and 2022, real estate assets held for lease in the carrying amount of JPY786,781 and JPY3,387,323, respectively, were reclassified to real estate inventories and subsequently recognized as non-gaming expenses in connection with the real estate sales during the same fiscal years.

NOTE 6 — ACCOUNTS PAYABLES, ACCRUED EXPENSES AND OTHER LIABILITIES

Accounts payables, accrued expenses and other liabilities consist of the following:

	October 31,	October 31,
	2023	2022
Accounts payables and accrued expenses
Vendor payables	185,676	189,340
Accrued expenses	71,078	72,509
Total accounts payables and accrued expenses	256,754	261,849

Other liabilities
Leasehold and guarantee deposits	312,964	236,389
Deferred income in connection with governmental grants	420,434	370,434
Asset retirement obligations	186,529	134,540
Deferred tax liabilities	1,248,715	1,298,118
Total other liabilities	2,168,642	2,039,481

F-23

NOTE 7 — SHORT-TERM LOANS, BANK AND OTHER BORROWINGS

The Company’s short-term loans and bank and other borrowings consist of the following:

Indebtedness	Weighted average interest rate*	Weighted average years to maturity*	Balance as of October 31, 2023	Balance as of October 31, 2022
Short-term loans
Secured loans
Fixed rate loans	-	-	-	190,000
Subtotal	-	-	-	190,000
Unsecured loans
Fixed rate loans	1.05%	0.08	120,000	154,732
Variable rate loans	0.67%	0.08	120,000	-
Non-interest bearing loans (also see Note 13)	0.00%	Due on demand	104,715	924,328
Subtotal	0.60%	0.06	344,715	1,079,060
Total short-term loans	0.60%	0.06	344,715	1,269,060

Bank and other borrowings
Secured loans
Fixed rated loans	1.30%	4.12	1,095,195	851,936
Variable rate loans	1.39%	13.42	5,204,765	6,356,420
Subtotal	1.37%	11.80	6,299,960	7,208,356
Unsecured loans
Fixed rate loans	3.15%	6.24	11,829	13,524
Variable rate loans	0.00%	0.00	-	-
Subtotal	3.15%	6.24	11,829	13,524

Corporate bond
Secured bond with fixed rate	0.20%	4.06	520,000	300,000
Secured bond with variable rate	1.60%	2.42	312,500	437,500
Subtotal	0.73%	3.44	832,500	737,500

Financing liability in connection with failed sale-leaseback
Secured liability with fixed rate	2.60%	2.46	290,286	118,100

Total bank and other borrowings	1.38%	45.43	7,434,575	8,077,480

Less: current portion			(1,211,833)	(1,163,658)
Non-current portion			6,222,742	6,913,822

*Pertained to information for loans and corporate bond outstanding as of October 31, 2023.

The Company borrowed loans from various financial institutions and issued bonds for the purpose of purchasing property and equipment and for working capital purpose.

Interest expense for short-term loans, bank and other borrowings was JPY107,684 and JPY143,297 for the years ended October 31, 2023 and 2022, respectively.

F-24

The pledge information for the Company’s outstanding short-term loans, bank and other borrowings as of October 31, 2023 and 2022, consists of the following:

	October 31, 2023	October 31, 2022

Indebtedness
Pledged by real estate properties (a)	3,726,519	4,477,097
Pledged by real estate properties (a) and restricted cash (b)	1,299,986	1,499,990
Pledged by restricted cash (b)	268,200	340,300
Pledged by investment in equity securities (c)	11,000	17,000
Pledged by term deposits owned by CEO of the Company and his family member, real estate properties (a), restricted cash (b) and investment in equity securities (c) owned by the Company	466,766	714,803

(a)	As of October 31, 2023 and 2022, certain of the Company’s property and equipment, mainly land and buildings, in the carrying amount of JPY11,153,136 and JPY11,711,841, respectively, were pledged to secure these loans. Included in these loans at October 31, 2023 and 2022, respectively, was JPY181,607 and JPY228,731 of loans secured by real estate properties jointly owned by the Company and the CEO’s family member; and JPY466,766 and JPY714,803 of loans secured by real estate properties jointly owned by the Company, the CEO and the CEO’s family member.

(b)	As of October 31, 2023 and 2022, these loans were secured by the restricted cash of JPY735,058 and JPY705,054, respectively.

(c)	As of October 31, 2023 and 2022, these loans were secured by the investments of equity securities with readily determinable fair value of JPY140,110 and JPY88,002, respectively.

The guaranty information for the Company’s outstanding short-term loans, bank and other borrowings as of October 31, 2023 and 2022, consists of the following:

	October 31, 2023	October 31, 2022

Short-term loans and bank and other borrowings
Guaranteed by the CEO of the Company	3,517,142	4,416,424
Guaranteed by parent company or subsidiary within the Company’s organizational structure	27,500	-
Guaranteed by parent company or subsidiary within the Company’s organizational structure and the CEO	2,257,054	2,627,686
Guaranteed by Saitama Credit Guarantee Association	40,000	40,000
Guaranteed by the CEO and Saitama Credit Guarantee Association	272,702	314,246

Corporate bond
Guaranteed by the respective issuance bank	520,000	300,000
Guaranteed by the respective issuance bank and parent company	312,500	437,500

During the years ended October 31, 2023 and 2022, the Company entered into amended loan agreements which had prepayment options with financial institutions for certain loans. The amended terms mainly included changes of maturity dates and installment amount. The Company analyzed the amendments under ASC Topic 470 and concluded that these amendments were not considered substantially different and were accounted for as debt modifications.

F-25

As of October 31, 2023, future minimum payments for bank and other borrowings are as follows:

Principal
Years ending October 31,	Repayment
2024	1,211,833
2025	1,077,299
2026	819,575
2027	614,432
2028	793,046
Thereafter	2,918,390
Total	7,434,575

NOTE 8 — OPERATING LEASES – AS A LESSEE

The Company has entered into operating leases mainly for pachinko halls, offices and sublease purpose, with terms ranging from 2 to 28 years. The estimated effect of lease renewal and termination options, as applicable, that are reasonably certain to be exercised in the determination of the lease term and initial measurement of right-of-use assets and lease liabilities was included in the consolidated financials.

During the years ended October 31, 2023 and 2022, one operating lease was guaranteed by the CEO of the Company and one operating lease was guaranteed by Koichi Nagasaki, the Chief Operating Officer (“COO”) of the Company.

Operating lease expenses for lease payments are recognized on a straight-line basis over the lease term. Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheets.

Sale-leaseback transactions

During the years ended October 31, 2023 and 2022, the Company sold and subsequently leased back several of its property and equipment for total proceeds of JPY348,465 and JPY193,709, respectively. The subsequent leases met the criteria for finance leases, and as such, the transactions do not qualify for sale-leaseback treatment. The proceeds received, less any repayment, were recorded as financing liability and included in bank and other borrowings (see Note 7).

Lease costs

The components of lease costs are as follows:

	For the Years Ended
	October 31,
	2023	2022
Operating lease costs	543,610	484,289
Short-term lease costs	-	762
Total lease costs	543,610	485,051

Supplemental information

The following table presents supplemental information related to the Company’s leases:

	For the Years Ended
	October 31,
	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	545,888	503,951

Non-cash information:
Operating leases right-of-use assets obtained in exchange for operating lease liabilities	298,377	55,621
Remeasurement of operating lease liabilities and right-of-use assets due to lease modification	31,092	-

Weighted average remaining lease term (years)	12.87	12.49
Weighted average discount rate (per annum)	1.62%	1.72%

F-26

Maturities of operating lease liabilities

The maturities associated with the Company’s lease liabilities as of October 31, 2023 are as follows:

Years ending October 31,	Lease Payment
2024	549,476
2025	558,091
2026	540,033
2027	538,149
2028	535,813
Thereafter	3,998,067
Total undiscounted lease payments	6,719,629
Less: imputed interest	(639,654)
Total operating lease liabilities	6,079,975
Less: operating lease liabilities, current	(453,503)
Operating lease liabilities, non-current	5,626,472

NOTE 9 — DEFINED BENEFIT PLANS

The Company has unfunded defined benefit severance indemnity plans under which qualified employees and directors are entitled, under most circumstances, upon mandatory retirement at normal retirement age or earlier termination of employment, to lump-sum severance indemnities based on years of service and other factors. When a benefit is paid in a single payment to a benefit payee under the plans, the payment represents final relief of the obligation.

Net periodic benefit cost

The following table presents the components of net periodic benefit cost for defined benefit plans of the Company for the years ended October 31, 2023 and 2022. The Company’s measurement date is October 31 for defined benefit plans.

	For the Years Ended
	October 31,
	2023	2022
Service cost	48,297	39,059
Interest cost	10,192	7,592
Amortization of net actuarial losses	12,475	-
Net periodic benefit cost	70,964	46,651

Benefit obligations

The following table presents a reconciliation of changes in projected benefit obligation (“PBO”) for the years ended October 31, 2023 and 2022.

	For the Years Ended
	October 31,
	2023	2022
Change in PBO:
PBO at beginning of year	1,014,630	753,768
Service cost	48,297	39,059
Interest cost	10,192	7,592
Actuarial loss (gain)	(10,014)	218,384
Benefit paid	(15,325)	(4,173)
PBO at end of year	1,047,780	1,014,630

F-27

The accumulated benefit obligation (“ABO”) was JPY1,047,780 and JPY1,014,630 as of October 31, 2023 and 2022, respectively.

The following table presents after-tax amounts of the Company’s plans deferred in accumulated other comprehensive income (loss) that have not yet been recognized as components of net periodic benefit cost during the years ended October 31, 2023 and 2022.

	For the Years Ended
	October 31,
	2023	2022
Net actuarial loss	125,094	139,804
Total	125,094	139,804

Amounts recognized in other comprehensive income (loss), net of tax, for the years ended October 31, 2023 and 2022, are as follows:

	For the Years Ended
	October 31,
	2023	2022
Net actuarial loss (gain)	(14,710)	142,845
Total	(14,710)	142,845

Pre-tax amounts of the Company’s plans in accumulated other comprehensive income (loss) which are expected to be recognized as components of net periodic benefit cost over the next fiscal year are as follows.

For the Year Ended October 31, 2024
Net actuarial loss (gain)	9,608
Total	9,608

Assumption

The following table presents the weighted-average assumption used to determine projected benefit obligations of the Company’s plans as of October 31, 2023 and 2022 and the net periodic benefit cost for the years then ended.

	As of October 31,
	2023	2022
Discount rate	1.65%	1.01%

The Company generally determines the discount rate for its defined benefit plans by referencing indices for long-term, high-quality debt securities and ensuring that the discount rate does not exceed the yield reported for those indices after adjustment for the duration of the plans’ liabilities.

F-28

Cash Flows

The following table presents the expected benefit payments of the Company’s plans during the next five fiscal years and in aggregate for the five fiscal years thereafter.

Years ending October 31,	Expected Payments
2024	8,922
2025	9,236
2026	11,667
2027	11,389
2028	14,958
Thereafter	82,459
Total	138,631

NOTE 10 — SHAREHOLDERS’ EQUITY

Common share and treasury share

Immediately prior to the Reorganization, LGO had 99,000 common shares issued and outstanding. Of the 99,000 common shares, 19,800 shares were held by LREM, who purchased from original shareholders of LGO at JPY335,293. On July 20, 2023, LGO approved the 1-for-100 stock split of the common shares issued and outstanding. During August 2023, in connection with the Reorganization, LGO issued 1,932,260, 157,572 and 651,312 common shares to individual shareholders of LREM, LI and LHR, respectively. Later in the same month, LREM, as one of the original shareholders of LGO, returned 1,980,000 common shares it originally held to LGO. As a result of the stock split and Reorganization, as of the date of this report, LGO has 12,641,144 issued shares, including 10,661,144 common shares outstanding and 1,980,000 treasury shares.

Stock split

Effective July 20, 2023, the Company approved to increase the number of authorized shares from 360,000 to 20,000,000. Effective October 21, 2023, the Company approved to increase the number of authorized shares from 20,000,000 to 50,000,000.

Effective July 25, 2023, the Company approved a stock split of the Company’s issued and outstanding common shares, at a ratio of 1-for-100 (the “Stock Split”). As a result of the Stock Split, the Company has 12,641,144 common shares issued and 10,661,144 common shares outstanding. All share and per share data included within the consolidated financial statements and related footnotes have been adjusted to account for the effect of the Stock Split.

Stock based compensation

On March 13, 2023 (the “Effective Date”), the Company entered into a Consulting and Service Agreement (the “Consulting Agreement”) with HeartCore Enterprises, Inc., a Japanese corporation (“HeartCore”). Pursuant to the terms of the Consulting Agreement, HeartCore agreed to provide the Company certain professional services in connection with the Company’s initial public offering (the “IPO”). On the same day, the Company entered into a Common Stock Purchase Warrant Agreement (the “Warrant Agreement”) with HeartCore. The Company agreed to compensate HeartCore with US$600,000 in cash and the Company’s warrant (the “Warrant”) to acquire 3% of the fully diluted share capital of the Company’s capital stock as of the Effective Date, subject to adjustment as set forth in the Consulting Agreement and the Warrant Agreement. HeartCore may exercise the Warrants in 10 years upon the Company’s successful listing on the Nasdaq Capital Market, NYSE or NYSE American, completion of a merger or other transaction with a SPAC, or the occurrence of other fundamental events defined in the Warrant Agreement, for an exercise price per share of US$0.01, subject to adjustment as provided in the Warrant Agreement. The Warrants were fully vested as of the Effective Date.

On October 21, 2023, the Company and HeartCore entered into the 1st stock acquisition rights allotment agreement pursuant to which the Company allotted 379,234 stock acquisition rights to HeartCore in substitution for the Warrants originally issued on March 13, 2023. The Warrants were terminated upon the issuance of the stock acquisition rights. The key terms remained unchanged, except that the stock acquisition right is exercisable during the period from November 1, 2023 to October 31, 2033 upon the condition that the IPO has been completed.

The Company did not recognize any stock-based compensation expense for the year ended October 31, 2023 as the performance condition of exercisability upon a successful IPO is not considered probable until it occurs.

NOTE 11 - INCOME TAXES

The Company conducts its businesses in Japan and is subject to tax in this jurisdiction. During the years ended October 31, 2023 and 2022, all taxable income of the Company is generated in Japan. As a result of its business activities, the Company files tax returns that are subject to examination by the local tax authority. Income taxes in Japan applicable to the Company are imposed by the national, prefectural, and municipal governments, and in the aggregate resulted in an effective statutory rate of approximately 34.59% for the years ended October 31, 2023 and 2022.

For the years ended October 31, 2023 and 2022, the Company’s income tax expenses are as follows:

	For the Years Ended
	October 31,
	2023	2022
Current	57,397	147,426
Deferred	243,345	(15,584)
Total	300,742	131,842

A reconciliation of the effective income tax rates reflected in the accompanying consolidated statements of operations and comprehensive income to the Japanese statutory tax rate for the years ended October 31, 2023 and 2022 is as follows:

	For the Years Ended
	October 31,
	2023	2022
Japanese statutory tax rate	34.59%	34.59%
Non-taxable dividend income	(0.04)%	(0.07)%
Non-deductible entertainment expense	0.17%	-%
Change on valuation allowance	(0.47)%	5.74%
Others	0.78%	(0.55)%
Effective tax rate	35.03%	39.71%

F-29

The tax effects of temporary differences that give rise to the deferred income tax assets and liabilities on October 31, 2023 and 2022 are presented below:

	October 31,	October 31,
	2023	2022
Deferred income tax assets
Revenue and expense adjustments	748,882	1,109,816
Allowance for credit losses	2,799	2,799
Fair value change of investment securities	8,319	27,545
Change in cash surrender value of life insurance policies	-	775
Lease liabilities	2,121,189	1,805,864
Asset retirement obligations	64,493	46,511
Employee benefit obligations	362,427	350,960
Accrued enterprise tax	4,889	13,042
Net operating losses	157,086	85,431
Total deferred income tax assets	3,470,084	3,442,743
Less: valuation allowance	(18,524)	(22,587)
Deferred income tax assets, net	3,451,560	3,420,156

Deferred income tax liabilities
Revenue and expense adjustments	(1,117,222)	(1,163,255)
Fair value change on investment securities	(11,876)	-
Change in cash surrender value of life insurance policies	(8,009)	(5,301)
Right-of-use assets	(2,134,273)	(1,828,525)
Asset retirement costs	(37,706)	(26,449)
Deferred tax liabilities arose in connection with business combinations	(137,348)	(140,377)
Total deferred income tax liabilities	(3,446,434)	(3,163,907)

Deferred income tax assets, net (included in other assets)	1,253,841	1,554,367
Deferred income tax liabilities, net (included in other liabilities)	(1,248,715)	(1,298,118)

The realization of deferred tax assets is dependent upon the generation of sufficient taxable income of the appropriate character in future periods. The Company regularly assesses the ability to realize its deferred tax assets and establishes a valuation allowance if it is more-likely-than-not that some portion of the deferred tax assets will not be realized. The Company weighs all available positive and negative evidence, including its earnings history and results of recent operations, projected future taxable income, and tax planning strategies.

The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as the Company’s projections for growth. The adjustments of a valuation allowance against deferred tax assets may cause greater volatility in the effective tax rate in the periods in which the valuation allowance is adjusted. Based upon the level of historical taxable profit and projections for future taxable profit over the periods for which the deferred tax assets are deductible, management believes it is probable that the Company will utilize the benefits of these deferred tax assets as of October 31, 2023 and 2022. Uncertainty of estimates of future taxable profit could increase due to changes in the economic environment surrounding the Company, effects by market conditions, effects of currency fluctuations or other factors.

F-30

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of October 31, 2023 and 2022, the management considered the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest or penalties tax for the years ended October 31, 2023 and 2022. The Company does not anticipate any significant increases or decreases in unrecognized tax benefits in the next twelve months from October 31, 2023. Open tax years in Japan are five years. The Company’s Japan income tax return filed for the tax years ending from October 31, 2019 through October 31, 2023 are subject to examination by the relevant taxing authorities. The Company’s tax attributes from prior periods remain subject to adjustment.

NOTE 12 – DISAGGREGATION OF REVENUES

Revenues generated from different revenue streams consist of the following:

	For the Years Ended
	October 31,
	2023	2022
Gaming revenue:
Gross pay-ins	27,452,879	20,763,677
Less: gross pay-outs	(22,578,664)	(16,797,667)
Subtotal: gaming revenue	4,874,215	3,966,010

Non-gaming revenue:
Real estate properties sales revenue	980,543	1,000,000
Land sales revenue	-	2,705,626
Rental revenue	156,938	127,004
Real estate brokerage revenue	1,020	36,424
Vending machine revenue	74,191	58,302
Others	19,399	12,754
Subtotal: non-gaming revenue	1,232,091	3,940,110
Total	6,106,306	7,906,120

The Company’s revenues are presented net of consumption tax collected on behalf of governments. The Company has elected to adopt the practical expedient for incremental costs to obtain a contract with a customer, i.e. sales commissions, with amortization periods of one year or less to be recorded in general and administrative expenses when incurred.

As of October 31, 2023 and 2022, and for the years then ended, all of our long-lived assets and revenue generated are attributed to the Company’s operation in Japan.

NOTE 13 – RELATED PARTY TRANSACTIONS

The related parties had material transactions for the years ended October 31, 2023 and 2022 consist of the following:

Name of Related Party	Nature of Relationship at October 31, 2023
Toyotaka Nagamori	CEO of the Company
Koichi Nagasaki	COO of the Company
Kimiko Nagamori	A family member of CEO
Michiko Nagamori	A family member of CEO
Ayano Nagamori	A family member of CEO
Maino Nakamura	A family member of CEO
Mako Suzuki	A family member of CEO
Yuma Suzuki	A family member of CEO
Creer Inc.	A company controlled by a family member of CEO
Seiji Yokogoshi	Chief Financial Officer (“CFO”) of the Company
LBR Development Inc.	A company controlled by the Chief Financial Officer of the Company

F-31

Advances to a related party

As of October 31, 2023 and 2022, advances to a related party, are as follows:

		October 31,	October 31,
		2023	2022
Current portion of advances to a related party (included in prepayments, deposits and other receivables)
Toyotaka Nagamori	Advances to related party	-	174,516

Noncurrent portion of advances to a related party (included in other assets)
Toyotaka Nagamori	Advances to related party	-	414,261

During the years ended October 31, 2023 and 2022, Toyotaka Nagamori borrowed JPY225,855 and JPY106,655, respectively, from the Company. Interest income generated from the loans to Toyotaka Nagamori amounted to JPY5,111 and JPY4,882 for the years ended October 31, 2023 and 2022, respectively.

During the years ended October 31, 2023 and 2022, Toyotaka Nagamori repaid JPY819,743 and JPY26,000 to the Company, of which JPY4,500 and JPY6,000 was withheld from his payroll, respectively.

Short-term loans from related parties

Short-term loans from related parties, which were included in short-term loans on the consolidated financial statements, as of October 31, 2023 and 2022, are as follows:

		October 31,	October 31,
Short-term loans from related parties (included in short-term loans)		2023	2022
Kimiko Nagamori	Loan payable (1)	3,850	704,753
Michiko Nagamori	Loan payable (1)	-	15,000
Ayano Nagamori	Loan payable (1)	3,237	49,092
Maino Nakamura	Loan payable (1)	3,237	49,092
Mako Suzuki	Loan payable (1)	49,000	55,000
Yuma Suzuki	Loan payable (1)	45,391	51,390
Creer Inc.	Loan payable (2)	-	154,733
Total		104,715	1,079,060

(1) These loans are unsecured, non-interest bearing and due on demand.

(2) This loan is unsecured, bearing an interest rate of 1% and due on demand.

Operating leases with a related party

The Company entered into four operating lease agreements with the CEO for terms ranging from 6 to 10 years. The operating lease right-of-use assets and operating lease liabilities in connection with the leases are as follows:

		October 31,	October 31,
		2023	2022
Toyotaka Nagamori	Operating lease right-of-use assets	15,411	15,687
Toyotaka Nagamori	Operating lease liabilities, current	4,585	5,584
Toyotaka Nagamori	Operating lease liabilities, non-current	10,307	9,585

F-32

Revenues from a related party

Revenues generated from related party for the years ended October 31, 2023 and 2022 are as follows:

		For the Years Ended
		October 31,
Revenue from related party		2023	2022
LBR Development Inc.	Real estate properties sales	-	1,000,000
Seiji Yokogoshi	Property rental income	250	-

Also see Note 3, 7 and 8 for more transactions with related parties.

NOTE 14 – BUSINESS COMBINATIONS AND ASSET ACQUISITIONS

Business combination of a pachinko hall from Shouei Project Inc.

In December 2021, LGO acquired a pachinko hall from Shouei Project Inc. (“Shouei Pachinko Hall”) for the purpose of expanding the Company’s pachinko business at a cash consideration of JPY1,121,009.

The purchase price was allocated on the acquisition date of Shouei Pachinko Hall as follows:

Property and equipment	492,262
Intangible assets – customer list	18,597
Deferred income tax liabilities, net	(6,433)
Other net assets	245,174
Goodwill	371,409
Total purchase consideration	1,121,009

Pro forma results of operations for the business combination of Shouei Pachinko Hall have not been presented because they are not material to the consolidated statements of operations and comprehensive income for the years ended October 31, 2023 and 2022.

Business combination of LD

In January 2022, LGO acquired 100% equity interest in LD, for the purpose of providing food and beverage services to its customers who visit pachinko halls, at a cash consideration of JPY1,000.

The purchase price was allocated on the acquisition date of LD as follows:

Cash and cash equivalents	6,718
Other net liabilities	(6,411)
Goodwill	693
Total purchase consideration	1,000

Pro forma results of operations for the business combination of LD have not been presented because they are not material to the consolidated statements of operations and comprehensive income for the years ended October 31, 2023 and 2022.

Asset acquisition of Mitsuwa

In April 2022, LREM acquired 100% equity interest in Mitsuwa, an entity providing real estate service, at a cash consideration of JPY192,500. The transaction was accounted for as an asset acquisition.

F-33

The purchase price was allocated on the acquisition date of Mitsuwa as follows:

Land	208,457
Buildings	13,072
Cash and cash equivalents	13,276
Other net liabilities	(4,808)
Deferred income tax liabilities, net	(37,497)
Total purchase consideration	192,500

Asset acquisition of a pachinko hall from OHTA, Inc.

In July 2023, LGO acquired a pachinko hall from OHTA, Inc. (“Wakaba Pachinko Hall”) for the purpose of expanding the Company’s pachinko business at a cash consideration of JPY48,919. The transaction was accounted for as an asset acquisition.

The purchase price was allocated on the acquisition date of Wakaba Pachinko Hall as follows:

Property and equipment, net	37,877
Operating lease right-of-use assets	1,003,775
Operating lease liabilities, current	(49,631)
Operating lease liabilities, non-current	(944,947)
Other net assets	1,845
Total purchase consideration	48,919

The results of operations, financial position, and cash flows of Shouei Pachinko Hall, LD, Mitsuwa and Wakaba Pachinko Hall have been included in the Company’s consolidated financial statements since their respective dates of acquisition.

The Company’s policy is to perform its annual impairment testing on goodwill for its reporting unit on October 31 of each fiscal year or more frequently if events or changes in circumstances indicate that an impairment may exist. The Company did not recognize any impairment loss on goodwill during the years ended October 31, 2023 and 2022.

NOTE 15 – INTANGIBE ASSETS, NET

Intangible assets and related accumulated amortization are as follows:

	October 31, 2023	October 31, 2022
Customer list	30,956	30,956
Less: accumulated amortization	(13,437)	(8,130)
Intangible assets, net	17,519	22,826

As of October 31, 2023, the future estimated amortization costs for intangible assets are as follows:

Years Ended October 31,
2024	5,307
2025	5,307
2026	3,717
2027	3,188
2028	-
Thereafter	-
Total	17,519

NOTE 16 – SUBSEQUENT EVENTS

The Company evaluated subsequent events through March 15, 2024, which is the date the consolidated financial statements are issued, and concluded that no subsequent events have occurred that would require recognition or disclosure in the consolidated financial statements other than as disclosed below.

During the subsequent period, the Company entered into various agreements with banks and financial institutions to borrow loans in a total principal amount of JPY650,000 for working capital purposes, real estate acquisition and other business purposes.

During the subsequent period, the Company borrowed loans from the CEO in a total principal amount of JPY100,000 for working capital purposes. The loans are unsecured, non-interest bearing and due one demand.

On November 16, 2023, the Company entered into an agreement to purchase a pachinko hall from Eiju Sangyo Inc. for the purpose of business expansion. The deal was closed in January 2024 with a total cash consideration of JPY440,130.

On January 18, 2024, the Company experienced a fire at the Jaran Kawaguchi Yahei pachinko hall. The fire caused the temporary suspension of the hall operations. As of the date of this report, the hall is not open to the public. The Company estimates that the amount of the repair costs to re-open the hall, including replacement of pachinko machines, would be approximately JPY690,000, the amount of lost operating income due to suspension would be approximately JPY40,000, and the amount of insurance compensation would be approximately JPY580,000. However, since the details of the damage are still under investigation, the estimated amount of damages and repair costs may vary.

F-34

1,000,000 Common Shares

Libera Gaming Operations, Inc.

PROSPECTUS

, 2024

Through and including             , 2024 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Article 330 of the Companies Act of Japan (which we refer to as the “Companies Act”) makes the provisions of Part III, Chapter 2, Section 10 of the Civil Code of Japan applicable to the relationship between us and our directors and corporate auditors. Section 10 of the Civil Code, among other things, provides in effect that:

1.	Any director or corporate auditor of a company may demand advance payment of expenses considered necessary for the management of the affairs of such company entrusted to the director or corporate auditor;

2.	If a director or a corporate auditor of a company has defrayed any expenses considered necessary for the management of the affairs of such company entrusted to the director or corporate auditor, the director or corporate auditor may demand reimbursement therefor and interest thereon after the date of payment from such company;

3.	If a director or a corporate auditor has assumed an obligation necessary for the management of the affairs of such company, the director or corporate auditor may require such company to perform it in the director or corporate auditor’s place or, if it is not due, to furnish adequate security; and

4.	If a director or a corporate auditor, without any fault on the director or corporate auditor’s part, sustains damage through the management of the affairs of such company, the director or corporate auditor may demand compensation therefor from such company.

Pursuant to Articles 29 and 39 of the Articles of Incorporation of the Company and pursuant to Article 427 of the Companies Act, the Company may enter into agreements with non-executive directors and corporate auditors to limit their liability to the Company with respect to loss or damage caused by their acts stipulated in Article 423 of the Companies Act, respectively. However, the amount of such limited liability shall be the minimum liability limit stipulated by laws and regulations. Currently, there is no “non-executive director” under the Companies Act. Toyotaka Nagamori (Chief Executive Officer of Libera Gaming Operations, Inc.), and Seiji Yokogoshi (Chief Financial Officer of Libera Gaming Operations, Inc.) are “executive” directors, Hiroshi Tamura is director under the Companies Act.

In addition, our articles of incorporation include limitation of liability provisions, pursuant to which we can exempt, by resolution of our board of directors, our independent directors and corporate auditors from liabilities arising in connection with any failure to execute their respective duties in good faith or due to simple negligence (excluding gross negligence and willful misconduct), within the limits stipulated by applicable laws and regulations including Article 426, Paragraph 1 of the Companies Act.

We maintain, at our expense, a directors’ and officers’ liability insurance policy for each of our directors and corporate auditors. The policy insures each of our directors and corporate auditors against certain liabilities that they may incur in their capacity as a director or corporate auditor.

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Item 7. Recent Sales of Unregistered Securities.

Historical Common Equity Transactions

Since 2013, the Company engaged in the following unregistered stock issuances:

●	On October 21, 2023, the Company allotted 379,234 stock acquisition rights to HeartCore in exchange for services rendered as a consultant in connection with the proposed initial public offering of the Company under grants authorized by our shareholders and directors in substitution for the Warrant executed as of March 13, 2023 between the Company and HeartCore. The stock acquisition right is exercisable from November 1, 2023 to October 31, 2033 upon the condition that the IPO has been completed. The stock acquisition right has an exercise price of ¥1(US$0.01) per common share.

We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Item 8. Exhibits and Financial Statement Schedules

(a) The following documents are filed as part of this registration statement:

Exhibit Number	Description
1.1*	Form of Underwriting Agreement

3.1*	Articles of Incorporation of Libera Gaming Operations, Inc.

4.1*	Form of the Representative’s Warrant

5.1*	Opinion of City-Yuwa Partners regarding the validity of common shares being registered

5.2*	Opinion of Anthony, Linder & Cacomanolis, PLLC regarding the validity of Representative’s Warrants being registered

10.1*	Consulting and Services Agreement, dated as of March 13, 2023, between Libera Gaming Operations, Inc. and HeartCore Enterprises, Inc.

10.2*	1st Stock Acquisition Rights Allotment Agreement, dated October 21, 2023, between Libera Gaming Operations, Inc. and HeartCore Enterprises, Inc.

21.1*	List of Subsidiaries of the Libera Gaming Operations, Inc.

23.1*	Consent of MaloneBailey, LLP

23.2*	Consent of City-Yuwa Partners (included in Exhibit 5.1)

23.3*	Consent of Anthony, Linder & Cacomanolis, PLLC (included in Exhibit 5.2)

24.1*	Power of Attorney (included on the signature page of this registration statement)

107*	Filing Fee Table

*	Filed herewith.
†	Includes management contracts and compensation plans and arrangements

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Item 9. Undertakings.

(a)	The undersigned registrant (which we refer to as the “Registrant”) hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)	Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The Registrant hereby undertakes:

(1)	That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tokyo, Japan on this 15th day of March 2024.

Libera Gaming Operations, Inc.

By:	/s/ Toyotaka Nagamori
Toyotaka Nagamori
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Toyotaka Nagamori as his true and lawful attorney-in-fact and agent, with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Toyotaka Nagamori	Chief Executive Officer and Director	March 15, 2024
Toyotaka Nagamori	(Principal Executive Officer)

/s/ Seiji Yokogoshi	Chief Financial Officer and Director	March 15, 2024
Seiji Yokogoshi	(Principal Financial and Accounting Officer)

/s/ Koichi Nagasaki	Chief Operating Officer and Director	March 15, 2024
Koichi Nagasaki

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America of Libera Gaming Operations, Inc., has signed this registration statement on March 15, 2024.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.

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